Exhibit 10.1

EXECUTION VERSION

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time and including all exhibits and schedules hereto, this “Agreement”) dated May 3, 2020 is entered into by and among:

(a)

Chinos Holdings, Inc. (“Holdings”), Chinos Intermediate Holdings A, Inc. (“Chinos A”), Chinos Intermediate Holdings B, Inc. (“Chinos B”), J. Crew Group, Inc. (“Group, Inc.”), and each other subsidiary identified on Annex A (collectively, the “Company”);

(b)	the undersigned beneficial holders, or investment advisors or managers for the account of beneficial holders (such undersigned parties, collectively, the “Initial Consenting Support Parties”), of:

i.

term loans (the “Term Loans”) under the Amended and Restated Credit Agreement, dated March 5, 2014 (as amended, supplemented, or otherwise modified from time to time, the “Term Loan Agreement”), among Group, Inc., Chinos B, the lenders party thereto (the “Term Lenders”), and Wilmington Savings Fund Society, FSB (“WSFS”) as successor administrative agent (the “Term Agent”);

ii.

13.00% Senior Secured Notes due 2021 and 13.00% Senior Secured New Money Notes due 2021 (collectively, the “IPCo Notes”) issued by J.Crew Brand Corp. and J. Crew Brand, LLC (“Brand”) under the two Indentures dated July 13, 2017 (as amended, supplemented, or otherwise modified from time to time, the “IPCo Indentures”) to which U.S. Bank National Association acts as collateral agents and indenture trustees (the “IPCo Trustees”) for holders of IPCo Notes (the “IPCo Noteholders”);

iii.	Series A Preferred Stock issued by Holdings (the “Series A Preferred Stock”); and/or

iv.	common stock issued by Holdings (the “Common Stock”); and

(c)

TPG Chinos, L.P. and TPG Chinos Co-Invest, L.P. (together, “TPG”); and Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., LGP Chino Coinvest LLC (collectively, “LGP” and together with TPG, the “Sponsors”), in their respective capacities as Term Lenders, holders of Series B Preferred Stock issued by Holdings (the “Series B Preferred Stock”), and holders of Common Stock, as applicable.

The Company, each Consenting Support Party (as defined below), and each Sponsor are collectively referred to herein as the “Parties” and each, individually as a “Party”.

WHEREAS, the Parties have agreed to consummate, support, and consent to (as applicable) a series of transactions (the “Transaction”) on the Plan Effective Date (as defined below):

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(a)

the Company will effectuate the Transactions on the terms set forth in the term sheet attached hereto as Exhibit A (the “Transaction Term Sheet”) through a prearranged chapter 11 plan consistent with the Transaction Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Requisite Consenting Support Parties (the “Plan”) and commencement by the Company of chapter 11 cases under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”);

(b)

the Initial Consenting Support Parties or their affiliates, the Electing Subsequent Consenting Support Parties (as defined in the Transaction Term Sheet), and the Electing Sponsors (as defined in the Transaction Term Sheet) (collectively, the “DIP Lenders”) will provide up to $400 million of senior secured term loan postpetition financing (the “DIP Loans”) to the Company pursuant to the terms and subject to the conditions of a credit agreement substantially in the form attached hereto as Exhibit B and otherwise in form and substance reasonably acceptable to the Company and the Requisite Consenting Support Parties (the “DIP Credit Agreement”), which DIP Loans will be converted into new senior secured term loans (the “New Term Loans” and holders thereof, the “New Term Lenders”) as set forth in the Transaction Term Sheet on the Plan Effective Date (as defined below);

(c)

the Initial Consenting Support Parties or their affiliates that are parties to the backstop commitment letter (in such capacity, the “Backstop Parties”) attached hereto as Exhibit C (the “Backstop Commitment Letter”) will commit to provide (a) the DIP Loans, which on the Plan Effective Date (as defined below) will be converted into New Term Loans and (b) on the Plan Effective Date, any additional New Term Loans if not funded as DIP Loans during the pendency of the chapter 11 cases (the “Additional New Term Loans”), in each case on the terms set forth in, as applicable, the Backstop Commitment Letter, the DIP Credit Agreement, the term sheet attached hereto as Exhibit D (the “Exit Term Sheet”), and a credit agreement for the New Term Loans consistent with the Exit Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Requisite Consenting Support Parties (the “New Term Credit Agreement”);

(d)

each Sponsor and each qualified institutional buyer or accredited investor that becomes a Subsequent Consenting Support Party within 10 business days of the Petition Date may elect to acquire its Eligible Holder Allocation (as defined below) of the $400 million aggregate amount of both DIP Loans (which will convert into New Term Loans) and Additional New Term Loans, subject to the terms of the Transaction Term Sheet, the DIP Credit Agreement, and the Exit Term Sheet; and

(e)

each Consenting Support Party and Sponsor shall, subject to the terms and conditions of this Agreement, in consideration of such Party agreeing to support the transactions described in the Transaction Term Sheet to be consummated

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pursuant to the Plan, exchange their Term Loans and IPCo Notes for New Common Shares as set forth in the Transaction Term Sheet and consent to various conditions and covenants set forth in this Agreement, including, among other things, the imposition of restrictions on the transfer of its Claims and Interests, receive on the Plan Effective Date, to the extent and on the terms set forth in the Transaction Term Sheet and Plan, its pro rata share of:

(i)

an aggregate of 15% of the common equity in the Company after consummation of the reorganization contemplated in the Plan (such common equity, the “New Common Shares” and the aggregate 15% of New Common Shares allocated to the parties that become New Term Lenders, the “New Equity Allocation”), subject to dilution from (x) New Common Shares issued from the exercise of the New Warrants, (y) New Common Shares issued pursuant to the MIP, and (z) New Common Shares issued by the Reorganized Debtors (as defined in the Transaction Term Sheet) after the Plan Effective Date; and

(ii)

warrants that entitle the holders thereof to acquire an additional aggregate of 15% of the New Common Shares exercisable at a share price that assumes transaction enterprise value of $1,750,000,000 (such warrants, the “New Warrants”), subject to dilution by any New Common Shares issued by the Reorganized Debtors (as defined in the Transaction Term Sheet) after the Plan Effective Date before exercise of the New Warrants; and

(f)

each Backstop Party shall, in consideration of such Party agreeing to support the transactions described in the Transaction Term Sheet to be consummated pursuant to the Plan and exchange their Term Loans and IPCo Notes for their pro rata share of the New Common Shares as set forth in the Transaction Term Sheet, as applicable, and in recognition of each such Party’s efforts in assisting in the formulation of the transactions described in the Transaction Term Sheet and early support thereof, receive its pro rata share of the New Equity Allocation and the New Warrants associated with the conversion of the DIP Loans acquired through the Backstop Minimum Allocation (as defined below) on the Plan Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, on a several but not joint basis, agree as follows:

1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a)    “Alternative Transaction” means any reorganization, liquidation, merger, consolidation, tender offer, exchange offer, business combination, joint venture, partnership, sale of a material portion of the Company’s assets or liabilities, including pursuant to a financing (debt or equity), recapitalization, or restructuring of the Company, other than the Transaction.

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(b)    “Backstop Minimum Allocation” means the Backstop Parties’ obligation to provide 50% of $400 million aggregate principal amount of DIP Loans and Additional New Term Loans in accordance with the Backstop Commitment Letter and the governing Definitive Documents.

(c)    “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order.

(d)    “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan, which will be consistent with this Agreement and otherwise in form and substance reasonably satisfactory to the Company and the Requisite Consenting Support Parties.

(e)    “Consenting Claims” means all claims (as that term is defined by section 101(5) of the Bankruptcy Code) held by Consenting Support Parties from time to time, including all Term Loan Secured Claims, Term Loan Deficiency Claims, and IPCo Notes Claims (each as defined in the Transaction Term Sheet).

(f)    “Consenting Support Group” means any subset of the Consenting Support Parties that includes funds sponsored, managed, advised or sub-advised by the same sponsor, investment advisor, or manager or affiliated sponsors, investment advisors, or managers.

(g)    “Consenting Support Parties” means, collectively, the Initial Consenting Support Parties and the Subsequent Consenting Support Parties.

(h)    “Consenting Support Party Related Fund” means any fund managed, advised or sub-advised by a Consenting Support Party or any of its affiliates.

(i)    “Definitive Documents” means, collectively: (i) the Plan (and any and all exhibits annexes and schedules thereto), (ii) the Disclosure Statement and the other Solicitation Materials, (iii) the Disclosure Statement Order, (iv) the Confirmation Order, (v) all First Day Pleadings and all orders sought pursuant thereto, (vi) the DIP Credit Agreement, (vii) the Interim DIP Order, (viii) the Final DIP Order, (ix) the New Term Credit Agreement, (x) the Warrant Agreement, (xi) the Backstop Commitment Letter, (xii) the registration rights agreement in respect of New Common Shares and any other disclosure documents related to the issuance of New Common Shares, (xiii) the Shareholders Agreement, (xiv) the definitive credit agreement and related loan documentation in respect of any asset-based loan facility for the Company upon emergence from chapter 11, (xv) any new employment, consulting, or similar agreements, (xvi) the plan supplement, and any other compilation of documents and forms of documents, schedules, and exhibits to the Plan to be filed by the Company with the Bankruptcy Court, (xvii) the New Organizational Documents, and (xviii) any and all other agreements, filings, instruments or other documents related to the Transaction or reasonably desired or necessary to implement the Transaction, in each case consistent with this Agreement and otherwise in form and substance reasonably satisfactory to the Company and the Requisite Consenting Support

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Parties; provided that any Definitive Document that (i) affects the release, exculpation, injunction, or indemnification provisions related to the Sponsors or (ii) adversely affects the rights or obligations of the Sponsors pursuant to this Agreement and to be implemented pursuant to the Plan shall, in each case, be reasonably satisfactory to the Company, the Requisite Consenting Support Parties, and the Sponsors.

(j)    “DIP Loan Documents” means, collectively, the DIP Credit Agreement and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents.

(k)    “Disclosure Statement” means the disclosure statement of the Company in respect of the Plan, as may be amended from time to time, in form and substance reasonably satisfactory to the Company and the Requisite Consenting Support Parties.

(l)    “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code.

(m)    “Eligible Holder Allocation” has the meaning set forth in the Transaction Term Sheet.

(n)    “Final DIP Order” means the final order entered by the Bankruptcy Court approving the DIP Loans, the Company’s use of cash collateral, and the parties’ rights with respect thereto, in form and substance consistent with the Interim DIP Order and otherwise satisfactory to the Company and the Required DIP Lenders.

(o)    “First Day Pleadings” means the “first-day” pleadings that the Company intends to file upon the commencement of, or determine are necessary or desirable to file in connection with, the Company’s chapter 11 cases.

(p)    “Governance Term Sheet” means the term sheet attached hereto as Exhibit E.

(q)    “Interim DIP Order” means the interim order entered by the Bankruptcy Court approving the DIP Loans, the Company’s use of cash collateral, and the parties’ rights with respect thereto, consistent with the form attached hereto as Exhibit F and otherwise in form and substance satisfactory to the Company and the Required DIP Lenders.

(r)    “Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance, condition or combination of the foregoing, occurring or existing (as applicable) after the Support Effective Date, that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of Holdings and its subsidiaries, taken as a whole; provided, that no change, effect, event, occurrence, state of facts, circumstance or condition to the extent arising from the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: (A) any change in the United States or foreign economies or

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securities or financial markets in general or that generally affects any industry in which the Company operates; (B) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (C) any changes in applicable laws or accounting rules; (D) resulting from the commencement of soliciting acceptances for the Plan or syndication of the New Term Loans, or actions required by this Agreement, or in furtherance of the transactions contemplated by this Agreement, including the filing and prosecution of litigation in connection with a claim, absent any subsequent material adverse ruling or judgment, arising therefrom or related thereto; (E) any change resulting from the public announcement of this Agreement, compliance with terms of this Agreement, or consummation of the Transactions; (F) any change resulting from any act or omission of any of the Company taken with the prior written consent of the Requisite Consenting Support Parties; (G) any failure by Holdings or any of its subsidiaries to meet any projections, estimates or forecasts (financial, operational or otherwise) for any period, or any changes in credit ratings of or with respect to Holdings or any of its subsidiaries, as applicable, or any of their indebtedness or securities (it being understood that the facts or occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Material Adverse Effect); or (H) any act of god, including any hurricane, tornado, flood, earthquake or other natural disaster, or any pandemic or global public health emergency (as declared by the World Health Organization), including COVID-19; provided, that for the exceptions set forth in (A), (B), (C) and (H) shall not apply to the extent that it is disproportionately adverse to Holdings and its subsidiaries, taken as a whole, as compared to other companies in the industries in which Holdings and its subsidiaries operate.

(s)    “Milbank” means Milbank LLP.

(t)    “Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to TPG.

(u)    “New Organizational Documents” means the organizational and governance documents for the Reorganized Debtors (as defined in the Transaction Term Sheet) and any subsidiaries thereof, including, as applicable, the certificates or articles of incorporation, certificates of formation or certificates of limited partnership, bylaws, limited liability company agreements, or limited partnership agreements (or equivalent governing documents of any of the foregoing).

(v)    “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity, or other entity or organization; provided that “Governmental Entity” for these purposes means the United States and any State (including the District of Columbia and Puerto Rico), Commonwealth, District, Territory, municipality (including a political subdivision or public agency or instrumentality of a State), foreign state, or a department, agency, or instrumentality of the foregoing.

(w)    “Petition Date” means the date on which the Company files with the Bankruptcy Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code and any other documents necessary to commence a chapter 11 case for each of its debtor affiliates.

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(x)    “Plan Effective Date” means the date on which the conditions to effectiveness of the Plan have been satisfied or waived in accordance with its terms.

(y)    “Requisite Consenting Support Parties” means, excluding the Sponsors, as of the date of determination, Consenting Support Parties holding at least two-thirds in aggregate principal amount of Term Loans and IPCo Notes, taken together, held by all Consenting Support Parties.

(z)    “Required DIP Lenders” means the “Required Lenders” under the DIP Credit Agreement.

(aa)    “Shareholders Agreement” means the shareholders agreement consistent with the Governance Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Requisite Consenting Support Parties.

(bb)    “Solicitation Materials” means any materials related to the solicitation of votes for the Plan pursuant to sections 1123, 1126, and 1143 of the Bankruptcy Code.

(cc)    “Subsequent Consenting Support Party” means any Person that becomes a party to this Agreement by executing a Joinder Agreement in accordance with the terms of this Agreement. For the avoidance of doubt, the Subsequent Consenting Support Parties will not include the Initial Consenting Support Parties.

(dd)    “Supermajority Consenting Support Parties” means Consenting Support Parties beneficially owning or controlling at least 66-2/3% in principal amount outstanding, as of the date of determination, for each of (i) the Term Loans and (ii) the IPCo Notes.

(ee)    “Support Effective Date” means the date on which counterpart signature pages to this Agreement have been executed and delivered by (i) the Company, (ii) the Supermajority Consenting Support Parties, and (iii) the Sponsors.

(ff)    “Support Period” means the period commencing on the Support Effective Date and ending on the date on which this Agreement is terminated in accordance with Section 7 hereof.

(gg)    “Warrant Agreement” means the agreement providing for the issuance of the New Warrants consistent with the Transaction Term Sheet and otherwise in form and substance reasonably acceptable to the Company and the Requisite Consenting Support Parties.

(hh)    “Weil” means Weil, Gotshal and Manges LLP, counsel to the Company.

2.	[Reserved.]

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3.	[Reserved.]

4.	Agreements of the Consenting Support Parties.

Section 4.01    Support. Each Consenting Support Party agrees during the Support Period, subject to the terms and conditions of this Agreement, to use commercially reasonable efforts to:

(a)

vote all of its claims and interests (or claims and interests under its control), including all Consenting Claims that are impaired under the Plan, to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot and not change or withdraw (or cause to be changed or withdrawn) any such vote; provided that each Consenting Support Party may withhold, change, or withdraw (or cause to be withheld, changed, or withdrawn) its vote if this Agreement has been terminated in accordance with its terms with respect to such Consenting Support Party other than on account of a breach by such Consenting Support Party;

(b)

grant and not opt-out of the release of third-party claims contemplated by the Plan; provided that each Consenting Support Party may withhold or withdraw (or cause to be withheld or withdrawn) any such grant if this Agreement has been terminated in accordance with its terms with respect to such Consenting Support Party other than on account of a breach by such Consenting Support Party;

(c)

not (i) delay, impede, or take any other action to interfere with acceptance or implementation of the Plan, including objecting to acceptance or implementation of the Plan or objecting to the commencement or continuation of the Company’s chapter 11 cases, (ii) solicit, encourage, propose, file, support, participate in the formulation of or vote for, any Alternative Proposal, or (iii) otherwise take any action that would be reasonably likely to in any material respect interfere with, delay or postpone the consummation of the Transaction;

(d)

not direct any administrative agent, collateral agent, or indenture trustee (as applicable) to take any action inconsistent with such Consenting Support Party’s obligations under this Agreement and, if any applicable administrative agent, collateral agent, or indenture trustee takes any action inconsistent with such Consenting Support Party’s obligations under this Agreement, such Consenting Support Party will (subject to Section 4.05(e)) use its commercially reasonable efforts to direct such administrative agent, collateral agent, or indenture trustee to cease, desist, and refrain from taking any such action; provided, that under no circumstance shall such Consenting Support Party be required to provide an indemnity or similar arrangement in connection with any such direction; provided further that the Term Lenders party hereto hereby (i) authorize and direct the Term Agent to consent (and not object) to the entry of the Interim DIP Order and the Final DIP Order and to facilitate the Bankruptcy Court’s approval and entry of the Interim DIP Order and the Final DIP Order (including appearing through counsel at any hearing) and (ii) consent to WSFS acting as the administrative and collateral agent under the DIP Loan Documents;

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(e)	use commercially reasonable efforts to complete, enter into, and effectuate the Definitive Documents within the timeframes contemplated herein;

(f)	act in good faith consistent with this Agreement; and

(g)

refrain from, directly or indirectly, taking any action that would be inconsistent with this Agreement or reasonably likely to interfere with the Transaction (including encouraging another person to undertake any action prohibited by this Agreement).

Section 4.02    Transfers. Each Consenting Support Party agrees that during the Support Period, it shall not sell, assign, transfer, or otherwise dispose of (“Transfer”), directly or indirectly, any Consenting Claims, Series A Preferred Stock, Series B Preferred Stock, Common Stock, option thereon, or right or interest therein or any other claims against or interests in the Company (collectively, the “Claims and Interests”) (including grant any proxies, deposit any Claims and Interests into a voting trust or entry into a voting agreement with respect to such Claims and Interests), and any purported Transfer shall be void and without effect unless the transferee thereof:

(a)	is a Consenting Support Party;

(b)

is a Consenting Support Party Related Fund, provided that such transferee shall be deemed to become a Consenting Support Party and to be bound by all of the terms of this Agreement applicable to Consenting Support Parties (which obligations may be enforced against such transferee by the Parties); or

(c)

before such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Support Party and to be bound by all of the terms of this Agreement applicable to Consenting Support Parties (including with respect to any and all Claims and Interests it already may hold before such Transfer) by executing a joinder agreement in the form attached hereto as Exhibit 1 (a “Joinder Agreement”) and delivering an executed copy of each within two business days following such execution to Weil, Paul, Weiss, and Milbank, in which event the transferee shall be deemed to be a Subsequent Consenting Support Party hereunder to the extent of such transferred rights and obligations.

Each Consenting Support Party agrees that any Transfer of any Claims and Interests that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer.

Notwithstanding anything to the contrary in this Agreement, a Consenting Support Party may Transfer Claims and Interests to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or

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become an entity identified in Sections 4.02(a) or (b) hereof (a “Permitted Transferee”) or a Subsequent Consenting Support Party; provided that the Qualified Marketmaker subsequently Transfers the right, title or interest to such Claims and Interests to a transferee that is a Permitted Transferee or becomes a Subsequent Consenting Support Party as provided herein and the Transfer documentation between the transferor and such Qualified Marketmaker shall contain a requirement that provides for such; provided, further, that if a Consenting Support Party is acting in its capacity as a Qualified Marketmaker, it may Transfer any Claims and Interests that it acquires from a holder of such Claims and Interests that is not a Consenting Support Party without the requirement that the transferee be a Permitted Transferee or become a Subsequent Consenting Support Party.

If at the time of a proposed Transfer of any Claims and Interests to a Qualified Marketmaker, such Claims and Interests: (x) may be voted or consent solicited with respect to a Transaction, then the proposed transferor must first vote or consent such claims or interests in accordance with Section 4.01, or (y) have not yet been and may yet be voted or consent solicited with respect to a Transaction and such Qualified Marketmaker does not Transfer such claims to a Permitted Transferee or a Subsequent Consenting Support Party before the third business day before the expiration of an applicable voting or consent deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the Transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first business day immediately after the Qualified Marketmaker Joinder Date, become a Subsequent Consenting Support Party with respect to such claims or interests in accordance with the terms hereof; provided, further, that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Subsequent Consenting Support Party with respect to such claim or interest at such time that the transferee becomes a Permitted Transferee or Subsequent Consenting Support Party in accordance with this agreement.

For these purposes, “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, Common Stock, or Claims and Interests, or enter with customers into long or short positions in Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, Common Stock, or Claims and Interests, in its capacity as a dealer or market maker in such Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or Claims and Interests; and (y) is in fact regularly in the business of making a market in claims, interest, or securities of issuers or borrowers.

Section 4.03    Additional Claims or Interests. If any Party acquires additional claims against or interests in the Company, including any Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock, from any Person that is not a Consenting Support Party or a Sponsor, then such Party will notify Weil and Milbank within five business days of such acquisition. For the avoidance of doubt, each Party agrees that any additional claims or interests in the Company, including any Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock, acquired by such Party from a Consenting Support Party, a Sponsor, or any other Person will be subject to this Agreement (other than with respect to any Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, Common Stock, or Claims and Interests acquired by such Party in its capacity as Qualified Marketmaker).

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Section 4.04    Forbearance. Each Consenting Support Party agrees to forbear solely during the Support Period applicable to such Consenting Support Party from the exercise of (or to direct an agent or trustee to exercise) any and all rights and remedies in contravention of this Agreement, whether at law, in equity, by agreement or otherwise, which are or become available to them in respect of the Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, Common Stock, or any other Claims and Interests. Additionally, during the Support Period, the Consenting Support Parties agree not to support, join, or otherwise assist any person in litigation against the Company or the Sponsors in connection with the Transaction, the Term Loans, the IPCo Notes, the Series A Preferred Stock, Series B Preferred Stock, the Common Stock, or any other Claims and Interests; provided, that the foregoing will not limit any of the Consenting Support Parties’ rights to enforce any rights under this Agreement.

Section 4.05    Additional Provisions Regarding Consenting Support Party Commitments. Notwithstanding anything to the contrary herein, nothing in this Agreement shall: (a) affect the ability of any Consenting Support Party to consult with any other Consenting Support Party, the Company, or any other party in interest in the Company’s chapter 11 cases (including any official committee or the United States Trustee); (b) impair or waive the rights of any Consenting Support Party to assert or raise any objection permitted under this Agreement in connection with the Transaction; (c) prevent any Consenting Support Party from enforcing this Agreement or any Definitive Document, or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents; (d) prevent any Consenting Support Party from taking any customary perfection step or other action as is necessary to preserve or defend the validity or existence of its Claims and Interests (including, without limitation, the filing of proofs of claim); or (e) require any Consenting Support Party to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities, or other obligations to any Consenting Support Party or any of its affiliates; provided, that nothing in the foregoing clause (e) shall serve to limit, alter, or modify any Consenting Support Party’s express obligations under the terms of this Agreement.

Section 4.06    Corporate Consent to DIP Credit Agreement. In their capacities as holders of Series A Preferred Stock constituting over a majority of such stock issued, the undersigned Consenting Support Parties hereby consent to Chinos A as borrower, and Holdings as holdings, entering into this Agreement, the DIP Credit Agreement and each Company entering into any DIP Loan Documents to which they are party and (a) the incurrence, assumption, guarantee or otherwise becoming liable for indebtedness or other obligations upon each Company thereunder and (b) the creation or imposition of a lien, encumbrance, mortgage, pledge, security interest or other similar interest on substantially all of their respective assets or properties, in each case consistent with the DIP Credit Agreement and the DIP Loan Documents. On the Support Effective Date, the corporate action in this Section 4.06 will, pursuant to section 228(c) of the Delaware General Corporation Law (the “DGCL”), be deemed to be contemporaneously delivered to Holdings by way of Holding’s countersignature hereto and be deemed effective as of the Support Effective Date. The Consenting Support Parties acknowledge and agree that this Section 4.06 constitutes and shall constitute action taken by Consenting Support Parties by written consent pursuant to Section 228(a) of the DGCL as if taken at a special meeting of the stockholders entitled to vote thereon.

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5.	Additional Agreements of the Company.

Section 5.01    The Company agrees during the Support Period to, subject to the terms and conditions of this Agreement, use commercially reasonable efforts to:

(a)

(i) act in good faith and use commercially reasonable efforts to support and successfully complete solicitation of the Plan and (ii) do all things reasonably necessary and appropriate in furtherance of confirming the Plan and consummating the Transactions in accordance with and within the time frames contemplated by this Agreement;

(b)	complete, enter into, and effectuate the Definitive Documents within the timeframes contemplated herein;

(c)

provide draft copies of all material motions or applications and other documents relating to the Plan, Disclosure Statement, any proposed amended version of the Plan or Disclosure Statement, all First Day Pleadings, and any other Definitive Document that the Company intends to file with the Bankruptcy Court to Paul, Weiss and Milbank at least three calendar days before the date of filing of any such pleading or other document (and, if not reasonably practicable, as soon as reasonably practicable before filing) and, without limiting any approval rights set forth in this Agreement, shall consult in good faith with Paul, Weiss and Milbank regarding the form and substance of any such proposed filing;

(d)

provide a copy of any written proposal for an Alternative Transaction (or a written summary of any oral proposal for an Alternative Transaction) received by the Company to advisors for the Initial Consenting Support Parties and the Sponsors on a “professional eyes only” basis within three days of the Company’s or its advisors’ receipt of such proposal;

(e)

provide prompt written notice to Milbank and Paul, Weiss of (i) the occurrence of any Creditor Termination Event, Company Termination Event, Sponsor Termination Event, or Individual Termination Event that the Company or its advisors are aware of or (ii) any matter or circumstance which the Company knows, or suspects is likely, to be a material impediment to the implementation or consummation of the Transaction;

(f)

not, without the prior written consent of the Requisite Consenting Support Parties (with email from Requisite Consenting Support Parties’ counsel being sufficient): (i) enter into or amend, adopt, restate, supplement, or otherwise modify any employee benefit, deferred compensation, incentive, retention, bonus, or other compensatory arrangements, policies, programs, practices, plans or agreements, including offer letters, employment agreements, consulting agreements, severance arrangements, or change in control arrangements with or for the benefit of any of

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its executive officers or (ii) increase the base salary, target bonus opportunity, or other benefits payable by the Company or its subsidiaries to any of its executive officers;

(g)

not directly or indirectly prepare, commence, or support any third party in connection with an avoidance action or other legal proceeding that challenges the amount, validity, allowance, character, enforceability, liens or encumbrances securing, or priority of any Term Loan Secured Claims, Term Loan Deficiency Claims, or IPCo Notes Claims (each as defined in the Transaction Term Sheet); and

(h)

not directly or indirectly take any action that would be inconsistent with this Agreement or that is reasonably likely to interfere with the Transaction (including encouraging another person to undertake any action prohibited by this Agreement).

Section 5.02    Limited Forbearance Regarding License Agreements. During the Support Period, J. Crew Domestic Brand, LLC agrees to forbear from collection or enforcement of the “License Fees” as defined in and contemplated under the Amended and Restated Intellectual Property License Agreement and 2017 Intellectual Property License Agreement, each dated July 13, 2017, provided that the accrued and unpaid License Fees will remain outstanding without interest, penalties, or other charges through the earlier of the Support Period, payment in full, or consummation of the Plan.

6.	Agreements of the Sponsors.

Section 6.01    The Sponsors severally (and not jointly) agree during the Support Period to, subject to the terms and conditions of this Agreement, use commercially reasonable efforts to:

(a)

vote all of its claims and interests (or claims and interests under its control), including all Consenting Claims that are impaired under the Plan, to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot and not change or withdraw (or cause to be changed or withdrawn) any such vote; provided that each Sponsor may withhold, change, or withdraw (or cause to be withheld, changed, or withdrawn) its vote if this Agreement has been terminated in accordance with its terms with respect to such Sponsor other than on account of a breach by such Sponsor;

(b)

grant and not opt-out of the release of third-party claims contemplated by the Plan; provided that each Sponsor may withhold or withdraw (or cause to be withheld or withdrawn) any such grant if this Agreement has been terminated in accordance with its terms with respect to such Sponsor other than on account of a breach by such Sponsor;

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(c)

not (i) delay, impede, or take any other action to interfere with acceptance or implementation of the Plan, including objecting to acceptance or implementation of the Plan or objecting to the commencement or continuation of the Company’s chapter 11 cases, (ii) solicit, encourage, propose, file, support, participate in the formulation of or vote for, any Alternative Proposal, or (iii) otherwise take any action that would be reasonably likely to in any material respect interfere with, delay or postpone the consummation of the Transaction;

(d)

not (i) Transfer, offer, or contract to Transfer, in whole or in part, directly or indirectly, any portion of its right, title, or interests in any of its shares, stock, or other interests in the Company, in each case, other than direct or indirect transfers of interests in such Sponsor, or (ii) make any worthless stock deduction for any tax year ending on or before the Plan Effective Date, in the case of each of (i) and (ii), to the extent such Transfer or worthless stock deduction would materially and adversely affect the tax attributes of the Company under section 382 of the Internal Revenue Code of 1986 (as amended);

(e)

not direct any administrative agent, collateral agent, or indenture trustee (as applicable) to take any action inconsistent with such Sponsor’s obligations under this Agreement and, if any applicable administrative agent, collateral agent, or indenture trustee takes any action inconsistent with such Sponsor’s obligations under this Agreement, such Sponsor will (subject to Section 6.02(e)) use its commercially reasonable efforts to direct such administrative agent, collateral agent, or indenture trustee to cease, desist, and refrain from taking any such action; provided, however, that under no circumstance shall such Sponsor be required to provide an indemnity or similar arrangement in connection with any such direction;

(f)	use commercially reasonable efforts to complete, enter into, and effectuate the Definitive Documents within the timeframes contemplated herein;

(g)	act in good faith consistent with this Agreement; and

(h)

refrain from, directly or indirectly, taking any action that would be inconsistent with this Agreement or reasonably likely to interfere with the Transaction (including encouraging another person to undertake any action prohibited by this Agreement).

Section 6.02    Additional Provisions Regarding Sponsor Commitments. Notwithstanding anything to the contrary herein, nothing in this Agreement shall: (a) affect the ability of any Sponsor to consult with any other Sponsor, the Company, or any other party in interest in the Company’s chapter 11 cases (including any official committee or the United States Trustee); (b) impair or waive the rights of any Sponsor to assert or raise any objection permitted under this Agreement in connection with the Transaction; (c) prevent any Sponsor from enforcing this Agreement or any Definitive Document, or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents; (d) prevent any Sponsor from taking any customary perfection step or other action as is necessary to preserve or defend

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the validity or existence of its Claims and Interests (including, without limitation, the filing of proofs of claim); or (e) require any Sponsor to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities, or other obligations to any Sponsor that are not reimbursable or indemnified by the Company; provided, that nothing in the foregoing clause (e) shall serve to limit, alter, or modify any Sponsor’s express obligations under the terms of this Agreement.

Section 6.03    Corporate Consent to DIP Credit Agreement.

(a)    In their capacities as holders of Series B Preferred Stock constituting over a majority of such stock issued, the undersigned Sponsors hereby consent to Chinos A as borrower, and Holdings as holdings, entering into this Agreement, the DIP Credit Agreement and each Company entering into any DIP Loan Documents to which they are party and (a) the incurrence, assumption, guarantee or otherwise becoming liable for indebtedness or other obligations upon each Company thereunder and (b) the creation or imposition of a lien, encumbrance, mortgage, pledge, security interest or other similar interest on substantially all of their respective assets or properties, in each case consistent with the DIP Credit Agreement and the DIP Loan Documents. On the Support Effective Date, the corporate action in this Section 6.03 will, pursuant to section 228(c) of the DGCL, be deemed to be contemporaneously delivered to Holdings by way of Holding’s countersignature hereto and be deemed effective as of the Support Effective Date. The Sponsors acknowledge and agree that this Section 6.03 constitutes and shall constitute action taken by Sponsors by written consent pursuant to Section 228(a) of the DGCL as if taken at a special meeting of the stockholders entitled to vote thereon.

(b)    In their capacities as holders of Common Stock, and in accordance with Section 3.2 of the Amended and Restated Principal Investors Stockholders’ Agreement, between Chinos Holdings, Inc., Chinos Intermediate Holdings A, Inc., Chinos Intermediate Holdings B, Inc., Chinos Intermediate, Inc. J. Crew Group, Inc. and the stockholder parties thereto, dated as of July 13, 2017, LGP hereby consents to Chinos A as borrower, and Holdings as holdings, entering into this Agreement, the DIP Credit Agreement and each Company entering into any DIP Loan Documents to which they are party and the incurrence of indebtedness by Chinos Holdings, Inc. (including assumption of credit and guarantees) or any of its subsidiaries.

7.	Termination of Agreement.

Section 7.01    Generally. This Agreement will automatically terminate (a) upon the Plan Effective Date or (b) upon the receipt of written notice, delivered in accordance with Section 21 hereof, from (i) the Requisite Consenting Support Parties to the other Parties at any time after the occurrence, and during the continuation, of any Creditor Termination Event (as defined below) or (ii) the Company (which may be delivered by a single entity on behalf of the Company) to the other Parties at any time after the occurrence, and during the continuation, of any Company Termination Event (as defined below). This Agreement will be terminated solely as to the Sponsors upon the receipt of written notice, delivered in accordance with Section 21 hereof, from the Sponsors to the other Parties at any time after the occurrence, and during the continuation, of any Sponsor Termination Event (as defined below). No Party may terminate this Agreement based on a Creditor Termination Event, Company Termination Event, Sponsor Termination Event, or Individual Termination Event (as defined below), as applicable, caused by such Party’s

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failure to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions in breach of such other Party’s obligations under this Agreement).

Each of the dates and time periods in this Section 7 may be extended by mutual agreement (which may be evidenced by e-mail confirmation) among the Company and the Requisite Consenting Support Parties.

Section 7.02    A “Creditor Termination Event” will mean any of the following:

(a)    the Petition Date has not occurred by 11:59 p.m. (Eastern Time) on May 4, 2020;

(b)    the Bankruptcy Court has not entered the Interim DIP Order by the date that is four business days after the Petition Date;

(c)    the Company has not filed the Plan and the Disclosure Statement by the date that is 14 calendar days after the Petition Date;

(d)    the Bankruptcy Court has not entered the Final DIP Order by the date that is 40 calendar days after the Petition Date;

(e)    the Bankruptcy Court has not entered the Disclosure Statement Order by the date that is 70 calendar days after the Petition Date;

(f)    solicitation of the Plan has not commenced by the date that is 80 calendar days after the Petition Date;

(g)    the Bankruptcy Court has not entered the Confirmation Order by the date that is 120 calendar days after the Petition Date;

(h)    the Plan Effective Date has not occurred by the date that is 130 calendar days after the Petition Date;

(i)    the occurrence of any Material Adverse Effect;

(j)    the occurrence of the DIP Termination Date (as defined in the Interim DIP Order or Final DIP Order, as applicable), the occurrence of an Event of Default (as defined in the DIP Loan Documents), or the acceleration of obligations outstanding under the DIP Credit Agreement;

(k)    the termination of the Backstop Commitment Letter;

(l)    the Company withdraws or modifies the Plan or Disclosure Statement or files any motion or pleading with the Bankruptcy Court that is inconsistent with this Agreement or the Plan and such withdrawal, modification or pleading has not been revoked within three business days of written notice from the Requisite Consenting Support Parties;

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(m)    (i) any Definitive Document filed by the Company in its chapter 11 cases or any related order entered by the Bankruptcy Court is inconsistent with the terms and conditions set forth in this Agreement or is otherwise not in accordance with this Agreement or any of the terms or conditions of this Agreement or (ii) any of the Definitive Documents is waived, amended, supplemented, or otherwise modified in any material respect without the prior written consent of the Requisite Consenting Support Parties (or such parties as may be required by the terms of such Definitive Document, if then effective), in each case, which has not been cured (if curable) within 10 calendar days of written notice from the Requisite Consenting Support Parties;

(n)    the material breach by the Company of any of the representations, warranties, covenants, or other obligations set forth in this Agreement (including the representations and warranties made by such parties will have been untrue in any material respect when made or will have become untrue in any material respect) and such breach has not been cured (if curable) within 10 calendar days of written notice from the Requisite Consenting Support Parties;

(o)    the Company files, proposes, or otherwise supports an Alternative Transaction or publicly announces its intention to pursue an Alternative Transaction;

(p)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Transaction, and such ruling, judgment, or order has not been reversed, stayed, or vacated within 10 calendar days after such issuance;

(q)    the Bankruptcy Court or a court of competent jurisdiction enters an order (i) converting the Company’s chapter 11 cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissing the Company’s chapter 11 cases, or (iii) appointing a trustee or examiner for the Company’s chapter 11 cases, which order in each case has not been reversed, stayed, or vacated within 10 calendar days of such order;

(r)    the Company files or supports another party in filing (i) a motion or pleading challenging the amount, validity, or priority of any claims held by any Consenting Support Party against the Company (or any liens securing such claims) or (ii) a motion or pleading asserting (or seeking standing to assert) any purported claims or causes of action against any of the Consenting Support Parties; which event remains uncured for a period of 10 calendar days after written notice from the Requisite Consenting Support Parties;

(s)    the Bankruptcy Court enters an order providing relief against any Consenting Support Party with respect to any of the causes of action or proceedings specified in Section 7.02(r)(i) or (ii);

(t)    the Company files any motion or application seeking authority to assume or reject any executory contract or unexpired lease, in either case without the prior written consent of the Requisite Consenting Support Parties (such consent not to be unreasonably withheld), which filing is not withdrawn after 5 calendar days’ written notice from the Requisite Consenting Support Parties;

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(u)    without the prior consent of the Required Consenting Support Parties, the Company’s foreign subsidiaries or affiliates (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except as provided in this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (iii) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (iv) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, (v) makes a general assignment or arrangement for the benefit of creditors, or (vi) takes corporate action expressly authorizing any of the foregoing;

(v)    the Bankruptcy Court enters an order terminating the Company’s exclusive right to file or solicit acceptances of a plan of reorganization (including the Plan);

(w)    the Confirmation Order is reversed or vacated; or

(x)    any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable.

Section 7.03    A “Company Termination Event” will mean any of the following:

(a)    the Consenting Support Parties entitled to vote on the Plan, following their actual receipt of the Solicitation Materials and the ballot, will have failed to vote their claims and interests in favor of the Plan by the voting deadline or at any time change their votes to constitute rejections to the Plan, in either case in a manner inconsistent with this Agreement; provided that this termination event will not apply if Consenting Support Parties have timely voted (and not withdrawn) their claims and interests to accept the Plan in amounts necessary for each applicable impaired class under the Plan to “accept” the Plan consistent with section 1126 of the Bankruptcy Code;

(b)    the occurrence of any Material Adverse Effect;

(c)    the Consenting Support Parties file or support any Alternative Transaction, modification, motion, or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement or the Plan and such Alternative Proposal, modification, motion, or pleading has not been revoked within three days after such filing or support;

(d)    the occurrence of the DIP Termination Date (as defined in the Interim DIP Order or Final DIP Order, as applicable), the occurrence of an Event of Default (as defined in the DIP Loan Documents), or the acceleration of obligations outstanding under the DIP Credit Agreement;

(e)    the termination of the Backstop Commitment Letter;

(f)    the material breach by one or more of the Consenting Support Parties of any of the representations, warranties, covenants, or other obligations of such Consenting

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Support Party set forth in this Agreement (including the representations and warranties made by such parties will have been untrue in any material respect when made or will have become untrue in any material respect) and (i) the breaching Consenting Support Parties have not cured such breach within 10 calendar days of written notice from the Company and (ii) the non-breaching Consenting Support Parties no longer constitute the Supermajority Consenting Support Parties;

(g)    the Consenting Support Parties no longer collectively beneficially own or control sufficient claims and interests to constitute the Supermajority Consenting Support Parties;

(h)    the board of directors, board of managers, or such similar governing body of any entity constituting the Company reasonably determines in good faith after consultation with outside counsel that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law;

(i)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Transaction and such ruling, judgment, or order has not been reversed, stayed, or vacated within 10 calendar days after such issuance;

(j)    the Bankruptcy Court or a court of competent jurisdiction enters an order (i) converting the Company’s chapter 11 cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissing the Company’s chapter 11 cases, or (iii) appointing a trustee or examiner for the Company’s chapter 11 cases, which order in each case has not been reversed, stayed, or vacated within 10 calendar days of such order;

(k)    the Confirmation Order is reversed or vacated; or

(l)    any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable.

Section 7.04    A “Sponsor Termination Event” will mean any of the following:

(a)    the Consenting Support Parties entitled to vote on the Plan, following their actual receipt of the Solicitation Materials and the ballot, will have failed to vote their claims and interests in favor of the Plan by the voting deadline or at any time change their votes to constitute rejections to the Plan, in either case in a manner inconsistent with this Agreement; provided that this termination event will not apply if Consenting Support Parties have timely voted (and not withdrawn) their claims and interests to accept the Plan in amounts necessary for each applicable impaired class under the Plan to “accept” the Plan consistent with section 1126 of the Bankruptcy Code;

(b)    the Plan Effective Date shall not have occurred by the date that is 200 calendar days after the Petition Date

(c)    the occurrence of any Material Adverse Effect;

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(d)    the occurrence of the DIP Termination Date (as defined in the Interim DIP Order or Final DIP Order, as applicable), the occurrence of an Event of Default (as defined in the DIP Loan Documents), or the acceleration of obligations outstanding under the DIP Credit Agreement;

(e)    the Company withdraws or modifies the Plan or Disclosure Statement or files any motion or pleading with the Bankruptcy Court that is inconsistent with this Agreement or the Plan, and such withdrawal, modification, or pleading has not been revoked within 10 calendar days of written notice from the Sponsors;

(f)    the termination of the Backstop Commitment Letter;

(g)    the Requisite Consenting Support Parties direct the Company to cause Holdings to be treated as a pass-through entity for tax purposes prior to the effectiveness of the Plan and such treatment would adversely affect the Sponsors;

(h)    (i) any Definitive Document filed by the Company in its chapter 11 cases or any related order entered by the Bankruptcy Court is inconsistent with the terms and conditions set forth in this Agreement or is otherwise not in accordance with this Agreement or any of the terms or conditions of this Agreement or (ii) any of the Definitive Documents is waived, amended, supplemented, or otherwise modified in any material respect without the prior written consent of the Sponsors (or such parties as may be required by the terms of such Definitive Document, if then effective), in each case, which has not been cured (if curable) within 10 days of written notice from the Sponsors;

(i)    the material breach by one or more of the Consenting Support Parties of any of the representations, warranties, covenants, or other obligations of such Consenting Support Party set forth in this Agreement (including the representations and warranties made by such parties will have been untrue in any material respect when made or will have become untrue in any material respect) and (i) the breaching Consenting Support Parties have not cured such breach within 10 days of written notice from the Sponsors and (ii) the non-breaching Consenting Support Parties no longer constitute the Supermajority Consenting Support Parties;

(j)    the material breach by the Company of any of the representations, warranties, covenants, or other obligations set forth in this Agreement (including the representations and warranties made by such parties will have been untrue in any material respect when made or will have become untrue in any material respect) and such breach has not been cured (if curable) within 10 calendar days of written notice from the Sponsors;

(k)    the Consenting Support Parties no longer collectively beneficially own or control sufficient claims and interests to constitute the Supermajority Consenting Support Parties;

(l)    the Company files, proposes, or otherwise supports an Alternative Transaction or publicly announces its intention to pursue an Alternative Transaction;

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(m)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of or rendering illegal the Transaction, and such ruling, judgment, or order has not been reversed, stayed, or vacated within 10 calendar days after such issuance;

(n)    the Bankruptcy Court or a court of competent jurisdiction enters an order (i) converting the Company’s chapter 11 cases to cases under chapter 7 of the Bankruptcy Code, (ii) dismissing the Company’s chapter 11 cases, or (iii) appointing a trustee or examiner for the Company’s chapter 11 cases, which order in each case has not been reversed, stayed, or vacated within 10 calendar days of such order;

(o)    the Company files or supports another party in filing (i) a motion or pleading challenging the amount, validity, or priority of any claims held by the Sponsors against the Company (or any liens securing such claims) or (ii) a motion or pleading asserting (or seeking standing to assert) any purported claims or causes of action against any of the Sponsors; which event remains uncured for a period of 10 calendar days after written notice from the Sponsors;

(p)    the Bankruptcy Court enters an order providing relief against the Sponsors with respect to any of the causes of action or proceedings specified in Section 7.04(n)(i) or (ii);

(q)    the Company files any motion or application seeking authority to assume or reject any executory contract or unexpired lease, in either case without the prior written consent of the Sponsors (such consent not to be unreasonably withheld), which filing is not withdrawn within 10 calendar days’ of written notice from the Sponsors;

(r)    without the prior consent of the Requisite Consenting Support Parties, the Company’s foreign subsidiaries or affiliates (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except as provided in this Agreement, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (iii) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (iv) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, (v) makes a general assignment or arrangement for the benefit of creditors, or (vi) takes corporate action expressly authorizing any of the foregoing;

(s)    the Confirmation Order is reversed or vacated; or

(t)    any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable.

Section 7.05    Mutual Termination. This Agreement may be terminated by mutual agreement of the Company, Sponsors, and the Consenting Support Parties upon the receipt of written notice delivered in accordance with Section 21 hereof.

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Section 7.06    Individual Termination. Any individual Consenting Support Party may terminate this Agreement, as to itself only, by the delivery to the Company, the Initial Consenting Support Parties, and the Sponsors of a written notice, in accordance with Section 21 hereof, upon the occurrence and continuation of any of the following events (each, an “Individual Termination Event”):

(a)    this Agreement or the Plan is amended without its consent in such a way as to alter any of the economic terms hereof or thereof in a manner that is disproportionately adverse to such Consenting Support Party as compared to similarly situated Consenting Support Parties;

(b)    this Agreement or the Plan is amended without its prior written consent in a manner that adversely affects the economic treatment of such Consenting Support Party’s claims under the Plan compared to the economic treatment set forth in the Transaction Term Sheet or reduces the amount of such Consenting Support Party’s claims under the Plan compared to the amount of such claims set forth in the Transaction Term Sheet; or

(c)    the Plan Effective Date shall not have occurred by the date that is 200 calendar days after the Petition Date.

Section 7.07    Effect of Termination. Upon any termination of this Agreement that is not limited in its effectiveness to an individual Party or Parties in accordance with this Section 7, this Agreement will forthwith become void and of no further force or effect and each Party will, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and will have all the rights and remedies that it would have had and will be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Term Loan Agreement, the IPCo Indentures, the certificate of designation for the Series A Preferred Stock and Series B Preferred Stock, and any ancillary documents or agreements thereto; provided, that in no event will any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder before the date of such termination.

Upon a Sponsor Termination Event or Individual Termination Event (the applicable terminating party, the “Terminated Party”), this Agreement will forthwith become void and of no further force or effect with respect to the Terminated Party, who will, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and will have all the rights and remedies that it would have had and will be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Term Loan Agreement, the IPCo Indentures, the certificate of designation for the Series A Preferred Stock and Series B Preferred Stock, and any ancillary documents or agreements thereto; provided, that (a) in no event will any such termination relieve the Terminated Party from liability for its breach or non-performance of its obligations hereunder before the date of such termination and (b) this Agreement shall remain in full force and effect with respect to all Parties other than the Terminated Party.

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Upon any termination of this Agreement, (a) each Consenting Support Party and the Sponsors or (b) the Terminated Party, as applicable, will be deemed to have automatically revoked and withdrawn its participation in the Transaction (including any ballots submitted or releases granted), without any further action and irrespective of the expiration or availability of any “withdrawal period” or similar restriction, whereupon any such consents will be deemed, for all purposes, to be null and void ab initio and will not be considered or otherwise used in any manner by the Parties in connection with the Transaction and this Agreement, and the Company agrees not to accept any such consents and to take all action necessary or reasonably required to allow the Consenting Support Parties, Sponsors or Terminated Party, as applicable, to arrange with its or their custodian and brokers to effectuate the withdrawal of such consents, including the reopening or extension of any withdrawal or similar periods; provided that the revocation and withdrawal herein will not apply: (a) if the Agreement is terminated upon consummation of the Transaction; (b) to the Consenting Support Parties if the Agreement is terminated as a result of their breach of the Agreement; or (c) to the Sponsors if the Agreement is terminated as a result of their breach of the Agreement.

Section 7.08    Settlement. This Agreement and the Definitive Documents are part of a proposed settlement of a dispute among certain of the Parties. If the Transactions are not consummated, nothing herein will be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto will not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

Section 7.09    Automatic Stay. The Company acknowledges that, after the commencement of the Company’s chapter 11 cases, the giving of notice of default or termination by any other Party pursuant to this Agreement shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code, and the Company hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay as it relates to any such notice being provided; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

8.	Additional Documents.

Section 8.01    Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and will exercise commercially reasonable efforts with respect to, the negotiation, drafting and execution and delivery of the Definitive Documents. In the case of any conflict or inconsistency between the Transaction Term Sheet and any form of or term sheet for a Definitive Document attached as an exhibit hereto, the terms of the Transaction Term Sheet shall control.

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9.	Representations and Warranties.

Section 9.01    Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof (or such later date that such Party first becomes bound by this Agreement) and solely with respect to the Company, subject to any limitations or approvals arising from or required by the commencement of the Company’s chapter 11 cases:

(a)    such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(b)    assuming the Consenting Support Parties consent to the Transactions contemplated in this Agreement the execution, delivery and performance by such Party of this Agreement does not and will not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (ii) in the case of the Consenting Support Parties, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, and (iii) in the case of the Company and the Sponsors, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it or any of its subsidiaries is a party, except, in the case of this clause (iii), for any such conflict, breach or default as would not reasonably be expected to result in a Material Adverse Effect;

(c)    the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except such filings that may be necessary in connection with the Company’s chapter 11 cases and such filings as may be necessary or required for disclosure by the SEC; and

(d)    this Agreement is the legally valid and binding obligation of such Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court.

Section 9.02    Each Consenting Support Party severally (and not jointly), represents and warrants to the other Parties that as of the date hereof (or such later date that such Party first becomes bound by this Agreement), such Consenting Support Party:

(a)

is not a Qualified Marketmaker with respect to the Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock set forth below its name on the signature page; provided that the requirement to satisfy this representation and warranty can be waived by the Company in its sole discretion in consultation with advisors for the Consenting Support Parties and Sponsors;

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(b)

does not own or control any other “claims”, “equity security” or “security” in respect of the Company (including as such terms are defined in section 101 of the Bankruptcy Code) other than as set forth below its name on the signature page; provided that with respect to a Qualified Marketmaker, the requirement to satisfy this representation and warranty can be waived by the Company in its sole discretion in consultation with advisors for the Consenting Support Parties and Sponsors;

(c)

(i) is the beneficial owner of the Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock set forth below its name on the signature page or (ii) has, with respect to the beneficial owners of such Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock (x) sole investment or voting discretion with respect to such Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock, (y) full power and authority to vote on and consent to matters concerning such Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock to exchange, assign, or transfer such Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock, and (z) full power and authority to bind or act on the behalf of, such beneficial owners.

10.	Disclosure; Publicity.

Section 10.01    On the Support Effective Date, the Company will disseminate a press release disclosing the existence of this Agreement and the terms hereof. If the Company fails to make the foregoing disclosures in compliance with the terms specified herein, any Initial Consenting Support Party may publicly disclose the foregoing, including this Agreement (subject to the redactions called for by this Section 10 hereof), and the Company hereby waives any claims against the Initial Consenting Support Parties arising as a result of such disclosure by an Initial Consenting Support Party in compliance with this Agreement.

Section 10.02    The Company will submit drafts to Milbank and Paul, Weiss of any press releases, public documents, and any and all filings with the SEC that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least two business days before making any such disclosure (if practicable, and if two business days before is not practicable, then as soon as practicable but in no event less than 24 hours before making any such disclosure), and will afford them a reasonable opportunity to comment on such documents and disclosures and will incorporate any such reasonable comments in good faith. Except as required by law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Support Party, no Party or its advisors will disclose to any person (including, for the avoidance of doubt, any other Consenting Support Party), other than advisors to the Company, the principal amount or percentage of any Term Loans, IPCo Notes, Series A Preferred Stock, Common Stock, or any other securities of the Company held by any Consenting Support Party, in each case, without such Consenting Support Party’s prior

25

written consent; provided, that (a) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party will afford the relevant Consenting Support Party a reasonable opportunity to review and comment in advance of such disclosure and will take all reasonable measures to limit such disclosure and (b) the foregoing will not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock held by all the Consenting Support Parties collectively. Notwithstanding the provisions in this Section 10, any Party hereto may disclose, if consented to in writing by a Consenting Support Party, such Consenting Support Party’s individual holdings.

11.	Amendments and Waivers.

Except as otherwise expressly set forth herein, this Agreement may not be waived, modified, amended or supplemented except in a writing signed by the Company and the Requisite Consenting Support Parties; provided that: (i) any waiver, modification, amendment, or supplement to Section 7.06 or this Section 11 shall require the prior written consent of each Party; (ii) any waiver, modification, amendment, or supplement to the definition of Requisite Consenting Support Parties shall require the prior written consent of each Initial Consenting Support Party; (iii) any waiver, modification, amendment, or supplement that materially and adversely affects the releases provided to Consenting Support Parties as holders of Series A Preferred Stock or Common Stock must also be approved by Consenting Support Parties holding a majority of Series A Preferred Stock or Common Stock, as applicable, outstanding for all Consenting Support Parties; and (iv) any waiver, modification, amendment or supplement that adversely affects the Sponsors shall require the prior written consent of the Sponsors. Any waiver, modification, amendment, or supplement to any Definitive Document that is in effect in accordance with the terms thereof shall be governed as set forth in such Definitive Document. Any consent required to be provided pursuant to this Section 11 may be delivered by e-mail from counsel.

12.	Effectiveness.

This Agreement will become effective and binding on (a) the Company, the Initial Consenting Support Parties, and the Sponsors on the date of the Support Effective Date and (b) any Subsequent Consenting Support Party upon delivery of a validly completed Joinder Agreement and of a signed acknowledgement from the Company to the other Parties; provided that signature pages executed by Consenting Support Parties will be delivered to (x) other Consenting Support Parties in a redacted form that removes such Consenting Support Party’s holdings of the Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, and Common Stock and (y) the Company, the Sponsors, Weil, Milbank, and Paul, Weiss in an unredacted form (to be held by Weil, Milbank, and Paul, Weiss on a professionals’ eyes only basis and by the Company and the Sponsors on a confidential basis).

13.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE

26

APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, SHALL BE BROUGHT AND DETERMINED IN THE BANKRUPTCY COURT, FOR SO LONG AS THE COMPANY’S CHAPTER 11 CASES ARE PENDING, AND OTHERWISE IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.	Remedies/Specific Performance.

All remedies that are available at law or in equity, including specific performance and injunctive or other equitable relief, to any Party for a breach of this Agreement by another Party shall be available to the non-breaching Party (and for the avoidance of doubt, it is agreed by the other Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party will be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach); provided, that in connection with any remedy asserted in connection with this Agreement, each Party agrees to waive the requirement for the securing or posting of a bond in connection with any remedy and to waive the necessity of proving the inadequacy of money damages. All rights, powers, and remedies provided under this Agreement or otherwise available at law or in equity will be cumulative and not alternative, and the exercise of any remedy, power, or remedy by any Party will not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Person.

15.	Survival.

Notwithstanding the termination of this Agreement pursuant to Section 7 hereof, Sections 7.07, 10, and 13–23 will survive such termination and will continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement will survive such termination.

16.	Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and will not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

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17.	Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns. If any provision of this Agreement, or the application of any such provision to any person or circumstance, will be held invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

18.	No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement will be solely for the benefit of the Parties and no other person or entity will be a third-party beneficiary hereof. The Term Agent will be an express third-party beneficiary solely with respect to Section 4.01(d) of the Agreement, and no other sections or provisions of the Agreement.

19.	Prior Negotiations; Entire Agreement.

This Agreement constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements heretofore executed between the Company and any Consenting Support Party (or any advisor thereto) will continue in full force and effect in accordance with the terms thereof.

20.	Counterparts.

This Agreement may be executed in several counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail, which will be deemed to be an original for the purposes of this paragraph.

21.	Notices.

All notices hereunder will be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses and electronic mail addresses:

(1) If to the Company, to:
Chinos Holdings, Inc. 225 Liberty Street New York, New York 10281

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Attention:	Maria Di Lorenzo, Esq. (Maria.DiLorenzo@JCrew.com)

with a copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Ray C. Schrock, P.C. (Ray.Schrock@weil.com) Ryan Preston Dahl (Ryan.Dahl@weil.com) Daniel Gwen (Daniel.Gwen@weil.com)

(2) If to a Consenting Support Party, to the addresses or electronic mail addresses set forth below the Consenting Support Party’s signature, with a copy (which will not constitute notice) to:

Milbank LLP 55 Hudson Yards New York, New York 10001 Fax: (212) 806-6006
Attention:	Dennis F. Dunne, Esq. (ddunne@milbank.com) Samuel A. Khalil, Esq. (skhalil@milbank.com) Matthew Brod, Esq. (mbrod@milbank.com)

(3) If to the Sponsors, to:

TPG Capital, L.P. 301 Commerce Street Suite 3300 Fort Worth, Texas 76102
Attention:	Adam Fliss (afliss@tpg.com)

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Paul Basta (pbasta@paulweiss.com) Jacob Adlerstein (jadlerstein@paulweiss.com)

-and-

Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard Suite 2000
Los Angeles, California 90025
Attention:	Michael Solomon (solomon@leonardgreen.com) Andrew Goldberg (agoldberg@leonardgreen.com)

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Any notice given by delivery, mail, or courier will be effective when received. Any notice given by electronic mail will be effective upon confirmation of transmission.

22.	Reservation of Rights; No Admission.

Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties (i) to protect and preserve its rights, remedies and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries), (ii) purchase, sell, or enter into any transactions in connection with the Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock, (iii) enforce any right under the Term Loan Agreement, subject to the terms hereof, (iv) consult with other Consenting Support Parties, other holders of Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock, or any other Party regarding the Transaction (and not any other Alternative Transaction), or (v) enforce any right, remedy, condition, consent or approval requirement under this Agreement or in any of the Definitive Documents. Without limiting the foregoing, if this Agreement is terminated in accordance with its terms for any reason (other than consummation of the Transaction), the Parties each fully and expressly reserve any and all of their respective rights, remedies, claims, defenses and interests, subject to Sections 7 and 14 in the case of any claim for breach of this Agreement arising before termination. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

23.	Relationship among Parties.

It is understood and agreed that no Consenting Support Party has any duty of trust or confidence in any kind or form with any other Consenting Support Party, and, except as expressly provided in this Agreement, there are no commitments between them. In this regard, it is understood and agreed that any Consenting Support Party may acquire Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, Common Stock, or other debt or equity securities of the Company without the consent of the Company or any other Consenting Support Party, subject to applicable securities laws and the terms of this Agreement; provided, that, no Consenting Support Party will have any responsibility for any such acquisition to any other entity by virtue of this Agreement.

24.	No Solicitation; Representation by Counsel; Adequate Information.

Section 24.01    This Agreement is not and will not be deemed to be a solicitation to tender or exchange any of the Term Loans, IPCo Notes, Series A Preferred Stock, Series B Preferred Stock, or Common Stock. Each Party acknowledges that it has had an opportunity to receive information from the Company and that it has been represented by counsel, including with respect to tax matters, in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel will have no application and is expressly waived.

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Section 24.02    Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, an offering of securities, each Consenting Support Party acknowledges, agrees, and represents to the other Parties that it (a) is (i) an “accredited institutional investor” as such term is defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act and/or (ii) a “qualified institutional buyer” as such term is defined in Rule 144A under the Securities Act, (b) understands that any securities to be acquired by it pursuant to the Transaction have not been registered under the Securities Act and that such securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Support Party’s representations contained in this Agreement, and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (c) has such knowledge and experience in financial and business matters that such Consenting Support Party is capable of evaluating the merits and risks of the securities to be acquired by it pursuant to the Transaction and understands and is able to bear any economic risks with such investment.

Section 24.03    Each Consenting Support Party acknowledges that it is acquiring any New Equity Allocation and New Warrants for investment purposes and solely for its own account, or for the accounts of the beneficial owners for whom it acts as investment advisor or manager, and not with a view to, or for resale of such securities in violation of the Securities Act. Such Consenting Support Party will not resell, transfer, assign or distribute the New Equity Allocation and New Warrants acquired by it pursuant hereto except, if applicable, in compliance with the registration requirements of the Securities Act or pursuant to an available exemption therefrom. The financial situation of such Consenting Support Party (and each beneficial owner for whom it acts as investment advisor or manager) is such that it can afford to bear the economic risk of holding any New Equity Allocation and New Warrants. Such Consenting Support Party (and each beneficial owner for whom it acts as investment advisor or manager) can afford to suffer the complete loss of its investment in any New Equity Allocation and New Warrants. The knowledge and experience of such Consenting Support Party in financial and business matters is such that it, together with the assistance of its advisors, is capable of evaluating the merits and risks of acquiring any New Equity Allocation and New Warrants. Such Consenting Support Party acknowledges that (a) the offers of New Equity Allocation and New Warrants have not been registered under the Securities Act; (b) the offers of New Equity Allocation and New Warrants are intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act or an available exemption; and (c) there is no established market for the New Common Shares and there may not be any public market for such securities in the future.

25.	Payment of Fees and Expenses.

The Company shall pay and reimburse promptly all reasonable and documented fees and out-of-pocket expenses, to the extent invoiced and subject to and in accordance with the terms of any applicable engagement letter or fee letter or as otherwise agreed between the Company and the applicable party or professional, as the case may be, of (a) Milbank, as counsel to the ad hoc committee of crossholder creditors (the “Ad Hoc Committee”), (b) Tavenner & Beran, PLC, as local counsel to the Ad Hoc Committee, (c) PJT Partners, Inc. (“PJT”), as financial advisor to the Ad Hoc Committee, (d) the Term Agent and Seward & Kissel LLP, as counsel to the Term Agent, (e) Paul, Weiss, as counsel to TPG, and (f) Whiteford Taylor Preston, LLP as local

31

counsel to TPG (collectively, the “Transaction Expenses”); provided, that to the extent that this Agreement is terminated in accordance with Section 7 hereof, the Company’s reimbursement obligations under this Section 25 shall survive with respect to any and all Transaction Expenses incurred on or before the date of termination and such termination shall not automatically terminate any applicable fee or engagement letters. Before the Petition Date, the Company will use commercially reasonable efforts to pay any reasonable and documented Transaction Expenses accrued and outstanding as of the Petition Date.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity.

CHINOS HOLDINGS, INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

CHINOS INTERMEDIATE HOLDINGS A, INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

CHINOS INTERMEDIATE, INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

CHINOS INTERMEDIATE HOLDINGS B, INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

J. CREW GROUP, INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

J. CREW OPERATING CORP.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

[Signature Page to Transaction Support Agreement]

GRACE HOLMES, INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

H.F.D. NO. 55, INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

J. CREW INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

J. CREW INTERNATIONAL, INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

J. CREW VIRGNIA, INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

MADEWELL INC.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

[Signature Page to Transaction Support Agreement]

J. CREW BRAND HOLDINGS, LLC

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

J. CREW BRAND INTERMEDIATE, LLC

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

J. CREW BRAND, LLC

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

J. CREW BRAND CORP.

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

J. CREW DOMESTIC BRAND, LLC

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

J. CREW INTERNATIONAL BRAND, LLC

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Chief Financial Officer and Treasurer

[Signature Page to Transaction Support Agreement]

TPG CHINOS, L.P.

By: TPG Advisors VI, Inc., its General Partner

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

TPG CHINOS CO-INVEST, L.P.

By: TPG Advisors VI, Inc., its General Partner

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

[Signature Page to Transaction Support Agreement]

GREEN EQUITY INVESTORS V, L.P.

By: GEI CAPITAL V, LLC, its General Partner

By:	/s/ Andrew Goldberg
Name: Andrew Goldberg
Title: General Counsel

GREEN EQUITY INVESTORS SIDE V, L.P.

By: GEI CAPITAL V, LLC, its General Partner

By:	/s/ Andrew Goldberg
Name: Andrew Goldberg
Title: General Counsel

LGP CHINO COINVEST LLC

By: Leonard Green & Partners, L.P., its Manager
By: LGP Management, Inc., its general partner

By:	/s/ Andrew Goldberg
Name: Andrew Goldberg
Title: General Counsel

[Signature Page to Transaction Support Agreement]

[Ad Hoc Committee Signatures Redacted]

Annex A

•	Chinos Holdings, Inc.

•	Chinos Intermediate Holdings A, Inc.

•	Chinos Intermediate, Inc.

•	Chinos Intermediate Holdings B, Inc.

•	J. Crew Group, Inc.

•	J. Crew Operating Corp.

•	Grace Holmes, Inc.

•	H.F.D. No. 55, Inc.

•	J. Crew Inc.

•	J. Crew International, Inc.

•	J. Crew Virginia, Inc.

•	Madewell Inc.

•	J. Crew Brand Holdings, LLC

•	J. Crew Brand Intermediate, LLC

•	J. Crew Brand, LLC

•	J. Crew Brand Corp.

•	J. Crew Domestic Brand, LLC

•	J. Crew International Brand, LLC

Exhibit 1

Joinder

FORM OF JOINDER AGREEMENT FOR CONSENTING SUPPORT PARTIES

This joinder agreement to the Transaction Support Agreement, dated as of May 3, 2020 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between the Company, the Consenting Support Parties, and the Sponsors, each as defined in the Agreement, is executed and delivered by                                                               (the “Joining Party”) as of                             , 2020. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof).

2. Effectiveness. Upon (a) delivery of a signature page for this joinder and (b) written acknowledgement by the Company, the Joining Party shall hereafter be deemed to be a “Consenting Support Party” and a “Party” for all purposes under the Agreement and with respect to any and all Claims and Interests held by such Joining Party.

3. Representations and Warranties. With respect to the aggregate principal amount of Claims and Interests set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Support Parties, as set forth in Section 9 of the Agreement to each other Party to the Agreement.

4. Governing Law. This joinder agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

Principal Amount of the Term Loans: $

Principal Amount of the IPCo Notes: $

Amount of Series A Preferred Stock:

Amount of Series B Preferred Stock:

Amount of Common Stock:

Notice Address:

Fax:
Attention:
Email:

Acknowledged:

CHINOS HOLDINGS, INC. (on behalf of the Company)

By:
Name:
Title:

Exhibit A

Transaction Term Sheet

Exhibit A

CHINOS HOLDINGS, INC., ET AL.

TRANSACTION TERM SHEET

This term sheet (the “Term Sheet”) sets forth the principal terms of a comprehensive transaction involving the existing debt and other obligations of the Debtors (on the terms set forth herein, the “Transaction”). The Transaction will be consummated through prearranged cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”) and as otherwise set forth in the transaction support agreement to which this Term Sheet is attached as Exhibit A (the “TSA”).1

THIS TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY CHAPTER 11 PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND OTHER APPLICABLE LAW.

UNLESS OTHERWISE SET FORTH HEREIN, TO THE EXTENT THAT ANY PROVISION OF THIS TERM SHEET IS INCONSISTENT WITH THE TSA, THE TERMS OF THIS TERM SHEET WITH RESPECT TO SUCH PROVISION SHALL CONTROL.

Material Terms of the Transaction

Term	Description

Overview of the Transaction

This Term Sheet contemplates a Transaction with respect to Chinos Holdings, Inc. and certain of its wholly-owned direct and indirect domestic subsidiaries identified on Schedule A hereto (collectively, the “Debtors” and after emergence from the Chapter 11 Cases, the “Reorganized Debtors”).[2]

The Debtors will consummate the transactions set forth in this Term Sheet, which include the Debtors filing voluntary petitions for relief under the Bankruptcy Code (the date of commencement of the Chapter 11 Cases, the “Petition Date”) and obtaining confirmation from the Bankruptcy Court of a prearranged chapter 11 plan consistent with this Term Sheet (the “Plan”) in accordance with the TSA.

The initial parties to the TSA will be:

(a)   the Debtors;

(b)   the Initial Consenting Support Parties (as defined in the TSA); and

(c)   the Sponsors (as defined in the TSA).

[1]	Capitalized terms used herein but not otherwise defined have the meanings given to them in the TSA.
[2]

The Debtors will not include J. Crew Cayman limited or its subsidiaries, J. Crew Japan Ltd., Madewell Cayman Limited or its subsidiaries, or J. Crew Global Holdings A, LLC or its subsidiaries (collectively, the “Non-Debtors” and together with the Debtors, the “Company Entities”) and none of the Non-Debtors will commence comparable proceedings under applicable law.

1

As of the date hereof, the Initial Consenting Support Parties and Sponsors collectively beneficially hold or control:

(a)   approximately 72% of the term loans (the “Term Loans”) under the Amended and Restated Credit Agreement, dated March 5, 2014 (as amended, the “Term Loan Agreement”), among Group, Inc., Chinos B, the lenders party thereto (the “Term Lenders”), and Wilmington Savings Fund Society, FSB as successor administrative agent (the “Term Agent”);

(b)   approximately 78% of the aggregate principal amount of 13.00% Senior Secured Notes due 2021 and 13.00% Senior Secured New Money Notes due 2021 (collectively, the “IPCo Notes”) issued by J.Crew Brand Corp. and J. Crew Brand, LLC (“Brand”) under the two Indentures dated July 13, 2017 (the “IPCo Indentures”) to which U.S. Bank National Association acts as collateral agents and indenture trustees (the “IPCo Trustees”) for holders of IPCo Notes (the “IPCo Noteholders”);

(c)   approximately 66% of the Series A Preferred Stock issued by Holdings (the “Series A Preferred Stock”);

(d)   approximately 92% of the Series B Preferred Stock issued by Holdings (the “Series B Preferred Stock”); and

(e)   approximately 84% of the common stock issued by Holdings (the “Common Stock”).

Financing

DIP Financing	Before the Petition Date, the Debtors will have entered into a credit agreement with certain Consenting Support Parties (in their capacity as lenders, the “DIP Lenders”) providing for debtor-in-possession financing (the “DIP Loans”) substantially in the form attached to the TSA as Exhibit B (such agreement, the “DIP Credit Agreement”) and otherwise in form and substance reasonably acceptable to the Company and the Requisite Consenting Support Parties. On the Effective Date, the DIP Loans will be converted into New Term Loans as set forth herein.

Adequate Protection	During the Chapter 11 Cases, the Debtors will provide adequate protection to secured parties under the Term Loan Agreement, the IPCo Indentures, and the ABL Credit Agreement as set forth in the form of the Interim DIP Order attached to the TSA as Exhibit F.

Chapter 11 Plan Implementation

DIP Loan to New Term Loans

Contemporaneously with execution of the TSA, the Initial Consenting Support Parties will execute the backstop commitment letter substantially in the form attached to the TSA as Exhibit C (the “Backstop Commitment Letter”) pursuant to which the Initial Consenting Support Parties will commit to provide, severally and not jointly, in the allocations set forth on Schedule I of the Backstop Commitment Letter, (a) DIP Loans, in an aggregate principal amount of up to $400,000,000, which on the effective date of the Plan the principal amount will be converted into new senior secured first lien term loans (the “New Term Loans”) and (b) on the effective date of the Plan, any additional New Term Loans not issued during the Debtors’ chapter 11 cases (the “Additional New Term Loans”), in each case on terms consistent with the DIP Credit Agreement, the exit term sheet attached to the TSA as Exhibit D (the “Exit Term Sheet”), and the credit agreement consistent therewith (such agreement, the “New Term Credit Agreement”, and the lenders thereunder, the “New Term Lenders”).

Additional Terms

(a)   Additional Joinders to TSA: The Debtors will permit IPCo Noteholders and Term Lenders (including, for the avoidance of doubt, the Sponsors) that are qualified institutional buyers or accredited investors (each, an “Eligible Holder”) to participate in syndication of the DIP Loans and New Term Loans by executing a joinder to the TSA and becoming a party thereto by the date that is 10 business days after the Petition Date (such date, as may be extended in accordance with the TSA, the “Election Date”) .

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(b)   Allocation of DIP Loans and Additional New Term Loans:

(i) Each Eligible Holder (for the avoidance of doubt, excluding the Backstop Parties) that joins the TSA by the Election Date may elect to acquire its pro rata share of both the DIP Loans and Additional New Term Loans remaining after deducting the Backstop Minimum Allocation (as defined below) (each such electing holder, an “Electing Subsequent Consenting Support Party”), with the numerator of the pro rata share being the sum of (x) such holder’s share as of the Election Date of IPCo Notes Claims[3] plus (y) such holder’s share as of the Election Date of the aggregate amount of all Term Loan Secured Claims[4] and Term Loan Deficiency Claims[5], and the denominator being the aggregate amount of all allowed IPCo Notes Claims, Term Loan Secured Claims, and Term Loan Deficiency Claims (the “Eligible Holder Allocation”).

(ii)  Each Sponsor may elect, by the Election Date, to acquire its Eligible Holder Allocation of the DIP Loans and Additional New Term Loans in accordance with the DIP Credit Agreement and Exit Term Sheet (each such electing Sponsor, an “Electing Sponsor”).

(c)   Equity and Warrants: Each Electing Subsequent Consenting Support Party, Initial Consenting Support Party, and Electing Sponsor will receive on the Effective Date its pro rata share (the numerator being such party’s holdings of New Term Loans and the denominator being the aggregate outstanding amount of all New Term Loans) of the following:

(i) 15% of the common shares of Holdings as reorganized upon the Effective Date (such shares, the “New Common Shares” and the 15% of New Common Shares allocated for the New Term Loan the “New Equity Allocation”), which will be subject to dilution from (i) New Common Shares issued from the exercise of the New Warrants, (ii) New Common Shares issued pursuant to the MIP, and (iii) New Common Shares issued by the Reorganized Debtors after the Effective Date except New Common Shares issued in connection with the “Fixed Component” as defined in the Exit Term Sheet (as defined below, and such exception, the “Incremental Debt Equity”); and

(ii)  warrants that entitle the holders thereof to acquire an additional aggregate of 15% of the New Common Shares exercisable at a share price that assumes transaction enterprise value of $1,750,000,000 (such warrants, the “New Warrants” and together with the New Equity Allocation, the “New Securities”), which exercised shares (i) will dilute New Common Shares (x) issued pursuant to the Plan, (y) issued as New Equity Allocation or as Incremental Debt Equity, and (z) issued as the Backstop Premium and (ii) will be diluted by any New Common Shares issued by the Reorganized Debtors after the Effective Date before exercise of the New Warrants.

(d)   Use of Proceeds: Proceeds of the New Term Loans, together with cash on hand, will be used to fund the costs arising from the administration of the Chapter 11 Cases (including “emergence” costs), for working capital requirements, and for general corporate purposes.

[3]	“IPCo Notes Claims” means claims arising from or related to the IPCo Indentures and the IPCo Notes as of the Petition Date, including any deficiency claims related to the foregoing.
[4]	“Term Loan Secured Claims” means claims arising from or related to the Term Loan Agreement and the Term Loans as of the Petition Date, other than the Term Loan Deficiency Claims.
[5]

“Term Loan Deficiency Claims” means claims arising from or related to the Term Loan Agreement and the Term Loans as of the Petition Date that are not secured claims pursuant to section 506(a) of the Bankruptcy Code.

3

Backstop Commitment

Pursuant to the Backstop Commitment Letter, the Initial Consenting Support Parties (in such capacities, the “Backstop Parties”) will, in the allocations set forth on Schedule I to the Backstop Commitment Letter, (a) provide 50% of the DIP Loans and Additional New Term Loans (the amount provided in this (a) being the “Backstop Minimum Allocation”) and (b) provide any DIP Loans and Additional New Term Loans not provided by Eligible Holders.

The Backstop Parties will receive, in the allocations set forth in Schedule I to the Backstop Commitment Letter, a backstop premium (the “Backstop Premium”) earned upon execution of the Backstop Commitment Letter in an amount equal to 10% of the aggregate $400 million commitment amount, which Backstop Premium will be paid in New Common Shares issued to the Backstop Parties at the transaction enterprise value of $1,750,000,000 on the Effective Date and which will be subject to dilution by New Common Shares (a) issuable upon exercise of the New Warrants, (b) issued pursuant to the MIP, and (c) otherwise issued by the Reorganized Debtors after the Effective Date, including the Incremental Debt Equity; provided in the event of an Alternative Transaction (as defined in the TSA), the Backstop Premium will be payable as provided in the Backstop Commitment Letter.

For the avoidance of doubt, the Backstop Parties shall be entitled to receive New Securities on account of the New Term Loans made pursuant to the conversion of DIP Loans acquired pursuant to the Backstop Minimum Allocation and also for any other New Term Loans made consistent with this Term Sheet.

New Term Loan

Material terms for the New Term Loans include:

(a)   Tenor: Seven years from the Effective Date.

(b)   Interest Rate: At the Reorganized Debtors’ election, either (i) LIBOR plus 800 bps per annum with a 100 bps LIBOR floor, payable in cash quarterly or (ii) solely through the first anniversary from issuance, LIBOR plus 100 bps payable in cash and 900 bps of paid-in-kind interest per annum payable or accrued each quarter, as applicable.

(c)   Call Protection: (i) Not callable for two years (subject to a makewhole as set forth in the Exit Term Sheet), (ii) callable during the period beginning on the second anniversary of the closing date and ending on the day before the third anniversary of the closing date at 106% of par value, (iii) callable during the period beginning on the third anniversary of the closing date and ending on the day before the fourth anniversary of the closing date at 103% of par value and (iv) callable on and after the fourth anniversary of the closing date at par value.

(d)   Amortization: Principal of the New Term Loans will amortize at 1.0% per year, payable in cash each quarter with any remaining principal balance payable at final maturity.

(e)   Collateral: The New Term Loan will be secured by a first lien on substantially the same assets that previously secured the Term Loans and IPCo Notes, subject to customary exceptions and exclusions, and a second lien on assets constituting “ABL Priority Collateral” with respect to the Exit ABL Facility.

(f)   AHYDO Catch-Up Payment: The New Term Loan will include an AHYDO “catch-up” payment.

The terms for the New Term Loans will be consistent with this Term Sheet and the Exit Term Sheet and otherwise reasonably acceptable to the Debtors and the Requisite Consenting Support Parties.

New Equity Allocation	The Plan and TSA will provide that the New Equity Allocation will be allocated to the Initial Consenting Support Parties, the Electing Subsequent Consenting Support Parties and the Electing Sponsors in consideration of their commitments to participate in the New Term Loan, which allocation will be subject to adjustments as a result of the Eligible Holder Allocation.

4

New Warrants

Material terms for the New Warrants include:

(a)   Underlying Shares: A share of New Common Share.

(b)   Exercise Price: Exercisable at a price per share that assumes transaction enterprise value of $1,750,000,000.

(c)   Exercise Period: The New Warrants will have a term of seven years from the Effective Date.

(d)   Cashless Exercise: Customary cashless exercise provision.

(e)   Transfer: Customary transfer restrictions for securities of this type.

(f)   Voting Rights and Control: New Warrants will not permit the holder thereof to any voting rights before exercise of the warrants; upon and after any exercise of the New Warrants, the holders will have any voting rights that generally accrue to holders of New Common Shares.

(g)   Anti-Dilution: Customary anti-dilution adjustments, except as otherwise set forth herein; provided that the New Common Shares issuable pursuant to the New Warrants will be diluted by the MIP.

(h)   Black-Scholes Protections: None.

The terms for the New Warrants will be consistent with this Term Sheet and otherwise reasonably acceptable to the Debtors and the Requisite Consenting Support Parties.

Conditions Precedent to Emergence

The occurrence of the Effective Date will be subject to the following conditions precedent, among others; provided that any condition can be waived with the prior written consent of the Debtors and the Requisite Consenting Support Parties:

(a)   the TSA shall not have been terminated and remains in full force and effect;

(b)   the Bankruptcy Court shall have entered an order approving the Disclosure Statement, and such order shall not have been reversed, stayed, modified, or vacated on appeal;

(c)   the Bankruptcy Court shall have entered the Confirmation Order, and the Confirmation Order shall not have been reversed, stayed, modified, or vacated on appeal;

(d)   the Definitive Documents shall be consistent with the TSA and otherwise approved by the parties thereto consistent with their respective consent and approval rights as set forth in the TSA;

(e)   all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected and executed;

(f)   the Bankruptcy Court shall have entered the DIP Orders, the DIP Loan Documents shall be in full force and effect in accordance with their terms, the DIP Termination Date (as defined in the DIP Orders) shall not have occurred, no Event of Default (as defined in the DIP Loan Documents) shall have occurred or be continuing, and obligations outstanding under the DIP Credit Agreement shall not have been accelerated;

(g)   all documentation related to the Exit ABL Facility shall have been executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived;

(h)   all documentation related to the New Term Credit Agreement shall have been executed and delivered by each party thereto, and any conditions precedent related thereto shall have been satisfied or waived;

(i) all conditions precedent to the issuance of the New Common Shares, other than the occurrence of the Effective Date, shall have occurred;

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(j) the New Securities will have been issued to the Electing Subsequent Consenting Support Parties, Initial Consenting Support Parties, and the Electing Sponsors in accordance with the TSA;

(k)   the organizational documents and bylaws for reorganized Holdings will be adopted on terms consistent with this Term Sheet and otherwise reasonably acceptable to the Debtors and the Requisite Consenting Creditors;

(l) the Backstop Commitment Letter shall not have been terminated and remains in full force and effect;

(m) the Professional Fee Escrow will have been established and funded as provided herein; and

(n)   all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the TSA shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on such transactions.

Exit ABL Facility

On the Effective Date, the Reorganized Debtors will enter into an asset-based lending facility (the “Exit ABL Facility”), which facility will be on terms consistent with this Term Sheet and otherwise reasonably acceptable to the Debtors and the Requisite Consenting Support Parties and will provide that:

(a)   the Exit ABL Facility will be secured by (i) a first lien on assets constituting “ABL Priority Collateral” (as defined in the Intercreditor Agreement dated March 7, 2011 between Bank of America, N.A. as administrative agent for the ABL Lenders and the Term Agent for the Term Lenders (such agreement, the “Intercreditor Agreement”)) and (ii) a second lien on assets securing the New Term Loans, in each case subject to customary exceptions and exclusions;

(b)   the economic terms for the Exit ABL Facility will be agreed upon in good faith by the Debtors and the Requisite Consenting Support Parties, after a customary marketing process; and

(c)   the relative rights of the secured parties under the Exit ABL Facility and the New Term Loan will governed by an intercreditor agreement materially consistent with the Intercreditor Agreement, this Term Sheet, and otherwise in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Creditors, the administrative agent for the Exit ABL Facility on behalf of the lenders under the Exit ABL Facility (the “Exit ABL Agent” and the “Exit ABL Lenders,” respectively), and the administrative agent on behalf of the New Term Lenders (such agent, the “New Term Agent”).

Treatment of Claims and Interests under Chapter 11 Plan

Claim	Proposed Treatment

Administrative and Priority Claims (Except DIP Claims)	Allowed administrative, priority, and tax claims will be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided that the holders of any adequate protection claims in favor of Term Lenders and IPCo Noteholders will forgo any recovery on account of such adequate protection claims, solely for purposes of the Plan .

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DIP Claims	On the Effective Date, each holder of an allowed DIP Claim will receive (a) (i) on account of the outstanding principal amount of such claim, an equal principal amount of New Term Loans and (ii) on account of accrued and unpaid interest and other obligations payable through the Effective Date, payment in cash or (b) such other treatment agreed upon between the Debtors, the Requisite Consenting Support Parties, and holders of allowed DIP Claims.

ABL Facility Claims	Obligations outstanding under the Credit Agreement dated March 7, 2011 (the “ABL Credit Agreement”) between Group Inc. Chinos B, Bank of America, N.A. as administrative agent, and the lenders thereto as of the Petition Date, together with accrued but unpaid interest and fees, will be paid in full, in cash.

Term Loan Secured Claims

The Term Loan Claims[6] will be allowed under the Plan in the aggregate amount of $1,342,121,219 as of the Petition Date.

On the Effective Date, each holder of Term Loan Secured Claims (including, for the avoidance of doubt, any New Term Lenders and the Backstop Parties) will receive its pro rata share of New Common Shares representing, in the aggregate, 76.5% of the New Common Shares issued on the Effective Date remaining after distributing the Backstop Premium, the New Equity Allocation, and any other New Common Shares distributed pursuant to the Plan (other than the New Common Shares distributed to holders of IPCo Notes Claims as described herein), subject to dilution from New Common Shares (i) issuable upon exercise of the New Warrants, (ii) issued pursuant to the post-Effective Date MIP, and (iii) otherwise issued by the Reorganized Debtors after the Effective Date, including the Incremental Debt Equity.

Subject to occurrence of the Effective Date and solely for purposes of the Plan, holders of the Term Loan Secured Claims that also hold Term Loan Deficiency Claims agree to forgo any distribution under the Plan on account of such Term Loan Deficiency Claims.

IPCo Notes Claims

The IPCo Notes Claims will be allowed in the aggregate principal amount of $347,599,000, plus (i) a makewhole premium equal to $58,044,927, calculated as of the Petition Date, (ii) accrued and unpaid interest through the Petition Date equal to $6,025,049, and (iii) any other prepetition obligations payable under the IPCo Indentures. For purposes of this Term Sheet, “IPCo Notes Claims” include any deficiency claims on account of the IPCo Notes, and the IPCo Noteholders will not be entitled to any cash distribution on account of such deficiency claims.

On the Effective Date, each holder of IPCo Notes Claims (including, for the avoidance of doubt, the New Term Lenders and the Backstop Parties) will receive its pro rata share of New Common Shares representing, in the aggregate, 23.5% of the New Common Shares issued on the Effective Date remaining after distributing the Backstop Premium, the New Equity Allocation, and any other New Common Shares distributed pursuant to the Plan (other than the New Common Shares distributed to holders of Term Loan Secured Claims as described herein), subject to dilution from New Common Shares (i) issuable upon exercise of the New Warrants after the Effective Date, (ii) issued pursuant to the post-Effective Date MIP, and (iii) otherwise issued by the Reorganized Debtors after the Effective Date, including the MIP and the Incremental Debt Equity.

[6]	“Term Loan Claims” means the Term Loan Secured Claims and the Term Loan Deficiency Claims.

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Ongoing Trade Claims

Holders of allowed general unsecured claims that will provide goods and services necessary to the operation of the Reorganized Debtors (the “Ongoing Trade Claims”), as determined by the Debtors in consultation with the Requisite Consenting Support Parties, will on the effective date receive their pro rata share of cash in an aggregate amount equal to $50 million; provided that the aggregate amount of cash distributed on account of an allowed Ongoing Trade Claim will not exceed 50% of the allowed amount of such claim.

As a condition for being a holder of an Ongoing Trade Claim, each holder thereof will be required to execute a trade agreement within 30 days of the Petition Date, providing for continuity of goods and services to the Reorganized Debtors for a period of at least 180 days on terms no less favorable to the Debtors than those in in place in the year prior the Petition Date, except as otherwise agreed by the Debtors with the consent of the Requisite Consenting Support Parties (such consent not to be unreasonably withheld).

Other General Unsecured Claims	Holders of allowed general unsecured claims other than Ongoing Trade Claims (the “Other General Unsecured Claims”), which class will include rejection damages claims and the Term Loan Deficiency Claims,[7] will on the effective date receive their pro rata share of cash in an aggregate amount equal to (a) $3 million if the class votes to accept the Plan and otherwise (b) $1 million if the class votes to reject the Plan; provided, that the aggregate amount of cash distributed on account of an allowed Other General Unsecured Claim will not exceed 50% of the allowed amount of such claim.

Intercompany Claims	On the Effective Date, all intercompany claims (including the 7.75%/8.50% Senior PIK Toggle Notes due 2019) will be adjusted, reinstated, or cancelled, to the extent reasonably determined to be appropriate by the Reorganized Debtors in their sole discretion.

Intercompany Interests	On the Effective Date, all intercompany interests (which will include all interests other than the equity of Holdings) will be adjusted, reinstated, or cancelled, to the extent reasonably determined to be appropriate by the Reorganized Debtors in their sole discretion.

Existing Holdings Preferred Equity	On the Effective Date, all Series A Preferred Stock and Series B Preferred Stock will be cancelled and will be of no further force and effect, regardless of whether surrendered for cancellation, and there shall be no distributions under the Plan for holders of Series A Preferred Stock or Series B Preferred Stock on account of such interests.

Existing Holdings Equity	On the Effective Date, all Common Stock will be cancelled and will be of no further force and effect, regardless of whether surrendered for cancellation, and there shall be no distributions under the Plan for holders of Common Stock on account of such interests.

Other Terms Relevant to Chapter 11 Plan Implementation

Unexpired Leases and Executory Contracts

The Debtors may not assume, assume and assign, or reject executory contracts or unexpired leases without the prior written consent of the Requisite Consenting Support Parties (such consent not to be unreasonably withheld). The Plan will provide that all unexpired leases and executory contracts will be assumed as of the Effective Date, other than the unexpired leases and executory contracts scheduled for rejection on the Plan Supplement as determined by the Debtors with the consent of the Requisite Consenting Support Parties (such consent not to be unreasonably withheld).

The Debtors may not enter in any agreement, settlement, or other arrangement with any of the landlords under the Debtors’ leases waiving, deferring, or modifying the rent payments or rent structure under such leases without the prior written consent of the Requisite Consenting Support Parties (such consent not to be unreasonably withheld).

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For the avoidance of doubt, holders of such Term Loan Deficiency Claims shall be entitled to vote on the Plan and will forgo recoveries on account of such Term Loan Deficiency Claims solely for purposes of the Plan.

8

Registration Rights	The Company and Consenting Support Parties that beneficially own (as defined in Rule 13d-3 under the Exchange Act) 2% or more of the New Common Shares outstanding on the Effective Date will enter into a registration rights agreement consistent with the terms attached to the TSA as Exhibit E (the “Governance Term Sheet”) and otherwise in form and substance reasonably acceptable to the Debtors and such Consenting Support Parties.

Shareholders Agreement	The shareholders agreement will be consistent with the Governance Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Support Parties.

Released Parties	For purposes of the releases herein and under the Plan, “Released Parties” means each of, and solely in its capacity as such, (a) the Debtors or the Reorganized Debtors, (b) the ABL Agent and ABL Lenders, (c) the Term Agent and Term Lenders, (d) the IPCo Trustees and IPCo Noteholders, (e) the Consenting Support Parties, (f) the Sponsors, (g) the DIP Agent and DIP Lenders, (h) the Exit ABL Agent and Exit ABL Lenders, (i) the New Term Agent and New Term Lenders, (j) the Backstop Parties, and (k) the Related Parties[8] for each of the foregoing; provided that Released Parties shall exclude any of the foregoing parties that do not (or are not deemed to) provide the releases under the Plan.

Debtor Releases	As of the Effective Date, except for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remains in effect after the Effective Date, for good and valuable consideration, on and after the Effective Date, the Released Parties shall be deemed to be conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by the Debtors, the Reorganized Debtors, their estates, and any person seeking to exercise the rights of their estates, including any successors to the Debtors or any estate representatives appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, from any and all claims, obligations, rights, suits, judgments, damages, demands, debts, rights, causes of action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their estates, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, contingent or fixed, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, their estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim or interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, their estates, the formation, operation, and conduct of the Debtors’ businesses, the Chapter 11 Cases, the acquisition, purchase, sale, or rescission of the purchase or sale of any debt or security of the Debtors or the Reorganized Debtors (including the New Money Securities), the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, the Debtors’ restructuring, the restructuring of any claim or interest before or during the Chapter 11 Cases, the Interim DIP Order, the Final DIP Order, the Disclosure Statement, the Transaction Support Agreement, the New Term Loan, the Backstop Commitment Letter, the Plan Supplement, and the Plan and related agreements, instruments, and other documents (including the Definitive Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, including all claims and causes of action under chapter 5 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code or applicable federal or state law, including, without limitation, any preference or fraudulent transfer claims or causes of action; provided that nothing in this release shall be construed to release the Released Parties from any claims or causes of action arising from willful misconduct or intentional fraud as determined by a final order not subject to appeal entered by a court of competent jurisdiction.

[8]

“Related Parties” means, individually or collectively, and each in their capacity as such: with respect to a given person or entity, all present and former officers (including chief restructuring officers), directors (including independent directors), stockholders, general or limited partners, managers, managing directors, managing members, members, principals, employees, attorneys, agents, trustees, financial advisors, restructuring advisors, accountants, investment bankers, consultants, managed accounts, managed funds and other representatives and agents of such person or entity.

9

Third-Party Release

As of the Effective Date, except for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remains in effect after the Effective Date, for good and valuable consideration, on and after the Effective Date, each of the Released Parties shall be deemed to be conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by:

(a)   the holders of impaired claims who vote to accept the Plan;

(b)   the holders of impaired claims who abstain from voting on the Plan or vote to reject the Plan but do not opt-out of these releases on the ballots;

(c)   the (i) holders of unimpaired claims or interests or (ii) holders of impaired claims and interests that are deemed to reject, but in either case who do not object to the releases by filing an objection to the Plan;

(d)   the Consenting Support Parties;

(e)   the Sponsors;

(f)   the Backstop Parties;

(g)   the DIP Agent and DIP Lenders;

(h)   the Exit ABL Agent and Exit ABL Lenders;

(i) the New Term Agent and New Term Lenders;

(j) Related Parties of the foregoing;

and with respect to any entity in the foregoing clauses (i) through (j), (x) such entity’s predecessors, successors, and assigns, and (y) all persons entitled to assert claims through or on behalf of such entities with respect to the matters for which the releasing entities are providing releases, in each case, from any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, contingent or fixed, existing or hereinafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert in their own right (whether individually or collectively) based on or relating to, or in any manner arising from, in whole or in part, the Debtors and their estates, the formation, operation, and conduct of the Company Entities’ businesses, the Chapter 11 Cases, the acquisition, purchase, sale, or rescission of the purchase or sale of any debt or security of the Debtors or the Reorganized Debtors (including the New Securities), the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, the Debtors’ restructuring, the restructuring of any claim or interest before or during the Chapter 11 Cases, the Interim DIP Order, the Final DIP Order, the Disclosure Statement, the Transaction Support Agreement, the New Term Loan, the Backstop Commitment Letter, the Plan Supplement, and the Plan and related agreements, instruments, and other documents (including the Definitive Documents), and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, including all claims and causes of action under chapter 5 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code or applicable federal or state law, including, without limitation, any preference or fraudulent transfer claims or causes of action; provided that nothing in this release shall be construed to release the Released Parties from any claims or causes of action arising from willful misconduct or intentional fraud as determined by a final order not subject to appeal entered by a court of competent jurisdiction.

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Exculpation	To the maximum extent permitted by applicable law, no Exculpated Party[9] will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, remedy, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases, the negotiation, formulation, preparation, and pursuit of the Disclosure Statement, the Transaction Support Agreement, the transactions relating to the Debtors’ restructuring, the Plan, or the solicitation of votes for, or confirmation of, the Plan, the funding or consummation of the Plan (including the Plan Supplement), the Definitive Documents, or any related agreements, instruments, or other documents, the solicitation of votes on the Plan, the offer, issuance, and distribution of any securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date, the occurrence of the Effective Date, negotiations regarding or concerning any of the foregoing, or the administration of the Plan or property to be distributed under the Plan, except for actions determined to be gross negligence, willful misconduct, or intentional fraud as determined by a final order not subject to appeal entered by a court of competent jurisdiction. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

Management Incentive Plan	The form, terms, allocation and vesting of awards under any management incentive plan (“MIP”) will be determined by the New Board for the Reorganized Debtors in its discretion.

New Board	The post-emergence board of directors of Holdings (the “New Board”) will consist of seven directors as set forth in the Governance Term Sheet.

Indemnification Obligations	The Debtors’ indemnification obligations in place as of the Effective Date, whether in the bylaws, certificates of incorporation or formation, limited liability Debtors agreements, other organizational or formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise, for the directors and the officers that are currently employed by or serving on the Board of Directors of any of the Debtors or their non-Debtor affiliates as of the date immediately before the Effective Date, will be assumed pursuant to the Plan; provided that the Debtors shall not indemnify officers, directors, agents, or employees of the Debtors for any claims or causes of action for which indemnification is barred under applicable law, the Debtors’ organizational documents, or applicable agreements governing the Debtors’ indemnification obligations.

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“Exculpated Party” means, collectively, and in each case in their capacities as such, (i) the Debtors, (ii) the Reorganized Debtors, (iii) the Consenting Support Parties, (iv) the Backstop Parties, (v) the DIP Lenders, (vi) the DIP Agent, (vii) the New Term Lenders, (viii) the New Term Agent, (ix) the Sponsors, and (x) all persons and entities who acted on their behalf in connection with the matters as to which exculpation is provided herein.

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Professional Fee Escrow

The Plan will require the establishment of a professional fee escrow account (the “Professional Fee Escrow”) to be funded with cash in the amount equal to the Professional Fee Reserve Amount (as defined herein). It will be a condition precedent to the substantial consummation of the Plan that the Debtors will have funded the Professional Fee Escrow in full in cash in an amount equal to the Professional Fee Reserve Amount.

The Professional Fee Escrow will be maintained in trust solely for the benefit of professionals retained pursuant to section 327, 328, or 363 of the Bankruptcy Code by the Debtors or any official committee appointed in the Chapter 11 Cases (collectively, the “Professionals”). The Professional Fee Escrow will not be considered property of the Debtors, their estates, or their affiliates, and no liens, claims, or interests will encumber the Professional Fee Escrow or funds held in the Professional Fee Escrow in any way.

The “Professional Fee Reserve Amount” will consist of the total amount of unpaid compensation and unreimbursed expenses incurred by Professionals from the Petition Date through and including the Effective Date, in each case as estimated in good faith by the applicable Professional.

Tax Attributes	Upon the direction of the Requisite Consenting Support Parties, the Company shall use commercially reasonable best efforts to promptly take all actions as are necessary to implement a tax structure that is acceptable to the Requisite Consenting Support Parties and the Company; provided that if any such action or tax structure could reasonably be expected to adversely affect any of the Sponsors, the Company and the Requisite Consenting Support Parties shall consult with the Sponsors in good faith prior to directing such action or structure.

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Schedule A

Debtors

•	Chinos Holdings, Inc.

•	Chinos Intermediate Holdings A, Inc.

•	Chinos Intermediate, Inc.

•	Chinos Intermediate Holdings B, Inc.

•	J. Crew Group, Inc.

•	J. Crew Operating Corp.

•	Grace Holmes, Inc.

•	H.F.D. No. 55, Inc.

•	J. Crew Inc.

•	J. Crew International, Inc.

•	J. Crew Virginia, Inc.

•	Madewell Inc.

•	J. Crew Brand Holdings, LLC

•	J. Crew Brand Intermediate, LLC

•	J. Crew Brand, LLC

•	J. Crew Brand Corp.

•	J. Crew Domestic Brand, LLC

•	J. Crew International Brand, LLC

Exhibit B

DIP Credit Agreement

Exhibit B

FILING VERSION

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of May [    ], 2020,

among

CHINOS INTERMEDIATE HOLDINGS A, INC.,

as the Borrower,

CHINOS HOLDINGS, INC.,

as Holdings,

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent and Collateral Agent,

and

THE LENDERS PARTY HERETO

SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION FACILITY

i

SECTION 11.02.	[Reserved]	101
SECTION 11.03.	Grants, Rights and Remedies	101
SECTION 11.04.	No Filings Required	101
SECTION 11.05.	Survival	101

v

SCHEDULES
I	Guarantors
1.01	Post-Closing Matters
2.01	Lenders and Commitment
5.10	Taxes
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Request for Credit Extension
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Security Agreement
G	Budget
H	Non-Bank Certificate
I	Exit Term Loan Facility Term Sheet
J	Interim DIP Order
K	Notice of Withdrawal
L	[Reserved]
M-1	Election Joinder (Electing Term Lender)
M-2	Election Joinder (Electing IPCo Noteholder)

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This DEBTOR-IN-POSSESSION CREDIT AGREEMENT (“Agreement”) is entered into as of May [    ], 2020, among CHINOS INTERMEDIATE HOLDINGS A, INC., a Delaware corporation, as debtor and debtor-in-possession (the “Company” or the “Borrower”), CHINOS HOLDINGS, INC., a Delaware corporation, as debtor and debtor-in-possession (“Holdings”), WILMINGTON SAVINGS FUND SOCIETY, FSB (“WSFS”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

WHEREAS, the Loan Parties (as defined herein) have commenced voluntary cases (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code (as defined herein) in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”), and the Loan Parties continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has asked the Lenders to make post-petition loans and advances to the Borrower comprising a term loan facility in an aggregate principal amount of $400 million. The Lenders have severally, and not jointly, agreed to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth; and

WHEREAS, to provide security for the repayment of the Loans (as defined herein), and the payment of the other Obligations (as defined herein) of the Loan Parties hereunder and under the Loan Documents (as defined herein), the Loan Parties will provide and grant to the Collateral Agent, for its benefit and the benefit of the Secured Parties, certain security interests, liens, and other rights and protections pursuant to the terms hereof, and security interests and liens pursuant to Sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code, and super-priority administrative expense claims pursuant to Section 364(c)(1) of the Bankruptcy Code, and other rights and protections, as more fully described herein.

The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Escrow Account” has the meaning assigned to the term “Borrowing Base Account” in the Bankruptcy Court DIP Order.

“Ad Hoc Committee Advisors” means the advisors of the Ad Hoc Committee consisting of PJT Partners, Inc., Milbank LLP and Tavenner & Beran, PLC.

“Ad Hoc Committee” means the ad hoc committee of Consenting Support Parties (as defined in the Transaction Support Agreement).

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum equal to the greater of (a) the Eurodollar Rate for such Interest Period multiplied by the Statutory Reserve Rate and (b) 1.00% per annum. The Adjusted Eurodollar Rate will be adjusted automatically as to all Eurodollar Rate Loan then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, neither any Agent nor any of its lending affiliates shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries.

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agent-Related Persons” means the Agents, together with their Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph of this Agreement.

“Agreement Currency” has the meaning specified in Section 10.18.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Eurodollar Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis and, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate determined on such day at 11 a.m. (London time)) plus 1.00% and (c) the Prime Rate. Any change in the Alternate Base Rate due to a change in the prime rate, the Federal Funds Rate or the Eurodollar Rate, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, as the case may be.

“Annual Financial Statements” means the audited consolidated balance sheets of the Company as of the Saturday closest to January 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the Company for the fiscal year ended January 31, 2019.

“Applicable Rate” means a percentage per annum equal to (i) in the case of Base Rate Loans, 7.00% and (ii) in the case of Eurodollar Rate Loans, 8.00%.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Approved Plan of Reorganization” means the “Plan” as contemplated by and as defined in the Transaction Support Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Avoidance Actions” means all causes of action arising under Chapter 5 of the Bankruptcy Code and similar statutes of the relevant states.

“Backstop Commitment Letter” means that certain Backstop Commitment Letter dated May [3], 2020 among the Borrower and the Backstop Lenders.

“Backstop Lender” means each Lender who is party to this Agreement on the Closing Date and is designated as a “Backstop Lender” on Schedule 2.01.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A., a national banking association, acting in its individual capacity, and its successors and assigns.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” has the meaning specified therefor in the recitals hereto.

“Bankruptcy Court DIP Order” means the Interim DIP Order or the Final DIP Order, as applicable.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate and (c) the Adjusted Eurodollar Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day).

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Required Lenders and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Required Lenders and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Required Lenders and the Borrower decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent or the Required Lenders decide that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Required Lenders and the Borrower decide is reasonably necessary in connection with the administration of this Agreement); provided that any such changes shall be administratively feasible for the Administrative Agent.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR: (a) in the case of clauses (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR: (a) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR, (b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the US Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR or (c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Required Lenders, as applicable, with the consent of the Borrower, by notice to the Administrative Agent and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 1.10 and (b) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 1.10.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Budget” means a budget in the form attached hereto as Exhibit G, as the same may be amended, supplemented and/or otherwise modified at any time and from time to time in accordance with Section 6.02(g).

“Budget Event” shall mean any of the following:

(a)    the aggregate amount of actual receipts during any Budget Testing Period shall be less than the aggregate receipts in the Budget for such Budget Testing Period by an amount greater than the Permitted Variance (this clause (a), the “Budgeted Receipts Test”); or

(b)    the actual amount of aggregate disbursements (excluding (x) Professional Fees and (y) restructuring charges arising on account of the Chapter 11 Cases (which restructuring charges shall solely consist of (A) U.S. Trustee fees, (B) professional fees and expenses incurred by or for the benefit of (1) any official committee appointed in the Chapter 11 Cases, (2) the Administrative Agent and/or (3) Lenders, (C) amounts paid by the Loan Parties as adequate protection, (D) the fees and expenses of the tax advisors of Holdings, the Borrower and its subsidiaries, (E) interest payable under this Agreement, (F) cash collateral posted in respect of (1) Cash Management Services in an amount not to exceed $2,000,000 in the aggregate across all Budget Testing Periods and/or (2) Post-Petition Letters of Credit in an amount not to exceed $40,000,000 in the aggregate across all Budget Testing Periods and (G) any amounts set forth in the Budget in the line items entitled “Restructuring Charges” and “Utility Deposits”, in each case without duplication) shall exceed the projected aggregate disbursements in the Budget for such Budget Testing Period by more than the Permitted Variance (this clause (b), the “Budgeted Disbursements Test”).

“Budget Testing Date” means (a) in the case of the Budgeted Receipts Test, the fourth Saturday after the Petition Date and on Saturday of each week thereafter and (b) in the case of the Budgeted Disbursements Test, the second Saturday after the Petition Date and on Saturday of each week thereafter.

“Budget Testing Period” shall mean:

(a)    for the Budgeted Receipts Test, (i) with respect to the first Budget Testing Date, the period beginning on Sunday of the week in which the Petition Date occurs and ending on such Budget Testing Date and (ii) with respect to each Budget Testing Date thereafter, the period beginning on the

Sunday prior to the date that is three weeks prior to such Budget Testing Date and ending on such Budget Testing Date and

(b)    for the Budgeted Disbursements Test, (i) with respect to the first Budget Testing Date, the period beginning on Sunday of the week in which the Petition Date occurs and ending on such Budget Testing Date and (ii) with respect to each Budget Testing Date thereafter, the period beginning on the Sunday prior to the date that is one week prior to such Budget Testing Date and ending on such Budget Testing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank Eurodollar market.

“Canadian Dollars” means Canadian dollars, the lawful currency of Canada.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Carve Out” has the meaning specified in the Bankruptcy Court DIP Order.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Subsidiary:

(a)    Dollars, Euros or Canadian Dollars;

(b)    in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(c)    readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d)    certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000;

(e)    repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(g)    marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

(i)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(j)    investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Orders” has the meaning specified in Section 4.01(j).

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management and/or banking services arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Causes of Action” has the meaning specified in Section 10.25(c).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any

Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case for purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.

“Chapter 11 Cases” has the meaning specified in the recitals hereto.

“Chinos Intermediate Holdings B” means Chinos Intermediate Holdings B, Inc., a Delaware corporation.

“Claims” has the meaning specified in the definition of “Environmental Claim”.

“Closing Date” means the first date all the conditions in Section 4.01 have been satisfied or waived.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets of the Loan Parties other than Excluded Property.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)    all Obligations shall have been unconditionally guaranteed by Holdings and each Subsidiary of the Borrower other than an Excluded Subsidiary (each, a “Guarantor”);

(b)    the Obligations and the Guaranty shall have been secured by a first-priority security interest (subject to the Carve Out in all respects and Liens permitted by Section 7.01) through the provisions of the Interim DIP Order and the Final DIP Order, as applicable, in (i) all the Equity Interests of the Borrower, (ii) all Equity Interests of each direct, wholly owned Subsidiary (other than J. Crew Global Holdings A, LLC or J. Crew Global Holdings Bermuda LP) that is directly owned by the Borrower or any Subsidiary Guarantor and (iii) all Equity Interests of J. Crew Global Holdings Bermuda LP (other than the Excluded Equity Interests); and

(c)    except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Document or the Bankruptcy Court DIP Order, the Obligations and the Guaranty shall have been secured by a perfected first-priority (subject in all respects to the Carve Out, the Bankruptcy Court DIP Order (including with respect to Lien priorities set forth therein) and Liens permitted by Section 7.01) security interest (to the extent such security interest may be perfected by virtue of the Bankruptcy Court DIP Order or by filing financing statements under the Uniform Commercial Code or making any necessary filings for perfection with the United States Patent and Trademark Office or United States Copyright Office) in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including accounts (other than deposit accounts, other bank or securities accounts), inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents and the Bankruptcy Court DIP Order, in each case subject to exceptions and limitations otherwise set forth in this Agreement, the Collateral Documents and the Bankruptcy Court DIP Order;

provided that any such security interests (i) in Current Asset Collateral shall be subject to the terms of the Prepetition ABL Intercreditor Agreement and (ii) shall exclude Excluded Property.

The foregoing definition shall not require the perfection of pledges of or security interests in, or the obtaining of title insurance, surveys, abstracts or appraisals with respect to, particular assets if and for so long as, in the reasonable judgment of the Required Lenders and the Borrower, the cost of perfecting such pledges or security interests in such assets or obtaining title insurance, surveys abstracts or appraisals in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Bankruptcy Court DIP Order, each of the mortgages (if any), collateral assignments, security agreements, pledge agreements or other similar agreements delivered to any Agent and the Lenders in connection with this Agreement, any intercreditor agreement and the Guaranty.

“Committee Professionals” shall mean the professionals retained by any official committee of unsecured creditors appointed under Section 1103 of the Bankruptcy Code.

“Commitment” means the Initial Commitment and the Incremental/Exit Commitment.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Company Parties” means the collective reference to Holdings and its Subsidiaries, including the Borrower, and “Company Party” means any one of them.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confirmation Order” means an order of the Bankruptcy Court, in form and substance reasonably acceptable to the Required Lenders and the Agents, confirming the Approved Plan of Reorganization.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“COVID-19 Pandemic” means the COVID-19 pandemic and the economic, financial, business, operational and healthcare effects thereof and the response of governmental and healthcare authorities with respect thereto.

“Credit Extension” means a borrowing of Loans made pursuant to Section 2.01(a) or Section 2.01(d).

“Current Asset Collateral” means all the “ABL Priority Collateral” as defined in the Prepetition ABL Intercreditor Agreement.

“Debtor Professionals” shall mean persons or firms retained by the Loan Parties pursuant to section 327, 328 or 363 of the Bankruptcy Code.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(c)) plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“DIP Funding Account” means the account in the name of the Administrative Agent on behalf of the Secured Parties and under the sole dominion and control of the Administrative Agent, in which the proceeds of the Loans shall be deposited and held.

“DIP Superpriority Claim” means allowed superpriority expense claims pursuant to Bankruptcy Code Sections 364(c)(1), 503 and 507 granted by the Bankruptcy Court DIP Order.

“Disclosure Statement” has the meaning specified in Section 8.01(ee)(ii).

“Disclosure Statement Order” has the meaning specified in the Transaction Support Agreement.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Loans; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Early Opt-in Election” means the occurrence of both: (a) (i) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that Dollar-denominated syndicated credit facilities generally being executed at such time, or that include language similar to that contained in Section 1.10, are being generally executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and (b) (i) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electing DIP Term Lender” has the meaning specified in Section 2.01(b).

“Electing DIP Term Lender Funding Date” has the meaning specified in Section 2.01(b).

“Electing IPCo Noteholder” has the meaning specified in Section 2.01(b).

“Electing Term Lender” has the meaning specified in Section 2.01(b).

“Election Deadline” shall mean 5:00 p.m. Eastern time on the date that is ten (10) Business Days after the Petition Date.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates, (f) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (g) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan or (h) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means

(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the ICE Benchmark Administration London Interbank Offered Rate or such other rate per annum as is designated by the Required Lenders as a widely recognized successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available (“LIBOR”), as published by Bloomberg (or such other commercially available source providing quotations of LIBOR as may be designated by the Required Lenders from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Required Lenders to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Required Lenders to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

Notwithstanding the foregoing, any rate elected pursuant to the foregoing subsections (a) and (b) must be administratively feasible for the Administrative Agent.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Eurodollar Rate.

“Euros” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Equity Interests” means (a) more than 65% of the issued and outstanding Equity Interests of J. Crew Global Holdings A, LLC, J. Crew Global Holdings Bermuda LP and any Subsidiary of J. Crew Global Holdings Bermuda LP; provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as the pledge of 100% of the outstanding Equity Interests of J. Crew Global Holdings A, LLC or J. Crew Global Holdings Bermuda LP shall not have material adverse U.S. federal income tax consequences to Holdings or any of its Subsidiaries, (b) the Equity Interests of J. Crew Japan, Ltd and (c) any Equity Interest if, to the extent and for so long as the pledge of such Equity Interest hereunder or under any collateral agreement is prohibited by any applicable Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC, the Bankruptcy Court DIP Order or any other applicable Law; provided that such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be effective.

“Excluded Property” means (a) any “intent to use” trademark application, solely during the period in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (b) the Excluded Equity Interests, (c) any deposit account or similar account established as “assurance of payment” for a utility pursuant to section 366 of the Bankruptcy Code, (d) any assets securing purchase money obligations or Capitalized Lease Obligations permitted to be incurred hereunder, to the extent that the terms of the agreements relating to such Lien prohibit the security interest hereunder or under any Collateral Document from attaching to such assets, (e) any particular asset, if the pledge thereof or the security interest therein is prohibited by applicable Law other than to the extent such prohibition is rendered ineffective under or by virtue of the UCC, the Bankruptcy Court DIP Order or other applicable Law notwithstanding such prohibition, (f) any rights of a Loan Party arising under or evidenced by any contract, lease, instrument, license or agreement to the extent the pledge thereof is prohibited or restricted by such contract, lease, license or other agreement, except to the extent (x) the pledge of such rights is deemed ineffective under or by virtue of the UCC, the Bankruptcy Court DIP Order or other applicable Law or principle of equity notwithstanding such prohibition or restriction, (g) licenses and any other property and assets to the extent that the Collateral Agent may not validly possess a security interest therein under applicable Laws (including, without limitation, rules and regulations of any Governmental Authority) to the extent such applicable Laws, rules or regulations are not rendered ineffective under or by virtue of the UCC, the Bankruptcy Court DIP Order or other applicable Law, or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, provided that Collateral shall include to the maximum extent permitted by applicable Law all rights incident or appurtenant to such licenses, property and assets (except to the extent any Lien on such asset in favor of the Collateral Agent requires consent, approval or authorization from any Governmental Authority), (h) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is deemed ineffective under or by virtue of the UCC, the Bankruptcy Court DIP Order or other applicable Law or principle of equity), (i) any escrow, fiduciary, payroll, tax withholding or trust account (each, an “Excluded Account”), (j) Avoidance Actions, (k) the Professional Fees Account (including funds held in the Professional Fees Account), (l) cash deposits and/or cash collateral permitted by Section 7.01 and/or (m) the ABL Escrow Account.

“Excluded Subsidiary” means (a) J. Crew Global Holdings A, LLC, (b) J. Crew Global Holdings Bermuda LP, (c) any Foreign Subsidiary of the Borrower, (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary and (e) any Subsidiary that is prohibited or restricted by applicable Law from providing a Guaranty or if such Guaranty would require governmental (including regulatory) consent, approval, license or authorization.

“Exit Conversion” has the meaning specified in Section 2.12(a).

“Exit Term Loan Facility Credit Agreement” has the meaning specified in Section 2.12(b).

“Exit Term Loans” means the loans under the Exit Term Loan Facility Credit Agreement.

“Exit Term Loan Facility Term Sheet” means the Term Sheet attached hereto as Exhibit I.

“Facility” means the Initial Loans or any Incremental Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any successor provision that is substantively the equivalent thereof (and, in each case, any regulations promulgated thereunder or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” ” means that certain Fee Letter, dated as of May [_], 2020, by and among the Borrower and the Agents.

“Final DIP Order” has the meaning specified in the Interim Order or otherwise as may be amended, modified or supplemented from time to time with the express written consent of the Required Lenders and the Agents.

“Final DIP Order Entry Date” means the date on which the Final DIP Order is entered on the docket of the Bankruptcy Court.

“Final Loan” has the meaning specified in Section 2.01(a).

“Final Loan Amount” has the meaning specified in Section 2.01(a).

“Final Loan Date” means a date selected by the Borrower in its sole discretion on or after July 8, 2020, or such earlier date as is agreed by the Required Lenders (without the consent of any other Lender); provided that such date shall not occur prior to the entry of the Final DIP Order Entry Date without the consent of each Lender.

“Foreign Casualty Event” has the meaning specified in Section 2.03(b)(iii).

“Foreign Disposition” has the meaning specified in Section 2.03(b)(iii).

“Foreign Lender” has the meaning specified in Section 3.01(b).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Plan” means any material employee benefit plan, program or agreement maintained or contributed to by, or entered into with, Holdings or any Subsidiary of Holdings with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“Guaranty” means (a) the guarantee made by the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties substantially in the form of Exhibit E and (b) each other guarantee and guarantee supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes regulated pursuant to any Environmental Law.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impacted Loans” has the meaning specified in Section 3.03.

“Incremental Loans” has the meaning specified in Section 2.01(d).

“Incremental/Exit Commitment” means as to each Lender, its commitment to make one or more Incremental Loans to the Borrower hereunder and/or in connection with the Exit Conversion, expressed as an amount representing the maximum principal amount of the Incremental Loans or the Exit Term Loans, as applicable, to be made by such Lender hereunder or in connection with the Exit Conversion, as such commitment may be (a) reduced from time to time pursuant to Section 2.04 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The initial amount of each Lender’s Incremental/Exit Commitment is set forth on Schedule 2.01 under the caption “Incremental/Exit Commitment” or, otherwise, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Incremental/Exit Commitment, as the case may be. The initial aggregate amount of the Incremental/Exit Commitments is $145,000,000.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)    net obligations of such Person under any Swap Contract;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness;

(g)    all obligations of such Person in respect of Disqualified Equity Interests; and

(h)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include (A) the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness is in the form of debt for borrowed money, capitalized leases and/or purchase money indebtedness and (B) in the case of Subsidiaries that are not Loan Parties, exclude loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business solely to the extent that such intercompany loans and advances are evidenced by one or more notes in form and substance reasonably satisfactory to the Required Lenders and pledged as Collateral. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” has the meaning specified in Section 3.01(a).

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.04 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The initial amount of each Lender’s Initial Commitment is set forth on Schedule 2.01 under the caption “Initial Commitment” or, otherwise, in the Assignment and Assumption, pursuant to which such Lender shall have assumed its Initial Commitment, as the case may be. The initial aggregate amount of the Initial Commitments is $255,000,000.

“Initial Loans” shall mean the Interim Loans and Final Loans made by the Lenders on the Closing Date and the Final Loan Date, as applicable, to the Borrower pursuant to Section 2.01.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Preferred Stock” means the approximately 300,000 shares of 7% preferred Series A common stock issued by Chinos Intermediate, Inc., a Delaware corporation.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each January, April, July and October and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, or three months thereafter (or, with prior written notice to the Administrative Agent, such period of less than one month as may be consented to by each Lender and is administratively feasible for the Administrative Agent), as selected by the Borrower in its Request for Credit Extension; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)    any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the Maturity Date.

“Interim DIP Order” means the order of the Bankruptcy Court, approving the Facility on an interim basis, substantially in the form of Exhibit J hereto.

“Interim DIP Order Entry Date” means the date on which the Interim DIP Order is entered on the docket of the Bankruptcy Court.

“Interim Loan” has the meaning specified in Section 2.01(a).

“Interim Loan Amount” has the meaning specified in Section 2.01(a).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including without limitation by merger or otherwise)

of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IP Rights” has the meaning specified in Section 5.15.

“IPCo DIP Portion” has the meaning specified in Section 2.01(b).

“IPCo Notes Trustee” means U.S. Bank National Association, as collateral agent and indenture trustee under the Prepetition IPCo Notes Indentures.

“IRS” means Internal Revenue Service of the United States.

“J. Crew Brand” means J. Crew Brand, LLC, a Delaware limited liability company.

“J. Crew Brand Corp.” means J. Crew Brand Corp., a Delaware corporation.

“J. Crew Brand Holdings” means J. Crew Brand Holdings, LLC, a Delaware limited liability company.

“J. Crew Group” means J. Crew Group, Inc., a Delaware corporation.

“Judgment Currency” has the meaning specified in Section 10.18.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Liquidity” has the meaning specified in the definition of “Withdrawal Weekly Cap”.

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Bankruptcy Court DIP Order, (d) the Collateral Documents and (e) each other agreement, instrument or document designated by the Borrower, on the one hand, and either the Administrative Agent or the Required Lenders, on the other hand, as a “Loan Document”.

“Loan Parties” means, collectively, (a) Holdings, (b) the Borrower and (c) each other Guarantor.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means, any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, other than a result of (i) the Chapter 11 Cases or any event, circumstance or condition leading up to, related to or resulting from the Chapter 11 Cases or (ii) the COVID-19 Pandemic (provided that the exception in this clause (ii) shall not apply to the extent that it is disproportionately adverse to Holdings and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which Holdings and its Subsidiaries operate), (b) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent under any Loan Document.

“Material Real Property” means any real property owned by any Loan Party with a fair market value in excess of $5,000,000.

“Maturity Date” means the one year anniversary of the Petition Date, provided, that if the Exit Conversion occurs, the Loans shall not be paid in cash and shall convert in accordance with the terms and conditions set forth herein; provided, further, that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately following such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger Agreement” means the Agreement and Plan of Merger dated as of November 23, 2010, as amended by Amendment No. 1 dated January 18, 2011, among Holdings, J. Crew Group and Chinos Acquisition Corporation, a Delaware corporation.

“Milestone” or “Milestones” has the meaning specified in Section 8.01(ee).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages (if any) made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Required Lenders and the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 6.13.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)    with respect to the Disposition of any asset by the Borrower or any of the Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Subsidiary in connection with such Disposition or Casualty Event, (C) taxes or distributions made pursuant to Section 7.06(g)(i) or (g)(iii) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-wholly owned Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); and

(b)    with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Subsidiary by the Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Subsidiary in connection with such incurrence or issuance.

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Notice of Withdrawal” shall mean a request by the Borrower in accordance with the terms of Section 2.02 and substantially in the form of Exhibit K, or such other form as shall be reasonably approved by the Administrative Agent.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“OID” means original issue discount.

“Operating Account” means the deposit account established by the Borrower for the purpose of receipt of the Withdrawals.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(f).

“Overnight Rate” means, for any day, the Federal Funds Rate.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Permitted Variance” means, for purposes of testing whether a Budget Event has occurred, during any Budget Testing Period, a variance of, (a) with respect to the Budgeted Receipts Test, 25% and (b) with respect to the Budgeted Disbursements Test, 15%.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” means May [4], 2020.

“PIK Notes” means the 7.75%/8.50% Senior PIK Toggle Notes due 2022 of the Borrower issued pursuant to an indenture, dated as of November 4, 2013, between the Borrower and U.S. Bank National Association, as trustee (the “PIK Notes Trustee”), as amended and supplemented from time to time.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Post-Petition Letter of Credit” means any letter of credit issued at the request of the Borrower and/or any Subsidiary after the Petition Date that is permitted pursuant to Section 7.03 hereof.

“Prepetition ABL Agent” means Bank of America in its capacity as administrative agent and collateral agent under the Prepetition ABL Documents, or any successor administrative agent and collateral agent under the Prepetition ABL Documents.

“Prepetition ABL Credit Agreement” means that certain asset-based revolving credit agreement, dated as of March 7, 2011, as amended, supplemented or otherwise modified on or prior to the date hereof, among, inter alios, J. Crew Group, Chinos Intermediate Holdings B, the lenders from time to time party thereto and Bank of America, as administrative agent and collateral agent for such lenders, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents).

“Prepetition ABL Documents” means the Prepetition ABL Credit Agreement, the Prepetition ABL Intercreditor Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“Prepetition ABL Indebtedness” shall mean Indebtedness or other obligations of Holdings, the Borrower or any Subsidiary outstanding, or secured, under the Prepetition ABL Documents.

“Prepetition ABL Intercreditor Agreement” means the intercreditor agreement dated as of March 7, 2011, between the Bank of America, N.A. in its in its capacity as administrative agent and collateral agent for ABL Lenders (as defined therein) and Bank of America, N.A. in its in its capacity as administrative agent and collateral agent for the Term Lenders (as defined therein), as amended, supplemented or otherwise modified from time to time.

“Prepetition Documents” means the Prepetition Term Documents, the Prepetition ABL Documents, the Prepetition IPCo Notes Documents and each of the other agreements, instruments or documents executed pursuant thereto.

“Prepetition Indebtedness” shall mean Indebtedness of Holdings, the Borrower or any Guarantor outstanding, or secured, under the Prepetition Documents.

“Prepetition Indebtedness Holders” means, collectively, the Prepetition Term Agent, the Prepetition Term Lenders, the Prepetition ABL Agent, the Prepetition ABL Lenders, each Prepetition IPCo Noteholder, any holders of Other Liabilities (as defined in the Prepetition ABL Credit Agreement) and obligations under Secured Hedge Agreements (as defined in the Prepetition Term Loan Agreement).

“Prepetition IPCo Noteholder” means a holder of Prepetition IPCO Notes issued under any Prepetition IPCO Notes Indenture.

“Prepetition IPCo Notes” means (a) the 13% Senior Secured Notes due 2021 and (b) the 13% Senior Secured New Money Notes due 2021, in each case issued by the IPCo Notes Issuers.

“Prepetition IPCo Notes Documents” means the IPCo Notes Indentures and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“Prepetition IPCo Notes Indentures” means, collectively, (a) the Indenture, dated on or about July 13, 2017, as amended by the First Supplemental Indenture, dated as of April 26, 2019, among the Prepetition IPCo Notes Issuers, as issuers, the guarantors party thereto and the IPCo Notes Trustee, with respect to the 13.00% Senior Secured Notes due 2021 of the Prepetition IPCo Notes Issuers, and (b) the Indenture, dated on or about July 13, 2017, among the Prepetition IPCo Notes Issuers, as issuers, the guarantors party thereto and the IPCo Notes Trustee, with respect to the 13.00% Senior Secured New Money Notes due 2021 of the Prepetition IPCo Notes Issuers.

“Prepetition IPCo Notes Issuers” means J. Crew Brand and J. Crew Brand Corp.

“Prepetition Obligations” means all (i) Prepetition Term Obligations, (ii) “Obligations” under the Prepetition ABL Credit Agreement and (iii) “Notes Obligations” under each of the Prepetition IPCo Notes Indentures of the Loan Parties to the Prepetition Indebtedness Holders incurred prior to the Petition Date.

“Prepetition Term Agent” means Wilmington Savings Fund Society, FSB, as successor to Bank of America N.A., in its capacities as administrative agent and collateral agent under the Prepetition Term Documents, or any successor administrative agent and collateral agent under the Prepetition Term Documents.

“Prepetition Term Credit Agreement” means that certain term Amended and Restated Credit Agreement, dated as of March 5, 2014, as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of July 31, 2017 and as further amended, supplemented or otherwise modified on or prior to the date hereof, among J. Crew Group, Chinos Intermediate Holdings B, the lenders party thereto and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents).

“Prepetition Term Documents” means the Prepetition Term Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“Prepetition Term Lender” means any lender under the Prepetition Term Credit Agreement.

“Prepetition Term Loan” means any loan made pursuant to the Prepetition Term Credit Agreement.

“Prepetition Term Obligations” means “Obligations” (as defined in the Prepetition Term Credit Agreement).

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by The Wall Street Journal as the “prime rate” for such day or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H. 15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Required Lenders) or any similar release by the Federal Reserve Board (as reasonably determined by the Required Lenders).

“Priority Collateral” shall have the meaning specified in the Bankruptcy Court DIP Order.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments, if applicable and without duplication, Loans of such Lender under the applicable Facility at such time and the denominator of which is the amount of the Aggregate Commitments and, if applicable and without duplication, Loans under the applicable Facility at such time.

“Proceeds” has the meaning specified in the UCC.

“Professional Fees” shall mean all unpaid fees and expenses incurred by Professional Persons.

“Professional Fees Account” shall have the meaning assigned such term in the Bankruptcy Court DIP Order.

“Professional Persons” shall mean Debtor Professionals and Committee Professionals and any notice claims agent retained in the Chapter 11 Cases.

“Proposed Budget” has the meaning specified in Section 6.02(g).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Financial Statements” means the unaudited condensed consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the most recent fiscal quarters after the date of the Annual Financial Statements and ended at least forty five (45) days before the Closing Date (other than the fourth Fiscal Quarter of any Fiscal Year); provided that filing of the required financial statements on Form 10-K and Form 10-Q by the Company shall satisfy the foregoing requirements with respect to the Company.

“Register” has the meaning specified in Section 10.07(c).

“Related Indemnified Person” of an Indemnitee means (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facility.

“Related Party” means, with respect to any Person, its current and former Affiliates, managed accounts and funds, shareholders, directors, officers, employees, subcontractors, advisory board members, consultants, management companies, fund advisors, agents, principals, partners, trustees, advisors, representatives and predecessors, successors and assigns, heirs, executors, estates, servants and nominees of such Person.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“Replacement Loans” has the meaning specified in Section 10.01.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means a notice of (a) a Credit Extension, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Required Lenders” means, as of any date of determination, (a) Lenders having more than 50% of the sum of the (i) outstanding Loans and (ii) aggregate unused Commitments and (b) to the extent not all Lenders are Affiliates, two or more Lenders that are not Affiliates; it being understood and agreed for the avoidance of doubt that two Lenders who (i) are not Affiliates and (ii) collectively hold more than 50% of the sum of the (A) outstanding Loans and (B) aggregate unused Commitments shall constitute “Required Lenders”.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or Holdings’ stockholders, partners or members (or the equivalent Persons thereof).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means disbursements and payments in immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Pledge and Security Agreement executed by the Borrower, each Guarantor and the Collateral Agent, substantially in the form of Exhibit F.

“Series A Preferred Stock” means the approximately 190,000 shares of 7% non-convertible perpetual series A preferred stock issued by Chinos Holdings, Inc.

“Series B Preferred Stock” means the approximately 130,000 shares of 7% non-convertible perpetual series B preferred stock issued by Chinos Holdings, Inc.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“SPC” has the meaning specified in Section 10.07(g).

“Sponsor” means any of TPG Capital, L.P., TPG Chinos Co-Invest, L.P. (for so long as TPG Capital, L.P. or any of its Affiliates retains control of the voting power thereof), Leonard Green & Partners, L.P., LGP Chino Coinvest LLC (for so long as Leonard Green & Partners, L.P. or any of its Affiliates retains control of the voting power thereof) and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the calculation of the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Borrower or any Subsidiary.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.12(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Term DIP Portion” has the meaning specified in Section 2.01(b).

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Amount” means $10,000,000.

“Transaction” means collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Credit Extensions hereunder and (b) the payment of the Transaction Expenses.

“Transaction Expenses” means any fees, premiums, or expenses and other transaction costs (including OID or upfront fees) payable or otherwise borne by the Borrower and its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transaction Support Agreement” means that Transaction Support Agreement dated as of May [_], 2020 by and among the Company, each Consenting Support Party (as defined therein) and each Sponsor (as defined therein).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“U.S. Lender” has the meaning specified in Section 3.01(d).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy under any Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions thereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Variance Report” has the meaning specified in Section 6.01(c).

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal” means a disbursement of funds from the DIP Funding Account, “Withdraw” and “Withdrawn” shall have correlative meanings thereto.

“Withdrawal Amount” means, with respect to any week, the amount set forth in the Budget in the line item entitled “Total Operating Disbursements” for such week.

“Withdrawal Date” has the meaning specified in Section 2.02(f).

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawal Weekly Cap” means:

(a)    for the week in which the Closing Date occurs, the lesser of:

(i)    the sum of:

(A)    (1) $50,000,000 minus (2) the aggregate amount of cash and Cash Equivalents of the Loan Parties as of such date that would not appear as “restricted” on a consolidated balance sheet of the Loan Parties (other than (x) cash maintained in any payroll account in the ordinary course of business and (y) cash maintained in the DIP Funding Account) (“Liquidity”) (without giving effect to the funding of any Loan) plus

(B)    if, on the Closing Date, the Borrower in good faith projects that Liquidity will fall below $50,000,000 at any time during such week, 110% of the Withdrawal Amount for the immediately following week plus

(C)    the amount of any cash collateral required during such week (or in the following week) in respect of any Post-Petition Letter of Credit and/or Cash Management Services plus

(D)    any amount required during such week (or in the following week) to be deposited in the ABL Escrow Account pursuant to the terms of the Bankruptcy Court DIP Order, and

(ii)    the amount on deposit in the DIP Funding Account on the relevant date of determination and

(b)    for each week thereafter, the lesser of:

(i)    the sum of:

(A)    if the Borrower in good faith projects that Liquidity will fall below $50,000,000 at any time during such week, the greater of (1) 110% of the Withdrawal Amount for the immediately following week and (2) an amount such that, after giving effect to (x) the relevant Withdrawal and (y) the Net Cash Flow projected for such week in the Budget (excluding, for purposes of determining Net Cash Flow in this clause (y), the effect of any item in the “TL Draw” row in the Budget for such week), the Borrower will have $50,000,000 in Liquidity plus

(B)    the amount of any cash collateral required during such week (or in the following week) in respect of any Post-Petition Letter of Credit and/or Cash Management Services plus

(C)    any amount required during such week (or in the following week) to be deposited in the ABL Escrow Account pursuant to the terms of the Bankruptcy Court DIP Order and

(ii)    the amount on deposit in the DIP Funding Account on the relevant date of determination.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“WSFS” has the meaning specified in the introductory paragraph to this Agreement.

SECTION 1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(c)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(d)    (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(i)    References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(ii)    The term “including” is by way of example and not limitation.

(iii)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(e)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(f)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(g)    For purposes of determining compliance with any Section of Article VII, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation, or prepayment of Indebtedness meets the criteria of one or more of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time, shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

SECTION 1.03.    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding the foregoing or anything to the contrary contained herein (including in the definitions of “Capitalized Lease” and/or “Capitalized Lease Obligation”), in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capitalized Leases in conformity with GAAP as of December 31, 2017 shall be considered Capitalized Leases, and all calculations and determinations under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.04.    Rounding. [Reserved].

SECTION 1.05.    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06.    Times of Day; Timing of Payment or Performance. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.07.    [Reserved].

SECTION 1.08.    [Reserved].

SECTION 1.09.    Currency Equivalents Generally. For purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

SECTION 1.10.    Effect of Benchmark Transition Event.

(a)    Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Required Lenders and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement; provided that any such Benchmark Replacement shall be administratively feasible for the Administrative Agent, and provided further the Administrative Agent shall not be bound to follow or agree to any amendment or supplement to this Agreement (including, without limitation, any Benchmark Replacement Conforming Changes) that would increase or materially change or affect the duties, obligations or liabilities of the Administrative Agent (including without limitation the imposition or expansion of discretionary authority), or reduce, eliminate, limit or otherwise change any right, privilege or protection of the Administrative Agent, or would otherwise materially and adversely affect the Administrative Agent, in each case in its reasonable judgment, without its express written consent (such consent not to be unreasonably withheld). Subject to the foregoing, following delivery by the Required Lenders of any such amendment with respect to a Benchmark Transition Event to the Administrative Agent, such amendment will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered such amendment to the Administrative Agent together with written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 1.10 will occur prior to the applicable Benchmark Transition Start Date.

(b)    In connection with the implementation of a Benchmark Replacement, the Required Lenders will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that the Administrative Agent shall not be bound to follow or agree to any amendment or supplement to this Agreement (including, without limitation, any Benchmark Replacement Conforming Changes) that would increase or materially change or affect the duties, obligations or liabilities of the Administrative Agent (including without limitation the imposition or expansion of discretionary authority), or reduce, eliminate, limit or otherwise change any right, privilege or protection of the Administrative Agent, or would otherwise materially and adversely affect the Administrative Agent, in each case in its reasonable judgment, without its express written consent (such consent not to be unreasonably withheld).

(c)    The Required Lenders will promptly notify the Borrower, the Administrative Agent and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Required Lenders pursuant to this Section 1.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 1.10. In the event that LIBOR or applicable Benchmark is not available on any determination date, then unless the Administrative Agent is notified of a replacement benchmark in accordance with the provisions of this Agreement at least five business days prior to any Interest Payment Date, the Administrative Agent shall use the interest rate in effect for the immediately prior Interest Period.

(d)    Upon the Borrower’s receipt of notice from the Required Lenders of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of the Base Rate based upon LIBOR will not be used in any determination of the Base Rate. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto or the effect of any of the foregoing.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01.    Commitment.

(a)    Subject to the terms and conditions set forth herein and in the Bankruptcy Court DIP Orders, each Lender severally agrees to make on each applicable borrowing date, a Loan to the Borrower denominated in Dollars equal to such Lender’s Initial Commitment. The Lenders shall make two Credit Extensions in respect of their Initial Commitments that shall consist of (i) loans (the “Interim Loans”) on the Closing Date in an aggregate principal amount equal to $110,000,000 (the “Interim Loan Amount”), which shall be made by each Lender in accordance with its respective Pro Rata Share of the Interim Loan Amount, and (ii) loans (the “Final Loans”) in an aggregate principal amount equal to $145,000,000 (the “Final Loan Amount”) on the Final Loan Date, which shall be made by each Lender in accordance with its respective Pro Rata Share of the Final Loan Amount. The Initial Commitments in respect of the Interim Loans shall terminate automatically after the making of the Interim Loans on the Closing Date, and the Initial Commitments in respect of the Final Loans shall terminate automatically after the making of the Final Loans on the Final Loan Date. Proceeds of the Loans shall be deposited into the DIP Funding Account by the Administrative Agent.

(b)    Each Lender as of the Closing Date and the Borrower hereby acknowledge and agree that (i) each Prepetition Term Lender that is not a Backstop Lender and that is a party to the Transaction Support Agreement (in such capacity, an “Electing Term Lender”) may participate with the other Electing Term Lenders to provide its pro rata portion of 38.3% of the Facility and the Exit Term Loans (the “Term DIP Portion”) and (ii) each Prepetition IPCo Noteholder that is not a Backstop Lender and that is a party to the Transaction Support Agreement (in such capacity, an “Electing IPCo Noteholder” and, together with the Electing Term Lenders, the “Electing DIP Term Lenders”) may participate with the other Electing IPCo Noteholders to provide its pro rata portion of 11.7% of the Facility and the Exit Term Loans (the “IPCo DIP Portion”), in each case, by executing an election joinder in the form of Exhibit M-1 (for Electing Term Lenders) or Exhibit M-2 (for Electing IPCo Noteholders) no later than the Election Deadline. Such participation shall be on a pro rata basis in accordance with (x) for Electing Term Lenders, the proportion of (1) the obligations under the Prepetition Term Credit Agreement owed to each such Prepetition Term Lender to (2) the obligations owed to all Prepetition Term Lenders under the Prepetition Term Credit Agreement on the Election Deadline, as applicable, of the Term DIP Portion and (y) for Electing IPCo Noteholders, the proportion of (1) the obligations under the Prepetition IPCo Indentures owed to each such Prepetition IPCo Noteholder to (2) the obligations owed to all Prepetition IPCo Noteholders under the Prepetition IPCo Indentures on the Election Deadline, as applicable, of the IPCo DIP Portion. Each such Electing DIP Term Lender shall become a Lender on the day that is five (5) Business Days after the Election Deadline (the “Electing DIP Term Lender Funding Date”) upon the funding by such Electing DIP Term Lender of its Initial Loans and the provision by such Electing DIP Term Lender of a Commitment, of its applicable amount, upon which Schedule 2.01 shall be revised with the consent of the Borrower (not to be unreasonably withheld or delayed) to reflect the Commitments of the Electing DIP Term Lenders under the Facility. Each Backstop Lender’s Loans shall be repaid within two (2) Business Days of receipt of such funds and reduced proportionally on the Electing DIP Term Lender Funding Date with all the other Backstop Lenders. Each Electing DIP Term Lender’s funding of its Loan must be made not later than 1:00 p.m., New York City time, on the Electing DIP Term Lender Funding Date.

(c)    It is understood and agreed for the avoidance of doubt that (x) neither the Borrower nor any other Loan Party shall be required to take any action to facilitate (I) the funding by any Electing DIP Term Lender of its Loans hereunder and/or (II) any repayment of any DIP Loan required to effectuate the foregoing other than (1) to facilitate the posting of notices to the Prepetition IPCo Noteholders or the Prepetition Term Lenders through the IPCo Notes Trustee or the Prepetition Term Agent, as applicable, and (2) consenting to the revisions of Schedule 2.01 as provided above and (y) in no event shall any transaction contemplated by Section 2.01(b) result in a reduction in the aggregate amount of Commitments or Loans available to the Borrower under this Agreement. Notwithstanding anything contained in this Section 2.01 to the contrary, in no event shall the Administrative Agent have any obligations with respect to the determination of, or funding of, any Commitments or Loans by any Electing DIP Term Lender or Backstop Lender other than to (i) receive funds from the Electing DIP Term Lenders on the Electing DIP Term Lender Funding Date, (ii) distribute such funds received from the Electing DIP Term Lenders to the Backstop Lenders on a pro rata basis based on the principal amount of Loans outstanding for each Backstop Lender immediately prior to such funding by the Electing DIP Term Lenders, and (iii) after receipt and distribution of such funds contemplated by (i) and (ii) above, revise the Register based on a schedule provided to it by the Ad Hoc Committee Advisors and the Loan Parties’ advisors which shall be conclusive and binding on the Administrative Agent and the Lenders.

(d)    The Borrower may at any time and from time to time after the Final Loan Date request that each Lender fund additional loans (the “Incremental Loans”) in an aggregate principal amount not to exceed the amount of such Lender’s outstanding Incremental/Exit Commitment. With the consent of the Required Lenders in their sole and absolute discretion (but without the consent of any other Lender), subject to the conditions set forth in Section 4.02 hereof (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the borrowing date of such Incremental Loans), each Lender severally agrees to make on the applicable borrowing date (it being understood and agreed that there may be more than one such borrowing date subject to the provisions of this Section 2.01(d)), an Incremental Loan to the Borrower in Dollars in an amount up to such Lender’s Incremental/Exit Commitment. Each borrowing of Incremental Loans shall be in an aggregate principal amount that is not less than $5,000,000. Notwithstanding anything to the contrary herein, (i) the Incremental Loans shall be provided on the same terms as all other Loans hereunder including, without limitation, with respect to the Maturity Date and the Applicable Rate and (ii) it is understood and agreed for the avoidance of doubt that each Lender shall be required to provide Incremental Loans in the amount of its Incremental/Exit Commitment even if it does not consent to the relevant borrowing of Incremental Loans so long as the Required Lenders have consented to the borrowing of such Incremental Loans. Proceeds of the Incremental Loans shall be deposited into the DIP Funding Account by the Administrative Agent.

SECTION 2.02.    The Credit Extensions.

(a)    Each Credit Extension, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent. In order to request any Credit Extension, the Borrower shall notify the Administrative Agent by delivery of a written Request for Credit Extension or by telephone, not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of such Credit Extension or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans and (ii) one (1) Business Day prior to the requested date of any Credit Extension of Base Rate Loans, or such shorter time as may be agreed between the Administrative Agent and the Borrower. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by electronic delivery to the Administrative Agent of a written

Request for Credit Extension. Each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Request for Credit Extension shall specify the following information: (i) whether the Borrower is requesting a Credit Extension, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the date of such Credit Extension, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in any Request for Credit Extension or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Credit Extension of, conversion to, or continuation of Eurodollar Rate Loans in any such Request for Credit Extension, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)    Following receipt of any Request for Credit Extension by the Administrative Agent, the Administrative Agent shall promptly (i) forward such Request for Credit Extension to each Lender, (ii) notify each Lender of the amount of its Pro Rata Share of the requested Credit Extension, as applicable, and (iii) if no timely notice of a conversion or continuation is provided by the Borrower, notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans described in Section 2.02(a). In the case of each Credit Extension, each Lender shall make the amount of its Loan available to the Administrative Agent (to such account as the Administrative Agent may designate) in immediately available funds not later than 1:00 p.m., New York City time, on the Business Day specified in the applicable Request for Credit Extension. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Credit Extension is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by crediting the DIP Funding Account.

(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. Upon the occurrence and during the continuation of an Event of Default, the Required Lenders may require by notice to the Borrower that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Credit Extensions, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Required Lenders.

(f)    Subject to Section 4.02, the Borrower may request disbursements from the DIP Funding Account by delivering to the Administrative Agent a Notice of Withdrawal, not later than 12:00 p.m., New York City time, one Business Day before (or such shorter time as agreed by the Administrative Agent) the proposed date of the applicable Withdrawal (the “Withdrawal Date”) and no more frequently than one Withdrawal per week; provided that (i) the amount that may be Withdrawn during any calendar week shall not exceed the Withdrawal Weekly Cap for such week without the consent of the Required Lenders and (ii) the Borrower may request one or more additional Withdrawals in any week if the proceeds of the relevant additional

Withdrawal are applied to (A) cash collateralize any Post-Petition Letter of Credit and/or any Cash Management Services and/or (B) fund the ABL Escrow Account in accordance with the terms of the Bankruptcy Court DIP Order. On the Withdrawal Date, the Administrative Agent shall disburse funds from the DIP Funding Account in an aggregate principal amount equal to the amount specified in such Notice of Withdrawal to the Operating Account. All proceeds of the Loans shall be held in the DIP Funding Account at all times until such proceeds are disbursed in accordance with this Section 2.02(f) for purposes permitted under Section 5.18 or applied in accordance with Section 2.10. In no event shall the Administrative Agent have any responsibility or liability with respect to monitoring or determining whether any Withdrawal request is in compliance with the Withdrawal Weekly Cap and may conclusively rely on a representation of the Borrower in the Notice of Withdrawal that such Withdrawal does not exceed the Withdrawal Weekly Cap.

With respect to any disbursement, withdrawal, transfer, or application of funds from the DIP Funding Account hereunder, the Administrative Agent shall be entitled to conclusively rely upon, and shall be fully protected in relying upon, any Request for Credit Extension or Notice of Withdrawal submitted by the Borrower.

(g)    The failure of any Lender to make the Loan to be made by it as part of any Credit Extension shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Credit Extension, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Credit Extension.

(h)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Credit Extension that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Credit Extension, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Credit Extension in accordance with paragraph (b) above, and the Administrative Agent may (but shall have no obligation to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Credit Extension and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(h) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Credit Extension to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Credit Extension. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03.    Prepayments.

(a)    Optional.

(i)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole but not in part without premium or penalty; provided that such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans. Each such notice shall specify the date and amount of such prepayment and Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.03(a) shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(ii)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment was conditioned upon the occurrence of other events, and such other events do not occur.

(b)    Mandatory.

(i)

(A)    If (x) the Borrower or any of its Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (g), (h), (j), (l), (n), (p), (q), (r) and (t)) or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or such Subsidiary of Net Cash Proceeds, the Borrower shall prepay on or prior to the date which is five (5) Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to clause (b)(iii) of this Section 2.03, an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds realized or received provided, that no prepayment shall be required pursuant to this Section 2.03(b)(i)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.03(b)(i)(B).

(B)    With respect to any Net Cash Proceeds realized or received with respect to any Disposition consummated in reliance on Section 7.05(i) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within the later of (1) twelve (12) months following receipt thereof and (2) one hundred and eighty (180) days of the date of such legally binding commitment; provided that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, and subject to clause (iii) of this Section 2.03(b), an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.03.

(ii)    If the Borrower or any Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iii)    Notwithstanding any other provisions of this Section 2.03(b), (A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.03(b)(i) (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Loans at the times provided in this

Section 2.03(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.03(b) to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.03(b), (x) the Borrower applies an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(c)    Interest, Funding Losses, Etc. All prepayments under this Section 2.03 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

SECTION 2.04.    Termination or Reduction of Commitments.

(a)    Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments, or from time to time permanently reduce the unused Commitments, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any termination of any Commitment if such termination is conditioned upon the occurrence of other events and such other events do not occur.

(b)    Mandatory. The Initial Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Loans pursuant to Section 2.01(a) (it being understood and agreed that such Lender’s Initial Commitment shall not be reduced to $0 if such Lender fails to fund its Loans in accordance with Section 2.01(a)). The Incremental/Exit Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Loans pursuant to Section 2.01(d) or upon the Exit Conversion (it being understood and agreed that such Lender’s Incremental/Exit Commitment shall not be reduced to $0 if such Lender fails to fund its Loans in accordance with Section 2.01(d)).

SECTION 2.05.    Repayment of Loans(c) . The Borrower shall repay to the Administrative Agent, for the ratable account of the Lenders, on the Maturity Date for any Loan, the aggregate principal amount of all Loans outstanding on such date.

SECTION 2.06.    Interest.

(a)    Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and irrespective of the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.07.    Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in the Fee Letter in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.08.    Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.09.    Evidence of Indebtedness.

(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the

Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.10.    Payments Generally.

(a)    Except as provided in Section 2.12 hereof, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, including in Section 2.12 hereof, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York, New York time), shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)    If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)    Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender. Except as provided in Section 2.12 hereof, if and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(d)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)    The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the

Administrative Agent, the Collateral Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.11.    Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment of principal of or interest on such Loans, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent, to the extent it receives written notification, will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.12.    Conversion of Loans; Implementation.

(a)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the consummation of the Approved Plan of Reorganization, subject to the satisfaction, or waiver by the Required Lenders, of the conditions set forth in the Exit Term Loan Facility Term Sheet and this Section 2.12, the Borrower may, in its sole option and discretion but subject to the Transaction Support Agreement, either (i) repay the Loans hereunder in cash or (ii) convert the Loans hereunder into an exit term loan (the “Exit Conversion”).

(b)    Upon the Exit Conversion:

(i)    each Lender, severally and not jointly, hereby agrees to continue or convert its Loans (including the Incremental Loans) hereunder outstanding on the effective date of the Approved Plan of Reorganization as loans under a credit agreement governing the continuation and conversion of the Loans (the “Exit Term Loan Facility Credit Agreement”) and related documentation to the extent that such documentation is substantially consistent with the Exit Term Loan Facility Term Sheet and contains substantially the terms set forth in the Exit Term Loan Facility Term Sheet and is otherwise in form and substance reasonably satisfactory to the Required Lenders and the agents party thereto; and

(ii)    subject to Section 2.12(a), the Administrative Agent, the Lenders and the Loan Parties agree that, upon the effectiveness of the Exit Term Loan Facility Credit Agreement:

(A)    J. Crew Group, in its capacity as the reorganized “borrower”, Chinos Intermediate Holdings B, in its capacity as the reorganized “holdings”, and each Subsidiary of J. Crew Group that is a Guarantor, in its capacity as a reorganized Guarantor, shall assume all the Obligations hereunder with respect to the Loans and all other obligations in respect thereof in the manner set forth in the Exit Term Loan Facility Credit Agreement and/or related loan documents;

(B)    the Loans hereunder shall be continued or converted, as the case may be, as loans under the Exit Term Loan Facility Credit Agreement, which loans will be pari passu in right of payment and with respect to security with any “new money” loans provided under the Exit Term Loan Facility Credit Agreement;

(C)    each Lender hereunder shall be a lender under the Exit Term Loan Facility Credit Agreement in respect of its Loans continued or converted as the case may be;

(D)    each Lender hereunder agrees to provide its pro rata share of the “new money” loans in an amount not to exceed its Incremental/Exit Commitment provided under the Exit Term Loan Facility Credit Agreement; which Incremental/Exit Commitment shall be reduced dollar-for-dollar by the outstanding principal amount of any Incremental Loans, for an aggregate commitment of $400,000,000 under the Exit Term Loan Facility Credit Agreement;

(E)    the administrative agent and collateral agent under the Exit Term Loan Facility Credit Agreement shall be selected by J. Crew Group and the Required Lenders; and

(F)    with respect to the Loans, this Agreement and all Obligations hereunder with respect thereto shall terminate and be superseded and replaced by the Exit Term Loan Facility Credit Agreement.

(c)    Upon the occurrence of the Exit Conversion, the Administrative Agent shall transfer any amounts remaining in the DIP Funding Account to J. Crew Group.

SECTION 2.13.    Professional Fees Account. The Loan Parties shall establish, fund, and disburse funds in, the Professional Fees Account in accordance with the provisions of the Bankruptcy Court DIP Order. The Professional Fees Account and the funds contained therein from time to time, and the rights and interests of the applicable parties with respect thereto shall be governed by the provisions of the Bankruptcy Court DIP Order. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein or in any other Loan Document, the Professional Fees Account and the funds held therein shall (x) not be considered to be property of the Loan Parties or their estates, (y) be held in trust solely for the benefit of the Professional Persons and (z) not be encumbered by or subject to the Liens securing, or claims related to, the Obligations or granted as adequate protection.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Taxes.

(a)    Except as required by law, any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by net income (however denominated, and including branch profits and similar taxes), and franchise or similar taxes, imposed by the United States, the jurisdiction under the laws of which it is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (ii) taxes imposed by reason of any present or former connection between such Agent or Lender and any taxing jurisdiction other than a connection arising solely by executing or entering into any Loan Document, receiving payments thereunder or having been a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transaction pursuant to, sold or assigned an interest in, or enforced, any Loan Documents, (iii) subject to Section 3.01(e), any U.S. federal tax that is (or would be) required to be withheld with respect to amounts payable hereunder in respect of an Eligible Assignee (pursuant to an assignment under Section 10.07) on the date it becomes an Eligible Assignee to the extent such tax is in excess of the tax that would have been applicable had such assigning Lender not assigned its interest arising under any Loan Document (unless such assignment is at the express written request of the Borrower), (iv) any U.S. federal withholding taxes imposed as a result of the failure of any Agent or Lender to comply with the provisions of Sections 3.01(b) and 3.01(c) (in the case of any Foreign Lender, as defined below) or the provisions of Section 3.01(d) (in the case of any U.S. Lender, as defined below), (v) any taxes imposed on any amount payable to or for the account of any Agent or Lender as a result of the failure of such recipient to satisfy the applicable requirements under FATCA to establish that such payment is exempt from withholding under FATCA, (vi) amounts excluded pursuant to Section 3.01(e) hereto, and (vii) penalties and interest on the foregoing amounts (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities being hereinafter referred to as “Indemnified Taxes”). If the Borrower or a Guarantor is required to deduct any Indemnified Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Guarantor shall make such deductions, (iii) the Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), the Borrower or Guarantor shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to the Borrower or Guarantor (or other evidence of payment reasonably satisfactory to the Administrative Agent). If the Borrower or Guarantor fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence that has been made available to the Borrower or Guarantor, the Borrower or Guarantor shall indemnify such Agent and such Lender for any incremental Indemnified Taxes or Other Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b)    To the extent it is legally able to do so, each Agent or Lender (including an Eligible Assignee to which a Lender assigns its interest in accordance with Section 10.07) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent on or prior to the date on which the Agent or Lender (or Eligible Assignee) becomes a party hereto, two (2) accurate and complete signed copies of whichever of the following is applicable: (i) IRS Form W-8BEN or IRS Form W-8BEN-E certifying that it is entitled to benefits under an income tax treaty to which the United States is a party; (ii) IRS Form W-8ECI certifying that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States; (iii) if the Foreign Lender is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit H (a “Non-Bank Certificate”) and an IRS Form W-8BEN or IRS Form W-8BEN-E, certifying that the Foreign Lender is not a United States person; (iv) to the extent a Lender is not the beneficial owner for U.S. federal income tax purposes, IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by, as and to the extent applicable, a Form W-8BEN, Form W-8BEN-E, Form W-8ECI, Non-Bank Certificate, Form W-9, Form W-8IMY (or other successor forms) and any other required supporting information from each beneficial owner (it being understood that a Lender need not provide certificates or supporting documentation from beneficial owners if (x) the Lender is a “qualified intermediary” or “withholding foreign partnership” for U.S. federal income tax purposes and (y) such Lender is as a result able to establish, and does establish, that payments to such Lender are, to the extent applicable, entitled to an exemption from or, if an exemption is not available, a reduction in the rate of, U.S. federal withholding taxes without providing such certificates or supporting documentation); or (v) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(c)    In addition, each such Foreign Lender shall, to the extent it is legally entitled to do so, (i) promptly submit to the Borrower and the Administrative Agent two (2) accurate, complete and signed copies of such other or additional forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant taxing authorities) as may then be applicable or available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date that such Lender’s most recently delivered form, certificate or other evidence expires or becomes obsolete or inaccurate in any material respect, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent of any change in the Foreign Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(d)    Each Agent or Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent two (2) copies of accurate, complete and signed IRS Form W-9 or successor form certifying that such Agent or Lender is not subject to United States backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any material respect, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(e)    Notwithstanding anything else herein to the contrary (but subject to the succeeding sentence), if a Lender, Eligible Assignee or Agent is subject to any U.S. federal tax that is (or would be) required to be withheld with respect to amounts payable hereunder at a rate in excess of zero percent at the time such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in any Loan, or pursuant to a law or other legal requirement in effect at such time (including a law with a delayed effective date), such tax (including additions to tax, penalties and interest imposed with respect to such tax) shall be considered excluded from Indemnified Taxes (unless and until such time as such Lender, Eligible Assignee or Agent subsequently provides forms and certifications that establish to the reasonable satisfaction of Borrower and the Administrative Agent that such Lender, Eligible Assignee or Agent is subject to a lower rate of tax, at which time tax at such lower rate (including additions to tax, penalties and interest imposed with respect to such tax) shall be considered so excluded for periods during which such forms and certifications remain valid and are sufficient, under the law in effect at the time such forms and certifications are provided (including any law with a delayed effective date), to establish that such Lender, Eligible Assignee or Agent is subject to such lower rate of tax) except, in the case of an Eligible Assignee, to the extent the Lender’s assignor was entitled to additional amounts or indemnity payments immediately prior to the assignment (unless such assignment is made at the express written request of the Borrower). Further, the Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender, Eligible Assignee or Agent, as the case may be, to the extent that such Lender, Eligible Assignee or Agent becomes subject to Indemnified Taxes subsequent to the Closing Date (or, if later, the date such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in any Loan) solely as a result of a change in the place of organization or place of doing business of such Lender, Eligible Assignee or Agent (or any applicable beneficial owner), a change in the Lending Office of such Lender or Eligible Assignee (or any applicable beneficial owner) (other than at the written request of the Borrower to change such Lending Office), a change that results in such Lender or Eligible Assignee (or any applicable beneficial owner) being described in clauses (A), (B) or (C) of Section 3.01(b)(iii) or otherwise as a result of any change in the circumstances of such Lender, Eligible Assignee or Agent, other than a Change in Law, occurring after the date that such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in any Loan.

(f)    The relevant Loan Parties agree to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such change is requested in writing by the Borrower (all such non-excluded taxes described in this Section 3.01(f) being hereinafter referred to as “Other Taxes”).

(g)    If any Indemnified Taxes or Other Taxes are directly asserted against any Agent or Lender with respect to any payment received by such Agent or Lender in respect of any Loan Document, such Agent or Lender may pay such Indemnified Taxes or Other Taxes and the Loan Parties will promptly indemnify and hold harmless such Agent or Lender for the full amount of such Indemnified Taxes and Other Taxes (and any Indemnified Taxes and Other Taxes imposed on amounts payable under this Section 3.01), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted. Payments under this Section 3.01(g) shall be made within ten (10) days after the date Borrower receives written demand for payment from such Agent or Lender.

(h)    A Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(i)    If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the relevant Agent, as applicable, shall cooperate with the Borrower in a reasonable challenge of such taxes if so requested by the Borrower, provided that (a) such Lender or Agent determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of such Agent or Lender and (c) the Borrower indemnifies such Lender or Agent for any liabilities or other costs incurred by such party in connection with such challenge.

(j)    If any Agent or any Lender determines, in its reasonable discretion, that it has received or is entitled to receive a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or Holdings, as the case may be or with respect to which the Borrower or Holdings, as the case may be has paid additional amounts pursuant to this Section 3.01, it shall use commercially reasonable efforts to obtain such refund (to the extent not yet received) (provided that doing so would not otherwise materially disadvantage the Agent or Lender) and it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Holdings, as the case may be under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Agents or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or Holdings, as the case may be, upon the request of any Agent or such Lender, agrees to repay the amount paid over to the Borrower or Holdings, as the case may be (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. The relevant Agent or such Lender, as the case may be, shall provide the Borrower with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that such Lender or the Agent deems confidential in its reasonable discretion). This subsection shall not be construed to require the Agents or any Lender to make available its tax returns (or any other information relating to its taxes that it reasonably deems confidential) to the Borrower, Holdings or any other Person.

(k)    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (g) with respect to such Lender, it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan affected by such event and by completing and delivering or filing any tax-related forms which such Lender is legally able to deliver and which would reduce or eliminate any amount of Indemnified Taxes or Other Taxes required to be deducted or withheld or paid by the Borrower; provided that such efforts are made at the Borrower’s expense and on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(k) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (g).

(l)    Notwithstanding any other provision of this Agreement, the Borrower and the Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents, subject to the provisions of this Section 3.01.

(m)    With respect to any Lender’s claim for compensation under this Section 3.01, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(n)    The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.02.    Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate or Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar

Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be reasonably determined by the Required Lenders without reference to the Adjusted Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Credit Extension of, conversion to or continuation of Eurodollar Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be reasonably determined by the Required Lenders without reference to the Adjusted Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03.    Inability to Determine Rates. If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan (in each case with respect to this clause (a), “Impacted Loans”), (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan then the Required Lenders shall notify the Administrative Agent and the Administrative Agent will thereafter promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Adjusted Eurodollar Rate component of the Base Rate, the utilization of the Adjusted Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Credit Extension of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Credit Extension of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Required Lenders have made the determination described in clause (a) of this Section 3.03, the Required Lenders, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans (it being understood and agreed that in no event shall such alternative rate be any higher than the Base Rate at such time and any such rate must be administratively feasible for the Administrative Agent), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this Section or (2) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans.

SECTION 3.04.    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans(a) .

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)    subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes covered by Section 3.01 and any taxes and other amounts described in clauses (i) through (vii) of the first sentence of Section 3.01(a) that are imposed with respect to payments for or on account of any Agent or any Lender under any Loan Document, and except for Other Taxes); or

(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender that is not otherwise accounted for in the definition of Adjusted Eurodollar Rate or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent),the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.05.    Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Eurodollar Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06.    Matters Applicable to All Requests for Compensation.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect

(b)    Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)    Conversion of Eurodollar Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07.    Replacement of Lenders under Certain Circumstances. If (i) any Lender requests compensation under Section 3.04 or ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Non-Consenting Lender or (iv) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iv);

(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver to the Borrower and Administrative Agent an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall, upon written notice to the Administrative Agent of such sale and purchase, be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d)    the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(f)    such assignment does not conflict with applicable Laws.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.08.    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent or the Collateral Agent.

ARTICLE IV

Conditions Precedent to the Credit Extensions

SECTION 4.01.    Conditions to Closing Date and Availability of the Interim Loan. The obligation of each Lender to make the Interim Loan on the Closing Date is subject to satisfaction of the following conditions precedent (unless waived in accordance with Section 10.01):

(a)    Credit Agreement, Loan Documents, Certificates and Lien Searches. The Required Lenders and the Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Required Lenders and their legal counsel:

(i)    executed counterparts of (A) this Agreement from the Borrower and Holdings, (B) the Security Agreement and (C) the Guaranty;

(ii)    any Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Closing Date;

(iii)    [Reserved];

(iv)    [Reserved];

(v)    such certificates of good standing from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action and incumbency certificates evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date; and

(vi)    copies of results of recent UCC, tax and judgment Lien searches, with respect to each of the Loan Parties, in such Loan Parties jurisdiction of organization (in the case of UCC and tax Lien searches) and the county of its chief executive office (in the case of judgement Lien searches) (it being understood and agreed that the Required Lenders and the Administrative Agent have received such copies as of the date hereof).

(b)    Fees.    All fees and expenses required to be paid hereunder and invoiced at least one (1) Business Day before the Closing Date shall have been paid in full in cash.

(c)    [Reserved].

(d)     [Reserved].

(e)    Financial Reports. The Administrative Agent and the Lenders shall have received (i) the Annual Financial Statements and (ii) the Quarterly Financial Statements; it being understood and agreed that the condition set forth in this clause (e) has been satisfied on the date hereof.

(f)    Information. The Administrative Agent and the Lenders shall have received at least two (2) days prior to the Closing Date all documentation and other information reasonably requested in writing by them at least five (5) Business Days prior to the Closing Date in order to allow the Administrative Agent and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(g)    Budget. The Lenders and the Administrative Agent shall have received the Budget; it being understood and agreed that the condition set forth in this clause (g) has been satisfied on the date hereof.

(h)    Commencement of Chapter 11 Cases. The Chapter 11 Cases shall have been commenced and all of the pleadings related to the “first day orders” shall be in form and substance reasonably satisfactory to the Required Lenders; [it being understood and agreed that the forms of such orders delivered to counsel to the Required Lenders on [●] are satisfactory to the Required Lenders.]1

(i)    Interim DIP Order. The Interim DIP Order, substantially in the form of Exhibit J hereto, shall have been entered by the Bankruptcy Court within four (4) Business Days after the Petition Date and the Administrative Agent shall have received a true and complete copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated absent prior written consent of the Required Lenders and the Agents.

(j)    Cash Management Orders. All orders entered by the Bankruptcy Court pertaining to the Loan Parties’ cash management (“Cash Management Orders”) and all motions and other documents filed, and submitted to, the Bankruptcy Court in connection therewith shall be in form and substance reasonably satisfactory to the Required Lenders; [it being understood and agreed that the forms of such orders, motions and documents delivered to counsel to the Required Lenders on [●] are satisfactory to the Required Lenders.]2

(k)    Trade Orders. All orders entered by the Bankruptcy Court pertaining to any payment of the Loan Parties’ vendors, shippers, or other trade counterparties and all motions and other documents filed, and submitted to, the Bankruptcy Court in connection therewith shall be in form and substance reasonably satisfactory to the Required Lenders; [it being understood and agreed that the forms of such orders delivered to counsel to the Required Lenders on [●] are satisfactory to the Required Lenders.]3

(l)    No Appointment of Trustee. No trustee, receiver or examiner with expanded powers shall have been appointed in any of the Chapter 11 Cases.

(m)    Adequate Protection. The Prepetition Term Agent, the Prepetition Term Lenders, and the IPCo Notes Trustee (on behalf of itself and the Prepetition IPCo Noteholders) shall have each received adequate protection in respect of the Liens securing their respective Prepetition Obligations pursuant to the Interim DIP Order.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02.    Conditions to Each Credit Extension and Each Withdrawal Date. The obligation of each Lender to make each Credit Extension and the Borrower’s right to make a Withdrawal on

[1]	To be included upon satisfaction or removed if unsatisfied at closing.
[2]	To be included upon satisfaction or removed if unsatisfied at closing.
[3]	To be included upon satisfaction or removed if unsatisfied at closing.

each Withdrawal Date (other than, for the avoidance of doubt, any request to convert Loans to the other Type and/or any continuation of any Eurodollar Rate Loan) is subject to the following conditions precedent:

(a)    the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension or Withdrawal Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(b)    no Default or Event of Default shall exist or would result from such proposed Request for Credit Extension or Withdrawal or from the application of proceeds therefrom; and

(c)    the Administrative Agent shall have received a Request for Credit Extension or a Notice of Withdrawal, as applicable, in accordance with the requirements hereof.

The Borrower shall be deemed to represent and warrant that the conditions specified in this Section 4.02 have been satisfied on and as of the date of such Credit Extension or Withdrawal Date, as applicable.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders that:

SECTION 5.01.    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) subject to the entry and terms of the Bankruptcy Court DIP Order and other orders of the Bankruptcy Court, as applicable, has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) unless stayed by the Chapter 11 Cases, is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) unless stayed by the Chapter 11 Cases, has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02.    Authorization; No Contravention. Subject to the entry and terms of the Bankruptcy Court DIP Order:

(a)    The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.

(b)    Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the Transaction will (i) contravene the terms of any of such Person’s Organization Documents, (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Subsidiaries (other than as permitted by Section 7.01) under (A) any Contractual Obligation entered into after the Petition Date to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have a, individually or in the aggregate, Material Adverse Effect.

SECTION 5.03.    Governmental Authorization. Other than the Bankruptcy Court DIP Order, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04.    Binding Effect. Subject to the entry and the terms of the Bankruptcy Court DIP Orders, (i) this Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto and (ii) this Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05.    Financial Statements; No Material Adverse Effect.

(a)    The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of J. Crew Group and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b)    Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06.    Litigation. Except the Chapter 11 Cases, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of the Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07.    Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower, threatened and (b) since March 7, 2011, hours worked by and payment made based on hours worked to employees of each of the Borrower or its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08.    Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09.    Environmental Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries is in compliance with all Environmental Laws in all jurisdictions in which each Loan Party and each of its Subsidiaries, as the case may be, is currently doing business (including having obtained all Environmental Permits) unless stayed by the Chapter 11 Cases and (ii) none of the Loan Parties or any of their respective Subsidiaries has become subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim or any other Environmental Liability.

(b)    None of the Loan Parties or any of their respective Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.10.    Taxes. Except as (a) would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (b) set forth on Schedule 5.10, Holdings, the Borrower and its Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed, and have timely paid all Federal and state and other taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP or the payment of which is stayed by the Chapter 11 Cases.

SECTION 5.11.    ERISA Compliance.

(a)    Except as set forth in Schedule 5.11(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)    (i) No ERISA Event has occurred; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) none of the Loan Parties or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and (v) neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan, insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be insolvent or endangered or critical status, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)    Except where noncompliance or the incurrence of a material obligation would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and neither Holdings nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12.    Subsidiaries. As of the Closing Date, neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in the Borrower and the Subsidiaries have been validly issued and are fully paid and (if applicable) non-assessable, and all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all security interests of any Person except (i) those in respect of the Secured Obligations and the Prepetition Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Closing Date.

SECTION 5.13.    Margin Regulations; Investment Company Act.

(a)    As of the Closing Date, none of the Collateral is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extension will be used for any purpose that violates Regulation U.

(b)    Neither the Borrower nor any Guarantor is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14.    Disclosure. None of the information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such information and data (taken as a whole), in light of the circumstances under which it was delivered, not materially misleading; it being understood that for purposes of this Section 5.14, such information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15.    Intellectual Property; Licenses, Etc. The Borrower and the Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of its Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16.    [Reserved].

SECTION 5.17.    USA PATRIOT Act. To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA

PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.18.    Purpose of Loans. The proceeds of the Loans will be used in accordance in all material respects with the terms of the Bankruptcy Court DIP Order and the Loan Documents, including, without limitation: (i) to pay amounts due to Lenders and the Agents hereunder and professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses) incurred by Lenders and the Agents, including those incurred in connection with the preparation, negotiation, documentation and court approval of the transactions contemplated hereby and (ii) to provide working capital, and for other general corporate purposes of the Loan Parties, and to pay administration costs of the Chapter 11 Cases and to fund the Professional Fees Account and all other obligations benefiting from the Carve Out (without regard to whether such obligations are provided for in a Budget) and claims or amounts approved by the Bankruptcy Court and for any other purpose not prohibited by the terms hereof.

SECTION 5.19.    Collateral Documents. The provisions of the Interim DIP Order and Final DIP Order, as applicable, are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable) security interest (subject, in the case of any Collateral, to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein (with such priority as provided for in the Bankruptcy Court DIP Order (including, without limitation, with respect to the Carve Out)). Except for filings contemplated hereby and by the Interim DIP Order and Final DIP Order, as applicable, no filing or other action will be necessary to perfect the Liens on any Collateral under the Laws of the United States of America.

SECTION 5.20.    Budget and Financial Plan. The Budget was prepared in good faith based on assumptions believed by the Loan Parties to be reasonable at the time made and upon information believed by the management of J. Crew Group to have been reasonable based upon the information available to the management of J. Crew Group at the time such Budget was furnished; it being understood and agreed that the information and/or projections included in the Budget are not to be viewed as facts and are subject to significant contingencies (including, without limitation, with respect to the effects of the COVID-19 Pandemic), many of which are not within the control of the Borrower and/or any Subsidiary, and that projected or estimated information may differ from actual results, and such differences may be material. On and after the delivery of any Variance Report in accordance with this Agreement, such Variance Report fairly represents, in all material respects, the information covered thereby.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or unsatisfied (it being understood such satisfaction may be in the form of the Exit Conversion), each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Subsidiaries to:

SECTION 6.01.    Financial Statements, Budget. Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

(a)    within one hundred and twenty (120) days after the end of each fiscal year of J. Crew Group (or, with respect to the fiscal year ended on February 1, 2020, 135 days), a consolidated balance sheet of J. Crew Group and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(b)    within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of J. Crew Group (commencing with the fiscal quarter ending May 2, 2020), a condensed consolidated balance sheet of J. Crew Group and its Subsidiaries as at the end of such fiscal quarter, and the related (i) condensed consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of J. Crew Group as fairly presenting in all material respects the financial condition, results of operations and cash flows of J. Crew Group and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

(c)    on Wednesday of each week following the Petition Date (prior to 11:59 p.m.), commencing with Wednesday of the first full week following the Petition Date, the Borrower shall deliver to the Administrative Agent and the Ad Hoc Committee Advisors a budget variance report in a form reasonably satisfactory to the Required Lenders (each, a “Variance Report”) describing in reasonable detail J. Crew Group’s aggregate cash receipts and aggregate cash disbursements during the relevant Budget Testing Period (or, prior to the completion of any Budget Testing Period for Budgeted Receipts or Budgeted Disbursements, as applicable, for each full fiscal week completed after the Petition Date and prior to the date of such delivery) as compared to the projected, aggregate cash receipts and disbursements provided by the then-current Budget for the same period; and

(d)    no more frequently than monthly, at a time mutually agreed with the Ad Hoc Committee Advisors that is after the delivery of the information required pursuant to clause (c) above in any month, upon the request of the Required Lenders or the Ad Hoc Committee Advisors, participate in one conference call for Lenders that are not Public Lenders and the Ad Hoc Committee Advisors to discuss the financial condition and results of operations of J. Crew Group and its Subsidiaries, the Budget and Variance Report and any “going out of business sale” consummated during the preceding four-week period; provided for any week during any month in which the conference call described above does not take place, upon the request of the Required Lenders or the Ad Hoc Committee Advisors, the Borrower shall use commercially reasonable efforts to cause its financial advisor to be available for a call with Lenders that are not Public Lenders and the Ad Hoc Committee Advisors to discuss the matters described above.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information required thereby by furnishing (A) the applicable financial statements of any direct or indirect parent of J. Crew Group that directly or indirectly holds all of the Equity Interests of J. Crew Group or (B) J. Crew Group’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of J. Crew Group, such financial statements are accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to J. Crew Group (or such parent), on the one hand, and the information relating to J. Crew Group and its consolidated Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such financial statements are in lieu of financial statements required to be provided under Section 6.01(a), such materials are, to the extent applicable, accompanied by a report and opinion of KPMG LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

SECTION 6.02.    Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)    no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) (commencing with the fiscal year ending on the Saturday closest to January 31, 2021) and (b), a duly completed Compliance Certificate signed by the chief financial officer of J. Crew Group;

(b)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Holdings or the Borrower or any Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c)    promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party that are not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d)    [Reserved];

(e)    promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request;

(f)    promptly after the same are available and to the extent feasible not later than three (3) days prior to the filing thereof (other than in exigent circumstances in which case as soon as practicable), all pleadings, motions, applications and any other documents to be filed by or on behalf of the Loan Parties;

(g)    no later than the first Tuesday that is four (4) full weeks after the Petition Date, and no later than the Tuesday of each fourth week thereafter (or more frequently as the Borrower may elect), the Loan Parties shall provide the Administrative Agent and the Ad Hoc Committee Advisors with an updated 13-week statement for the subsequent 13-week period (a “Proposed Budget”), which Proposed Budget shall modify and supersede any prior Budget upon the approval of the Required Lenders in their reasonable discretion (such approval not to be unreasonably withheld or delayed); and

(h)    no later than the date that is thirty (30) days following the fiscal month-end for each fiscal month ended after the Closing Date, an unaudited (on an internal reporting basis) consolidated statement of comprehensive income or operations of J. Crew Group and its subsidiaries for such fiscal month.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which J. Crew Group posts such documents, or provides a link thereto on J. Crew Group’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on J. Crew Group’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, if practicable, J. Crew Group shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) J. Crew Group shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

SECTION 6.03.    Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a)    of the occurrence of any Default; and

(b)    of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority (other than the Chapter 11 Cases), (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case referred to in clauses (i), (ii) or (iii), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of J. Crew Group (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04.    Payment of Obligations. To the extent permitted in the Chapter 11 Cases, timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such tax, assessment, charge or levy is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.05.    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to obtain, preserve, renew and keep in full force and effect its rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except in the case of clause (a) or (b) to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution, Disposition or other transaction permitted by Article VII.

SECTION 6.06.    Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

SECTION 6.07.    Maintenance of Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.4

SECTION 6.08.    Compliance with Laws. Comply in all material respects with its Organizational Documents and the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect or such compliance is stayed by the Chapter 11 Cases.

SECTION 6.09.    Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or such Subsidiary, as the case may be.

SECTION 6.10.    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) that is subject to attorney-client or similar privilege or constitutes attorney work product.

[4]	Insurance TBD.

SECTION 6.11.    Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, within 10 days after the formation or acquisition of any new direct or indirectly wholly-owned Subsidiary (other than any Excluded Subsidiary), or at such later date as the Required Lenders may reasonably agree, cause such Subsidiary to execute a joinder to the Guaranty in the form attached as an exhibit thereto.

SECTION 6.12.    Compliance with Environmental Laws. Except, in each case, to the extent that (x) the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (y) the relevant action is otherwise stayed by the Chapter 11 Cases, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

SECTION 6.13.    Further Assurances and Post-Closing Conditions. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Loan Parties, promptly upon reasonable request by the Administrative Agent or the Collateral Agent, in each case acting at the direction of the Required Lenders, or as may be required by applicable law:

(a)    (i) Correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as are necessary or as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)    Promptly upon the reasonable request by the Administrative Agent (at the direction of the Required Lenders), in the case of any Material Real Property, provide the Collateral Agent with Mortgages with respect to such owned real property within sixty (60) days (or such longer period as the Required Lenders may agree in their reasonable discretion) of such request:

(i)    evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Required Lenders may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Required Lenders; and

(ii)    such other evidence that all other actions that the Administrative Agent (at the direction of the Required Lenders) may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

SECTION 6.14.    Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower (or, alternatively, any direct or indirect parent thereof), and (ii) a public rating in respect of the Facility from each of S&P and Moody’s.

SECTION 6.15.    Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 1.01, in each case within the time limits specified on such Schedule (or such longer period as the Required Lenders may agree in their reasonable discretion). All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods set forth on Schedule 1.01); provided that (x) to the extent any representation and warranty would not be true or any provision of any covenant breached because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects and the respective covenant complied with at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 6.15 and (y) all representations and warranties and covenants relating to the Collateral Documents shall be required to be true or, in the case of any covenant, complied with, immediately after the actions required to be taken by this Section 6.15 have been taken (or were required to be taken).5

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or unsatisfied, each of Holdings and the Borrower shall not (and, with respect to Section 7.13, only Holdings shall not), nor shall Holdings or the Borrower permit any Subsidiary to:

SECTION 7.01.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)    (i) Liens pursuant to any Prepetition Document, (ii) Liens pursuant to any Loan Document, (iii) the Carve Out and (iv) Liens granted as adequate protection pursuant to an order of the Bankruptcy Court;

(b)    Liens existing on the Petition Date and set forth on Schedule 7.01(b);

(c)    Liens for taxes, assessments or governmental charges that are not required to be paid pursuant to Section 6.04;

(d)    statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Subsidiaries;

[5]	To include intercompany subordination arrangement.

(f)    deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)    easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole, or the use of the property for its intended purpose;

(h)    Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(f);

(i)    Liens securing obligations in respect of Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within 270 days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Lien, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender or its affiliates;

(j)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k)    Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(l)    Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(m)    Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, solely to the extent such Disposition would have been permitted on the date of the creation of such Lien;

(n)    Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary incurred pursuant to Sections 7.03;

(o)    [Reserved];

(p)    [Reserved];

(q)    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capitalized Leases) or licenses entered into by the Borrower or any of the Subsidiaries in the ordinary course of business;

(r)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Subsidiaries in the ordinary course of business;

(s)    Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t)    Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any of the Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower or any of the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Subsidiaries in the ordinary course of business;

(u)    Liens solely on any cash deposits made by the Borrower or any of the Subsidiaries in connection with the purchase or other acquisition of equipment or inventory in the ordinary course of business;

(v)    ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(w)    purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(x)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y)    Liens securing obligations in respect of any Secured Hedge Agreement and any Secured Cash Management Agreement (in each case, as defined in the Prepetition ABL Credit Agreement);

(z)    [Reserved];

(aa)    any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(bb)    the modification, replacement, renewal or extension of any Lien permitted by clauses (b) and (p) of this Section 7.01; provided that the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(cc)    Liens arising under the ABL Escrow Account in accordance with the terms of the Bankruptcy Court DIP Order;

(dd)    Liens or rights of setoff against credit balances of the Borrower or any of its Subsidiaries with Credit Card Issuers or Credit Card Processors (each, as defined in the Prepetition ABL Credit Agreement) or amounts owing by such Credit Card Issuers or Credit Card Processors to the Borrower or any

of its Subsidiaries in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of any Borrower or any of its Subsidiaries pursuant to the Credit Card Agreements (as defined in the Prepetition ABL Credit Agreement), as in effect on the date hereof, to secure the obligations of the Borrower or any of its Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(ee)    Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(ff)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises existing on the Petition Date;

(gg)    Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $1,000,000;

(hh)    Liens in favor of the Prepetition Indebtedness Holders as adequate protection granted pursuant to the Bankruptcy Court DIP Orders; and

(ii)    Liens on cash collateral (and proceeds thereof) with respect to letters of credit and Cash Management Services permitted under Section 7.03.

SECTION 7.02.    Investments. Make or hold any Investments, except:

(a)    Investments by Holdings, the Borrower or any of the Subsidiaries in assets that are Cash Equivalents;

(b)    loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Borrower or any of the Subsidiaries for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes;

(c)    Investments (i) by (A) Holdings in any Loan Party and (B) the Borrower or any Subsidiary that is a Loan Party in the Borrower or any Subsidiary that is a Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Subsidiary, (iii) by any Non-Loan Party in the Borrower or any Subsidiary that is a Loan Party and (iv) by any Loan Party in any Non-Loan Party that is a Subsidiary in connection with the transfer of inventory or other assets or liabilities in the ordinary course of business and the establishment of related intercompany obligations; provided that the aggregate amount of Investments made pursuant to this clause (iv) after the Closing Date shall not exceed at any time outstanding $15,000,000;

(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)    Investments consisting of Liens, Indebtedness, fundamental changes and Dispositions and Restricted Payments permitted under Sections 7.01, 7.03 (other than Section 7.03(c)(ii) or (d)), 7.04 (other than Section 7.04(c)(ii)), 7.05 (other than Section 7.05(d)(ii) or (e)) and 7.06 (other than Section 7.06(d)), respectively;

(f)    Investments existing on the Petition Date and set forth on Schedule 7.02(f);

(g)    Investments in Swap Contracts permitted under Section 7.03;

(h)    Investments contemplated by the Budget;

(i)    Investments existing on the Petition Date in Holdings, the Borrower or in any Subsidiary of Holdings;

(j)    promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 7.05;

(k)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(l)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment;

(m)    loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 7.06(g);

(n)    other Investments that do not exceed in the aggregate at any time outstanding after the Closing Date $1,000,000;

(o)    advances of payroll payments to employees in the ordinary course of business; and

(p)    Guarantees by the Borrower or any of the Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

SECTION 7.03.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, other than:

(a)    Indebtedness under (i) the Loan Documents, (ii) the Prepetition Documents in effect on the Petition Date and (iii) the Carve Out;

(b)    Indebtedness existing on the Petition Date and set forth on Schedule 7.03(b);

(c)    (i) Guarantees by Holdings, the Borrower and the Subsidiaries in respect of Indebtedness of the Borrower or any of the Subsidiaries otherwise permitted hereunder (except that a Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Subsidiary could not otherwise incur under this Section 7.03) and (ii) any Guaranty by a Loan Party of Indebtedness of a Subsidiary that would have been permitted as an Investment by such Loan Party in such Subsidiary under Section 7.02(c);

(d)    unsecured Indebtedness of the Borrower or any of the Subsidiaries owing to the Borrower or any other Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that, subject, in the case of any such Indebtedness existing on the Closing Date, to the time period prescribed in Section 6.15, all such Indebtedness of any Loan Party owed to any Subsidiary that is not a Loan Party shall be subject to subordination pursuant to an express written agreement by such Person in favor of the Collateral Agent for the benefit of the Secured Parties;

(e)    (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) of the Borrower and the Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement and (ii) Attributable Indebtedness arising out of sale-leaseback transactions; provided that the aggregate principal amount of Indebtedness at any one time outstanding incurred pursuant to this clause (e) shall not exceed $10,000,000 (determined at the time of incurrence);

(f)    Indebtedness in respect of Swap Contracts designed to hedge against Holdings’, the Borrower’s or any Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g)    to the extent constituting Indebtedness, obligations in respect of (i) the Series A Preferred Stock, (ii) the Series B Preferred Stock and (iii) the PIK Notes;

(h)    [Reserved];

(i)    Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(j)    [Reserved];

(k)    Indebtedness incurred by the Borrower or any of the Subsidiaries in any Disposition to the extent constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(l)    [Reserved];

(m)    obligations in respect of Cash Management Services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(n)     Indebtedness of the Borrower and the Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $1,000,000;

(o)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)    Indebtedness incurred by the Borrower or any of the Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(q)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r)    Indebtedness in respect of letters of credit issued for the account of any of the Subsidiaries of Holdings so long as the aggregate outstanding principal amount of such Indebtedness does not exceed $40,000,000 at any time;

(s)    Indebtedness permitted by the Budget (including Permitted Variances); and

(t)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (s) above.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of J. Crew Group dated such date prepared in accordance with GAAP.

SECTION 7.04.    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)    Holdings or any Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, (y) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia and (z) in the case of a merger or consolidation of Holdings with and into the Borrower, Holdings shall not be an obligor in respect of Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement, shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower and, after giving effect to such merger or consolidation, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(b)    (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary of the Borrower that is not a Loan Party, (ii) any Subsidiary may merge or consolidate with or into any other Subsidiary of the Borrower that is a Loan Party, (iii) any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted and (iv) any Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders, provided, in the case of clauses (ii) through (iv), that (A) no Event of Default shall result therefrom, (B) [reserved] and (C) the surviving Person (or, with respect to clause (iv), the Person who receives the assets of such dissolving or liquidated Subsidiary that is a Guarantor) shall be a Loan Party;

(c)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or another Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) such Investment must be a permitted Investment in a Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than
Section 7.02(e));

(d)    so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)); and

(e)    any Foreign Subsidiary may merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) in accordance with any proceeding under any applicable Debtor Relief Law.

In connection with any merger, dissolution, liquidation, consolidation or disposition permitted pursuant to this Section 7.04, the applicable Loan Party shall deliver to the Administrative Agent, if such Loan Party requests the Administrative Agent to execute and deliver any agreements or releases in connection with such merger, dissolution, liquidation, consolidation or disposition, an officer’s certificate executed by a Responsible Officer of such Loan Party certifying that such merger, dissolution, liquidation, consolidation or disposition is not prohibited by this Section 7.04.

SECTION 7.05.    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)    Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Subsidiaries;

(b)    Dispositions of inventory and goods held for sale in the ordinary course of business;

(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Priority Collateral, such replacement property shall constitute Priority Collateral.

(d)    Dispositions of property to the Borrower or a Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) such Disposition shall be treated as an Investment for purposes of Section 7.02 and must be a permitted Investment (treating such Disposition as an Investment) in a Subsidiary that is not a Loan Party in accordance with Section 7.02 (other than Section 7.02(e));

(e)    Dispositions permitted by Sections 7.02 (other than Section 7.02(e)), 7.04 and 7.06 (other than Section 7.06(d)) and Liens permitted by Section 7.01;

(f)    Dispositions of property pursuant to sale-leaseback transactions; provided that the Net Cash Proceeds thereof are applied in accordance with Section 2.03(b)(i);

(g)    Dispositions of Cash Equivalents;

(h)    leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiaries, taken as a whole;

(i)    transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j)    Dispositions of property not otherwise permitted under this Section 7.05; provided the aggregate fair market value (as determined by the Borrower in good faith) of the property Disposed of pursuant to this clause (j) shall not exceed $1,000,000 in the aggregate;

(k)    [Reserved];

(l)    Dispositions of accounts receivable in connection with the collection or compromise thereof;

(m)    [Reserved];

(n)    to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of its Subsidiaries that is not in contravention of Section 7.07;

(o)    [Reserved];

(p)    the unwinding of any Swap Contract;

(q)    sales or other dispositions by the Borrower or any Subsidiary of assets in connection with the closing or sale of a Store (including a factory Store), which consist of the leasehold interests in the premises of such Store, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such Store; provided, that, in the good faith determination of the Borrower, such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction;

(r)    bulk sales of other Dispositions of the inventory of the Borrower and/or any Subsidiary not in the ordinary course of business in connection with Store closings, at arm’s length and on commercially reasonable terms;

(s)    [Reserved]; and

(t)    the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(d), Section 7.05(e), Section 7.05(g), Section 7.05(h), Section 7.05(i), Section 7.05(l), Section 7.05(p), Section 7.05(q), Section 7.05(r) and Section 7.05(t), and except for Dispositions from the Borrower or a Subsidiary that is a Loan Party to the Borrower or a Subsidiary that is a Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents.

SECTION 7.06.    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment on or after the Closing Date, except:

(a)    each Subsidiary may make Restricted Payments to the Borrower and to its other Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any of its other Subsidiaries and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)    the Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in Equity Interests (other than Disqualified Equity Interests not permitted by Section 7.03) of such Person;

(c)    [Reserved];

(d)    to the extent constituting Restricted Payments, Holdings, the Borrower and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(e)), 7.04 (other than a merger or consolidation of Holdings and the Borrower) or 7.08 (other than Section 7.08(a));

(e)    [Reserved];

(f)    [Reserved]; and

(g)    the Borrower may make Restricted Payments to Holdings:

(i)    the proceeds of which will be used to pay the tax liability to each foreign, federal, state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Holdings that includes the Borrower and/or any of its subsidiaries, to the extent such tax liability does not exceed the lesser of (A) the taxes that would have been payable by the Borrower and/or its subsidiaries as a stand-alone group and (B) the actual tax liability of Holdings’ consolidated, combined, unitary or affiliated group, reduced by any such taxes paid or to be paid directly by the Borrower or its subsidiaries; provided that at least ten (10) days prior to the Borrower or Holdings making any Restricted Payments permitted under this clause (i), the Borrower shall have delivered to the Administrative Agent a statement describing the amount and basis for such Restricted Payments in reasonable detail; provided further that such proposed Restricted Payments shall not be permitted under this clause (i) if, within five (5) days after the Borrower provides such statement to the Administrative Agent, the Required Lenders provide written notice to the Borrower that they do not consent to such Restricted Payment, such consent not to be unreasonably withheld, conditioned or delayed;

(ii)    the proceeds of which shall be used to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii)    the proceeds of which shall be used to pay (A) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence or (B) costs and expenses incurred by it in connection with such entity being a public company, including costs and expenses relating to ongoing compliance with federal and state securities laws and regulations, SEC rules and regulations and the Sarbanes-Oxley Act of 2002;

(iv)    [Reserved];

(v)    [Reserved]; and

(vi)    the proceeds of which (A) shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Subsidiaries or (B) shall be used to make payments permitted under Section 7.08(f) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Subsidiary).

SECTION 7.07.    Change in Nature of Business. (a) Engage in any material line of business substantially different from those lines of business conducted by Holdings, the Borrower and the Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto or (b) modify or alter its organizational documents in a manner that, taken as a whole, is materially adverse to the Lenders in their respective capacities as such, except as required by the Bankruptcy Code; it being understood and agreed that any modification or alteration made to consummate any transaction in accordance with Section 7.04 shall, to such extent, be deemed not materially adverse to the Lenders.

SECTION 7.08.    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings or the Borrower, whether or not in the ordinary course of business, other than:

(a)    transactions between or among the Borrower or any of the Subsidiaries or any entity that becomes a Subsidiary as a result of such transaction,

(b)    transactions on terms substantially as favorable to Holdings, the Borrower or such Subsidiary as would be obtainable by Holdings, the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate,

(c)    [Reserved];

(d)    (i) employment and severance arrangements between the Borrower and the Subsidiaries and their respective officers and employees in the ordinary course of business and (ii) transactions pursuant to stock option plans and employee benefit plans and arrangements existing on the Closing Date,

(e)    the non-exclusive licensing of trademarks, copyrights or other IP Rights in the ordinary course of business to permit the commercial exploitation of IP Rights between or among Affiliates and Subsidiaries of Holdings or the Borrower,

(f)    the payment of customary fees and reasonable out-of-pocket costs and expenses to, and indemnities provided on behalf of, directors, officers and employees of Holdings and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries,

(g)    Restricted Payments permitted under Section 7.06,

(h)    the Series A Preferred Stock, the Series B Preferred Stock and the PIK Notes, and

(i)    any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date).

SECTION 7.09.    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or (b) any Loan Party to create, incur, assume or suffer to exist

Liens on property of such Person for the benefit of the Lenders with respect to the Facility and the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i)    exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto,

(ii)    represent Indebtedness of a Subsidiary that is not a Loan Party that is permitted by Section 7.03,

(iii)    are customary restrictions that arise in connection with (x) any Lien permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (y) and (ii) and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition,

(iv)    are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business and in existence as of the Closing Date,

(v)    comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness,

(vi)    are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(vii)    arise under any Prepetition Document,

(viii)    are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Subsidiary,

(ix)    are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(x)    are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

(xi)    arise in connection with cash or other deposits permitted under Section 7.01, and

(xii)    arise under the Transaction Support Agreement or in furtherance of any transaction contemplated thereby.

SECTION 7.10.    Use of Proceeds. Use any portion of the Facility or the Collateral:

(a)    for any purpose that is prohibited under the Bankruptcy Code or the Bankruptcy Court DIP Order;

(b)    to finance: any contested matter, adversary proceeding, suit, arbitration, application, motion or other litigation of any type adverse to the interests of any or all of the Administrative Agent, the Collateral Agent, the Lenders, the Prepetition Term Agent or the Prepetition Term Lenders or their respective rights and remedies under Loan Documents, the Bankruptcy Court DIP Order or the Prepetition Documents;

(c)    for the payment of fees, expenses, interest or principal under the Prepetition Documents (other than as permitted or required by an order of the Bankruptcy Court);

(d)    unless the Exit Conversion occurs, to make any distribution under a plan of reorganization confirmed in the Chapter 11 Cases that does not provide for the payment of the Loans in full and in cash on the effective date of such plan; and

(e)    to make any payment in excess of $1,000,000 in the aggregate in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body without the prior written consent of the Administrative Agent acting at the direction of the Required Lenders;

provided that, advisors to the official unsecured creditors’ committee, if one is appointed, may investigate the liens granted pursuant to, or any claims under or causes of action with respect to, the Prepetition Facilities at an aggregate expense for such investigation not to exceed $50,000, provided that no portion of such amount may be used to prosecute any claims.

Nothing herein shall in any way prejudice or prevent the Administrative Agent or the Lenders from objecting, for any reason, to any requests, motions, or applications made in the Bankruptcy Court, including any application of final allowances of compensation for services rendered or reimbursement of expenses incurred under Sections 105(a), 330 or 331 of the Bankruptcy Code, by any party in interest.

SECTION 7.11.    Accounting Changes. Make any change in its fiscal year-end from the Saturday closest to January 31 of each calendar year.

SECTION 7.12.    Prepayments of Indebtedness. (a) Make any payment of principal or interest or otherwise on account of any Prepetition Obligations or payables under the Prepetition Documents, other than (i) payments made in compliance in all material respects with the Budget (subject to Permitted Variances), (ii) payments agreed to in writing by the Required Lenders, and (iii) payments approved by the Bankruptcy Court DIP Order and, if necessary, authorized by the Bankruptcy Court (including any adequate protection payment); or (b) amend or modify the terms of the Prepetition Documents in a manner that is materially adverse to the Administrative Agent or the Lenders or their rights and remedies under the Loan Documents (including any such amendment or modification that would have a material and adverse impact on any material portion of the Collateral).

SECTION 7.13.    Holdings. In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than the following (and activities incidental thereto): (i) its direct ownership of the Equity Interests of the Borrower and its indirect ownership of the Equity Interests of the Subsidiaries of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the applicable Prepetition Documents, the Merger Agreement and the other agreements contemplated by the Merger Agreement, the Series A Preferred Stock, Series B Preferred Stock and the Intercompany Preferred Stock (and any other agreements contemplated by or otherwise related to the foregoing), (iv) any transaction permitted under Section 7.04, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries in each case solely to the extent permitted hereunder, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vii) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 7.06 pending application thereof by Holdings, (viii) providing indemnification to officers and directors and (ix) activities incidental to the businesses or activities described in clauses (i) to (viii) of this Section 7.13.

SECTION 7.14.    Chapter 11 Modifications. Except as permitted pursuant to the terms of this Agreement and the Bankruptcy Court DIP Order or otherwise consented to by the Required Lenders and the Agents:

(a)    Make or permit to be made any change, amendment or modification, or any application or motion for any change, amendment or modification, to the Bankruptcy Court DIP Orders.

(b)    Incur, create, assume or suffer to exist or permit any other superpriority claim which is pari passu with or senior to the DIP Superpriority Claims of the Administrative Agent, the Collateral Agent and the Lenders hereunder, except for the Carve Out.

SECTION 7.15.    Operating Account. Create, incur, assume or suffer to exist any Lien upon the Operating Account other than (a) the first priority Lien created in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Loan Documents and (b) Liens arising by operation of law or under the terms of the deposit agreement governing the Operating Account.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01.    Events of Default. Each of the events referred to in clauses (a) through (l) of this Section 8.01 shall constitute an “Event of Default”:

(a)    Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)    Specific Covenants. The Borrower, any Subsidiary or, in the case of Section 7.13, Holdings, fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(c), 6.03(a), 6.05(a) (solely with respect to the Borrower) or Article VII; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for ten (10) days after receipt by the Borrower of written notice thereof from the Administrative Agent;

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e)    [Reserved]; or

(f)    Judgments. There is entered against any Loan Party a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not deny coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed, including by virtue of any automatic stay under any debtor relief law, or bonded pending an appeal for a period of thirty (30) consecutive days; or

(e)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a Foreign Plan a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(g)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations (including by way of an Exit Conversion), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of satisfaction in full in cash of the Obligations), or purports in writing to revoke or rescind any Loan Document; or

(h)    Collateral Documents. The Interim DIP Order and the Final DIP Order, as applicable, together with the Loan Documents shall cease to create a valid and perfected Lien with such priority required by this Agreement; or

(i)    [Reserved]; or

(j)    Budget Event. There occurs any Budget Event; or

(k)    [Reserved]; or

(l)    [Reserved]; or

(m)    [Reserved]; or

(n)    [Reserved]; or

(o)    [Reserved]; or

(p)    Alternate Financing. Any Loan Party shall file a motion in the Chapter 11 Cases without the express written consent of Required Lenders, to obtain additional financing from a party other than Lenders under Section 364(d) of the Bankruptcy Code that (i) is not permitted under Section 7.03 and (ii) does not provide for the payment of the Obligations in full and in cash upon the incurrence of such additional financing; or

(q)    Prepetition Claims Any Loan Party shall file a motion seeking an order (i) approving payment of any prepetition claim other than (x) as provided for in the “first day” or “second day” orders, (y) contemplated by the Budget (including Permitted Variances), or (z) otherwise consented to by the Required Lenders in writing, (ii) granting relief from the automatic stay under Section 362 of the Bankruptcy Code to any holder of any security interest to permit foreclosure on any assets having a book value in excess of $1,000,000 in the aggregate, or (iii) except with respect to the Prepetition Obligations as provided in the Bankruptcy Court DIP Orders, approving any settlement or other stipulation not approved by the Required Lenders and not included in the Budget with any secured creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor; or

(r)    Appointment of Trustee or Examiner. An order is entered in any of the Chapter 11 Cases appointing, or any Loan Party, or any Subsidiary of a Loan Party shall file an application for an order seeking the appointment of, (i) a trustee under Section 1104, or (ii) an examiner with enlarged powers relating to the operation of the Loan Parties’ business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; or

(s)    Dismissal or Conversion of Chapter 11 Cases. An order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, in each case, which does not contain a provision for termination of the Commitments, and payment in full in cash of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted) of the Loan Parties hereunder and under the other Loan Documents upon entry thereof; or

(t)    Bankruptcy Court DIP Orders. An order is entered by the Bankruptcy Court in any of the Chapter 11 Cases without the express prior written consent of the Required Lenders and the Administrative Agent, (i) to revoke, reverse, stay, modify, supplement or amend the Bankruptcy Court DIP Order in a manner that is inconsistent with this Agreement that is not otherwise consented to by the Required Lenders or (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever), in each case other than the Carve Out or adequate protection with respect to “ABL Priority Collateral” (as defined in the Prepetition ABL Intercreditor Agreement), to have administrative priority as to the Loan Parties equal or superior to the priority of the DIP Superpriority Claim shall be entered by the Bankruptcy Court without the express prior written consent of the Lenders in respect of the Obligations; or

(u)    Violation of Bankruptcy Court DIP Order. Any Loan Party violates any term, provision or condition in the Interim DIP Order or Final DIP Order, as applicable; provided that in the event such violation is immaterial and such violation has been cured within three (3) days after receipt by the Borrower of written notice thereof from the Administrative Agent, such violation shall not constitute an Event of Default; or

(v)    Application for Order By Third Party. An application for any of the orders described in clauses 8.01(r), (s), (t), (u) and (x) shall be made by a Person other than the Loan Parties and such application is not contested by the Loan Parties in good faith and such Person actually obtains entry of a final, non-appealable, order under § 506(c) of the Bankruptcy Code against the Administrative Agent or the Collateral Agent or obtains a final, non-appealable, order materially adverse to the Administrative Agent, the Collateral Agent or the Lenders or any of their respective rights and remedies under the Loan Documents or in the Collateral; or

(w)    Right to File Chapter 11 Plan. The entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of any Loan Party to file a Chapter 11 plan pursuant to Section 1121 of the Bankruptcy Code, without the prior written consent of the Required Lenders; or

(x)    Liens. (i) Any Loan Party shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of the Collateral Agent, the Administrative Agent and/or the Lenders, claims or rights against such Person or to subject any Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (ii) the Lien or security interest created by Collateral Documents or the Bankruptcy Court DIP Orders with respect to the Collateral shall, for any reason, on and after the entry of the Bankruptcy Court DIP Order, cease to be valid or (iii) any action is commenced by the Loan Parties which contests the validity, perfection or enforceability of any of the Liens and security interests of the Collateral Agent, the Administrative Agent and/or the Lenders created by any of the Bankruptcy Court DIP Order, this Agreement, or any Collateral Document; or

(y)    Invalidation of Claims. Any Loan Party shall seek to, or shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of such Loan Party) any other Person’s motion to, disallow in whole or in part the Lenders’ claim in respect of the Obligations or contest any material provision of any Loan Document or any material provision of any Loan Document shall cease to be effective (other than in accordance with its terms); or

(z)    [Reserved]; or

(aa)    Modifications or Withdrawal of Approved Plan of Reorganization. The Approved Plan of Reorganization or the Confirmation Order is withdrawn, amended, supplemented or otherwise modified, pursuant to a pleading filed with the Bankruptcy Court that is not withdrawn within three (3) days, in a manner that materially adversely affects the rights and duties of the Lenders, the Collateral Agent and/or the Administrative Agent without the prior written consent of the Required Lenders, the Collateral Agent or the Administrative Agent, as applicable; or

(bb)    Failure to Have Reorganization Plan Confirmed. The Bankruptcy Court denying confirmation of the Approved Plan of Reorganization, provided, that if the Loan Parties subsequently obtain an order of the Bankruptcy Court approving a plan of reorganization that either (i) proposes to repay all outstanding obligations under the Facility in full, in cash, immediately upon the effectiveness thereof, (ii) is, taken as a whole, in form and substance substantially similar to the Approved Plan of Reorganization or (iii) otherwise is approved by the Required Lenders, an Event of Default shall not occur; or

(cc)    Termination of the Transaction Support Agreement. The termination of the Transaction Support Agreement in accordance with its terms due to the action or omission, as applicable, of the Loan Parties; or

(dd)    Termination of the Backstop Commitment Letter. The termination of the Backstop Commitment Letter in accordance with its terms due to the action or omission, as applicable, of the Loan Parties; or

(ee)    Milestones. The failure of the Borrower to timely satisfy any of the following milestones (collectively, the “Milestones” and each a “Milestone”) on or before the following dates (or any later date approved by the Required Lenders in their sole discretion):

(i)    no later than four (4) Business Days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

(ii)    no later than 14 calendar days after the Petition Date, the Debtors shall have filed (i) an Approved Plan of Reorganization and (ii) a disclosure statement (the “Disclosure Statement”) relating to the Approved Plan of Reorganization;

(iii)    no later than 40 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

(iv)    no later than 70 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order;

(v)    no later than 80 calendar days after the Petition Date, the solicitation of the Approved Plan of Reorganization shall have commenced;

(vi)    no later than 120 calendar days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order; and

(vii)    the effective date of the Approved Plan of Reorganization shall have occurred not later than 130 calendar days following the Petition Date.

(ff)    363 Sale. The Borrower attempts to consummate a sale of substantially all of its assets via a plan of reorganization or a 363 sale without consent of the Required Lenders.

SECTION 8.02.    Remedies upon Event of Default. Subject to the Bankruptcy Court DIP Order and the Carve Out, if any Event of Default occurs and is continuing, the Administrative Agent may with the consent of, and shall (subject to the terms hereof) at the request of, the Required Lenders take any or all of the following actions:

(a)    declare Commitments of each Lender to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; provided, that the Administrative Agent shall not be entitled to exercise such rights and remedies until five (5) Business Days after providing written notice of its intention thereof to the Borrower.

Notwithstanding anything to the contrary herein or in any other Loan Document, the parties hereto hereby agree that nothing in this Agreement or the Bankruptcy Court DIP Order or any other Loan Document shall limit or waive, or shall be deemed to limit or waive, the Loan Parties right to seek the right to use Collateral and cash Collateral on a non-consensual basis on or after the occurrence and during the continuation of an Event of Default.

SECTION 8.03.    Application of Funds. Subject in all respects to the priorities and obligations with respect to, and other terms of, the Carve Out, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligation and such other proceeds remaining in the DIP Funding Account shall be applied by the Administrative Agent in the following order.

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including, without limitation, Attorney Costs payable under Section 10.04 or 10.05 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including, without limitation, Attorney Costs payable under Section 10.04 or 10.05 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01.    Appointment and Authority of the Administrative Agent.

(a)    Each Lender hereby irrevocably appoints WSFS to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and each other Loan Document, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.09 and 9.11) are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any such provision.

(b)    The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to all of the same, rights protections, immunities and indemnities afforded to the Administrative Agent (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent and the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02.    Rights as a Lender. Any Person serving as an Agent (including, for the avoidance of doubt, as Administrative Agent or Collateral Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.03.    Exculpatory Provisions. Neither the Administrative Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents to which it is a party. Without limiting the generality of the foregoing, an Agent (including, for the avoidance of doubt, the Administrative Agent and Collateral Agent):

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents to which it is a party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

Notwithstanding anything contained herein or in any other Loan Documents, no Agent- Related Person shall be responsible or liable for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default (including, without limitation, compliance with the terms and conditions of Section 10.07(h)(iii)), (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent) or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to the Agent hereunder (including without limitation this Article IX) phrases such as “satisfactory to Agent,” “approved by Agent,” “acceptable to Agent,” “as determined by Agent,” “in Agent’s discretion,” “selected by Agent,” “elected by Agent,” “requested by Agent,” and phrases of similar import that authorize and permit Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to Agent receiving written direction from the Lenders or Required Lenders, as applicable, to take such action or to exercise such rights. Nothing contained in this Agreement shall require Agent to exercise any discretionary acts.

The Administrative Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of LIBOR (or other applicable Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of LIBOR, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Required Lenders, the Loan Parties and the Borrowers, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. The Administrative Agent shall not have any liability for any interest rate published by any publication that is the source for determining the interest rates of the Loans, including but not limited to Bloomberg (or any successor source ) and the Reuters Screen (or any successor source), or for any rates compiled by the ICE Benchmark Administration or any successor thereto, or for any rates published on any publicly available source, including without limitation the Federal Reserve Bank of New York’s Website, or in any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment thereto.

Each of the Administrative Agent and the Collateral Agent shall be afforded all of the rights, powers, immunities and indemnities set forth in this Agreement and in each of the other Loan Documents as if such rights, powers, immunities and indemnities were explicitly set out in each such other Loan Document.

SECTION 9.04.    Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or other event that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or occurrence of such event. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

SECTION 9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.06.    Non-Reliance on Administrative Agent and Other Lenders; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07.    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent, the Collateral Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent or the Collateral Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent, the Collateral Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent or the Collateral Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent and the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent or the Collateral Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as applicable.

SECTION 9.08.    No Other Duties; Other Agents, Managers, Etc. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents to which it is a party, as applicable. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, Holdings, the Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.09.    Resignation of Administrative Agent or Collateral Agent. The Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States or another institution reasonably satisfactory to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or Collateral Agent, as applicable, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor of such Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable.

SECTION 9.10.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and the Collateral Agent and their respective agents and counsel, and any other amounts due the Administrative Agent and the Collateral Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11.    Collateral and Guaranty Matters. Each of the Lenders irrevocably authorizes the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent agrees that it will:

(a)    release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Borrower or any Guarantors, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below and/or (v) upon the consummation of any Exit Conversion;

(b)    release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c)    release any Subsidiary from its obligations under the Guaranty, if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder.

Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request and prepare to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12.    Appointment of Supplemental Administrative Agents.

(a)    It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)    In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)    Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

Miscellaneous

SECTION 10.01.    Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a)    extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood for the avoidance of doubt that none of (i) a waiver of any condition precedent set forth in Section 4.02, (ii) the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments, (iii) the required funding of any Incremental Loan in accordance with Section 2.04(d) or (iv) any modification contemplated by the definition of “Final Loan Date” shall constitute an extension or increase of any Commitment of any Lender;

(b)    postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.05 or 2.06 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)    change any provision of Section 2.11 (in a manner that alters the pro rata sharing of payments contemplated thereby (except in connection with a transaction otherwise permitted under this Agreement)), this Section 10.01 or the definition of “Required Lenders” or “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender affected thereby;

(e)    other than in a transaction permitted under Section 7.04, Section 7.05 or Section 2.12, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(f)    other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Collateral Agent, as the case may be, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document and (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Required Lenders and the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents, in each case as certified to the Administrative Agent by a Responsible Officer of the Borrower upon which the Administrative Agent may conclusively rely and incur no liability for any actions or omissions taken or omitted to be taken in reliance thereon.

SECTION 10.02.    Notices and Other Communications; Facsimile Copies.

(a)    General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to Holdings, the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)    Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM,

AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)    Change of Address. Each of Holdings, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(f)    Reliance by the Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including any telephonic Request for Credit Extension) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03.    No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04.    Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent, the Ad Hoc Committee and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions of hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, limited, in the case of Attorney Costs, to the Attorney Costs of Seward & Kissel LLP, as counsel to the Administrative Agent and the Collateral Agent (or any replacement therefor), Milbank LLP, as counsel to the Ad Hoc Committee, one local counsel for the Administrative Agent and the Collateral Agent taken as a whole, in each relevant jurisdiction and one local counsel for the Ad Hoc Committee in each relevant jurisdiction and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Ad Hoc Committee Advisors and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and limited, in the case of Attorney Costs, to all Attorney Costs of one counsel to the Administrative Agent and the Collateral Agent taken as a whole, and one counsel to the Lenders taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction and, in the event of any conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole)). The agreements in this Section 10.04 shall survive the termination of this Agreement, of the Aggregate Commitments and repayment of all other Obligations and the resignation or removal of the Administrative Agent and the Collateral Agent, as applicable. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. The Borrower and each other Loan Party hereby acknowledge that the Administrative Agent and/or any Lender may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent and/or such Lender, including, without limitation, fees paid pursuant to this Agreement or any other Loan Document.

SECTION 10.05.    Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent, each Lender and their respective Affiliates, directors, officers, employees, agents, partners, trustees or advisors and other representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent and the Collateral Agent taken as a whole, one counsel to all Indemnitees other than the Administrative Agent and the Collateral Agent taken as a whole and, if reasonably necessary, a single local counsel for the Administrative Agent and the Collateral Agent and a single local counsel for all Indemnitees other than the Administrative Agent and the Collateral Agent taken as a whole in each relevant jurisdiction that is material to the interest of such Indemnitee), and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability arising out of the activities or operations of the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any Related Indemnified Person as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees, other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, collateral agent or arranger or any similar role under the Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within twenty (20) Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent and the Collateral Agent, as the case may be, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement. This Section 10.05 shall not apply to Indemnified Taxes, or amounts excluded from the definition of Indemnified Taxes pursuant to clauses (i) through (vii) of the first sentence of Section 3.01(a), that are imposed with respect to payments to or for the account of any Agent or any Lender under any Loan Document, which shall be governed by Section 3.01. This Section 10.05 also shall not apply to Other Taxes or to taxes covered by Section 3.04.

SECTION 10.06.    Marshaling; Payments Set Aside. None of the Agents or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07.    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned. Further, each Lender acknowledges and agrees that the Initial Commitments and the Incremental/Exit Commitments shall be held by such Lender in equal percentages and such Initial Commitments and Incremental/Exit Commitments are “stapled to” each other, and shall be assigned in equal percentages.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default under Section 8.01(a) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. All assignments shall be by novation.

(v)    No Assignments to Certain Persons. No such assignment shall be made (A) to Holdings, the Borrower or any of the Borrower’s Subsidiaries or (B) to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall, subject to clause (h) of this Section, be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.09 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (other than clause (d) thereof) that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of

Section 3.01(b) and (c) or Section 3.01(d), as applicable), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply and does in fact comply with Section 3.01 as though it were a Lender. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder relating to the exemption from withholding for portfolio interest on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). A Lender shall not be obligated to disclose the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

SECTION 10.08.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from Holdings, the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 10.09.    Setoff. Subject to the terms of the Bankruptcy Court DIP Order and the Carve Out, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time (upon notice to the Administrative Agent), to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other

Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have at Law but subject to the terms of the Bankruptcy Court DIP Order and the Carve Out. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.10.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.12.    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.13.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Collateral Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Collateral Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension or Withdrawal, as applicable, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.14.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15.    GOVERNING LAW.

(a)    EXCEPT TO THE EXTENT SUPERSEDED BY THE BANKRUPTCY CODE, THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

SECTION 10.16.    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 10.17.    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.18.    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 10.19.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.20.    Lender Action. Each Lender agrees that it shall not, and hereby waives any right to, take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or assert any other Cause of Action against any Loan Party (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings or any other Cause of Action, or otherwise commence any remedial procedures, against Holdings, the Borrower and/or any of their respective Subsidiaries or parent companies with respect to any Collateral or any other property of any such Person, without the prior written consent of the Administrative Agent (provided at the direction of the Required Lenders). The provisions of this Section 10.20 shall not afford any right to, or constitute a defense available to, any Loan Party with respect to the Administrative Agent’s actions or omissions taken or omitted to be taken pursuant to this Section 10.20.

SECTION 10.21.    Use of Name, Logo, etc.. Each Loan Party consents to the publication in the ordinary course by Administrative Agent of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent.

SECTION 10.22.    USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 10.23.    Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.24.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the services regarding this Agreement provided by the Agent are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Agents, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents and each Lender are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) neither the Agents nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings their respective Affiliates, and neither the Agents nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.25.    [Reserved].

SECTION 10.26.    [Reserved].

SECTION 10.27.    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding of the parties hereto, each such party acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 10.28.    Conflicts. If any provision in this Agreement or any other Loan Document expressly conflicts with any provision in the Interim DIP Order or Final DIP Order, the provisions in the Bankruptcy Court DIP Order shall govern and control.

ARTICLE XI

Security and Priority

SECTION 11.01.    Collateral; Grant of Lien and Security Interest.

(a)    Pursuant to, and otherwise subject to the terms of, the Bankruptcy Court DIP Order and in accordance with the terms thereof, subject to the Carve Out, as security for the full and timely payment and performance of all of the Obligations and subject to the limitations, reservations, restrictions, and qualifications contained in any Collateral Document, the Loan Parties hereby, pledge and grant to Collateral Agent for the benefit of the Secured Parties, a security interest in and to a Lien on all of the Collateral without duplication.

(b)    Notwithstanding anything herein to the contrary all proceeds received by the Agents and the Lenders from the Collateral subject to the Liens granted in this Section 11.01 and in each other Loan Document and by the Bankruptcy Court DIP Order shall be subject in all respects to the Carve Out.

(c)    Notwithstanding anything herein to the contrary or any other Loan Document, it is understood and agreed that in no event shall Collateral include any Excluded Property.

SECTION 11.02.    [Reserved].

SECTION 11.03.    Grants, Rights and Remedies. The Liens and security interests granted pursuant to Section 11.01(a) hereof and the administrative priority and lien priority granted pursuant to the Bankruptcy Court DIP Order may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Agreement, the Bankruptcy Court DIP Order and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Agents and the Lenders hereunder and thereunder are cumulative; provided that to the extent of conflict the Bankruptcy Court DIP Order controls.

SECTION 11.04.    No Filings Required. The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim DIP Order or the Final DIP Order, as the case may be. The Agents shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office, take possession or control of any Collateral, or take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, the Interim DIP Order or the Final DIP Order, as the case may be, or any other Loan Document.

SECTION 11.05.    Survival. The Liens, lien priority, administrative priorities and other rights and remedies granted to the Agents and the Lenders pursuant to this Agreement, the Bankruptcy Court DIP Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by the Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission, except with respect to the Carve Out, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on parity with any claim of the Agents and the Lenders against the Borrower in respect of any Obligation.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CHINOS INTERMEDIATE HOLDINGS A, INC., as the Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO DIP CREDIT AGREEMENT]

Exhibit C

Backstop Commitment Letter

Exhibit C

CONFIDENTIAL

May 3, 2020

J. Crew Group, Inc.

225 Liberty Street

New York, NY 10281

Backstop Commitment Letter

Ladies and Gentlemen:

You have informed the undersigned (in such capacities, the “Backstop Term Lenders”) that Chinos Intermediate Holdings A, Inc., a Delaware corporation (the “Company”), Chinos Holdings, Inc., a Delaware corporation (“Holdings”), and certain of the Company’s subsidiaries (collectively with Holdings and the Company, “you” or the “Debtors”) are contemplating filing (the date of such filing, the “Petition Date”) cases under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division (the “Bankruptcy Court”) and (i) wish to obtain senior secured superpriority debtor-in-possession financing (the “DIP Facility”), consisting of (A) $255 million in new money term loans (the “Initial Loans”) and (B) up to $145 million in new money term loans (to the extent such loans are funded under the DIP Facility, the “Incremental DIP Loans”, and to the extent such loans are funded under the Exit Term Loan Facility, the “New Money Exit Loans” and the Initial Loans and Incremental DIP Loans are collectively referred to as the “DIP Loans”), which DIP Loans, upon satisfaction of the terms and conditions set forth in the credit agreement governing the DIP Facility (the “DIP Credit Agreement” and, together with all exhibits, finance documents, and other ancillary documentation in respect thereof, the “DIP Documents”) may convert on a dollar-for-dollar basis into an exit facility (the “Exit Conversion”, and such converted loans, the “Exit Conversion Loans”) and (ii) wish to obtain New Money Exit Loans (the financing provided by the Exit Conversion Loans and the New Money Exit Loans, the “Exit Term Loan Facility”) substantially on the terms set forth in this letter, as well as the DIP Credit Agreement and the Exit Term Loan Facility Term Sheet attached hereto as Annex A and Annex B (the “Exit Term Loan Facility Term Sheet”), respectively (collectively, the “Commitment Letter”), which terms will be memorialized in a credit agreement that will govern the Exit Term Loan Facility (the “Exit Term Loan Facility Credit Agreement” and, together with all exhibits, finance documents, and other ancillary documentation in respect thereof, the “Exit Term Loan Facility Documents”).

We refer to that certain (i) Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of July 31, 2017 and as further amended, restated, modified, or supplemented from time to time, the “Prepetition Term Credit Agreement”), by and among the J. Crew Group, Inc., a Delaware Corporation, Chinos Intermediate Holdings B, Inc., a Delaware corporation, certain of the subsidiaries of J. Crew Group, Inc. as guarantors, Wilmington Savings Fund Society, FSB, as successor administrative agent and collateral agent, and the lenders party thereto (the “Prepetition Term Lenders”); (ii) Indenture, dated on or about July 13, 2017 (as amended by the First Supplemental Indenture, dated as of April 26, 2019 and as further amended, restated, modified, or supplemented from time to time, the “Prepetition IPCo Exchange Notes Indenture”) between J. Crew Brand, LLC and J. Crew Brand Corp., as issuers, the guarantors party thereto and U.S. Bank National Association, as trustee, with respect to the 13% Senior Secured Notes due 2021 (the “Prepetition IPCo Exchange Notes”), (iii) Indenture, dated on or about July 13, 2017 (as amended, restated, modified, or supplemented from time to time, the “Prepetition IPCo New Money Notes Indenture” and, together with the Prepetition IPCo Exchange Notes Indenture, the “Prepetition IPCo Indentures”), between J. Crew

Brand, LLC and J. Crew Brand Corp., as issuers, the guarantors party thereto and U.S. Bank National Association, as trustee, with respect to the 13% Senior Secured New Money Notes due 2021 (the “Prepetition IPCo New Money Notes”, and the holders of the Prepetition IPCo Exchange Notes and the Prepetition IPCo New Money Notes, the “Prepetition IPCo Noteholders” and, together with the Prepetition Term Lenders, the “Prepetition Parties”) and (iv) Transaction Support Agreement, dated as of May 3, 2020 by and among the Debtors, each Consenting Support Party (as defined therein), and each Sponsor (as defined therein) (as amended, restated, modified, or supplemented from time to time, the “Transaction Support Agreement”).

Capitalized terms used and not defined in this Commitment Letter will have the meaning given thereto in Annex A or Annex B or, if not defined therein, in the Transaction Support Agreement.

1.	Commitments: Titles and Roles.

Each of the Backstop Term Lenders is pleased to confirm its commitment to provide, and hereby commits to provide, severally but not jointly, to the Debtors the DIP Loans and the New Money Exit Loans. Such commitments shall be allocated to the Backstop Term Lenders in accordance with the percentages set forth in Schedule I hereof opposite each Backstop Term Lender’s name as its “Backstop Commitment Percentage,” on the terms and subject to the conditions set forth in this Commitment Letter, including, without limitation, Section 4 hereof and Annex A and Annex B attached hereto. Further, the Backstop Term Lenders agree to a reduction of such commitments as set forth in Section 2 hereof.

It is understood and agreed that to the extent DIP Loans include the funding of the Incremental DIP Loans, the commitments to fund the New Money Exit Loans shall be reduced dollar-for-dollar and the aggregate commitments for the Incremental DIP Loans and the New Money Exit Loans are $145 million. The aggregate commitments under this Commitment Letter are $400 million in total.

2.	Election Procedures

The parties hereto agree that (i) each Prepetition Term Lender that is not a Backstop Term Lender that is a party to the Transaction Support Agreement (in such capacity, each an “Electing Term Lender”) may participate with the other Electing Term Lenders to provide its pro rata portion of 38.3% of the DIP Facility and the New Money Exit Loans (the “Term DIP Portion”) and (ii) each Prepetition IPCo Noteholder that is not a Backstop Term Lender that is a party to the Transaction Support Agreement (in such capacity, each an “Electing IPCo Noteholder” and, together with the Electing Term Lenders, the “Electing DIP Lenders”) may participate with the other Electing IPCo Noteholders to provide its pro rata portion of 11.7% of the DIP Facility and the New Money Exit Loans (the “IPCo DIP Portion”), in each case by executing a joinder (each, an “Election Joinder”) to the DIP Credit Agreement no later than ten (10) Business Days (the “Election Deadline”) after the Petition Date (as defined in Annex A). Such participation shall be on a pro rata basis in accordance with (A) the proportion of (1) the obligations under the Prepetition Term Credit Agreement owed to each such Prepetition Term Lender to (2) the obligations owed to all Prepetition Term Lenders under the Prepetition Term Credit Agreement on the Election Deadline of the Term DIP Portion and (B) the proportion of (1) the obligations under the Prepetition IPCo Indentures owed to each such Prepetition IPCo Noteholder to (2) the obligations owed to all Prepetition IPCo Noteholders under the Prepetition IPCo Indentures on the Election Deadline of the IPCo DIP Portion, respectively. Each Electing DIP Lender that elects to participate in the DIP Facility shall be obligated to participate in its ratable portion of the New Money Exit Loans and the commitments under the New Money Exit Loan will be “stapled to” the DIP Facility and traded in equal percentages.

On the fifth Business Day following the Election Deadline (the “Election Funding Date”), upon the funding by each Electing DIP Lender of its DIP Loans, the DIP Credit Agreement commitment schedules

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(including, without limitation, the commitments to the fund the New Money Exit Loans) will be revised to reflect the commitments of the Electing DIP Lenders under the DIP Facility and the New Money Exit Loans, and each Backstop Term Lender’s DIP Loans under the DIP Facility will be repaid within two (2) Business Days of receipt of such funds and reduced proportionally to account for the DIP Loans funded by the Electing DIP Lenders on the Election Funding Date and the commitments on the New Money Exit Loans will be reduced proportionally to the commitment of the Electing DIP Lenders. It is understood and agreed for the avoidance of doubt that (x) neither the Borrower nor any other Debtor shall be required to take any action to facilitate the funding by any Electing DIP Lender of any DIP Loan and/or any New Money Exit Loan (and/or any repayment of any DIP Loan required to effectuate the foregoing) other than (1) to facilitate the posting of notices to the Prepetition IPCo Noteholders or the Prepetition Term Lenders through the IPCo Notes Trustee (as defined in the DIP Credit Agreement) or the Prepetition Term Agent (as defined in the DIP Credit Agreement) and (2) consenting to the revisions of Schedule 2.01 to the DIP Credit Agreement as provided therein and (y) in no event shall any transaction contemplated by this paragraph result in a reduction to the aggregate amount of commitments or loans available under the DIP Facility and/or in respect of the New Money Exit Loans.

3.	Premium.

As consideration for the agreements and commitments under this Commitment Letter, the Debtors collectively agree to pay, (i) if the Approved Plan of Reorganization (as defined in the DIP Credit Agreement) becomes effective in accordance with the Transaction Support Agreement, to the Backstop Term Lenders a commitment premium in an amount equal to 10% of the aggregate amount of commitments hereunder to fund the DIP Loans and the New Money Exit Loans, which Backstop Premium (if payable hereunder) shall be paid in New Common Shares issued to the Backstop Term Lenders (and allocated to the Backstop Term Lenders in accordance with the percentages set forth in Schedule I hereof) at the transaction enterprise value of $1,750,000,000 on the Plan Effective Date, which will be subject to dilution as set forth in the Transaction Term Sheet or (ii) in the event of an Alternative Transaction (as defined in the Transaction Support Agreement), to the Backstop Term Lenders a cash premium equal to 3.0% of the aggregate amount of commitments hereunder to fund the DIP Loans and the New Money Exit Loans payable upon the consummation of such Alternative Transaction (either clause (i) or (ii), the “Backstop Premium”). The Backstop Premium shall be fully earned, nonrefundable and non-avoidable upon entry of the Interim DIP Order (as defined in the DIP Credit Agreement) and shall be paid free and clear of any withholding or deduction on account of taxes.

4.	Conditions Precedent.

The Backstop Term Lenders’ commitments and agreements hereunder (i) in respect of the DIP Facility are subject to solely the satisfaction or waiver of all conditions precedent set forth in Sections 4.01 and 4.02 of the DIP Credit Agreement and (ii) in respect of the Exit Term Loan Facility are subject solely to the satisfaction or waiver of the conditions precedent set forth in Section 2.12 of the DIP Credit Agreement and under the heading “Conditions to Closing” set forth in Annex B.

Each party hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including, without limitation, an obligation to negotiate the Exit Term Loan Facility Credit Agreement and the related documentation in good faith).

5.	Indemnification and Related Matters.

(a)

The Debtors agree to indemnify and hold each of the Backstop Term Lenders (and, in addition to the Backstop Term Lenders, where a Backstop Term Lender is an investment manager or advisor for a beneficial holder, such beneficial holder), and each of their respective affiliates, and each of

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their and their affiliates’ respective officers, directors, fiduciaries, employees, agents, advisors, attorneys, and representatives, and the successors, heirs, and assigns of such Backstop Term Lender (and, in addition to the Backstop Term Lenders, where a Backstop Term Lender is an investment manager or advisor for a beneficial holder, such beneficial holder) and their affiliates (each such Backstop Term Lender and other person, an “Indemnified Person”) harmless against any and all losses, claims, damages, liabilities and/or reasonable and documented out-of-pocket expenses (limited, in the case of legal fees and expenses, to (x) the reasonable and documented out-of-pocket fees and expenses of one firm of counsel to all Indemnified Persons, taken as a whole, (y) to the extent reasonably necessary, to the reasonable and documented out-of-pocket fees and expenses of one local counsel to all Indemnified Persons, taken as a whole, and (z) one conflicts counsel to all affected Indemnified Persons, taken as a whole) to any such Indemnified Person in connection with the transactions contemplated by this Commitment Letter or as a result of either this arrangement or any matter referred to in the Commitment Letter (whether or not such losses, claims, damages, or liabilities result from an investigation, litigation, claim, or proceeding that is brought by you, your equity holders, or creditors or an Indemnified Person and whether or not any such Indemnified Person is otherwise a party thereto), except to the extent that such loss, claim, damage, liability or expense has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the bad faith or willful misconduct of such Indemnified Person or its related Indemnified Persons in performing the services that are the subject of the Commitment Letter, (ii) a material breach of the obligations of such Indemnified Person or its related Indemnified Persons under this Commitment Letter or (iii) claims between or among the Backstop Term Lenders. The foregoing obligations will be included in the DIP Facility as superpriority obligations.

(b)

The indemnity obligations of the Debtors under this Section 6 will be in addition to any liability which the Debtors may otherwise have to any Indemnified Person, will be binding upon any successors, assigns, heirs, or personal representatives of the Debtors, and will inure to the benefit of any successors, assigns, heirs, or personal representatives of any Indemnified Person.

(c)

The provisions of this Section 5 will survive any termination or completion of the arrangement provided by the Commitment Letter and the occurrence of the effective date of any plan of reorganization and any discharge of claims against or interests in the Debtors.

6.	Assignments.

This Commitment Letter may not be assigned by any Debtor without the prior written consent of each of the Backstop Term Lenders (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each Backstop Term Lender may assign its respective commitments and agreements hereunder, under the DIP Facility or under the Exit Term Loan Facility, in whole or in part, to any affiliate thereof, or to any other Backstop Term Lender (or, where a Backstop Term Lender is an investment manager or advisor for beneficial holders, to such beneficial holders) or, with the Company’s prior written consent (such consent not to be unreasonably withheld), a Prepetition Party; provided that, in the case of an assignment of the commitments and agreements under the DIP Facility to a party who is not a Backstop Term Lender, such assignment may only be undertaken after such assignee becomes a party to the Transaction Support Agreement. For the avoidance of doubt, upon the Closing Date (as defined in the DIP Credit Agreement), the assignment of loans and commitments under the DIP Facility and the commitments under the New Money Exit Loans will be governed by the DIP Credit Agreement.

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7.	Confidentiality.

Please note that this Commitment Letter and any written communications provided by, or oral discussions with, the Backstop Term Lenders in connection with this arrangement are exclusively for the information of the Debtors and may not be disclosed to any third party or circulated or referred to publicly without the prior written consent of the Backstop Term Lenders; provided that we hereby consent to your disclosure of (i) this Commitment Letter and such communications and discussions to the Debtors’ officers, directors, agents, affiliates, shareholders, representatives, attorneys, accountants, financial advisors, auditors and other advisors who are directly involved in the consideration of the DIP Facility and the Exit Term Loan Facility and who have been informed by you of the confidential nature of the Commitment Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter after execution and delivery of this Commitment Letter by the Debtors and the Backstop Term Lenders (a) to the office of the U.S. Trustee, to the Debtors’ “ABL” lenders and/or any statutorily appointed committee of unsecured creditors, and, in each case, to their respective representatives and professional advisors on a confidential and “need to know” basis, and (b) to the extent required in motions, in a redacted manner in form and substance reasonably satisfactory to the Backstop Term Lenders, to be filed with the Bankruptcy Court solely in connection with obtaining an order of the Bankruptcy Court approving the Debtors’ execution, delivery, and performance of this Commitment Letter, the definitive DIP Documents, the definitive Exit Term Loan Facility Documents, the Transaction Support Agreement, and the orders approving the DIP Facility on an interim and final basis, and (iii) this Commitment Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof) and/or otherwise in connection with the exercise of any remedy under this Commitment Letter.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

(a)

You acknowledge that the Backstop Term Lenders, together with their affiliates and related entities (each a “Funding Entity” and collectively, the “Funding Entities”), may be engaged, either directly or through affiliates in various activities, including securities trading, investment management, and principal investment activities. In the ordinary course of these activities, each Funding Entity may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their investors and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Debtors, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of the Debtors, or (iii) have other relationships with the Debtors. In addition, each Funding Entity may provide services to such other entities and persons. Each Funding Entity may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Debtors or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities, or instruments referred to in this paragraph. Although the Funding Entities in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, the Funding Entities shall have no obligation to disclose such information, or the fact that the Funding Entities are in possession of such information, to the Debtors or to use such information on the Debtors’ behalf.

(b)

Furthermore, you acknowledge that neither the Funding Entities nor any of their respective affiliates have an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

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(c)

The Funding Entities may have economic interests that conflict with those of the Debtors, its equity holders, and/or its affiliates. You agree that each Funding Entity will act under this Commitment Letter as an individual independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary, or agency relationship or fiduciary or other implied duty between any of the Funding Entities and the Debtors, their equity holders, or their affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between each of the Funding Entities, on the one hand, and the Debtors, on the other, and in connection therewith and with the process leading thereto, (i) none of the Funding Entities has, by virtue of this Commitment Letter, assumed an advisory or fiduciary responsibility in favor of the Debtors, their equity holders, or their affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any of the Funding Entities has advised, is currently advising or will advise the Debtors, their equity holders or their affiliates on other matters) or any other obligation to the Debtors except the obligations expressly set forth in this Commitment Letter and (ii) each Funding Entity is acting solely as a principal and not as an agent or fiduciary of the Debtors, their management, equity holders, affiliates, creditors, or any other person. The Debtors acknowledge and agree that the Debtors have consulted their own legal and financial advisors to the extent they deemed it appropriate and that they are responsible for making their own independent judgment with respect to such transactions and the process leading thereto. The Debtors agree that they will not claim that, by virtue of this Commitment Letter, any of the Funding Entities have rendered advisory services of any nature or respect, or owe fiduciary or similar duties to the Debtors, in connection with such transactions or the process leading thereto.

(d)

In addition, please note that the Funding Entities do not provide accounting, tax, or legal advice. Notwithstanding anything herein to the contrary, the Debtor (and each employee, representative or other agent of the Debtor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the DIP Facility and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to the Debtor relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.	Miscellaneous.

The Backstop Term Lenders’ commitments and agreements hereunder (all of which are several, and not joint, in nature) will terminate (the “Termination Date”) upon (i) May 4, 2020 (at 11:59 p.m., New York City time), unless the Petition Date has occurred by such date, (ii) the date that is four (4) Business Days after the Petition Date, unless prior to such time the Interim DIP Order shall have been entered by the Bankruptcy Court or (iii) the date that is 200 calendar days from the Petition Date, unless, prior to such time the Exit Conversion shall have occurred. In the event of any termination pursuant to this paragraph, this Commitment Letter, and the Backstop Term Lenders’ agreement to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to the Debtors. If the order approving the DIP Facility on a final basis shall at any time cease to be in full force and effect or shall be reversed, stayed or modified in any manner inconsistent with the terms contained in Annex A hereto without the prior written consent of the Backstop Term Lenders, the Backstop Term Lenders may, at their own discretion, terminate this agreement.

6

The provisions set forth under Sections 5 and 7 (for a period of one year after the Termination Date) hereof, Section 3 hereof and this Section 9 (other than any provision therein that expressly terminates upon execution of the definitive DIP Documents and/or the Exit Term Loan Facility Documents) will remain in full force and effect regardless of whether definitive DIP Documents or Exit Term Loan Facility Documents are executed and delivered. The provisions set forth under Sections 5 and 7 (for a period of one year after the Termination Date) hereof, Section 3 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Backstop Term Lenders’ commitments and agreements hereunder.

The Debtors and their affiliates agree that any suit or proceeding arising in respect to this Commitment Letter or the Backstop Term Lenders’ commitments or agreements hereunder will be tried in the Bankruptcy Court or, in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Debtors agree to submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Backstop Term Lenders’ commitments or agreements or any matter referred to in this letter is hereby waived by the parties hereto. The Debtors agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice, or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses below shall be effective service of process against such party for any suit, action, or proceeding brought in any such court. This Commitment Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

The Backstop Term Lenders hereby notify the Debtors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the Backstop Term Lenders may be required to obtain, verify, and record information that identifies each Debtor, which information includes the name and address of such Debtor and other information that will allow the Backstop Term Lenders to identify such Debtor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Backstop Term Lenders.

The DIP Documents and Exit Term Loan Facility Documents will include “Bail-In” language as required by the Bank Recovery and Resolution Directive of the European Union if requested by the Backstop Term Lenders.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in .pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter may not be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto and thereto.

7

All notices, requests, consents, demands, designations, directions, instructions, certificates, or other communications to be given hereunder will be duly given when delivered in writing or by facsimile or other electronic transmission to the intended recipient at the “Notice Information” specified in Annex C attached hereto or, as to any party, at such other address as shall be designated by such party in a notice to the other parties.

[Remainder of page intentionally left blank.]

8

We look forward to working with you on this transaction.

Very truly yours,

BACKSTOP TERM LENDERS:

[REDACTED]

Signature Page to Backstop Commitment Letter

CHINOS HOLDINGS, INC.

By:
Name:
Title:

CHINOS INTERMEDIATE HOLDINGS A, INC.

By:
Name:
Title:

CHINOS INTERMEDIATE, INC.

By:
Name:
Title:

CHINOS INTERMEDIATE HOLDINGS B, INC.

By:
Name:
Title:

J. CREW GROUP, INC.

By:
Name:
Title:

J. CREW OPERATING CORP.

By:
Name:
Title:

Signature Page to Backstop Commitment Letter

GRACE HOLMES, INC.

By:
Name:
Title:

H.F.D. NO. 55, INC.

By:
Name:
Title:

J. CREW INC.

By:
Name:
Title:

J. CREW INTERNATIONAL, INC.

By:
Name:
Title:

J. CREW VIRGNIA, INC.

By:
Name:
Title:

MADEWELL INC.

By:
Name:
Title:

J. CREW BRAND HOLDINGS, LLC

By:
Name:
Title:

Signature Page to Backstop Commitment Letter

J. CREW BRAND INTERMEDIATE, LLC

By:
Name:
Title:

J. CREW BRAND, LLC

By:
Name:
Title:

J. CREW BRAND CORP.

By:
Name:
Title:

J. CREW DOMESTIC BRAND, LLC

By:
Name:
Title:

J. CREW INTERNATIONAL BRAND, LLC

By:
Name:
Title:

Signature Page to Backstop Commitment Letter

ANNEX A

DIP CREDIT AGREEMENT

[Attached.]

ANNEX B

EXIT TERM SHEET

ANNEX C

NOTICE INFORMATION

Company

225 Liberty Street

New York, NY 10281

Attention: Vincent Zanna

Telephone: 212-209-8090

Telecopier: 917-286-3808

Email: vincent.zanna@jcrew.com

With a copy (such copy not to constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Daniel S. Dokos

Telephone: 212-310-8576

Email: daniel.dokos@weil.com

and

Attention: Benton Lewis

Telephone: 212-310-8260

Email: benton.lewis@weil.com

Backstop Term Lenders

[Redacted]

Schedule 1

BACKSTOP COMMITMENTS

Backstop Term Lender		Backstop Commitment Percentage		Backstop Commitment Amount
Institution	Lender
[Redacted]	[Redacted]	[Redacted	]	[Redacted	]

Exhibit D

Exit Term Sheet

Exhibit D

EXECUTION VERSION

J. CREW GROUP INC.

TERM SHEET FOR EXIT TERM LOAN FACILITY

Borrower	Reorganized J. Crew Group, Inc. (the “Borrower”).

Guarantors	The direct parent of Borrower and each subsidiary of the Borrower that is a Reorganized Debtor and is an obligor under the Pre-Existing Facility Documentation or the IPCo Notes (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties”). All obligations of the Borrower under the Exit Term Loan Facility will be unconditionally guaranteed on a joint and several basis by the Guarantors. Guarantor requirements following the Closing Date to be substantially identical to the Pre-Existing Facility Documentation (as defined below), including exceptions with respect to excluded subsidiaries.

Exit Term Loan Facility

Senior secured term loan facility (the “Exit Term Loan Facility” or the “Exit Facility”) comprised of $400 million term loans (the “Exit Term Loans”, and the holders thereof referred to as the “Lenders”)), all or a portion of which will be converted on a dollar-for-dollar basis from the loans under the Borrower’s debtor-in-possession credit agreement (the “DIP Facility”) on the Closing Date.

Exit Term Loans that are prepaid may not be reborrowed.

The “Plan” means the Chapter 11 Plan of Reorganization of the Borrower, Holdings and certain of the Borrower’s subsidiaries and other affiliates (collectively, the “Debtors”) contemplated by the TSA. The reorganization contemplated by the Plan is referred to herein as the “Reorganization”.

Incremental Facility

Borrower will have the option to increase and/or add new classes of loans under the Exit Term Loan Facility (the “Incremental Debt”) in an additional amount to include (i) a free-and-clear basket equal to $150 million (the “Fixed Component”); plus (ii) unlimited amounts so long as (x) in the case of Incremental Debt secured by the Collateral on a pari passu basis with the Exit Term Loan Facility, the Secured Net Leverage Ratio would be no greater than 2.50:1.00, (y) in the case of Incremental Debt secured by liens on Collateral that are junior to the liens of the Exit Term Loan Facility, the Secured Net Leverage Ratio would be no greater than 3.75:1.00 and (z) in the case of Incremental Debt that is unsecured, the Total Net Leverage Ratio would be no greater than 3.75:1.00, and, in the case of each of the foregoing clauses (x), (y) and (z), determined on a pro forma basis without giving effect to any indebtedness concurrently incurred pursuant to clause (i); plus (iii) the aggregate amount (without duplication) of all voluntary ratable par prepayments and all repurchases (determined based on amount of cash actually utilized for such repurchase) of the Exit Term Loan or Incremental Debt incurred under the Fixed Component prior to such date of incurrence (other than to the extent such voluntary prepayment or repurchase is funded with proceeds of long-term debt)(the “Prepayment Component”); provided that, no default or event of default shall exist or result from the incurrence of such Incremental Debt. The Exit Term Loan Facility and Incremental Debt incurred under the Fixed Component may not be reclassified as incurred under any other basket.

Incremental Debt in respect of the Fixed Component may, at the Borrower’s option, be issued with common equity and warrants struck at Plan Value in Chinos Holdings, Inc., in each case, in an amount equal to 1% for every $20 million of such Incremental Debt, which amount shall be increased or reduced, as applicable, in proportion to the amount of Incremental Debt issued, but which shall not in any event exceed 7.5% in each case in the aggregate; provided that the foregoing equity and warrants shall be disregarded for purposes of the “pricing MFN”. Any Incremental Debt shall otherwise be subject to terms and conditions substantially identical to the Pre-Existing Facility Documentation and shall be subject to a right of first offer in favor of the initial Lenders on a pro rata basis, based on each Lender’s share of the Exit Term Loans, the terms and procedures of which shall be further set forth in the Exit Facility Documentation.

“Secured Net Leverage Ratio” and “Total Net Leverage Ratio” to be determined under the Exit Facility Documentation net of unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries (with no cap on cash netting), it being understood that cash shall not be deemed “restricted” as a result of the setoff rights of any Lender or of any lender under any other permitted indebtedness, with “EBITDA” to be calculated in a manner substantially identical to the Pre-Existing Facility Documentation and adjusted for customary add-backs, including in respect of expenses related to the Reorganization, certain legal, professional, and settlement costs, impairment of long lived assets and goodwill, net gain (or loss) on store or distribution center closures, transition services agreements (if applicable), change in actuarial estimates, one-time or non-recurring costs or losses, severance costs for certain headcount reductions, and executive severance.

Use of Proceeds	The DIP Facility will be converted dollar-for-dollar into the Exit Term Loan Facility on the Closing Date, with any additional proceeds of the Exit Term Loan Facility to be made available to the Borrower for use as permitted under the Exit Facility Documentation, including for working capital and general corporate purposes.

Closing Date	The date on which the Exit Term Loans are issued under the Exit Term Loan Facility and the Reorganization is consummated pursuant to the Plan (the “Closing Date”).

Maturity	The date that is 7 years after the Closing Date (the “Maturity Date”).

Collateral and Guarantees	The Exit Term Loan Facility will be secured by (i) a perfected first priority (subject to permitted liens) lien on all non-working capital assets (consistent with the definition of “Term Priority Collateral” in the Pre-Existing Facility Documentation) of the Loan Parties and (ii) a perfected second priority (subject to permitted liens) lien on all working capital assets (consistent with the definition of “Current Asset Collateral” in the Pre-Existing Facility Documentation) of the Loan Parties, subject only to the liens granted to the Exit ABL Credit Facility (and other permitted liens in accordance with the Exit Facility Documentation (as defined below)), which shall be subject to ranking and intercreditor arrangements consistent with the ABL Intercreditor Agreement (as defined in the Pre-Existing Facility Documentation) or otherwise reasonably satisfactory to the Required Lenders, subject to any agreed post-closing perfection requirements and subject to thresholds, exceptions and exclusions substantially identical to the Pre-Existing Facility Documentation (the “Collateral”).

Exit Facility Documentation	The loan documents governing the Exit Term Loan Facility shall contain terms substantially similar to the terms of that certain Amended and Restated Credit Agreement dated as of March 5, 2014, as in effect on such date, among J. Crew Group, Inc. a Delaware corporation, as borrower, Chinos Intermediate Holdings B, Inc. a Delaware corporation, as holdings, Bank of America, N.A., as administrative and collateral agent, and the lenders from time to time party there to (the “Pre-Existing Facility Documentation”), with modifications to reflect this term sheet and other adjustments reasonably satisfactory to the Borrower and the Required Lenders (such loan documents, the “Exit Facility Documentation”).

Conditions to Closing

To be limited to the closing conditions set forth in the Pre-Existing Facility Documentation and the following:

A. The Reorganization shall have been consummated in all material respects in accordance with the Plan (all conditions set forth therein having been satisfied or waived in accordance with its terms), and substantial consummation of the Plan in all material respects in accordance with its terms shall have occurred contemporaneously with the closing of the Exit Term Loans.

B. Delivery of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, in each case at least two (2) business days prior to the Closing Date to the extent requested at least ten (10) business days prior to the Closing Date.

C. Payment by the Borrower on the Closing Date of (i) the administrative and collateral agency fee due on such date, (ii) the fees of Milbank LLP in connection with the transactions hereunder and (iii) all reasonable and out-of-pocket expenses payable on the Closing Date pursuant to the terms hereof.

D. The terms of a new ABL credit facility (the “Exit ABL Credit Facility”) shall be consistent with the terms of the Borrower’s existing ABL credit facility or otherwise reasonably satisfactory to the Required Lenders.

Interest Rate	Interest shall accrue on the Exit Term Loans at a rate of, at the Borrower’s election (i) LIBOR plus 8.0% per annum (subject to a 1.00% LIBOR floor) or (ii) solely from the period beginning on the Closing Date and ending on the date that is the first anniversary of the Closing Date at LIBOR (subject to a 1.00% LIBOR floor) plus 1.0% per annum in cash and paid-in-kind interest of 9.0% per annum. Any paid-in-kind interest so elected to be paid will be added to the principal amounts outstanding under the Exit Term Loan Facility. The Borrower shall also have the right to elect that the Exit Term Loans bear interest at a rate determined by reference to an “alternate base rate”, and the interest rate margin with respect to Exit Term Loans bearing interest at the alternate base rate shall be reduced by 1.00% per annum.

Default Interest	During the continuation of an Event of Default, overdue amounts will bear interest at an additional 2% per annum above the interest rate otherwise applicable.

Scheduled Amortization	0.25%, payable quarterly in accordance with the Pre-Existing Facility Documentation. In addition, the Exit Term Loans shall include a so-called AHYDO catch-up payment designed to ensure that the Exit Term Loans are not considered an “applicable high-yield discount obligation” within the meaning of IRC Section 163(i).

Call Protection

(i) Not callable for two years (subject to a 6% premium plus the Make-Whole Amount), (ii) callable in year three at 106% of par value, (iii) callable in year four at 103% of par value, and (iv) callable in year five and beyond at par value. The Make-Whole Amount shall be defined in the Exit Facility Documentation to mean, on any date of repayment or prepayment (including following acceleration) of all or any portion of the Exit Term Loans, an amount in cash equal to all interest that would have been paid on the Exit Term Loans that are repaid or prepaid, from the date of repayment or prepayment through and including the fourth anniversary of the Closing Date calculated on the basis of the interest rate with respect to the Exit Term Loans that is in effect on the date of such repayment or prepayment, discounted to the date of repayment or prepayment on a quarterly basis (assuming a 365-day year and actual days elapsed) at a rate equal to the sum of the treasury rate plus 0.50%.

Call protection to apply to any voluntary prepayment or any mandatory prepayment from unpermitted debt issuances.

Mandatory Prepayments

The Exit Term Loans shall be prepaid with:

(i) 100% of certain specified non-ordinary course asset sales and casualty events, subject to the right of the Borrower and its subsidiaries to reinvest the proceeds thereof in their respective businesses; provided that proceeds from a sale of the Madewell Business (as defined in the Pre-Existing Facility Documentation) or the J. Crew Business (to be defined in a manner to be agreed) shall be subject to full mandatory prepayment other than up to $100m (the “Specified Reinvestment Amount”), which shall be available for reinvestment in the business of the Borrower and/or any subsidiary at the option of the Borrower (without a requirement to deposit such proceeds in a pledged account pending such reinvestment).

(ii)  100% of the proceeds of debt incurrences (other than debt permitted under the Exit Facility Documentation), subject to the call protection described above.

The Exit Facility Documentation shall include a customary provision which shall permit the Lenders to decline proceeds of any mandatory prepayment event.

Voluntary Prepayments	Voluntary prepayments of the borrowings under the Exit Term Loan Facility will be permitted at any time at par, without premium or penalty (except as provided below), subject to (i) the call protection described above and (ii) reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

Application of Payments	All voluntary prepayments of the Exit Term Loan Facility and/or any Incremental Term Facility will be made ratably to the Lenders and applied at the discretion of Borrower to the remaining amortization payments under the Exit Term Loan Facility or such Incremental Term Facility, as applicable, and may be applied to any of Exit Term Loan Facility or any Incremental Term Facility, in any case, as directed by the Borrower (and absent such direction, in direct order of maturity thereof). All mandatory prepayments of the Exit Term Loan Facility and any Incremental Term Facility will be made ratably to the Lenders and applied to the remaining amortization payments in direct order of maturity.

Representations and Warranties	To be substantially identical to the Pre-Existing Facility Documentation.

Covenants	To be substantially identical to the Pre-Existing Facility Documentation, other than as specified below and as reasonably agreed by the Requisite Lenders, including the carve-outs specified below:

Debt and Liens:

A. ABL Facility: (a) $450 million and any permitted refinancing thereof plus (b) the amount of secured cash management obligations and secured hedge obligations under such “ABL Facility”

B. Ratio Debt: Leverage ratio-based capacity for additional indebtedness (“Ratio Debt”) in unlimited amounts so long as (x) in the case of Ratio Debt secured by the Collateral on a pari passu basis with the Exit Term Loan Facility, the Secured Net Leverage Ratio would be no greater than 2.50:1.00, (y) in the case of Ratio Debt secured by liens on Collateral that are junior to the liens of the Exit Term Loan Facility, the Secured Net Leverage Ratio would be no greater than 3.75:1.00 and (z) in the case of Ratio Debt that is unsecured, the Total Net Leverage Ratio would be no greater than 3.75:1.00, and, in the case of each of the foregoing clauses (x), (y) and (z), determined on a pro forma basis without giving effect to any indebtedness concurrently incurred under the Fixed Component of the Incremental Debt basket. Leverage ratio-based lien capacity shall be permitted at levels consistent with the foregoing, subject, in each case, to entry into inter-creditor agreements reasonably satisfactory to the Required Lenders or in a form attached to the Exit Facility Documentation.

C. Contribution Debt: capacity to build dollar-for-dollar based on contributions to the equity of Borrower following the Closing Date.

D. Real Estate Debt: $50 million for mortgages or similar indebtedness relating to one or more distribution centers and sale-leaseback transactions.

E. Foreign Subsidiary Debt: the greater of $25 million and 1.67% Total Assets.

F. PMSI / Capital Lease Debt: the greater of $100 million and 3.25% Total Assets.

G. L/C Obligations: consistent with Pre-Existing Facility Documentation, with $50 million of capacity for unsecured letters of credit to finance purchases of inventory.

H. Hedging Obligations: Unlimited in the ordinary course.

I. Qualified Securitization Financings: $450 million (shared with ABL basket).

J.   Junior or Unsecured Debt: $100 million for junior lien and unsecured debt, with a corresponding liens basket; provided that (1) such indebtedness shall not have any obligors which are not also obligors under the Exit Term Loan Facility and, if secured, shall only be secured by Collateral and (2) to the extent such indebtedness has terms (other than margin, pricing, call protection, maturity (which shall be at least 6 months outside Exit Term Loan Facility maturity), fees and other economics and prepayment and redemption terms) that are more restrictive than those set forth in the Exit Term Loan Facility, then such covenants must be added for the benefit of the Exit Term Loan Facility (which covenants may be in the form of a supplement to the Exit Term Loan Facility signed by the Borrower and delivered to the Administrative Agent, and will not require the consent of the Administrative Agent or any Lender).

K. General Debt and Liens: $25 million.

L. Holding Company Debt: Carve-out for qualified holding company indebtedness to be removed (7.03(x)).

Asset Sales

A. Spin-Out: the disposition, spin-out or IPO of either the Madewell Business or the J. Crew Business, shall be permitted subject to the requirements of the Asset Sale covenant and net cash proceeds, other than the Specified Reinvestment Amount, shall be applied to pay down the Exit Term Loan Facility in accordance with the mandatory prepayment provision set forth herein. No disposition, spin-out or IPO, of the Madewell Business (nor any investment or distribution of any equity therein) shall be permitted other than pursuant to this carveout.

B. Store Closures: Sales of assets in connection with leased store closures and bulk sales of inventory in connection with store closures without a requirement of fair market value.

C. IPCOs: completion of the contemplated dispositions or other transactions in connection with the intercompany transfer of trademarks from the “IPCo” subsidiaries directly or indirectly to one or more Guarantors and the unwinding, cancellation or termination of any licenses, investments or other arrangements in respect thereof existing prior to the Closing Date.

D. Intercompany Reorganization: completion of a restructuring of certain of the Borrower’s foreign subsidiaries on terms, and subject to parameters, reasonably agreed by the Borrower and the Required Lenders.

E.  General Basket: consistent with Pre-Existing Facility Documentation, subject to modifications acceptable to Borrower and the Required Lenders, including the following:

•   Remove requirement for $30 million in any fiscal year of “Net Cash Proceeds” (as defined in the Pre-Existing Facility Documentation) to trigger prepayment, and lower de minimis per transaction threshold from $10 million to $5.0 million per transaction or any series of related transactions;

•   In Section 7.05(j), reduce cap on reinvestment (excluding, for the avoidance of doubt, in connection with any disposition of the Madewell or J. Crew businesses) to $50 million; and

•   Remove carve-out for Unrestricted Subsidiaries.

Restricted Payments and Investments

A. Available Amount: use of the Available Amount (which will be reset and not have a “starter” basket) permitted (i) in the case of Investments, so long as no default exists or would result therefrom; provided, that any such Investments in non-Guarantors shall be subject to the Shared Non-Guarantor Investment Cap, and (ii) in the case of Restricted Payments, so long as the pro forma Total Net Leverage Ratio would not be greater than 3.75:1.00.

B. Ratio-based RPs and Investments: (i) unlimited Investments so long as the pro forma Total Net Leverage Ratio would not be greater than 3.25:1.00; provided, that any such Investments in non-Guarantors shall be subject to the Shared Non-Guarantor Investment Cap and (ii) unlimited Restricted Payments so long as the pro forma Total Net Leverage Ratio would not be greater than 3.00:1.00.

C. General Investments: greater of $100 million and 3.25% Total Assets; provided, that any such Investments in non-Guarantors shall be subject to the Shared Non-Guarantor Investment Cap.

D. General Restricted Payments: $50 million (inclusive of dividends or other distributions and restricted debt payments).

E. Other Restricted Debt Payments: any “AHYDO catch-up” payments required to be made shall be permitted.

F.  Intercompany Investments: permitted on substantially the same terms as the Pre-Existing Facility Documentation; provided, that any such Investments by Loan Parties in non-Guarantors shall be limited to Investments in the ordinary course of business and shall not exceed $80 million in the aggregate, with any such Investments in the form of intercompany loans being evidenced by a note and pledged as required by the Pre-Existing Facility Documentation.

G. Tax Distributions: customary tax distributions are permitted.

H. Permitted Acquisitions: permitted on substantially the same terms as the Pre-Existing Facility Documentation but subject to pro forma compliance with a Total Net Leverage Ratio equal to or less than 4.00:1.00; provided, that any such Permitted Acquisitions of subsidiaries which do not become Guarantors shall be subject to the Shared Non-Guarantor Investment Cap.

I. Proceeds Basket: Carve-out for investments financed with proceeds of other permitted investments to be removed (7.02(t)).

Shared Non-Guarantor Investment Cap: $20 million (excluding any Investment made in reliance on the “Intercompany Investment” basket described above, which shall not count towards the Shared Non-Guarantor Investment Cap).

Financial Covenants: None.

Ratings: To include a ratings covenant substantially identical to the Pre-Existing Facility Documentation.

Available Amount:	To be determined in a manner based on the Pre-Existing Facility Documentation (but will be reset and not have a “starter” basket) and giving credit for the amount of any declined mandatory prepayment proceeds (other than from non-permitted debt prepayments).

Events of Default	Substantially identical to the Pre-Existing Facility Documentation.

Financial and Other Reporting	Substantially identical to the Pre-Existing Facility Documentation; provided that the first delivery of annual audited financial statements after the Closing Date shall be due within one hundred twenty (120) days after the end of the first such fiscal year of the Borrower and the quarterly unaudited financial statements in respect of the first three fiscal quarters after the Closing Date shall be due within ninety (90) days after the end of the each such fiscal quarter of the Borrower.

Limited Condition Transactions	Not permitted.

Amendments	Substantially identical to the Pre-Existing Facility Documentation.

Required Lenders / Voting	50.1% of Lenders, which must include the affirmative approval of at least two unaffiliated institutions (including managed funds and accounts). (the “Required Lenders”). Voting and other restrictions on Affiliated Lenders in Pre-Existing Facility Documentation to be removed.

Expenses and Indemnification	Substantially identical to the Pre-Existing Facility Documentation.

Deferred Success Fees	Lazard and PJT success fees to be “secured obligations” under the Exit Term Loan Facility and “first out” in waterfall.

Other Provisions	The Exit Facility Documentation will include customary provisions regarding increased costs, illegality, tax indemnities, waiver of trial by jury and other similar provisions.

Assignments and Participations	To be based on the Pre-Existing Facility Documentation and to allow for non-pro rata open market purchases by the Borrower in an aggregate amount not to exceed 20% of the initial principal of the Exit Term Loans (not including any Incremental Debt) (with the understanding that any acquired loans must be cancelled). To include dutch auctions as set forth in the Pre-Existing Facility Documentation.

Governing Law	State of New York.

Administrative Agent and Collateral Agent	To be agreed by the Borrower and the Required Lenders (the “Administrative Agent”).

Counsel to the Lenders	Milbank LLP

Exhibit E

Governance Term Sheet

Exhibit E

Proposed Governance Terms for Reorganized J Crew (the “Company”)1

Corporate Form:	The Company will be organized as a Delaware LLC, with the operating agreement for the Company providing that the Company can reorganize into a corporation in connection with a qualified IPO or listing on the NYSE or NASDAQ.

Board of Directors:

Number of Directors: The Board of Directors of the Company (the “Board”) will consist of the following seven directors (each, a “Director”):

i.   The Chief Executive Officer of J Crew;

ii.  The Chief Executive Officer of Madewell;

iii.   Three Directors appointed by funds sponsored by or affiliated with Anchorage (the “ACG Directors”), with the number of ACG Directors decreasing to (a) two if Anchorage’s beneficial ownership of the Company’s common equity falls below 30%, (b) one if Anchorage’s beneficial ownership falls below 15%, and (c) zero if Anchorage’s beneficial ownership falls below 10%;

iv.   One Director selected by the mutual agreement of GSO and DK (the “Minority Director”), for so long as GSO and DK collectively continue to hold at least 15% of the Company’s common equity; and

v.  One Director that is independent of the Company, Anchorage and other equity holders, selected by an independent search process headed by a committee comprised of the largest holders of the Company’s equity that represent 67% of the Company’s common equity in the aggregate and approved by holders of 75% of the Company’s common equity, which must include each of GSO, Anchorage and DK for so long as they have the right to designate a director (the “Independent Director”, and, together with the Minority Director(s), the “Common Directors”); provided that if the number of ACG Directors decreases or there is no longer a Minority Director, then the number of Independent Directors will increase correspondingly.

The ownership thresholds in iii. and iv. above will be calculated before dilution from the MIP and any equity incentives attached to

[1]

Note: For purposes of calculating all equity percentages hereunder, equity issued under any management or employee incentive plan and all other future-issued securities, including any warrants, shall be excluded from the calculations.

a non-pro rata offering of the “Fixed Component” of the Exit Term Loan Facility, with one 90 day grace period if they fall below the collective threshold with cure rights equivalent to buying equity.

Prior to the emergence date, the holders of the new common equity of the Company entitled to appoint the Common Directors shall use their best efforts to mutually agree on the identities of the initial Common Directors, provided that if they are unable to agree prior to the effective date of the plan such directors shall be mutually agreed following emergence.

Director Removal/Replacement: A Director can be removed and/or replaced at any time, with or without cause, as determined by the holders entitled to appoint or select such Director.

Quorum: Majority, which must include at least one Common Director (including for telephonic meetings).

Board Voting: Majority, which approval must include at least one Common Director (including for telephonic meetings).

Chairman/Lead Director: The Chairman / non-executive lead director will be selected by the ACG Directors in consultation with the Minority Director; provided, that if the number of ACG Directors is less than three, the Chairman / non-executive lead director will be selected by the Board.

Observer Right: Each of GSO, DK and Anchorage shall have the right to designate one observer (each, an “Observer”), who shall be named as of the effective date, to attend all meetings of the Board in a nonvoting capacity (but subject to the policies applicable to directors) and to receive all materials provided, or made available, to the Directors, subject to customary limitations to protect privilege, provided that from and after the first anniversary of the emergence date, each of (i) GSO and DK (collectively, and subject to their mutual agreement) and (ii) Anchorage shall have the right to designate one such Observer, but only for so long as GSO and DK (collectively) and Anchorage, as applicable, continue to hold at least 50% of the common equity held by them as of the emergence date.

Board Fees/Expenses: Each ACG Director and Common Director who is not an employee of any equity holder shall be entitled to reasonable fees and expenses for participating on the Board and, if approved by the Board, any committee of the Board. All other Directors shall be entitled to reimbursement for all reasonable expenses incurred in connection with any Board or committee meeting.

Supermajority Consent of the Holders:	The affirmative consent of the holders of at least 66% of the outstanding equity of the Company will be required for certain

2

fundamental corporate actions, including:

i.   any dissolution, winding up or bankruptcy of the Company,

ii.  any change in the Company’s line of business,

iii.   a sale of the Company, whether through merger, consolidation, share exchange, business combination or otherwise (but not including a sale of an individual brand/division);

iv.   an issuance of equity of the Company pursuant to any incentive plans or arrangements for management in excess of [    ]%;

v.  the incurrence of indebtedness by the Company or its subsidiaries other than (i) indebtedness under the ABL Facility and (ii) other indebtedness not in excess of $[    ] million in the aggregate;

vi.   the acquisition of assets or securities, whether through merger, consolidation, share exchange, business combination or otherwise by the Company or any of its subsidiaries in any transaction or series of transactions for an amount of consideration in excess of $[        ];

vii.  the making of non-pro rata distributions with respect to the Company’s equity securities;

viii.  any change in the size or composition of the Board; and

ix.   any amendment, modification or supplement to the new organizational documents (including the operating agreement) with respect to any of the foregoing matters, or to any provision related to transfer restrictions, tag-along rights, drag-along rights, preemptive rights or registration rights (other than de minimis changes that affect all holders proportionately), or any waiver of any material provision related to any of the foregoing.

Transfer/Resale Restrictions:

The new common equity issued under the Plan and the new common equity issued to the Backstop Parties as the Backstop Premium will be exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), pursuant to, and to the fullest extent under, section 1145 of the Bankruptcy Code.

Generally, no restrictions on transfer on these securities (other than (i) as required by securities laws, including to the extent such transfer would subject the Company to any SEC reporting obligations, (ii) limits on transfers to competitors and (iii) to the extent necessary or appropriate to preserve favorable tax attributes of the Company).

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The new common equity and new warrants issued pro rata to lenders in respect of the New Term Loans will be exempt from registration under the Securities Act pursuant to section 4(a)(2) of the Securities Act. These securities will be subject to customary private placement transfer restrictions. There will not be any ROFO/ROFR.

Tag-Along Rights:	All holders of the outstanding equity of the Company will have tag-along rights with respect to any transfer by one or more related Company equity holders of 25% or more of the outstanding equity of the Company in any transaction or series of transactions.

Drag-Along Rights:	If (a) holders of outstanding equity of the Company propose to sell common equity representing 66% or more of the total outstanding equity of the Company (the “Dragging Holders”), in any transaction or series of transactions, to any purchaser other than to an affiliate of the Dragging Holders, or (b) the Dragging Holders propose to consummate any transaction involving the sale, transfer, lease or other disposition of all or substantially all of the Company’s assets or properties or any merger, recapitalization, consolidation or restructuring or any other transaction that would result in a change of control of the Company to any purchaser other than an affiliate of the Dragging Holders, then each other holder, at the election of the Dragging Holders will be required to include the pro rata portion of their common equity in such sale and vote their common equity and take any other actions in furtherance thereof on the same terms and conditions applicable to the Dragging Holders (and shall waive all appraisal and related rights related to such sale/transaction).

Preemptive Rights	Prior to a qualified IPO, holders of more than 1% of the outstanding equity of the Company will have customary preemptive rights on all issuances by the Company and its subsidiaries of (i) equity or equity-linked securities, (ii) convertible debt securities and (iii) other securities issued in any private placement or which carry with them any right to receive Company equity securities (subject in each case to customary exceptions to be mutually agreed).

Amendments:	In addition to the consent right set forth in clause (ix) of “Supermajority Consent of the Holders” above, any amendments to the new organizational documents (including any shareholder agreement) that by their terms are disproportionally and materially adverse to a particular group of holders as compared to any other group of holders will require the prior written consent of a majority of such affected holders.

Information Rights:	The Company will provide each holder who agrees to confidentiality restrictions with (a) annual audited and quarterly unaudited financial reports; and (b) access to regular earnings calls; in each case, within customary time periods following the end of the relevant reporting period or event, as applicable.

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In addition, so long as the common equity remains outstanding and during any period during which the Company is not subject to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, nor exempt therefrom pursuant to Rule 12g3-2(b), the Company shall furnish to the holders of common equity and, upon their request, prospective purchasers of the common equity, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Each Director and, subject to the limitations described in “Observer Right” above, each Observer, shall be entitled to receive copies of any materials distributed, or made available, to any other Directors or Observers.

Information rights will be freely transferable to any transferee of the Company’s equity who agrees to confidentiality restrictions.

All such informational materials shall, to the extent permitted, be made available to common equity holders (and their actual and prospective Transferees) via an online datasite with customary click-through confidentiality features.

Affiliate Transactions:	All transactions with affiliates of the Company (including portfolio companies of stockholders) will require approval of a majority of disinterested Directors (subject to customary exceptions); provided that (a) transactions involving less than $250,000 in aggregate payments shall not require disinterested Director approval if on terms no less favorable than can be obtained at arms’ length with a non-affiliated third party, and (b) in any transaction or series of transactions involving greater that $[ ] million in the aggregate, prior to consummating such transaction(s), either (i) the Board shall have received a fairness opinion from a reputable, independent third party firm or (ii) holders of at least 66% of the outstanding equity of the Company, including at least three unaffiliated common equity holders, shall have approved such transaction(s).

Termination:	Upon the occurrence of a qualified IPO or listing on the NYSE or NASDAQ, the foregoing provisions of the operating agreement shall automatically terminate.

Fiduciary Duties/ Corporate Opportunities:	Will include a waiver of fiduciary duties and the corporate opportunity doctrine.

Registration Rights:

•  Demand Registration: At any time after an initial public offering, the Company shall register all registrable securities (including all common equity and equity exercisable in connection with any warrants) requested to be registered by the holders if the Company receives a written request from holders who beneficially own 10% or more of the common equity

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(subject to customary exceptions and limitations), it being understood and agreed that such holders shall have the right to make at least [•] such requests.

•  Piggyback Registration: Each holder who beneficially owns at least 1% of the outstanding common equity will have the right to include its registrable securities each time the Company proposes for any reason to register any of its registrable shares under the Securities Act (subject to customary exceptions and limitations).

•  S-3 Registration: Once the Company is eligible to file a shelf registration statement on Form S-3, any holder who beneficially owns at least 2% of the outstanding common equity may request that the Company file a registration statement covering the registrable securities held by such holder (subject to customary exceptions and limitations).

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Exhibit F

Interim DIP Order

Exhibit F

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF VIRGINIA

RICHMOND DIVISION

______________________________________	x
:
In re	:	Chapter 11
:
CHINOS HOLDINGS, INC., et al.,	:	Case No. 20–
:
Debtors.[1]	:	(Joint Administration Requested)
:
______________________________________	x

INTERIM ORDER (I) AUTHORIZING THE DEBTORS TO

OBTAIN POSTPETITION FINANCING, (II) AUTHORIZING

THE DEBTORS TO USE CASH COLLATERAL, (III) GRANTING

LIENS AND PROVIDING SUPERPRIORITY ADMINISTRATIVE

EXPENSE CLAIMS, (IV) GRANTING ADEQUATE PROTECTION TO

PREPETITION SECURED PARTIES, (V) MODIFYING AUTOMATIC STAY,

(VI) SCHEDULING A FINAL HEARING, AND (VII) GRANTING RELATED RELIEF

Upon the motion, dated May [●], 2020 (the “Motion”)2 of Chinos Holdings, Inc. (“Ultimate Holdings”) and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (collectively, the “Chapter 11 Cases”), seeking entry of an order (this “Interim Order”) pursuant to sections 105, 361, 362, 363, 364(c)(l), 364(c)(2), 364(c)(3), 364(d), 364(e), 503, and 507 of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and Rules 2002, 4001, 6003, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rule 4001(a)-1 of the Local Rules of the United States Bankruptcy Court for the Eastern District of Virginia (the “Local Rules”) inter alia:

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The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are Chinos Holdings, Inc. (3834); Chinos Intermediate Holdings A, Inc. (3301); Chinos Intermediate, Inc. (3871); Chinos Intermediate Holdings B, Inc. (3244); J. Crew Group, Inc. (4486); J. Crew Operating Corp. (0930); Grace Holmes, Inc. (1409); H.F.D. No. 55, Inc. (9438); J. Crew Inc. (6360); J. Crew International, Inc. (2712); J. Crew Virginia, Inc. (5626); Madewell Inc. (8609); J. Crew Brand Holdings, LLC (7625); J. Crew Brand Intermediate, LLC (3860); J. Crew Brand, LLC (1647); J. Crew Brand Corp. (1616); J. Crew Domestic Brand, LLC (8962); and J. Crew International Brand, LLC (7471). The Debtors’ corporate headquarters and service address is 225 Liberty St., New York, NY 10281.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion.

(i)    authorizing (x) the Borrower (as defined below) to obtain senior secured postpetition financing on a superpriority basis in the aggregate principal amount of up to $400,000,000 (the “DIP Facility” and, all amounts extended under the DIP Facility, the “DIP Loans”), pursuant to the terms and conditions of that certain Debtor-in-Possession Credit Agreement (as the same may be amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “DIP Credit Agreement” and, together with any exhibits and schedules attached thereto and the Loan Documents (as defined in the DIP Credit Agreement) the “DIP Documents”), by and among Chinos Intermediate Holdings A, Inc., a Delaware corporation (in such capacity, the “Borrower”), Ultimate Holdings, Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent for the DIP Secured Parties (as defined below) (in such capacities, the “DIP Agent”), and the lenders party thereto from time to time (the “DIP Lenders” and, together with the DIP Agent, the “DIP Secured Parties”), substantially in the form attached hereto as Exhibit 1 and (y) each of the Debtors other than the Borrower (collectively in such capacities, the “DIP Guarantors” and together with the Borrower, the “DIP Obligors”), to guaranty the Borrower’s (and each other DIP Guarantor’s) obligations under the DIP Facility and under, or secured by, the DIP Documents (collectively, and including all “Obligations” as defined in the DIP Credit Agreement, the “DIP Obligations”).

(ii)    authorizing the Debtors to execute and enter into the DIP Documents and to perform such other acts as may be necessary or appropriate in connection with the same;

(iii)    authorizing the Borrower to borrow $110,000,000 of term loans under the DIP Facility (the “Interim Loan”) upon entry of this Interim Order to avoid immediate and irreparable harm to the Debtors’ estates;

(iv)    granting the DIP Obligations the status of allowed superpriority administrative expense claims in each of the Chapter 11 Cases, which, for the avoidance of doubt, shall be subject to the Carve-Out in all respects;

(v)    granting to the DIP Agent, for the benefit of the DIP Secured Parties, to secure the DIP Obligations, automatically perfected security interests in and liens on all of the DIP Collateral (as defined below), including, without limitation, all property constituting “cash collateral” as defined in section 363(a) of the Bankruptcy Code (the “Cash Collateral”), which liens shall have the priorities set forth herein and shall be subject to the Carve-Out (as defined below); provided that in no event shall the “Cash Collateral” include Excluded Property (as defined in the DIP Documents) or funds held in the Professional Fees Account (other than the Debtors’ reversionary interest, if any, therein, after all Professional Fees benefitting from the Carve-Out have been indefeasibly paid in full, in cash);

(vi)    authorizing and directing the Debtors to pay the principal, interest, premiums, fees, expenses, and other amounts payable under the DIP Documents as such become due and payable;

(vii)    authorizing the Debtors to use the Prepetition Collateral (as defined below) of the Prepetition Secured Parties and provide adequate protection to the Prepetition Secured Parties (as defined below) solely to the extent of the diminution in value, if any, of their respective interests in the Prepetition Collateral as of the Petition Date, including, as applicable, with respect to the Cash Collateral (“Diminution in Value”), resulting from the imposition of the automatic stay, the

Debtors’ postpetition use, sale, or lease of the Prepetition Collateral, including Cash Collateral, or the priming (including by the Carve-Out (as defined below)) of (a) the Prepetition ABL Secured Parties’ liens on the Term Priority Collateral (as defined in the ABL Intercreditor Agreement (as defined below), the “Term Priority Collateral”), (b) the Prepetition Term Secured Parties’ (as defined below) liens on the Prepetition Term Collateral (as defined below), and (c) the Prepetition IPCo Secured Parties’ (as defined below) liens on the Prepetition IPCo Collateral (as defined below);

(viii)    vacating and modifying the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of the DIP Documents; and

(ix)    scheduling a final hearing (the “Final Hearing”) within thirty-five (35) days of the Petition Date to consider the relief requested in the Motion on a final basis and approving the form of notice with respect to the Final Hearing.

The Court having considered the Motion, the exhibits attached thereto, the Cowan Declaration, the Zanna Declaration, and the First Day Declaration (collectively, the “Declarations”), and the evidence submitted and arguments made at the interim hearing held on May [●], 2020 (the “Interim Hearing”); and notice of the Interim Hearing having been given in accordance with Bankruptcy Rules 2002, 4001(b), (c) and (d), and all applicable Local Rules; and the Interim Hearing having been held and concluded; and all objections, if any, to the interim relief requested in the Motion having been withdrawn, resolved, or overruled by the Court; and it appearing that approval of the interim relief requested in the Motion is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the Final Hearing, and otherwise is fair and reasonable and in the best interests of the Debtors, their estates, and all parties-in-interest, and is essential for the continued operation of the Debtors’ businesses and the preservation of the value of the Debtors’ assets; and it appearing that the Debtors’ entry into the DIP Credit Agreement and the other DIP Documents is a sound and prudent exercise of the Debtors’ business judgment; and after due deliberation and consideration, and good and sufficient cause appearing therefor:

BASED UPON THE RECORD ESTABLISHED AT THE INTERIM HEARING, THE COURT MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:3

A.    Petition Date. On May [●], 2020 (the “Petition Date”), the Debtors each commenced with this Court a voluntary case under chapter 11 of the Bankruptcy Code.

B.    Debtors in Possession. The Debtors are authorized to continue operating their businesses and managing their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee, examiner, or statutory committee has been appointed in these Chapter 11 Cases.

C.    Jurisdiction and Venue. This Court has jurisdiction to consider this matter pursuant to 28 U.S.C. § 1334, and the Standing Order of Reference from the United States District Court for the Eastern District of Virginia, dated July 10, 1984. This proceeding is core pursuant to 28 U.S.C. § 157(b). Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

[3]

The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

D.    Committee Formation. As of the date hereof, the United States Trustee for the District of Delaware (the “U.S. Trustee”) has not yet appointed an official committee of unsecured creditors in the Chapter 11 Cases (a “Committee”) pursuant to section 1102 of the Bankruptcy Code.

E.    Notice. Proper, timely, adequate, and sufficient notice of the Motion and the Interim Hearing has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, and no other or further notice of the Motion with respect to the relief requested at the Interim Hearing or the entry of this Interim Order shall be required.

F.    Debtors’ Stipulations. Subject to the rights of parties in interest that are set forth and reserved in paragraph [44] herein, and subject to rights reserved by the Debtors at paragraph F(v) hereof, the Debtors admit, stipulate, acknowledge, and agree as follows (paragraph F herein shall be referred to as the “Debtors’ Stipulations”):

(i)    Prepetition ABL Facility.

(a)    Pursuant to that certain ABL Credit Agreement, dated as of March 7, 2011 (as amended by that certain First Amendment to Credit Agreement, dated as of October 11, 2012, that certain Second Amendment to Credit Agreement, dated as of March 5, 2014, that certain Third Amendment to Credit Agreement, dated as of December 10, 2014, that certain Fourth Amendment to Credit Agreement (Incremental Amendment), dated as of December 17, 2015, that certain Fifth Amendment to Credit Agreement and Consent to Release of Mortgages, dated as of November 17, 2016, that certain Sixth Amendment to Credit Agreement, dated as of September 19, 2018, and as further amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “Prepetition ABL Credit Agreement” and, collectively with the Loan Documents (as defined in the Prepetition ABL Credit Agreement) and any other agreements and documents executed or delivered in connection therewith, each as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “Prepetition ABL Documents”), among, inter alios, (I) J. Crew Group, Inc., a Delaware corporation (in such capacity, the “Prepetition ABL Borrower”) (II) Chinos Intermediate Holdings B, Inc., a Delaware corporation

(“Holdings”), (III) Bank of America, N.A., as administrative agent and collateral agent for the Prepetition ABL Secured Parties (as defined below) (in such capacities, the “Prepetition ABL Agent”), and (IV) the lenders party thereto from time to time (the “Prepetition ABL Lenders” and, collectively with the Prepetition ABL Agent, the “Prepetition ABL Secured Parties”), the Prepetition ABL Lenders and Issuing Banks (as defined in the Prepetition ABL Credit Agreement) provided revolving loans, swingline loans, and letters of credit to, or for the benefit of, the Prepetition ABL Borrower (collectively, the “Prepetition ABL Facility”). Pursuant to that certain Guaranty Agreement, dated as of March 7, 2011 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Prepetition ABL Guaranty”), Holdings, J. Crew Operating Corp., a Delaware corporation (“J. Crew OpCo”), J. Crew Inc., a Delaware corporation (“JCI”), J. Crew International, Inc., a Delaware corporation (“J. Crew International”), Grace Holmes, Inc., a Delaware corporation (“Grace Holmes”), H. F. D. No. 55, Inc., a Delaware corporation (“H.F.D.”), Madewell Inc., a Delaware corporation (“Madewell”), and J. Crew Virginia, Inc., a Virginia corporation (“J. Crew Virginia”) (in such capacities, the “Prepetition ABL Guarantors” and, together with the Prepetition ABL Borrower, the “Prepetition ABL Obligors” or the “ABL Debtors”) guaranteed the Obligations (as defined in the Prepetition ABL Credit Agreement).

(b)    Prepetition ABL Obligations. As of the Petition Date, the Prepetition ABL Obligors were indebted to the Prepetition ABL Secured Parties, without defense, counterclaim, or offset of any kind, in respect of the outstanding loans and reimbursement obligations in respect of letters of credit incurred by the Prepetition ABL Borrower under the Prepetition ABL Facility (collectively, the “Prepetition ABL Loans”), in an aggregate principal amount, as of the Petition Date, not less than $[●]4 (collectively, together with accrued and unpaid interest, fees, expenses, and disbursements (including, without limitation, any accrued and unpaid attorneys’ fees, accountants’ fees, appraisers’ fees, and financial advisors’ fees and related expenses and disbursements), indemnification obligations, and other charges, amounts, and costs of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Prepetition ABL Obligors’ obligations pursuant to the Prepetition ABL Documents, including all “Obligations” as defined in the Prepetition ABL Credit Agreement, in each case, as of the Petition Date, and all interest, fees, costs, and other charges allowable under Section 506(b) of the Bankruptcy Code, the “Prepetition ABL Obligations”).

(c)    Prepetition ABL Liens and Prepetition ABL Collateral. As more fully set forth in the Prepetition ABL Documents, prior to the Petition Date,

[4]	NTD: To confirm before filing.

the Prepetition ABL Obligors granted to the Prepetition ABL Agent, for the benefit of the Prepetition ABL Secured Parties, a security interest in and continuing lien (the “Prepetition ABL Liens”) on “Collateral,” as such term is defined in the Prepetition ABL Credit Agreement (the “Prepetition ABL Collateral”), and the Prepetition ABL Obligations were fully secured as of the Petition Date by the Prepetition ABL Liens; provided that for the avoidance of doubt Prepetition ABL Collateral shall not include the “Excluded Property” as defined in that certain Security Agreement, dated March 7, 2011 (as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “ABL Security Agreement”), by and among the Prepetition ABL Obligors and the Prepetition ABL Agent in connection with the Prepetition ABL Obligations.

(d)    Validity, Perfection, and Priority of Prepetition ABL Liens and Prepetition ABL Obligations. As of the Petition Date, (I) the Prepetition ABL Liens on the Prepetition ABL Collateral were valid, binding, enforceable, non-avoidable, and, to the extent required by the Prepetition ABL Documents, properly perfected and were granted to, or for the benefit of, the Prepetition ABL Secured Parties for fair consideration and reasonably equivalent value; (II) the Prepetition ABL Liens were senior in priority over any and all other liens on the Prepetition ABL Collateral, subject only to the Prepetition Term Liens on the Term Priority Collateral and certain liens permitted by the Prepetition ABL Documents (in each case, to the extent that such existing liens were valid, properly perfected, non-avoidable, and senior in priority to the Prepetition ABL Liens as of the Petition Date or were valid non-avoidable senior liens that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, the “ABL Permitted Liens”);5 (III) the Prepetition ABL Obligations constitute legal, valid, binding, and non-avoidable obligations of the Prepetition ABL Obligors, enforceable in accordance with the terms of the applicable Prepetition ABL Documents; (IV) no offsets, recoupments, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition ABL Liens or Prepetition ABL Obligations exist, and no portion of the Prepetition ABL Liens or Prepetition ABL Obligations is subject to any challenge or defense, including, without limitation, avoidance, disallowance, disgorgement, recharacterization, or subordination (equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law; (V) other than with respect to the Debtor Reserved Claims, the Debtors and their estates have no claims, objections, challenges, causes of action, and/or choses in action, including, without limitation, avoidance claims under chapter 5 of the Bankruptcy Code or applicable state law equivalents or

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For the avoidance of doubt, none of the Professional Fees Account, the Operating Account, or the Disbursement Account (each as defined herein or in the DIP Credit Agreement) constitute or be deemed to constitute ABL Priority Collateral.

actions for recovery or disgorgement against any of the Prepetition ABL Secured Parties or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, or employees, arising out of, based upon, or related to the Prepetition ABL Facility; and (VI) other than other than with respect to the Debtor Reserved Claims, the Debtors have waived, discharged, and released any right to challenge any of the Prepetition ABL Obligations, the priority of the Debtors’ obligations thereunder, or the validity, extent, or priority of the Prepetition ABL Liens.

(ii)    Prepetition Term Facility.

(a)    Pursuant to that certain Amended and Restated Credit Agreement, dated as of March 5, 2014 (as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated as of July 13, 2017, and as further amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “Prepetition Term Credit Agreement” and, collectively with the Loan Documents (as defined in the Prepetition Term Credit Agreement) and any other agreements and documents executed or delivered in connection therewith, each as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “Prepetition Term Documents”), among (I) J. Crew Group, Inc., a Delaware corporation (in such capacity, the “Prepetition Term Borrower”), (II) Holdings (III) Wilmington Savings Fund Society, FSB, as administrative agent (the “Prepetition Term Administrative Agent”) and collateral agent (the “Prepetition Term Collateral Agent”) for the Prepetition Term Secured Parties (in such capacities, as successor-in-interest to Bank of America, N.A., the “Prepetition Term Agent” and, together with the Prepetition ABL Agent, the “Prepetition Agents”) and (IV) the lenders from time to time party thereto (the “Prepetition Term Lenders” and, collectively with the Prepetition Term Agent, the “Prepetition Term Secured Parties”), the Prepetition Term Lenders provided term loans to the Prepetition Term Borrower (the “Prepetition Term Facility” and, together with the Prepetition ABL Facility, the “Prepetition Secured Facilities”). Pursuant to that certain Guaranty Agreement, dated as of March 7, 2011 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Prepetition Term Guaranty”), Holdings, J. Crew OpCo, JCI, J. Crew International, Grace Holmes, H.F.D., Madewell and J. Crew Virginia (in such capacities, the “Prepetition Term Guarantors” and, together with the Prepetition Term Borrower, the “Prepetition Term Obligors” or the “Term Debtors”) guaranteed the Obligations (as defined in the Prepetition Term Credit Agreement).

(b)    Prepetition Term Obligations. As of the Petition Date, the Prepetition Term Obligors were indebted to the Prepetition Term Secured Parties,

without defense, counterclaim, or offset of any kind, in respect of the loans incurred under the Prepetition Term Facility (collectively, the “Prepetition Term Loans”), in an aggregate outstanding principal amount, as of the Petition Date, exclusive of accrued but unpaid interest, costs, fees, and expenses, not less than $[1,337.4]6 (collectively, together with accrued and unpaid interest, fees, expenses, and disbursements (including, without limitation, any accrued and unpaid attorneys’ fees, accountants’ fees, appraisers’ fees, and financial advisors’ fees and related expenses and disbursements), indemnification obligations, and other charges, amounts, and costs of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Prepetition Term Obligors’ obligations pursuant to the Prepetition Term Documents, including all “Obligations” as defined in the Prepetition Term Credit Agreement, in each case, as of the Petition Date, and all interest, fees, costs, and other charges allowable under Section 506(b) of the Bankruptcy Code (the “Prepetition Term Obligations”).

(c)    Prepetition Term Liens and Prepetition Term Collateral. As more fully set forth in the Prepetition Term Documents, prior to the Petition Date, the Prepetition Term Obligors granted to the Prepetition Term Agent, for the benefit of the Prepetition Term Secured Parties, a security interest in and continuing lien (the “Prepetition Term Liens”) on “Collateral,” as such term is defined in the Prepetition Term Credit Agreement (the “Prepetition Term Collateral”); provided that for the avoidance of doubt Prepetition Term Collateral shall not include “Excluded Collateral” as defined in that certain Security Agreement, dated March 7, 2011 (as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “Prepetition Term Security Agreement”), by and among the Prepetition Term Obligors and the Prepetition Term Collateral Agent, in connection with the Prepetition Term Obligations.

(d)    Validity, Perfection, and Priority of Prepetition Term Liens and Prepetition Term Obligations. As of the Petition Date, (I) the Prepetition Term Liens on the Prepetition Term Collateral were valid, binding, enforceable, non-avoidable, and, to the extent (x) required by the Prepetition Term Loan Documents or (y) otherwise actually perfected, properly perfected and were granted to, or for the benefit of, the Prepetition Term Secured Parties for fair consideration and reasonably equivalent value; (II) the Prepetition Term Liens were senior in priority over any and all other liens on the Prepetition Term Collateral, subject only to the Prepetition ABL Liens on the ABL Priority Collateral (as defined in the ABL Intercreditor Agreement (defined below), the “ABL Priority Collateral”) and certain liens permitted by the Prepetition Term Documents (in each case, to the extent that such existing liens were valid, properly perfected, non-avoidable, and

[6]	[To confirm before filing.]

senior in priority to the Prepetition Term Liens as of the Petition Date or were valid non-avoidable senior liens that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, the “Term Permitted Liens”); (III) the Prepetition Term Obligations constitute legal, valid, binding, and non-avoidable obligations of the Prepetition Term Obligors, enforceable in accordance with the terms of the applicable Prepetition Term Documents; (IV) no offsets, recoupments, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition Term Liens or Prepetition Term Obligations exist, and no portion of the Prepetition Term Liens or Prepetition Term Obligations is subject to any challenge or defense, including, without limitation, avoidance, disallowance, disgorgement, recharacterization, or subordination (equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law; (V) other than with respect to the Debtor Reserved Claims, the Debtors and their estates have no claims, objections, challenges, causes of action, and/or choses in action, including, without limitation, avoidance claims under chapter 5 of the Bankruptcy Code or applicable state law equivalents or actions for recovery or disgorgement against any of the Prepetition Term Secured Parties or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, or employees, arising out of, based upon, or related to the Prepetition Term Facility; and (VI) other than with respect to the Debtor Reserved Claims, the Debtors have waived, discharged, and released any right to challenge any of the Prepetition Term Obligations, the priority of the Debtors’ obligations thereunder, or the validity, extent, or priority of the Prepetition Term Liens.

(iii)    Prepetition IPCo Notes.

(a)    Prepetition IPCo New Money Notes. Pursuant to that certain Indenture for certain 13.00% notes due 2021, dated as of July 13, 2017, (as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “Prepetition IPCo New Money Notes Indenture” and, collectively with the Security Documents (as defined in the Prepetition IPCo New Money Notes Indenture) and any other agreements, documents, certificates and instruments executed or delivered in connection therewith, each as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “Prepetition IPCo New Money Notes Documents”, among J. Crew Brand, LLC (in such capacity, the “Prepetition LLC Issuer”), J. Crew Brand Corp. (in such capacity, the “Prepetition Corporate Issuer” and, together with the Prepetition LLC Issuer, the “Prepetition Issuers”), U.S. Bank National Association, as trustee and collateral agent, (in such capacities, the “Prepetition IPCo New Money Notes Indenture Trustee”), the guarantors thereunder (the “Prepetition IPCo New Money Notes Guarantors” and, together with the Prepetition Issuers, the “Prepetition IPCo New Money Notes Obligors”), and the Holders (as defined in the Prepetition IPCo New Money Notes Indenture, the “Prepetition IPCo New Money Noteholders” and, collectively with the

Prepetition IPCo New Money Notes Indenture Trustee, the “Prepetition IPCo New Money Notes Secured Parties”), the Prepetition Issuers incurred indebtedness to the Prepetition IPCo New Money Noteholders of 13.00% Senior Secured New Money Notes due 2021 (collectively, the “Prepetition IPCo New Money Notes”).

(b)    Prepetition IPCo Exchange Notes. Pursuant to that certain Indenture for certain 13.00% notes due 2021, dated as of July 13, 2017 (as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “Prepetition IPCo Exchange Notes Indenture”7 and, collectively with the Security Documents (as defined in the IPCo Exchange Notes Indenture) and any other agreements, documents, certificates and instruments executed or delivered in connection therewith, each as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “Prepetition IPCo Exchange Notes Documents” and, collectively with the Prepetition IPCo New Money Notes Documents, the “Prepetition IPCo Notes Documents” and, collectively with the Prepetition ABL Documents and the Prepetition Term Documents, the “Prepetition Documents”), among the Prepetition Issuers U.S. Bank National Association, as trustee and collateral agent, (in such capacities, the “Prepetition IPCo Exchange Notes Indenture Trustee” and, together with the Prepetition IPCo New Money Notes Indenture Trustee, the “Prepetition IPCo Indenture Trustees”), the guarantors thereunder (the “Prepetition IPCo Exchange Notes Guarantors”8 and, collectively with the Prepetition Issuers, the “Prepetition IPCo Exchange Notes Obligors”9), and the Holders (as defined in the Prepetition IPCo Exchange Notes Indenture, the “Prepetition IPCo Exchange Noteholders”10 and, collectively with the Prepetition IPCo Exchange Notes Indenture Trustee, the “Prepetition IPCo Exchange Notes Secured Parties” and, collectively with the Prepetition IPCo New Money Notes Secured Parties, the “Prepetition IPCo Secured Parties” and, collectively with the Prepetition ABL Secured Parties and the Prepetition Term Secured Parties, the “Prepetition Secured Parties”), the Prepetition Issuers incurred indebtedness to the Prepetition IPCo Exchange Noteholders of 13.00% Senior Secured Notes due 2021 (collectively, the “Prepetition IPCo Exchange Notes” and, collectively with the Prepetition IPCo New Money Notes, the “Prepetition IPCo Notes” and, collectively with the Prepetition Secured Facilities, the “Prepetition Secured Debt”).

[7]	The Prepetition IPCo New Money Notes Indenture and the Prepetition IPCo Exchange Notes Indenture are collectively referred to as the “Prepetition IPCo Indentures”.
[8]	The Prepetition IPCo New Money Notes Guarantors and the Prepetition IPCo Exchange Notes Guarantors are collectively referred to as the “Prepetition IPCo Notes Guarantors”.
[9]	The Prepetition IPCo New Money Notes Obligors and the Prepetition IPCo Exchange Notes Obligors are collectively referred to as the “Prepetition IPCo Notes Obligors” or the “IPCo Debtors”.
[10]	The Prepetition IPCo New Money Noteholders and the Prepetition IPCo Exchange Noteholders are collectively referred to as the “Prepetition IPCo Noteholders”.

(c)    Prepetition IPCo Notes Obligations. Pursuant to the Prepetition IPCo New Money Notes Indenture, the Prepetition IPCo New Money Notes were issued with a face value of $97,000,000. As of the Petition Date, the aggregate principal amount outstanding under the Prepetition IPCo New Money Notes was $[97,000,000]11 (collectively, together with accrued and unpaid interest, premiums, fees, expenses, and disbursements (including, without limitation, any accrued and unpaid attorneys’ fees, accountants’ fees, appraisers’ fees, and financial advisors’ fees and related expenses and disbursements), indemnification obligations, and other charges, amounts, and costs of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Prepetition IPCo New Money Notes Obligors’ obligations pursuant to the Prepetition IPCo New Money Notes Documents, including all “Notes Obligations” as defined in the Prepetition IPCo New Money Notes Indenture, in each case, as of the Petition Date, and all interest, fees, costs, and other charges allowable under Section 506(b) of the Bankruptcy Code (the “Prepetition IPCo New Money Notes Obligations”). Pursuant to the Prepetition IPCo Exchange Notes Indenture, the Prepetition IPCo Exchange Notes were issued with a face value of $249,596,000. As of the Petition Date, the aggregate principal amount outstanding under the Prepetition IPCo Exchange Notes was $[249,596,000]12 (collectively, together with accrued and unpaid interest, premiums, fees, expenses, and disbursements (including, without limitation, any accrued and unpaid attorneys’ fees, accountants’ fees, appraisers’ fees, and financial advisors’ fees and related expenses and disbursements), indemnification obligations, and other charges, amounts, and costs of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing, or chargeable in respect of any of the Prepetition IPCo Exchange Notes Obligors’ obligations pursuant to the Prepetition IPCo Exchange Notes Documents, including all “Notes Obligations” as defined in the Prepetition IPCo Exchange Notes Indenture, in each case, as of the Petition Date, and all interest, fees, costs, and other charges allowable under Section 506(b) of the Bankruptcy Code (the “Prepetition IPCo Exchange Notes Obligations” and, collectively with the Prepetition IPCo New Money Notes Obligations, the “Prepetition IPCo Notes Obligations” and, collectively with the Prepetition ABL Obligations and the Prepetition Term Obligations, the “Prepetition Obligations”).

(d)    Prepetition IPCo Liens and Prepetition IPCo Collateral. As more fully set forth in the Prepetition IPCo New Money Notes Documents, prior to the Petition Date, the Prepetition IPCo New Money Notes Obligors granted to the

[11]	To confirm before filing.
[12]	To confirm before filing.

Prepetition IPCo New Money Notes Indenture Trustee, for the benefit of the Prepetition IPCo New Money Notes Secured Parties, a security interest in and continuing lien (the “Prepetition IPCo New Money Notes Liens”) on “Collateral,” as such term is defined in the Prepetition IPCo New Money Notes Indenture (the “Prepetition IPCo New Money Notes Collateral”). As more fully set forth in the Prepetition IPCo Exchange Notes Documents, prior to the Petition Date, the Prepetition IPCo Exchange Notes Obligors granted to the Prepetition IPCo Exchange Notes Indenture Trustee, for the benefit of the Prepetition IPCo Exchange Notes Secured Parties, a security interest in and continuing lien (the “Prepetition IPCo Exchange Notes Liens” and, together with the Prepetition IPCo New Money Notes Liens, the “Prepetition IPCo Liens” and, collectively with the Prepetition ABL Liens and the Prepetition Term Liens, the “Prepetition Liens”) on “Collateral,” as such term is defined in the Prepetition IPCo Exchange Notes Indenture (the “Prepetition IPCo Exchange Notes Collateral” and, together with the Prepetition IPCo New Money Notes Collateral, the “Prepetition IPCo Collateral” and, collectively with the Prepetition ABL Collateral and the Prepetition Term Collateral, the “Prepetition Collateral”).

(e)    Validity, Perfection, and Priority of Prepetition IPCo Liens and Prepetition IPCo Notes Obligations. As of the Petition Date, (I) the Prepetition IPCo Liens on the Prepetition IPCo Collateral were valid, binding, enforceable, non-avoidable, and, to the extent (x) required by the Prepetition IPCo Notes Documents or (y) otherwise actually perfected, properly perfected and were granted to, or for the benefit of, the Prepetition IPCo Secured Parties for fair consideration and reasonably equivalent value; (II) the Prepetition IPCo Liens were senior in priority over any and all other liens on the Prepetition IPCo Collateral, subject only to certain liens permitted by the Prepetition IPCo Notes Documents (in each case, to the extent that such existing liens were valid, properly perfected, non-avoidable, and senior in priority to the Prepetition IPCo Liens as of the Petition Date or were valid non-avoidable senior liens that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, the “IPCo Permitted Liens” and, collectively with the ABL Permitted Liens and the Term Permitted Liens, the “Permitted Liens”); (III) the Prepetition IPCo Notes Obligations constitute legal, valid, binding, and non-avoidable obligations of the Prepetition IPCo Notes Obligors, enforceable in accordance with the terms of the applicable Prepetition IPCo Notes Documents; (IV) no offsets, recoupments, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition IPCo Liens or Prepetition IPCo Notes Obligations exist, and no portion of the Prepetition IPCo Liens or Prepetition IPCo Notes Obligations is subject to any challenge or defense, including, without limitation, avoidance, disallowance, disgorgement, recharacterization, or subordination (equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law; (V) other than with respect to the Debtor Reserved Claims, the Debtors and their estates have no claims, objections, challenges, causes of action, and/or choses in action, including, without limitation, avoidance claims under chapter 5 of the Bankruptcy Code or applicable state law equivalents or actions for recovery or disgorgement against any of the Prepetition IPCo Secured Parties or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, or employees, arising out of, based upon, or related to the Prepetition IPCo Notes; and (VI) other than with respect to the Debtor Reserved Claims, the Debtors have waived, discharged, and released any right to challenge any of the Prepetition IPCo Notes Obligations, the priority of the Debtors’ obligations thereunder, or the validity, extent, or priority of the Prepetition IPCo Liens.

(iv)    Releases. Subject to the Debtors’ rights reserved with regard to the Debtor Reserved Claims, the Debtors hereby stipulate and agree that they forever and irrevocably release, discharge, and acquit the DIP Secured Parties and the Prepetition Secured Parties (in each case, solely in their capacities as such) and each of their respective successors, assigns, affiliates, subsidiaries, parents, officers, shareholders, directors, employees, attorneys, and agents, past, present, and future, and their respective heirs, predecessors, successors, and assigns, each solely in their capacities as such (collectively, the “Releasees”), of and from any and all claims, controversies, disputes, liabilities, obligations, demands, damages, expenses (including, without limitation, reasonable attorneys’ fees), debts, liens, actions, and causes of action of any and every nature whatsoever relating to, as applicable, the DIP Facility, the DIP Documents, the Prepetition Documents, and/or the transactions contemplated hereunder or thereunder including, without limitation, (i) any so-called “lender liability” or equitable subordination or recharacterization claims or defenses, (ii) any and all claims and causes of action arising under the Bankruptcy Code, (iii) any and all claims and causes of action with respect to the Specified Liability Management Transactions (as defined in the Prepetition Term Credit Agreement), and (iv) any and all claims and causes of actions with respect to the validity, priority, perfection, or avoidability of the liens or claims of the DIP Secured Parties and the Prepetition Secured Parties. The Debtors further waive and release any defense, right of counterclaim, right of set-off, or deduction to the payment of the DIP Obligations and the Prepetition Obligations that the Debtors may now have or may claim to have against the Releasees arising out of, connected with, or relating to any and all acts, omissions, or events occurring prior to the Court’s entry of this Interim Order; provided that the Debtors’ Stipulations shall not release any claims, defenses or rights in favor of the Debtors with respect to certain litigation, captioned as Eaton Vance Management, et al v. Wilmington Savings Fund Society, FSB, as Administrative Agent and Collateral Agent, et al, pending in the Supreme Court of New York for New York County, Index No.: 654397/2017.

(v)    Debtors’ Reserved Rights.

(a)    The Debtors make no stipulation, and reserve all rights, with respect to (i) any liens (whether on account of a deposit account control agreement or otherwise) asserted with respect to that certain bank account maintained at Wells Fargo Bank, N.A., account number ending 1816, in the name of J. Crew Operating

Corp. (the “Concentration Account”), and any cash held in or disbursed from the Concentration Account that is not otherwise proceeds of Prepetition Collateral, and the Debtors’ rights to challenge any lien (whether pursuant to an action commenced pursuant to chapter 5 of the Bankruptcy Code or otherwise) asserted by any party with respect to the Concentration Account, including cash held in or disbursed from such account (other than with respect to cash that is otherwise proceeds from Prepetition Collateral) are expressly preserved; (ii) any claims or causes of action relating to the obligations incurred and liens granted pursuant to the transaction among certain of the Debtors on December 5, 2016 and June 12, 2017 involving, among other things (A) the transfer of certain domestic intellectual property to J. Crew Domestic Brand, LLC, (B) an amendment to the Prepetition Term Credit Agreement to facilitate, among other things, the repurchase of loans then-outstanding under the Prepetition Term Credit Agreement, and additional borrowings under the Prepetition Term Credit Agreement, and (C) to the extent not covered by (A) and (B), the exchange of 7.75%/8.50% Senior PIK Toggle Notes due 2019 issued by Chinos Intermediate Holdings A, Inc. for, among other things, notes issued by J. Crew Brand LLC and J. Crew Brand Corp. (the “2017 Transaction”) (collectively, the “Debtor Reserved Claims”).

(b)    Any action prosecuted by the Debtors on account the Debtor Reserved Claims must be commenced, if at all, pursuant to an adversary proceeding filed in the Bankruptcy Court (i) with respect to Debtor Reserved Claims identified at Paragraph F(v)(a)(i), on or before the first Business Day that is three (3) months after the Petition Date and (ii) with respect to Debtor Reserved Claims identified at Paragraph F(v)(a)(ii), prior to entry of the Final DIP Order, or in each case such claims shall otherwise be waived by the Debtors, and all defenses of the Prepetition Secured Parties with respect to any such Claim, Challenge or action are expressly preserved; provided that, such dates may be extended by agreement of the Debtors, on the one hand and (w) with respect to the Prepetition ABL Facility, the Prepetition ABL Agent, (x) with respect to the Prepetition Term Facility, the Prepetition Term Agent (acting at the direction of the Required Term Lenders (as defined in the Prepetition Term Credit Agreement, the “Required Term Lenders”)), (y) with respect to the Prepetition IPCo Exchange Notes, the Prepetition IPCo Exchange Notes Trustee, and (z) with respect to the Prepetition IPCo New Money Notes, the Prepetition New Money Notes Trustee, on the other hand.

Notwithstanding anything in this paragraph F or in the DIP Documents to the contrary, the Debtors’ rights to seek a determination on the value of the Prepetition Collateral securing the Prepetition Obligations are fully preserved.

G.    Cash Collateral. Subject to the Debtors’ rights reserved with regard to the

Debtor Reserved Claims, all of the Debtors’ cash including any cash in their deposit accounts, wherever located, whether as original collateral or proceeds of other Prepetition Collateral, constitutes Cash Collateral of the Prepetition Secured Parties.

H.    Intercreditor Agreements. Pursuant to section 510 of the Bankruptcy Code, (i) that certain Intercreditor Agreement, dated as of March 7, 2011 (as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “ABL Intercreditor Agreement”), by and between the Prepetition ABL Agent and the Prepetition Term Agent and (ii) that certain Intercreditor Agreement, dated as of July 13, 2017 (as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “IPCo Intercreditor Agreement” and, together with the ABL Intercreditor Agreement, the “Intercreditor Agreements”), by and between the Prepetition IPCo New Money Notes Indenture Trustee and the Prepetition IPCo Exchange Notes Indenture Trustee, and any other applicable intercreditor or subordination provisions contained in any of the other Prepetition Documents, (i) shall remain in full force and effect, (ii) shall continue to govern the relative priorities, rights, and remedies of the Prepetition Secured Parties (including the relative priorities, rights, and remedies of such parties with respect to the replacement liens, administrative expense claims, and superpriority administrative expense claims granted or the amounts payable by the Debtors under this Interim Order or otherwise), and (iii) shall not be deemed to be amended, altered, or modified by the terms of this Interim Order or the DIP Documents, unless expressly set forth herein or therein.

I.    Permitted Prior Liens; Continuation of Prepetition Liens. Nothing herein shall constitute a finding or ruling by this Court that any lien other than (and subject to the exceptions and qualifications regarding such liens contained herein) the Prepetition ABL Liens, the Prepetition Term Liens, and the Prepetition IPCo Liens are (i) valid, enforceable, perfected, or non-avoidable or (ii) senior to any of the Prepetition ABL Liens, the Prepetition Term Liens, and the Prepetition IPCo Liens. Moreover, and subject in all respects to the Intercreditor Agreements, nothing shall prejudice the rights of any party in interest, including, but not limited to, the Debtors, the DIP Agent, the DIP Lenders, the Prepetition Secured Parties, or a Committee (if appointed), to challenge the validity, priority, enforceability, seniority, avoidability, perfection, or extent of any asserted lien that is not the subject of the stipulations granted pursuant to paragraph F hereof.

J.    Findings Regarding Postpetition Financing and Use of Cash Collateral.

(i)    Request for Postpetition Financing and Use of Cash Collateral. The Debtors seek authority (a) for the Debtors to enter into the DIP Facility and incur the DIP Obligations on the terms described herein and in the DIP Documents and (b) for the Debtors to use Cash Collateral on the terms described herein, in each case, to, among other things, administer their Chapter 11 Cases and fund their operations. At the Final Hearing, the Debtors will seek final approval of the DIP Facility and the use of Cash Collateral pursuant to a proposed final order (the “Final Order”), which (i) shall be substantially the same as the Interim Order except that (x) those provisions in the Interim Order that are subject to the entry of the Final Order shall be included in the Final Order without such qualification, and (y) where appropriate, references to this Interim Order shall be changed to references to the Final Order and (ii) with respect to any other modifications to the Interim Order, shall be consistent with the DIP Credit Agreement and shall otherwise be in form and substance acceptable to the Required Lenders (as defined in the DIP Credit Agreement, the “Required Lenders”) and the DIP Agent. Notice of the Final Hearing and

the proposed Final Order will be provided in accordance with this Interim Order.

(ii)    Priming of the Prepetition Liens. The priming of the Prepetition Term Liens, Prepetition ABL Liens (except with respect to ABL Priority Collateral), and Prepetition IPCo Liens under section 364(d) of the Bankruptcy Code, as contemplated by the DIP Documents and as provided herein, will enable the Debtors to obtain the DIP Facility and the Debtors to continue to operate their business during the pendency of the Chapter 11 Cases, for the benefit of their estates and creditors. The Prepetition Secured Parties are entitled to receive adequate protection as set forth in this Interim Order pursuant to sections 361, 363, and 364 of the Bankruptcy Code, solely to the extent of any Diminution in Value of their respective interests in the Prepetition Collateral (including Cash Collateral) as of the Petition Date.

(iii)    Need for Postpetition Financing and Use of Cash Collateral. The Debtors have demonstrated an immediate need to use Cash Collateral on an interim basis and to obtain credit in the form of the Interim Loans under the DIP Facility in order to, among other things, continue their ordinary course operations, administer these Chapter 11 Cases, and preserve the going-concern value of their estates.

(iv)    No Credit Available on More Favorable Terms. The DIP Facility is the best source of debtor-in-possession financing reasonably available to the Debtors at this time. Given their current financial condition, financing arrangements, and capital structure, the Debtors have been and continue to be unable to obtain financing from sources other than the DIP Lenders on terms more favorable than the DIP Facility. The Debtors are unable to obtain adequate unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense. The Debtors have also been unable to obtain: (a) adequate unsecured credit having priority over that of administrative expenses of the kind specified in sections 503(b), 507(a), and 507(b) of the Bankruptcy Code; (b) adequate credit secured solely by a lien on property of the Debtors and their estates that is not otherwise subject to a lien; or (c) adequate credit secured solely by a junior lien on property of the Debtors and their estates that is subject to a lien. Financing on a postpetition basis on better terms is not available without granting the DIP Agent, for the benefit of itself and the DIP Lenders, (1) perfected security interests in and liens on (each as provided herein) the DIP Collateral (as defined below), with the priorities set forth herein; (2) superpriority claims; and (3) the other protections set forth in this Interim Order.

(v)    Use of Cash Collateral and Proceeds of the DIP Facility. As a condition to entry into the DIP Credit Agreement, the extension of credit under the DIP Facility and the authorization to use the Prepetition Collateral, including Cash Collateral, the DIP Agent, the DIP Lenders, and the Prepetition Secured Parties require, and the Debtors have agreed, that proceeds of the DIP Facility and the Prepetition Secured Parties’ Cash Collateral shall be used in a manner consistent with the terms and conditions of this Interim Order and the DIP Documents and in accordance with the budget (including with respect to any variances as permitted in the DIP Documents, as would not trigger a Budget Event (as defined in the DIP Documents), and as set forth in paragraph [15] hereof, the “Budget” and the requirement to use the proceeds of the DIP Facility and the Prepetition Secured Parties’ Cash Collateral in a manner that does not trigger a Budget Event, the “Budget Requirement”),13 solely for the purposes set forth in the DIP Credit Agreement and this Interim Order, including (a) ongoing working capital, capital expenditures,

[13]	A copy of the initial Budget is attached hereto as Exhibit 2.

other general corporate purposes of the Debtors and any other purpose not prohibited by the DIP Credit Agreement; (b) permitted payment of costs of administration of the Chapter 11 Cases; (c) payment of such prepetition expenses as consented to by the DIP Agent, acting at the direction of the Required DIP Lenders; (d) payment of interest, premiums, fees, expenses, and other amounts (including, without limitation, the fees and expenses of the DIP Agent and the legal and other professionals’ fees and expenses of the DIP Agent and the DIP Lenders) owed under the DIP Documents, including those incurred in connection with the preparation, negotiation, documentation, and Court approval of the DIP Facility; (e) payment of certain adequate protection amounts to the Prepetition Secured Parties, as set forth in paragraph [12] hereof; and (f) payment of obligations benefitting from the Carve-Out (as defined below), and making disbursements therefrom, including by funding the Carve-Out Reserve Account (as defined below); provided that, for the avoidance of doubt, and notwithstanding anything herein or in the DIP Documents (including the DIP Credit Agreement) to the contrary, in no instance shall the Debtors’ use of Collateral (including Cash Collateral) to pay obligations benefiting from the Carve-Out, including Professional Fees, be limited or deemed limited by any Approved Budget.

(vi)    Application of Proceeds of DIP Collateral. As a condition to entry into the DIP Credit Agreement, the extension of credit under the DIP Facility, and authorization to use Cash Collateral, the Debtors, the DIP Agent, the DIP Lenders, and the applicable Prepetition Secured Parties have agreed that as of and commencing on the date of the Interim Hearing, the Debtors shall apply the proceeds of the DIP Collateral as permitted by the DIP Documents and this Interim Order.

(vii)    DIP Election Procedures. The procedures governing the

participation of the Prepetition Term Lenders and the Prepetition IPCo Noteholders in the DIP Facility (the “DIP Election Procedures”), as set forth in the DIP Credit Agreement, are fair and reasonable.

K.    Adequate Protection. (i) The Prepetition Term Agent, for the benefit of the Prepetition Term Secured Parties, (ii) the Prepetition ABL Agent, for the benefit of the Prepetition ABL Secured Parties, and (iii) the Prepetition IPCo Indenture Trustees, for the benefit of the applicable Prepetition IPCo Secured Parties, are entitled to receive adequate protection solely to the extent of Diminution in Value, if any, of their respective interests as of the Petition Date in the Prepetition Collateral, including, without limitation, the Cash Collateral. Pursuant to sections 361, 363, 503, and 507(b) of the Bankruptcy Code, as adequate protection, subject in all respects to the Carve-Out (as defined below), the Prepetition Secured Parties will receive, and subject to the Carve Out in all respects, (i) solely to the extent of any Diminution of Value, if any, of their interests in the Prepetition Collateral as of the Petition Date, Adequate Protection Liens (as defined below) and 507(b) Claims (as defined below); (ii) current payment of reasonable and documented fees and expenses and other disbursements as set forth in paragraph [12] herein; (iii) financial and other reporting in each case, as set forth in paragraph [12] herein; and (iv) solely with respect to the Prepetition ABL Secured Parties, current cash payments on a monthly basis in an amount equal to the postpetition interest on the Prepetition ABL Facility at the non-default rate set forth in the Prepetition ABL Credit Agreement as set forth in paragraph [12] herein. Notwithstanding the foregoing, the Debtors’ and any party in interest’s rights are fully reserved to seek a determination that adequate protection payments should be recharacterized under section 506(b) of the Bankruptcy Code as payment on account of the secured portion of the applicable Prepetition Secured Parties’ claims as of the Petition Date.

L.    Sections 506(c) and 552(b). In light of, among other things: (i) the superpriority of the Carve-Out with respect to the Prepetition Liens; (ii) the DIP Agent’s and the DIP Lenders’ agreement that their liens and superpriority claims shall be subject to the Carve-Out (as defined below); (iii) the Prepetition Secured Parties’ agreement that their respective liens and claims, including any adequate protection liens and claims, shall be subject to the Carve-Out (as defined below) and subordinate to the DIP Liens (as defined below), except as otherwise set forth herein; (iv) the authority to use Cash Collateral as provided herein; and (v) the funding made available pursuant to the DIP Facility (a) subject to entry of the Final Order, the Prepetition Secured Parties are entitled to a waiver of any “equities of the case” exception under section 552(b) of the Bankruptcy Code and (b) the DIP Agent, the DIP Lenders, and, subject to entry of the Final Order, the Prepetition Secured Parties are each entitled to a waiver of the provisions of section 506(c) of the Bankruptcy Code as provided herein.

M.    Good Faith of the DIP Agent and DIP Lenders and the Prepetition Secured Parties.

(i)    Based upon the pleadings and the record in the Chapter 11 Cases, (i) the terms and conditions of the DIP Facility are fair and reasonable, are appropriate for secured financing to debtors in possession, are the best available to the Debtors under the circumstances, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and are supported by reasonably equivalent value and fair consideration; (ii) the terms and conditions of the DIP Facility and the use of the Cash Collateral have been negotiated in good faith and at arm’s length among the Debtors, the DIP Secured Parties, and the Prepetition Secured

Parties, with the assistance and counsel of their respective advisors; (iii) the use of Cash Collateral, including, without limitation, pursuant to this Interim Order, has been allowed in “good faith” within the meaning of section 364(e) of the Bankruptcy Code; (iv) any credit to be extended, loans to be made, and other financial accommodations to be extended to the Debtors by the DIP Secured Parties and the Prepetition Secured Parties, including, without limitation, pursuant to this Interim Order, have been allowed, advanced, extended, issued, or made, as the case may be, in “good faith” within the meaning of section 364(e) of the Bankruptcy Code by the DIP Secured Parties and the Prepetition Secured Parties in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code; and (v) the DIP Facility, the DIP Liens (as defined below), the DIP Superpriority Claims (as defined below), the Adequate Protection Liens, and the 507(b) Claims (as defined below) shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed, or modified, on appeal or otherwise.

(ii)    Absent an order of this Court and the provision of Adequate Protection, (a) consent of the Prepetition ABL Secured Parties and Prepetition Term Secured Parties is required for the Debtors’ use of Cash Collateral and other Prepetition ABL Collateral and Prepetition Term Collateral and (b) consent of the Prepetition IPCo Secured Parties is required for the Debtors’ use of the Prepetition IPCo Collateral. The Prepetition ABL Secured Parties and Prepetition Term Secured Parties have consented, or have not objected, to the Debtors’ use of Cash Collateral and other Prepetition ABL Collateral and Prepetition Term Collateral or to the Debtors’ entry into the DIP Documents in accordance with and subject to the terms and conditions in this Interim Order and the DIP Documents. The Prepetition IPCo Secured Parties have consented, or have not objected, to the Debtors’ use of the Prepetition IPCo Collateral or to the Debtors’ entry into the DIP Documents in accordance with and subject to the terms and conditions in this Interim Order and the DIP Documents.

N.    Immediate Entry. Sufficient cause exists for immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(c)(2).

O.    Interim Hearing. Notice of the Interim Hearing and the relief requested in the Motion has been provided by the Debtors, whether by facsimile, electronic mail, overnight courier, or hand delivery to certain parties in interest, including the Notice Parties. The Debtors have made reasonable efforts to afford the best notice possible under the circumstances, and no other notice is required in connection with the relief set forth in this Interim Order.

Based upon the foregoing findings and conclusions, the Motion, the Declarations, and the record before the Court with respect to the Motion, and after due consideration and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED THAT:

1.    DIP Facility and Use of Cash Collateral Approved on Interim Basis. The Motion is granted to the extent provided herein on an interim basis. The DIP Facility, the borrowing of the Interim Loan thereunder, and the guaranty by the DIP Guarantors of such borrowing (and related obligations under the DIP Facility), is hereby authorized and approved, and the use of Cash Collateral on an interim basis is authorized, in each case subject to the terms and conditions set forth in the DIP Documents and this Interim Order. All objections to this Interim Order, to the extent not withdrawn, waived, settled, or resolved, are hereby denied and overruled. This Interim Order shall become effective immediately upon its entry.

2.    Authorization of the DIP Facility. The DIP Facility is hereby approved. The Debtors are expressly and immediately authorized and empowered to execute and deliver the DIP Documents and to incur and to perform the DIP Obligations in accordance with, and subject to, the terms of this Interim Order and the DIP Documents and to deliver all instruments, certificates, agreements, and documents that may be required, desirable or necessary for the performance by the Debtors under the DIP Facility and the creation and perfection of the DIP Liens (as defined below). The Debtors are hereby authorized and directed to pay, in accordance with this Interim Order, the principal, interest, premiums, fees, payments, expenses, and other amounts described in the DIP Documents as such amounts (including, without limitation, legal and other professional fees and expenses of the DIP Agent and the DIP Lenders) become due and payable in accordance with the terms and conditions of the DIP Documents, without need to obtain further Court approval, whether or not such fees arose before or after the Petition Date, and whether or not the transactions contemplated hereby are consummated, and to take any other related actions that may be necessary, desirable or appropriate, all to the extent provided in this Interim Order or the DIP Documents. Upon execution and delivery, the DIP Documents shall represent valid and binding obligations of the Debtors, enforceable against each of the Debtors and their estates in accordance with their terms. Upon entry of this Interim Order, the Backstop Premium set forth in the Backstop Commitment Letter (as defined in the DIP Credit Agreement) (the “Backstop Premium”) shall be fully earned, non-refundable, and non-avoidable and shall be payable in accordance with and at the times specified in the DIP Documents.

3.    Authorization to Borrow. To prevent immediate and irreparable harm to the Debtors’ estates, from the entry of this Interim Order through and including the earliest to occur of (i) entry of the Final Order or (ii) the DIP Termination Date (as defined below), and subject to the terms and conditions set forth in the DIP Documents and this Interim Order, the Debtors are hereby authorized to request extensions of credit (in the form of the Interim Loans) under the DIP Facility in an original principal amount equal to $110,000,000.

4.    Amendment of the DIP Documents. The DIP Documents may from time to time be amended, restated, amended and restated, waived, modified, and/or supplemented by the parties thereto (or, to the extent provided for in the applicable DIP Document, a subset of such parties) in accordance with the terms and conditions of the applicable DIP Documents without further order of the Court if the amendment, restatement, amendment and restatement, waiver, modification or supplement does not (i) shorten the original stated maturity of the DIP Loans, (ii) increase the aggregate commitments or the rate of interest payable thereunder or (iii) amend the Events of Default (as defined in the DIP Credit Agreement) or covenants in the DIP Documents to be materially more restrictive to the Debtors (taken as a whole) than those set forth in the DIP Documents as originally executed and delivered (any such amendment, restatement, amendment and restatement, waiver, modification or supplement, an “Approved Modification”); provided, that for the avoidance of doubt, other than as explicitly set forth in the DIP Credit Agreement, updates and supplements to the Budget required to be delivered by the Borrower under the DIP Documents shall not require further order of the Court. Prior to or promptly after the effectiveness of any Approved Modification, the Debtors shall (i) provide notice (which may be provided through electronic mail or facsimile) to counsel to any Committee (if appointed), the U.S. Trustee, the DIP Agent, the Prepetition Agents, the Prepetition IPCo Indenture Trustees, and counsel to the Ad Hoc Committee and (ii) provide notice to the Court. In the case of an amendment, restatement, amendment and restatement, waiver, supplement or other modification of the DIP Documents that is not an Approved Modification, the Debtors shall (i) provide notice (which may be provided through electronic mail or facsimile) to counsel to any Committee (if appointed), the U.S. Trustee, the DIP Agent, the Prepetition Agents, the Prepetition IPCo Indenture Trustees, and counsel to the Ad Hoc Committee, (ii) provide notice to the Court and (iii) obtain approval of the Court.

5.    DIP Obligations. The DIP Documents and this Interim Order shall constitute and evidence the validity and binding effect of the DIP Obligations, which shall be enforceable in accordance with their terms against the Debtors, their estates and any successors thereto, including, without limitation, any trustee appointed in the Chapter 11 Cases or in any case under chapter 7 of the Bankruptcy Code upon the conversion of any of the Chapter 11 Cases, or in any other proceedings superseding or related to any of the foregoing (collectively, the “Successor Cases”). Upon entry of this Interim Order, the DIP Obligations will include all loans and any other indebtedness or obligations, contingent or absolute, which may now or from time to time hereafter be owing by any of the Debtors party to the DIP Documents to the DIP Agent or any of the DIP Lenders, in each case, under and in accordance with the terms and conditions of the DIP Documents or this Interim Order or secured by the DIP Liens (as defined below), including, without limitation, all principal, accrued and unpaid interest, costs, fees, expenses, and other amounts owing under and in accordance with the DIP Documents; provided that, for the avoidance of doubt the DIP Liens and the DIP Obligations shall be subject to the Carve-Out in all respects. The Debtors shall be jointly and severally liable for the DIP Obligations as and to the extent provided in the DIP Documents, which shall be subject to the Carve-Out in all respects. The DIP Obligations shall be due and payable without notice or demand on the DIP Termination Date (as defined below), and the Debtors’ authority to use Cash Collateral under this Interim Order shall automatically cease, in each case, without notice or demand on the Cash Collateral Termination Date (as defined below), in each case except as provided in paragraph [26] hereof and subject to the requirements of the Carve-Out (as defined below); provided that the Debtors’ rights to seek the use of Cash Collateral upon entry of a further order of the Court after the occurrence of the Cash Collateral Termination Date are fully reserved, and nothing herein shall waive, limit, or modify or be deemed to waive, limit or modify the Debtors’ rights to seek the use of Cash Collateral upon entry of a further order of the Court after the occurrence of the Cash Collateral Termination Date. No obligation, payment, transfer, or grant of collateral security hereunder or under the DIP Documents (including any DIP Obligation or DIP Liens (as defined below) and including in connection with any adequate protection provided to the Prepetition Secured Parties hereunder) shall be stayed, restrained, voidable, avoidable, or recoverable under the Bankruptcy Code or under any applicable law (including, without limitation, under chapter 5 of the Bankruptcy Code, section 724(a) of the Bankruptcy Code, or any other provision with respect to avoidance actions under the Bankruptcy Code or applicable state law equivalents), shall constitute original issue discount, or shall be subject to any avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaim, cross-claim, defense, or any other challenge under the Bankruptcy Code or any applicable law or regulation by any person or entity.

6.    DIP Liens. Subject and subordinate to the Carve-Out in all respects, as set forth in this Interim Order and effective immediately upon entry of this Interim Order, pursuant to, as applicable, sections 361, 362, 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code, the DIP

Agent, for the benefit of itself and the DIP Lenders, is hereby granted, in order to secure the DIP Obligations, continuing, valid, binding, enforceable, non-avoidable, and automatically and properly perfected postpetition security interests in and liens on (collectively, the “DIP Liens”) all real and personal property, whether now existing or hereafter arising and wherever located, tangible or intangible, of each of the Debtors (the “DIP Collateral”), including, without limitation (a) all cash, cash equivalents, deposit accounts, securities accounts, accounts, other receivables (including credit card receivables), chattel paper, contract rights, inventory (wherever located), instruments, documents, securities (whether or not marketable) and investment property (including, without limitation, all of the issued and outstanding capital stock of each Debtor (other than Ultimate Holdings), other equity or ownership interests, including equity interests in subsidiaries and non-wholly-owned subsidiaries), hedge agreements, furniture, fixtures, equipment (including documents of title), goods, franchise rights, trade names, trademarks, servicemarks, copyrights, patents, license rights, intellectual property, general intangibles (including, for the avoidance of doubt, payment intangibles), rights to the payment of money (including, without limitation, tax refunds and any other extraordinary payments), supporting obligations, guarantees, letter of credit rights, commercial tort claims, causes of action, and all substitutions, indemnification rights, all present and future intercompany debt, leases other than nonresidential real property leases, fee interests in real property owned by the Debtors, books and records related to the foregoing, and accessions and proceeds of the foregoing, wherever located, including insurance or other proceeds; (b) all owned real property interests and all proceeds of leased real property; (c) actions brought under section 549 of the Bankruptcy Code to recover any post-petition transfer of DIP Collateral; (d) the proceeds of any avoidance actions brought pursuant to chapter 5 of the Bankruptcy Code or section 724(a) of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code or applicable state law equivalents (the “Avoidance Action Proceeds”), but not the actions themselves; (d) the proceeds of any exercise of the Debtors’ rights under section 506(c) and 550 of the Bankruptcy Code; and (e) all DIP Collateral that was not otherwise subject to valid, perfected, enforceable, and unavoidable liens on the Petition Date; provided that the DIP Collateral shall not include (and the DIP Liens shall not extend to) (w) funds held in the Borrowing Base Account (if any), provided DIP Collateral shall include the Debtors’ reversionary interest in such funds (x) any “Excluded Property” (as defined in the DIP Documents), (y) any nonresidential real property leases (although the DIP Collateral shall include the proceeds of any such leases) or (z) the Professional Fees Account (as defined herein) and all funds held therein, which shall constitute “Excluded Property” under this Interim Order and the DIP Documents, except to the extent of the Debtors’ reversionary interest, if any, in funds held in the Professional Fees Account, after all Professional Fees benefitting from the Carve-Out have been indefeasibly paid in full, in cash; provided further that neither the DIP Funding Account (as defined in the DIP Credit Agreement) nor the Operating Account (as defined in the DIP Credit Agreement) shall be subject to any lien in favor of the Prepetition Secured Parties, including with respect to any lien granted as adequate protection.

7.    DIP Lien Priority. The DIP Liens shall have the following priority with respect to assets of the Debtors’ estates, and subject in all respects to the Carve-Out:

(a)    pursuant to Section 364(c)(2) of the Bankruptcy Code, the DIP Liens shall be first priority liens on all of the assets (now or hereafter acquired and all proceeds thereof) of the Debtors that are not otherwise subject to valid, perfected, and unavoidable liens in existence immediately prior to the Petition Date or liens that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code; provided that in no instance shall the DIP Liens encumber the Excluded Property (as defined in the DIP Documents);

(b)    pursuant to Section 364(c)(3) of the Bankruptcy Code, the DIP Liens shall be junior priority liens upon all DIP Collateral constituting the ABL Priority Collateral (now owned or hereafter acquired and all proceeds thereof), subject and junior only to, in order of priority: (1) the Carve Out; (2) the ABL Permitted Liens; (3) ABL Adequate Protection Liens (as defined herein); and (4) Prepetition ABL Liens; provided that, for the avoidance of doubt, the DIP Liens shall be senior in priority to the Prepetition Term Liens and Prepetition IPCo Liens and any liens granted as adequate protection in favor of the Prepetition Term Secured Parties or Prepetition IPCo Secured Parties with respect to ABL Priority Collateral (now owned or hereafter acquired);

(c)    pursuant to Section 364(d) of the Bankruptcy Code, the DIP Liens shall be priming first-priority liens on all DIP Collateral (now or hereafter acquired and all proceeds thereof) that is “Collateral” as defined by each of the Prepetition Term Credit Agreement, the Prepetition ABL Credit Agreement, and the Prepetition IPCo Indentures to the extent such Collateral is not ABL Priority Collateral; provided that such DIP Liens shall be junior to, in order of priority, to: (i) the Carve Out, and (ii) the Permitted Liens. For the avoidance of doubt, the Prepetition ABL Liens, the Prepetition Term Liens, and the Prepetition IPCo Liens shall be junior to the DIP Liens and the Carve Out in all respects with respect to DIP Collateral that is not ABL Priority Collateral (now owned or hereafter acquired).

(d)    Other than as set forth herein (including with respect to the Carve-Out) or in the DIP Documents, the DIP Liens shall not be made subject to or pari passu with any lien or security interest heretofore or hereinafter granted in the Chapter 11 Cases or any Successor Cases and shall be valid and enforceable against any trustee appointed in the Chapter 11 Cases or any Successor Cases, upon the conversion of any of the Chapter 11 Cases to any Successor Case, and/or upon the dismissal of any of the Chapter 11 Cases or Successor Cases. The DIP Liens shall not be subject to any of sections 510, 549 or 550 of the Bankruptcy Code. No lien or interest avoided and preserved for the benefit of the estate pursuant to section 551 of the Bankruptcy Code shall be pari passu with or senior to the DIP Liens.

8.    Superpriority Claims. Subject and subordinate to the Carve-Out in all respects, upon entry of this Interim Order, the DIP Agent, on behalf of itself and the DIP Lenders, is hereby granted, pursuant to section 364(c)(1) of the Bankruptcy Code, allowed superpriority administrative expense claims in each of the Chapter 11 Cases and any Successor Cases (collectively, the “DIP Superpriority Claims”) for all DIP Obligations (a) with priority over any and all administrative expense claims and unsecured claims against the Debtors or their estates in any of their Chapter 11 Cases or any Successor Cases, at any time existing or arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 364, 503(a), 503(b), 507(a), 507(b), 546(c), 546(d), 726, 1113, or 1114 of the Bankruptcy Code or any other provision of the Bankruptcy Code and (b) which shall at all times be senior to the rights of the Debtors and their estates, and any successor trustee or other estate representative to the extent permitted by law. The DIP Superpriority Claims shall be payable from, and have recourse to, all prepetition and postpetition property of the Debtors and all proceeds thereof; provided, that, for the avoidance of doubt, the DIP Superpriority Claims shall not have recourse to (x) the amounts deposited in the

Carve-Out Reserve Account (as defined below) in accordance with this Interim Order, or (y) the amounts held in the Professional Fees Account (as defined below), other than the Debtors’ reversionary interest therein, if any, after all Professional Fees benefitting from the Carve-Out have been indefeasibly paid in full, in cash.

9.    No Obligation to Extend Credit. Except as required to fund the Carve-Out (as defined below) as set forth in this Interim Order, the DIP Lenders shall have no obligation to make any loan or advance or to issue, amend, renew, or extend any letters of credit or bankers’ acceptance under the DIP Documents unless (and subject to the occurrence of the Closing Date (as defined in the DIP Credit Agreement)) all of the conditions precedent to the making of such extension of credit or the issuance, amendment, renewal, or extension of such letter of credit or bankers’ acceptance under the DIP Documents and this Interim Order have been satisfied in full or waived by the DIP Agent, acting at the direction of the Required Lenders (or the requisite consenting DIP Lenders, as applicable) in accordance with the terms of the DIP Credit Agreement.

10.    Use of Proceeds of DIP Facility. From and after the Petition Date, the Debtors shall use proceeds of borrowings under the DIP Facility in accordance with the Budget Requirement and the terms and conditions in this Interim Order and the DIP Documents; provided that, for the avoidance of doubt, the Debtors’ use of borrowings under the DIP Facility and the DIP Collateral (including Cash Collateral) to pay obligations benefiting from the Carve-Out shall not be limited or deemed limited by any Budget.

11.    Authorization to Use Cash Collateral. Subject to the terms and conditions of this Interim Order and the DIP Documents, and in a manner that does not trigger a Budget Event a “Budget Event”), the Debtors are authorized to use Cash Collateral until the Cash Collateral Termination Date (as defined below); provided, however, that during the Remedies Notice Period (as defined below), the Debtors are authorized to use Cash Collateral (x) solely to pay expenses necessary to avoid immediate and irreparable harm to the Debtors’ estates, in accordance with the Budget Requirement and (y) as otherwise agreed by the DIP Agent, acting at the direction of the Required Lenders. Nothing in this Interim Order shall authorize the disposition of any assets of the Debtors’ estates outside the ordinary course of business, or any Debtor’s use of any Cash Collateral or other proceeds resulting therefrom, except as permitted in this Interim Order (including with respect to the Carve-Out (as defined below)), the DIP Facility, or the DIP Documents.

12.    Adequate Protection for the Prepetition Secured Parties. The Prepetition Secured Parties are entitled, pursuant to sections 361, 362, 363(c)(2), 363(e), 503, and 507 of the Bankruptcy Code, to adequate protection of their interests in the Prepetition Collateral as of the Petition Date, including the Cash Collateral, solely to the extent of Diminution in Value, if any, of their interests in the Prepetition Collateral as of the Petition Date (the “Adequate Protection Claim”); provided, that, for the avoidance of doubt, the Adequate Protection Obligations shall not have any recourse to the amounts deposited in accordance with this Interim Order in the Carve-Out Reserve Account or the Professional Fees Account (each as defined below) (in each case other than the Debtors’ reversionary interest therein, if any, after all Professional Fees benefiting from the Carve-Out have been indefeasibly paid in full in cash). As adequate protection, the Prepetition Secured Parties are hereby granted the following (the “Adequate Protection Obligations”):

(a)    ABL Adequate Protection Liens. Subject to the Carve-Out in all respects, as security for the payment of the Prepetition ABL Secured Parties’ Adequate Protection Claims, if any, the Prepetition ABL Agent (for itself and for the benefit of the Prepetition ABL Lenders) is hereby granted (effective and perfected upon the date of this Interim Order and without the necessity of the execution by the Debtors of security agreements, pledge agreements, mortgages, financing statements, or other agreements) a valid, perfected replacement security interest in and lien on all of the DIP Collateral of each of the Debtors (including Avoidance Action Proceeds, but not avoidance actions themselves) (the “ABL Adequate Protection Liens”), subject and subordinate only to (i) the Carve-Out (as defined below) in all respects; (ii) with respect to the Term Priority Collateral, in order of priority (1) the Term Permitted Liens; (2) the DIP Liens, (3) the Prepetition Term Liens, and (4) the Term Adequate Protection Liens (as defined below); (iii) with respect to ABL Priority Collateral, the ABL Permitted Liens; (iv) with respect to the DIP Collateral of the ABL Debtors that is neither ABL Priority Collateral nor Term Priority Collateral, the DIP Liens (and any liens permitted by the DIP Documents to be senior to the DIP Liens); (v) with respect to the DIP Collateral of the IPCo Debtors, (1) the IPCo Permitted Liens, (2) the DIP Liens (and any liens permitted by the DIP Documents to be senior to the DIP Liens), (3) the IPCo Adequate Protection Liens (as defined below), and (4) the Prepetition IPCo Liens; and (v) with respect to the DIP Collateral of Debtors other than the ABL Debtors, the Term Debtors, or the IPCo Debtors, the DIP Liens (and any liens permitted by the DIP Documents to be senior to the DIP Liens).

(b)    ABL Section 507(b) Claims. Subject to the Carve-Out in all respects, the Prepetition ABL Agent (for itself and for the benefit of the Prepetition ABL Lenders) is hereby granted an allowed superpriority claim against each of the Debtors as provided in sections 503 and 507(b) of the Bankruptcy Code (the “ABL 507(b) Claims”) in the amount of the Prepetition ABL Secured Parties’ Adequate Protection Claims, if any, with priority in payment over any and all administrative expenses of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including, without limitation, sections 105, 326, 328, 330, 331, 503(a), 503(b), 507(a), 506(c), 507(b), 546(c), 546(d), 726, 1113, or 1114 of the Bankruptcy Code, subject and subordinate only to (i) (1) the Carve-Out (as defined below) in all respects and (2) the DIP Superpriority Claims granted in respect of the DIP Obligations and (ii) with respect to the ABL 507(b) Claims against the IPCo Debtors, the IPCo 507(b) Claims (as defined below). Except to the extent expressly set forth in this Interim Order, the Prepetition ABL Secured Parties shall not receive or retain any payments, property, or other amounts in respect of the ABL 507(b) Claims unless and until (x) all obligations benefitting from the Carve-Out have been indefeasibly paid in full, in cash, (y) all DIP Obligations shall have been indefeasibly paid in full in cash, and (z) with respect to the ABL 507(b) Claims against the IPCo Debtors, all IPCo 507(b) Claims (as defined below) shall have been indefeasibly paid in full in cash. Only the Prepetition ABL Agent, acting at the direction of the Requisite Lenders (as defined in the Prepetition ABL Credit Agreement), may assert the ABL 507(b) Claims against the Debtors. Notwithstanding their status as 507(b) Claims, the Prepetition ABL Secured Parties’ Adequate Protection Claims may be satisfied in a plan of reorganization or liquidation confirmed in the Chapter 11 Cases in any manner set forth in such plan if the Requisite Lenders (as defined in the Prepetition ABL Credit Agreement) consent to such treatment, which shall include any class including such Requisite Lenders voting to accept such plan of reorganization or plan of liquidation.

(c)    ABL Postpetition Interest Payments. From and after entry of this Interim Order, the Prepetition ABL Agent, on behalf of itself and the Prepetition ABL Lenders, shall receive current cash payment during the Chapter 11 Cases of all accrued interest on the Prepetition ABL Obligations under the Prepetition ABL Credit Agreement as such interest becomes due and payable and as set forth in the following sentence, at the applicable contractual non-default rate thereunder and in the amounts specified in the Prepetition ABL Credit Agreement; provided that, all parties’ rights regarding the treatment of default interest under the Prepetition ABL Credit Agreement are preserved. The first such interest payment date shall be May 29, 2020, and thereafter, the last business day of every calendar month; provided that the Debtors’ or any party in interest’s rights are fully reserved to seek a determination that adequate protection payments (as set forth in this paragraph [12(c)]) should be recharacterized under section 506(b) of the Bankruptcy Code as payment on account of the secured portion of the Prepetition ABL Obligations as of the Petition Date.

(d)    Term Adequate Protection Liens. Subject in all respects to the Carve-Out, as security for the payment of the Prepetition Term Secured Parties’ Adequate Protection Claims, the Prepetition Term Agent (for itself and for the benefit of the Prepetition Term Secured Parties) is hereby granted (effective and perfected upon the date of this Interim Order and without the necessity of the execution by the Debtors of security agreements, pledge agreements, mortgages, financing statements, or other agreements) a valid, perfected replacement security interest in and lien on all of the DIP Collateral of each of the Debtors (including Avoidance Action Proceeds) (the “Term Adequate Protection Liens”), subject and subordinate only to (i) (1) the Carve-Out (as defined below) and (2) the DIP Liens (and any liens permitted by the DIP

Documents to be senior to the DIP Liens); (ii) with respect to the ABL Priority Collateral, (1) the Prepetition ABL Liens and (2) the ABL Adequate Protection Liens; and (iii) with respect to the DIP Collateral of the IPCo Debtors, (1) the IPCo Adequate Protection Liens (as defined below) and (2) the Prepetition IPCo Liens.

(e)    Term Section 507(b) Claims. Subject to the Carve-Out in all respects, the Prepetition Term Agent (for itself and for the benefit of the Prepetition Term Lenders) is hereby granted an allowed superpriority claim against each of the Debtors as provided in sections 503 and 507(b) of the Bankruptcy Code (the “Term 507(b) Claims”) in the amount of the Prepetition Term Secured Parties’ Adequate Protection Claims, if any, with priority in payment over any and all administrative expenses of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including, without limitation, sections 105, 326, 328, 330, 331, 503(a), 503(b), 507(a), 506(c), 507(b), 546(c), 546(d), 726, 1113, or 1114 of the Bankruptcy Code, subject and subordinate only to (i) (1) the Carve-Out (as defined below) and (2) the DIP Superpriority Claims granted in respect of the DIP Obligations and (ii) with respect to the Term 507(b) Claims against the IPCo Debtors, the IPCo 507(b) Claims (as defined below). Except to the extent expressly set forth in this Interim Order, the Prepetition Term Secured Parties shall not receive or retain any payments, property, or other amounts in respect of the Term 507(b) Claims unless and until (x) the Carve-Out (as defined below) is funded, (y) all DIP Obligations shall have been indefeasibly paid in full in cash, and (z) with respect to the Term 507(b) Claims against the IPCo Debtors, all IPCo 507(b) Claims (as defined below) shall have been indefeasibly paid in full in cash. Only the Prepetition Term Agent, acting at the direction of the Required Term Lenders, may assert the Term 507(b) Claims against the Debtors. Notwithstanding their status as 507(b) Claims, the Prepetition Term Secured Parties’ Adequate Protection Claims may be satisfied in a plan of reorganization or liquidation confirmed in the Chapter 11 Cases in any manner set forth in such plan if the Required Term Lenders consent to such treatment, which shall include the class including such Required Term Lenders voting to accept such plan of reorganization or liquidation.

(f)    IPCo Notes Adequate Protection Liens. As security for the payment of the Prepetition IPCo Secured Parties’ respective Adequate Protection Claims, the Prepetition IPCo Indenture Trustees (for themselves and for the benefit of the applicable Prepetition IPCo Noteholders) are each hereby granted (effective and perfected upon the date of this Interim Order and without the necessity of the execution by the Debtors of security agreements, pledge agreements, mortgages, financing statements, or other agreements) a valid, perfected replacement security interest in and lien on all of the DIP Collateral of each of the Debtors (including Avoidance Action Proceeds) (the “IPCo Adequate Protection Liens”), subject and subordinate only to (i) (1) the Carve-Out (as defined below) and (2) the DIP Liens (and any liens permitted by the DIP Documents to be senior to the DIP Liens) and (ii) with respect to the DIP Collateral of the ABL Debtors and the Term Debtors, (1) the ABL Adequate Protection Liens, (2) the Prepetition ABL Liens, (3) the Term Adequate Protection Liens, and (4) the Prepetition Term Liens.

(g)    IPCo Notes Section 507(b) Claims. The Prepetition IPCo Indenture Trustees (for themselves and for the benefit of the applicable Prepetition IPCo Noteholders) are hereby granted an allowed superpriority claim against the Debtors as provided in sections 503 and 507(b) of the Bankruptcy Code (the “IPCo 507(b) Claims” and, collectively with the ABL 507(b) Claims and the Term 507(b) Claims, the “507(b) Claims”) in the amount of the Prepetition IPCo Secured Parties’ respective Adequate Protection Claims, with priority in payment over any and all administrative expenses of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including, without limitation, sections 105, 326, 328, 330, 331, 503(a), 503(b), 507(a), 506(c), 507(b), 546(c), 546(d), 726, 1113, or 1114 of the Bankruptcy Code, subject and subordinate only to (i) (1) the Carve-Out (as defined below) and (2) the DIP Superpriority Claims granted in respect of the DIP Obligations and (ii) with respect to the IPCo 507(b) Claims against the ABL Debtors and the Term Debtors, (1) the ABL 507(b) Claims and (2) the Term 507(b) Claims. Except to the extent expressly set forth in this Interim Order, the Prepetition IPCo Secured Parties shall not receive or retain any payments, property, or other amounts in respect of the IPCo 507(b) Claims unless and until (x) the Carve-Out (as defined below) is funded, (y) all DIP Obligations shall have been indefeasibly paid in full in cash, and (z) with respect to the IPCo 507(b) Claims against the ABL Debtors and the Term Debtors, the ABL 507(b) Claims and the Term 507(b) Claims shall have been indefeasibly paid in full in cash. Only the Prepetition IPCo Indenture Trustees, acting at the direction of Holders (as defined under the applicable Prepetition IPCo Notes Indenture) of a majority in principal amount of the total Prepetition IPCo Notes then outstanding under the applicable Prepetition IPCo Notes Indenture, may assert the IPCo 507(b) Claims against the Debtors. Notwithstanding their status as 507(b) Claims, the Prepetition IPCo Secured Parties’ Adequate Protection Claims may be satisfied in a plan of reorganization or plan of liquidation confirmed in the Chapter 11 Cases, which shall include any class including holders of more than 50% in amount of the Prepetition IPCo Secured Parties’ Adequate Protection Claims voting to accept such plan of reorganization or liquidation.

(h)    Fees and Expenses. The Debtors are authorized and directed to pay, as adequate protection, all accrued and unpaid fees and reasonable and documented disbursements

(but not success fees, transaction fees, or similar fees) incurred, whether accrued before, on, or after the Petition Date, by the legal and financial advisors to (i) the ad hoc committee of crossholder creditors (the “Ad Hoc Committee”) under the Prepetition Term Credit Agreement and Prepetition IPCo Indentures, (ii) the Prepetition ABL Agent, (iii) the Prepetition Term Agent, and (iv) the Prepetition IPCo Indenture Trustees; provided, that such payments shall be subject to the Debtors’ or any other party’s rights to seek a determination such payments should be recharacterized under section 506(b) of the Bankruptcy Code as payments of the secured portion of the applicable claims as of the Petition Date. The legal and financial advisors to the Ad Hoc Committee, the Prepetition ABL Agent, the Prepetition Term Agent, and the Prepetition IPCo Indenture Trustees shall not be required to comply with the U.S. Trustee fee guidelines; however, any time that such professionals seek payment of fees and expenses from the Debtors, each professional shall provide summary copies of its fee and expense statements or invoices (which shall not be required to contain time entries and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of such invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work-product doctrine) to the U.S. Trustee and counsel to the Committee (if appointed), contemporaneously with the delivery of such fee and expense statements to the Debtors. After delivery of a fee and expense statement or invoice, the Debtors, the U.S. Trustee, and the Committee (if appointed) shall have ten (10) days to raise an objection thereto. If an objection is timely raised, such objection shall be subject to resolution by the Court. Pending such resolution, the undisputed portion of any such fee and expense statement or invoice shall be paid promptly by the Debtors. Notwithstanding the foregoing, the Debtors are authorized and directed to pay upon entry of this Interim Order all reasonable and documented fees, costs, and out-of-pocket expenses (but not any “success”, “transaction”, or similar fees) of the legal and financial advisors to (i) the Ad Hoc Committee, (ii) the Prepetition ABL Agent, (iii) the Prepetition Term Agent, and (iv) the Prepetition IPCo Indenture Trustees incurred on or prior to such date without the need for any professional engaged by such parties to first deliver a copy of its invoice as provided for herein. No attorney or advisor to the Ad Hoc Committee, the Prepetition ABL Agent, the Prepetition Term Agent, and the Prepetition IPCo Indenture Trustees shall be required to file an interim or final application seeking compensation for services or reimbursement of expenses with the Court.

(i)    Financial Reporting. The Debtors shall concurrently deliver to the Prepetition Agents, the Prepetition IPCo Indenture Trustees, the legal and financial advisors to the Ad Hoc Committee, and the Committee (if appointed), subject to customary confidentiality provisions, all information, reports, documents, and other materials that the Debtors provide to the DIP Secured Parties pursuant to the DIP Documents, this Interim Order, and the Final Order, including Budgets.

13.    Adequate Protection Reservation. Other than with respect to the priority of the Carve-Out (as defined below), nothing herein shall impair or modify the application of section 507(b) of the Bankruptcy Code in the event that the adequate protection provided to the Prepetition Secured Parties hereunder is insufficient to compensate for any Diminution in Value, if any, of their respective interests in the Prepetition Collateral as of the Petition Date during the Chapter 11 Cases or any Successor Cases, or the Debtors’ or any party in interest’s rights to challenge such an assertion. The receipt by the Prepetition Secured Parties of the adequate protection provided herein shall not be deemed an admission that the interests of the Prepetition Secured Parties are adequately protected or that any of the Prepetition Secured Parties are entitled to other or different adequate protection. Further, this Interim Order shall not prejudice or limit the rights of the Prepetition Secured Parties to seek additional relief with respect to the use of Cash Collateral or for additional adequate protection, subject in all respects to the terms and limitations of the Intercreditor Agreements, or the Debtors’ or any party in interest’s rights to challenge such request on any basis whatsoever.

14.    Effect of Order on Adequate Protection. In the event that it is determined by a final order, which order shall not be subject to any appeal, stay, reversal, or vacatur, that (a) no Diminution in Value of any Prepetition Secured Party’s respective interests in the Prepetition Collateral as of the Petition Date has occurred, (b) such Prepetition Secured Party is determined to be undersecured, or (c) the aggregate value of postpetition interest, fees, and expenses paid to or the benefit of the Prepetition ABL Secured Parties exceeds the extent permitted by section 506(b) of the Bankruptcy Code, then in each case a party in interest shall have the right to assert that payments of Adequate Protection shall be applied toward repayment of the secured portion of the applicable Prepetition Secured Debt as is owing to such Prepetition Secured Party as of the Petition Date.

15.    Budget Maintenance. The Debtors shall use the proceeds of all borrowings under the DIP Facility and Cash Collateral in accordance with the Budget Requirement or as otherwise permitted by the DIP Documents and this Interim Order; provided that, for the avoidance of doubt, the Debtors’ authorization to use proceeds of the DIP Facility, DIP Collateral, and Cash

Collateral to satisfy obligations benefitting from the Carve Out shall in no way be subject to the Budget. The Budget annexed hereto as Schedule 1 shall constitute the initial Budget. On the first Tuesday that is four (4) full weeks after the Petition Date, and no later than the Tuesday of each fourth week thereafter (or more frequently as the Borrower may elect), the Borrower shall provide to the DIP Agent, the legal and financial advisors of the Ad Hoc Committee, and the Prepetition ABL Agent, an updated 13-week statement of the Debtors’ anticipated cash receipts and disbursements for the subsequent 13-week period (a “Proposed Budget”), which Proposed Budget shall modify and supersede any prior Budget upon the approval of the Required Lenders in their reasonable discretion (such approval not to be unreasonably withheld), in consultation with the Prepetition ABL Agent. Until the Required Lenders approve the Proposed Budget in their reasonable discretion (such approval not to be unreasonably withheld), the then-current Budget shall remain the Budget, and the DIP Lenders shall have no obligation to fund such Proposed Budget. Each Budget delivered to the DIP Agent, the legal and financial advisors to the Ad Hoc Committee and the Prepetition ABL Agent shall be accompanied by such supporting documentation as reasonably requested by such legal and financial advisors, and each Budget shall be prepared in good faith based upon assumptions the Debtors believe to be reasonable. A copy of the Budget shall be delivered to the legal and financial advisors to the Committee (if appointed) and the U.S. Trustee following such Budget’s approval.

16.    Budget and Reporting Compliance. The occurrence of a Budget Event or the Debtors’ failure to provide the reports and other information required in the DIP Credit Agreement shall constitute an Event of Default under the DIP Credit Agreement and this Interim Order, following the expiration of any applicable grace period set forth in the DIP Credit

Agreement. Contemporaneously with their delivery to the DIP Agent, all reports and information required to be provided to the DIP Agent under the DIP Credit Agreement shall be provided to the Prepetition ABL Agent.

17.    Borrowing Base; Borrowing Base Reporting. The Debtors shall deliver to the Prepetition ABL Agent, with copies to the DIP Agent, counsel to the Ad Hoc Committee, and counsel to the Committee (if appointed), a Borrowing Base Certificate (as defined in the Prepetition ABL Credit Agreement) as of the last business day of each fiscal month, promptly, but in no event later than [    ] (•) business days following the end of each fiscal month setting forth the Borrowing Base (as defined in the Prepetition ABL Credit Agreement); provided that (x) none of the Prepetition ABL Secured Parties shall be permitted to take any Reserves (whether Availability Reserves (as defined in the Prepetition ABL Credit Agreement), Inventory Reserves (as defined in the Prepetition ABL Credit Agreement) or otherwise) against the Borrowing Base that were not in place as of April 30, 2020 other than a GOB Reserve, (y) the appraisals used to calculate the Borrowing Base shall be the most recent appraisals delivered by the Debtors in accordance with the Prepetition ABL Credit Agreement as of April 30, 2020, and (z) no subsequent appraisals, valuations, or reserves (other than a GOB Reserve) shall be applied with respect to the Borrowing Base or any determination of Net Recovery Percentage (as defined in the Prepetition ABL Credit Agreement), although the Prepetition ABL Agent may obtain appraisals subsequent to the Petition Date solely for informational purposes (and such appraisals shall not affect the Borrowing Base), and the Debtors shall pay the Prepetition ABL Agent’s reasonable and documented expenses associated with obtaining such appraisals. The Debtors shall deliver the first Borrowing Base Certificate as provided herein not later than [•], 2020.

18.    “GOB Reserve” means a reserve that may be taken by the Prepetition ABL Agent, on three (3) business days’ written notice to the Debtors, the DIP Agent, and the Committee (if appointed), in its Permitted Discretion (as defined in the Prepetition ABL Credit Agreement) solely on account of Eligible Inventory (as defined in the Prepetition ABL Credit Agreement) held in stores that are permanently closed after the Petition Date and where “going out of business” sales have been commenced (each a “GOB Store”); provided that a GOB Reserve may not be taken:

(a)    before the first business day that is at least five (5) weeks after the Petition Date;

(b)    unless more than 10% of the Debtors’ aggregate store count as of the Petition Date shall have become GOB Stores after the Petition Date;

(c)    more than once per week;

(d)    for at least five (5) weeks after the commencement of a “going out of business sale” at the applicable store location; and

(e)    to reduce the Borrowing Base by more than 1000 bps per GOB Store, per week, versus Net Recovery Percentage (as defined in the Prepetition ABL Credit Agreement as modified hereby) with respect to Eligible Inventory located at a GOB Store.

19.    To the extent the Borrowing Base set forth on such Borrowing Base Certificate is less than the lesser of (a) $375,000,000 and (b) the aggregate principal amount of Revolving Credit Outstandings (as defined in the ABL Credit Agreement) (such difference, if any, the “Borrowing Base Shortfall”), the Debtors shall cause the lesser of (x) such Borrowing Base Shortfall and (y) $20,000,000 to be deposited in a segregated account (the “Borrowing Base

Account”) established by the Debtors on or within two (2) business days of delivery of such Borrowing Base Certificate, as additional adequate protection for the Prepetition ABL Lenders, which Borrowing Base Account and all funds held in the Borrowing Base Account, if any, shall be ABL Priority Collateral but not DIP Collateral (but DIP Collateral shall include the Debtors’ reversionary interest in such funds); provided, further, that (x) funds held in the Borrowing Base Account shall be added to the Borrowing Base and (y) the Debtors may withdraw funds held in the Borrowing Base Account to the extent of any reduction in the Borrowing Base Shortfall as set forth by any subsequent Borrowing Base Certificate delivered as provided herein.

20.    Modification of Automatic Stay. The automatic stay imposed under section 362(a)(2) of the Bankruptcy Code is hereby modified as necessary to effectuate all of the terms and provisions of this Interim Order, including, without limitation, to (a) permit the Debtors to grant the DIP Liens, Adequate Protection Liens, DIP Superpriority Claims, and 507(b) Claims; (b) permit the Debtors to perform such acts as the DIP Agent, the Prepetition ABL Agent, the Prepetition Term Agent, and the Prepetition IPCo Indenture Trustees each may reasonably request to assure the perfection and priority of the liens granted herein; (c) permit the Debtors to incur all liabilities and obligations to the DIP Agent, DIP Lenders, and Prepetition Secured Parties under the DIP Documents, the DIP Facility, and this Interim Order, as applicable; and (d) authorize the Debtors to pay, and the DIP Agent, the DIP Lenders, and the Prepetition Secured Parties to retain and apply, payments made in accordance with the terms of this Interim Order.

21.    Perfection of DIP Liens and Adequate Protection Liens. This Interim Order shall be sufficient and conclusive evidence of the creation, validity, perfection, and priority of all liens granted herein, including the Carve Out, the DIP Liens and the Adequate Protection Liens,

without the necessity of filing or recording any financing statement, mortgage, notice, or other instrument or document which may otherwise be required under the law or regulation of any jurisdiction or the taking of any other action (including, for the avoidance of doubt, entering into any deposit account control agreement) to validate or perfect (in accordance with applicable non-bankruptcy law) the DIP Liens or the Adequate Protection Liens or to entitle the DIP Agent, the DIP Lenders, and the Prepetition Secured Parties to the priorities granted herein. Notwithstanding the foregoing, each of the DIP Agent, the Prepetition ABL Agent, the Prepetition Term Agent, and the Prepetition IPCo Indenture Trustees is authorized to file or record, as it in its sole discretion deems necessary or advisable, such financing statements, security agreements, mortgages, notices of liens, and other similar documents to perfect its respective liens in accordance with applicable non-bankruptcy law, and all such financing statements, mortgages, notices, and other documents shall be deemed to have been filed or recorded as of the Petition Date; provided, however, that no such filing or recordation shall be necessary or required in order to create or perfect the DIP Liens or the Adequate Protection Liens. The Debtors are authorized and directed to execute and deliver, promptly upon demand to the DIP Agent, the Prepetition ABL Agent, the Prepetition Term Agent, and the Prepetition IPCo Indenture Trustees, all such financing statements, mortgages, notices, and other documents as the DIP Agent, the Prepetition ABL Agent, the Prepetition Term Agent, or the Prepetition IPCo Indenture Trustees, as applicable, may reasonably request. Each of the DIP Agent, the Prepetition ABL Agent, the Prepetition Term Agent, and the Prepetition IPCo Indenture Trustees, in its discretion, may file a photocopy of this Interim Order as a financing statement with any filing or recording office or with any registry of deeds or similar office, in addition to or in lieu of such financing statements, notices of lien, or similar instrument, and all applicable officials are hereby directed to accept a photocopy of this Interim Order for filing or recordation for such purpose. To the extent the Prepetition ABL Agent, the Prepetition Term Agent, the Prepetition IPCo New Money Notes Indenture Trustee, or the Prepetition IPCo Exchange Notes Indenture Trustee is the secured party under any security agreement, mortgage, landlord waiver, credit card processor notices or agreements, bailee letters, custom broker agreements, financing statement, account control agreements, or any other Prepetition Documents or is listed as loss payee or additional insured under any of the Debtors’ insurance policies, the DIP Agent shall also be deemed without any further action to be the secured party or the loss payee or additional insured, as applicable, under such documents. The Prepetition ABL Agent, the Prepetition Term Agent, and the Prepetition IPCo Indenture Trustees, as applicable, shall serve as agents for the DIP Agent for purposes of perfecting the DIP Liens on all DIP Collateral that is of a type such that, without giving effect to the Bankruptcy Code and this Interim Order, perfection of a lien thereon may be accomplished only by possession or control by a secured party.

22.    Protections of Rights of DIP Agent, DIP Lenders and Prepetition Secured Parties.

(a)    Unless the Required Lenders shall have provided their prior written consent, or all DIP Obligations (excluding contingent indemnification obligations for which no claim has been asserted) have been indefeasibly paid in full in cash and the lending commitments under the DIP Facility have terminated, the entry of any order in these Chapter 11 Cases shall be an Event of Default for purposes of the DIP Credit Agreement if such order authorizes any of the following (unless such order provides for the simultaneous satisfaction of such obligations): (i) the obtaining of credit or the incurrence of indebtedness that is secured by a security, mortgage, or collateral interest or other lien on all or a portion of the DIP Collateral or that is entitled to administrative priority with a value in excess of $500,000 in the aggregate that are superior to or pari passu with the DIP Liens, the DIP Superpriority Claims, the Prepetition Liens, the Adequate Protection Liens, or the 507(b) Claims except as expressly set forth in this Interim Order or the DIP Documents; (ii) the use of Cash Collateral for any purpose other than as permitted pursuant to the Budget Requirement, the DIP Documents, and this Interim Order; provided that Debtors’ rights to seek to use Cash Collateral on a non-consensual basis after the Cash Collateral Termination Date are fully reserved; or (iii) any modification of any of the DIP Agent’s, any DIP Lender’s, or any Prepetition Secured Party’s rights under this Interim Order, the DIP Documents, or the Prepetition Documents with respect any DIP Obligations or Prepetition Obligations except as specifically provided herein.

(b)    The Debtors (and/or their legal and financial advisors in the case of clauses (ii) through (iv) below) will, whether or not the DIP Obligations (excluding contingent indemnification obligations for which no claim has been asserted) have been indefeasibly paid in full in cash, (i) use commercially reasonable efforts to maintain books, records, and accounts to the extent and as required by the DIP Documents and the Prepetition Documents (and subject to the applicable grace periods set forth therein); (ii) reasonably cooperate with, consult with, and provide to the DIP Agent (solely in its capacity as such) all such information and documents that any or all of the Debtors are obligated (including upon reasonable request by the DIP Agent) to provide under the DIP Documents or the provisions of this Interim Order; and (iii) permit the DIP Agent and the Prepetition ABL Agent, the Prepetition Term Agent, and the Prepetition IPCo Indenture Trustees to consult with the Debtors’ management and advisors on matters concerning the Debtors’ businesses, financial condition, operations, and assets in each case during regular business hours and commercially reasonable advance notice.

23.    Credit Bidding. In connection with any sale process authorized by the Court, whether effectuated through sections 363, 725, or 1123 of the Bankruptcy Code, the DIP Agent (or its designee) at the direction of the Required Lenders, the DIP Lenders, and, subject to entry of the Final Order, the Prepetition Term Agent (or its designee), at the direction of the Required Term Lenders, and the Prepetition IPCo Indenture Trustees, may credit bid up to the full amount of the outstanding DIP Obligations or the relevant Prepetition Obligations, as applicable, in each case including any accrued and unpaid interest, expenses, fees, and other obligations for their respective priority collateral (each such bid, a “Credit Bid”) pursuant to section 363(k) of the Bankruptcy Code, subject in each case to the Intercreditor Agreements.

24.    Proceeds of Subsequent Financing. If the Debtors, any trustee, any examiner with expanded powers, or any responsible officer subsequently appointed in these Cases or any Successor Cases shall obtain credit or incur debt pursuant to sections 364(b), 364(c), 364(d) of the Bankruptcy Code in violation of the DIP Documents or this Interim Order at any time prior to the indefeasible repayment in full of all DIP Obligations and the termination of the DIP Agent’s and DIP Lenders’ obligation to extend credit under the DIP Facility, including subsequent to the confirmation of any plan with respect to any or all of the Debtors (if applicable), then all the cash proceeds derived from such credit or debt shall immediately be turned over to the DIP Agent to be applied in accordance with this Interim Order and the DIP Documents.

25.    Maintenance of DIP Collateral. Until the indefeasible payment in full of all DIP Obligations, all Prepetition Obligations, and the termination of the DIP Lenders’ obligation to extend credit under the DIP Facility, the Debtors shall (a) insure the DIP Collateral as required under the DIP Facility or the Prepetition Documents, as applicable; and (b) maintain the cash management system in effect as of the Petition Date, as modified by any order entered by the Court.

26.    Termination Dates. Subject to the Carve-Out in all respects, (a) on the DIP Termination Date (as defined below), subject to the Carve-Out (as defined below), all DIP Obligations shall be immediately due and payable, all commitments to extend credit under the DIP Facility will terminate, other than as required in paragraph [41] with respect to the Carve-Out (as defined below); and (b) on the Cash Collateral Termination Date (as defined below) all authority to use Cash Collateral shall cease, provided, however, that (x) during the Remedies Notice Period, the Debtors may use Cash Collateral (i) solely to pay expenses necessary to avoid immediate and irreparable harm to the Debtors’ estates, in accordance with the Budget Requirement; (ii) to satisfy obligations benefitting from the Carve Out without regard to whether or not a Budget Event would be triggered, and (iii) as otherwise agreed by the DIP Agent, acting at the direction of the Required Lenders, and (y) the Debtors’ rights to seek to use Cash Collateral on a non-consensual basis after the Cash Collateral Termination Date are fully reserved; and (c) upon occurrence of a Termination Date, the Debtors may otherwise exercise rights and remedies under the DIP Documents in accordance with this Interim Order.

27.    Events of Default. The occurrence and continuation of any of the following events, unless waived by the Required Lenders in writing and in accordance with the terms of the DIP Credit Agreement, shall constitute an event of default (collectively, the “Events of Default”) under this Interim Order: (a) the failure of the Debtors to perform, in any respect, any of the terms, provisions, conditions, covenants, or obligations under this Interim Order, subject to a three business day cure period following receipt of notice (if such failure is capable of being cured); (b) the occurrence of an “Event of Default” as defined in the DIP Credit Agreement; or (c) delivery of an ABL Cash Collateral Termination Declaration (as defined herein).

28.    DIP Case Milestones. The occurrence an Event of Default under Section 8.01(c) of the DIP Credit Agreement of the DIP Credit Agreement, unless waived by the Required Lenders in writing and in accordance with the terms of the DIP Credit Agreement, shall, (a) constitute an Event of Default under each of (i) the DIP Credit Agreement and (ii) this Interim Order; (b) subject to the expiration of the Remedies Notice Period, result in the automatic termination of the Debtors’ authority to use Cash Collateral under this Interim Order except as otherwise provided herein; and (c) permit the DIP Agent, subject to the terms of paragraph [31], to exercise the rights and remedies provided for in this Interim Order and the DIP Documents.

29.    Termination Date; Remedies. (a) Subject to any applicable notice and cure period under the DIP Documents and/or this Interim Order, while (x) any Event of Default (as defined in the DIP Credit Agreement) (in the case of the subsequent subclause (a)) or (y) any Event of Default (in the case of the subsequent subclause (b)), in each case, has occurred and is continuing, following the Debtors’ receipt of notice, notwithstanding the provisions of section 362 of the Bankruptcy Code, without any application, motion or notice to, hearing before, or order of the Court, but subject to the terms of this Interim Order, (i) the DIP Agent, acting at the direction of the Required Lenders, may declare in accordance with Section 8.02 of the DIP Credit Agreement (w) the Commitments (as defined in the DIP Credit Agreement) of each DIP Lender to be terminated, (x) the unpaid principal amount of all outstanding DIP Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable under the DIP Documents to be immediately due and payable, (y) subject to the Carve-Out, termination of the DIP Facility and the DIP Documents as to any future obligation of the DIP Agent and the DIP Lenders, without affecting any of the DIP Liens or the DIP Obligations, or the post-petition administrative superpriority claim status of the DIP Obligations, and (z) that the application of the Carve-Out (as defined below) has occurred through the delivery of the Carve-Out Trigger Notice (as defined below) to the Debtors (any such declaration shall be referred to as a “DIP Termination Declaration” and the date on which a DIP Termination Declaration is delivered shall be referred to as the “DIP Termination Date”) and (ii) the DIP Agent, acting at the direction of the Required Lenders, may declare a termination, reduction or restriction of the Debtors’ ability to use any Cash Collateral derived solely from the proceeds of DIP Collateral or that constitutes Cash Collateral as of the Petition Date (any such declaration shall be referred to as a “DIP Cash Collateral Termination Declaration” and the date on which either a DIP Cash Collateral Termination Declaration or an ABL Cash Collateral Termination Declaration is delivered shall be referred to as the “Cash Collateral Termination Date”; the Cash Collateral Termination Declaration and the DIP Termination Declaration are each a “Termination Declaration”; the Cash Collateral Termination Date and the DIP Termination Date are each a “Termination Date”); and (b) upon the occurrence and during the continuation of an ABL Cash Collateral Termination Event, the Prepetition ABL Agent, may declare a termination, reduction, or restriction of the Debtors’ ability to use Cash Collateral (any such declaration shall be referred to as an “ABL Cash Collateral Termination Declaration”).

30.    A Termination Declaration shall be given by electronic mail (or other electronic means) to counsel to the Debtors, counsel to a Committee (if appointed), counsel to the DIP Agent (solely with respect to an ABL Cash Collateral Termination Declaration) counsel to the Prepetition ABL Agent (other than with respect to an ABL Cash Collateral Termination Declaration), counsel to the Prepetition Term Agent, counsel to the Prepetition IPCo Indenture Trustees, counsel to the Ad Hoc Committee, and the U.S. Trustee.

31.    The automatic stay is hereby modified so that five (5) business days after the date a Termination Declaration is delivered (such five (5) business day period, the “Remedies Notice Period”), the DIP Agent, acting at the direction of the Required Lenders, shall be entitled to exercise its applicable rights and remedies in accordance with the DIP Documents and this Interim Order, subject in all respects to the Carve-Out (as defined below) except as otherwise ordered by the Court. During the Remedies Notice Period, the Debtors and/or a Committee (if appointed) shall be entitled to seek an emergency hearing from the Court for the sole purpose of contesting whether an Event of Default (hereunder and/or under the DIP Credit Agreement) or an ABL Cash Collateral Termination Event has occurred and/or is continuing and seeking to use the Cash Collateral on a non-consensual basis, and upon and after delivery of the Termination Notice, each of the DIP Agent, acting at the direction of the Required Lenders, and the Prepetition ABL Agent consent to such emergency hearing being heard on an expedited basis.

32.    Unless the Court orders otherwise during the Remedies Notice Period, the automatic stay shall automatically be terminated at the end of the Remedies Notice Period without further notice or order as to the DIP Agent and the DIP Lenders, subject to the Carve-Out (as defined below). Upon expiration of the Remedies Notice Period, the DIP Agent and any liquidator or other professional will have the right to access and utilize, at no cost or expense, any trade names, trademarks, copyrights, or other intellectual property of the Debtors to the extent necessary or appropriate in order to sell, lease, or otherwise dispose of any of the DIP Collateral, including pursuant to any Court-approved sale process.

33.    ABL Cash Collateral Termination Event. An “ABL Cash Collateral Termination Event” shall mean:

(c)    the Final Order shall not have been entered on or within forty-five (45) days from the Petition Date;

(a)    an Event of Default (as defined in the DIP Credit Agreement) that occurred and is continuing and has not been waived under the DIP Credit Agreement within (5) days’ notice thereof and for which a forbearance is not in place under the DIP Credit Agreement;

(b)    delivery of a Termination Declaration by the DIP Agent;

(c)    one or more of the DIP Lenders have defaulted under their funding obligations as required under the DIP Credit Agreement, and such default has not been cured after written notice thereof, as determined by a final order of the Court not subject to appeal;

(d)    the Debtors shall have (i) failed to pay their monetary obligations under paragraph [12(c)] [ref: pospetition interest)] or paragraph 19 [ref: Borrowing Base Shortfall] within two (2) business days of their respective due dates or (ii) otherwise failed to perform with respect to their adequate protection obligations in favor of the Prepetition Secured Parties to the extent required under this Interim Order after five (5) business days from receipt of written notice from the Prepetition ABL Agent and an opportunity to cure;

(e)    the Debtors shall have filed a motion or pleading with the Court to modify this Interim Order in a manner adverse to Prepetition ABL Secured Parties and such motion shall not have been withdrawn after five (5) business days written notice thereof;

(f)    other than with respect to the Debtor Reserved Claims set forth at Paragraph F(v)(a)(i), the Debtors’ attempt to invalidate, reduce, or otherwise impair the Prepetition ABL Liens or the Prepetition ABL Obligations, in each case pursuant to a pleading filed with the Court that is not withdrawn after three (3) business days’ notice thereof; and/or

(g)    the entry of an order (i) appointing a trustee, receiver, or examiner with expanded powers with respect to any of the Debtors; (ii) dismissing any of the Debtors’ chapter 11 cases; or (iii) converting any of the Debtors’ cases to cases under chapter 7 of the Bankruptcy Code, in each case where such order has become a final order not subject to appeal.

34.    Good Faith Under Section 364(e) of the Bankruptcy Code; No Modification or Stay of this Interim Order. Based on the findings set forth in this Interim Order and the record made during the Interim Hearing, and in accordance with section 364(e) of the Bankruptcy Code, in the event any or all of the provisions of this Interim Order are hereafter modified, amended, or vacated by a subsequent order of this Court or any other court of competent jurisdiction, the DIP Agent, the DIP Lenders, and Prepetition Secured Parties are entitled to the protections provided in section 364(e) of the Bankruptcy Code. Any such modification, amendment, or vacatur shall not affect the validity and enforceability of any advances previously made or made hereunder, or lien, claim, or priority authorized or created hereby.

35.    Payment of Fees and Expenses. The Debtors are authorized and directed to pay all reasonable and documented prepetition and postpetition fees and out-of-pocket expenses

(but not “success”, “transaction”, or similar fees), of the legal and financial advisors to the DIP Agent and the legal and financial advisors to the Ad Hoc Committee, the members of which constitute DIP Lenders, in connection with the DIP Facility, as provided in the DIP Documents. Professionals of the DIP Agent and the Ad Hoc Committee shall not be required to comply with the U.S. Trustee fee guidelines; however, any time that such professionals seek payment of fees and expenses from the Debtors, each professional shall provide summary copies of its fee and expense statements or invoices (which shall not be required to contain time entries and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of such invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work-product doctrine) to the U.S. Trustee and counsel to the Committee (if appointed) contemporaneously with the delivery of such fee and expense statements to the Debtors. After delivery of a fee and expense statement or invoice, the Debtors, the U.S. Trustee, and the Committee (if appointed) shall have ten (10) days to raise an objection thereto. If an objection is timely raised, such objection shall be subject to resolution by the Court. Pending such resolution, the undisputed portion of any such fee and expense statement or invoice shall be paid promptly by the Debtors. Notwithstanding the foregoing, the Debtors are authorized and directed to pay upon entry of this Interim Order all reasonable and documented fees, costs, and out-of-pocket expenses of legal and financial advisors to the DIP Agent provided for in the DIP Credit Agreement incurred on or prior to such date without the need for any professional engaged by the DIP Agent or the DIP Lenders to first deliver a copy of its invoice as provided for herein. No attorney or advisor to the DIP Agent or Ad Hoc Committee shall be required to file an application seeking compensation for services or reimbursement of expenses with the Court. Any and all fees, costs, and expenses paid prior to the Petition Date by any of the Debtors to the (i) DIP Agent or DIP Lenders in connection with the DIP Facility, (ii) Prepetition Secured Parties in connection with the Chapter 11 Cases, and (iii) legal and financial advisors to the Ad Hoc Committee, the members of which constitute DIP Lenders, are hereby approved in full. For the avoidance of doubt, the fees set forth in any engagement letter executed by any of the Debtors prior to the Petition Date with any of the legal or financial advisors to the Ad Hoc Committee shall be deemed reasonable for all purposes under this Order, including, without limitation, under paragraph 12(h) hereof and this paragraph 35.

36.    Indemnification. To the extent provided by the DIP Credit Agreement, the Debtors shall, jointly and severally, indemnify and hold harmless the DIP Agent, each of the DIP Lenders, and each of their respective affiliates, officers, directors, fiduciaries, employees, agents, advisors, attorneys and representatives from and against all losses, claims, liabilities, damages, and expenses (including out-of-pocket fees and disbursements of counsel) in connection with any investigation, litigation or proceeding, or the preparation of any defense with respect thereto, arising out of or relating to the DIP Facility or the transactions contemplated in the DIP Credit Agreement or the other DIP Documents.

37.    Proofs of Claim. The DIP Agent, the DIP Lenders, and the Prepetition Secured Parties will not be required to file proofs of claim in any of the Chapter 11 Cases or Successor Cases for any claim allowed herein. Notwithstanding any order entered by the Court in relation to the establishment of a bar date in any of the Chapter 11 Cases or Successor Cases to the contrary, each of the Prepetition ABL Agent, the Prepetition Term Agent, the Prepetition IPCo

New Money Notes Indenture Trustee and the Prepetition IPCo Exchange Notes Indenture Trustee is hereby authorized and entitled, in its sole discretion, to file a single consolidated master proof of claim on behalf of the Prepetition ABL Secured Parties, the Prepetition Term Secured Parties, the Prepetition IPCo New Money Notes Secured Parties, and the Prepetition IPCo Exchange Notes Secured Parties, as applicable, in each of the Chapter 11 Cases or Successor Cases, and such master proof of claim shall constitute the filing of a proof of claim. Any proof of claim filed by Prepetition ABL Agent, the Prepetition Term Agent, the Prepetition IPCo New Money Notes Indenture Trustee, or the Prepetition IPCo Exchange Notes Indenture Trustee shall be deemed to be in addition to and not in lieu of any other proof of claim that may be filed by any of the Prepetition ABL Secured Parties, the Prepetition Term Secured Parties, the Prepetition IPCo New Money Notes Secured Parties, and the Prepetition IPCo Exchange Notes Secured Parties, respectively. The provisions of this paragraph [37] and each master proof of claim are intended solely for the purpose of administrative convenience and shall not affect the right of each Prepetition Secured Party (or its successors in interest) to vote separately on any plan proposed in these Chapter 11 Cases or to assert that the amount of its claim is different from that set forth on the applicable master proof of claim. The master proofs of claim shall not be required to attach any instruments, agreements or other documents evidencing the obligations owing by each of the Debtors to the applicable Prepetition Secured Parties, which instruments, agreements or other documents will be provided upon written request to counsel to the applicable Prepetition Secured Party.

38.    Professional Fees Account. The Debtors shall (i) contemporaneously with the initial funding of the Loans, transfer cash proceeds from the DIP Facility in an amount equal to the total budgeted weekly Professional Fees for the first two weekly periods set forth in the Budget and (ii) thereafter on a weekly basis transfer cash proceeds from the DIP Facility or cash on hand in an amount equal to the total budgeted weekly Professional Fees for the next unfunded week set forth in the Budget, in each case into a segregated account not subject to the control of the DIP Agent, any DIP Lender, or any Prepetition Secured Party (the “Professional Fees Account”).

39.    The Debtors shall cause funds held in the Professional Fees Account to be used to pay Professional Fees as they become allowed and payable pursuant to any interim or final orders of the Bankruptcy Court or otherwise; provided that when all allowed Professional Fees have been paid in full (regardless of when such Professional Fees are allowed by the Bankruptcy Court), any funds remaining in the Professional Fees Account shall revert to the Debtors for use in accordance with the DIP Credit Agreement and this Interim Order; provided further that the Debtors’ obligations to pay allowed Professional Fees shall not be limited or be deemed limited to funds held in the Professional Fees Account.

40.    The Professional Fees Account, and all funds held in the Professional Fees Account, shall be held in trust exclusively for the benefit the Professional Persons (as defined below), including with respect to obligations arising out of the Carve-Out. Funds transferred to the Professional Fees Account shall not be subject to any liens or claims granted to the DIP Lenders or to any other party pursuant to this Interim Order (whether on account of adequate protection, Diminution in Value, or otherwise), shall not constitute Collateral, Cash Collateral, or DIP

Collateral, and shall not be or be deemed to be property of any Debtor’s estate; provided that the DIP Collateral shall include the Debtors’ reversionary interest in funds held in the Professional Fees Account, after all Professional Fees have been indefeasibly paid in full in cash (regardless of when such Professional Fees are allowed by the Court.

41.    Carve-Out.

(a)    As used in this Interim Order, the term “Carve-Out” means the sum of: (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 4001(c)(1)(B) 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim or final compensation order, all unpaid fees and expenses (including transaction fees or success fees) incurred by persons or firms retained by the Debtors pursuant to section 327, 328 or 363 of the Bankruptcy Code (collectively, the “Debtor Professionals”) and any official committee of unsecured creditors (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons” and such fees and expenses of the Professional Persons, the “Professional Fees”) appointed in the Cases pursuant to section 1103 of the Bankruptcy Code at any time before or on the first business day after delivery by the DIP Agent of a Carve-Out Trigger Notice (defined below) including success or transaction fees earned by or payable to a Professional Person, whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Trigger Notice (as defined below) and without regard to whether such fees and expenses are provided for in the Budget; and (iv) allowed Professional Fees incurred after the first Business

Day following delivery by the DIP Agent of the Carve-Out Trigger Notice (as defined below), to the extent allowed at any time, whether by interim order, procedural order or otherwise in an aggregate amount not to exceed $6,000,000 with respect to Professional Persons (the amount set forth in this clause (iv) being the “Post-Carve-Out Trigger Notice Cap”).

(b)    For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent, acting at the direction of the Required Lenders (or, following the satisfaction in full of all DIP Obligations, the Prepetition Agents and Prepetition IPCo Trustees, upon appropriate direction in accordance with the applicable underlying documents) to the Debtors, their lead restructuring counsel (Weil, Gotshal & Manges LLP), counsel to the Ad Hoc Committee (Milbank LLP), the U.S. Trustee, and lead counsel to the Committee (if any), which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the obligations under the DIP Facility (or, following a DIP Repayment, any occurrence that would constitute an Event of Default hereunder) or the occurrence of the Maturity Date (as defined in the DIP Credit Agreement), stating that the Post-Carve-Out Trigger Notice Cap has been invoked.

(c)    On the day on which a Carve-Out Trigger Notice is received by the Loan Parties, the Carve-Out Trigger Notice shall constitute a demand to the Debtors to utilize all cash on hand (including cash contained in the DIP Funding Account (as defined in the DIP Credit Agreement)) to fund a cash reserve in an amount equal to all obligations benefitting from the Carve-Out. The Debtors will deposit and hold such amounts in a segregated account outside the control of any DIP Lender or any Prepetition Secured Party exclusively to pay such obligations (the “Carve-Out Reserve Account”), provided that the Carve-Out Reserve Account may be the Professional Fees Account.

(d)    For the avoidance of doubt, to the extent that Professional Fees and expenses of the Professional Persons have been incurred by the Debtors at any time before or on the first business day after delivery by the DIP Agent (or, following a DIP Repayment, the Prepetition Agents and Prepetition IPCo Indenture Trustees) of a Carve-Out Trigger Notice but have not yet been allowed by the Bankruptcy Court on the date that the DIP Agent (or, following a DIP Repayment, the Prepetition Agents and Prepetition IPCo Indenture Trustees) delivers a Carve-Out Trigger Notice, such Professional Fees and expenses of the Professional Persons shall benefit in all respects from the Carve-Out, regardless of whether such fees are allowed by the Bankruptcy Court pursuant to an interim order, final order, or otherwise entered before or after delivery of the Carve-Out Trigger Notice.

(e)    Following delivery of a Carve-Out Trigger Notice, the DIP Agent shall deposit into the Carve-Out Reserve Account any and all cash swept or foreclosed upon (including cash received as a result of the sale or other disposition of any assets) until the Carve-Out Reserve Account has been fully funded in an amount equal to all obligations benefiting from the Carve-Out regardless of whether such obligations have been allowed by the Bankruptcy Court (pursuant to an interim order, final order, or otherwise) as of such date. Notwithstanding anything to the contrary herein or in the DIP Documents, following delivery of a Carve-Out Trigger Notice, the DIP Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve-Out Reserve Account has been fully funded in an amount equal to all obligations benefiting from the Carve-Out. Further, notwithstanding anything to the contrary herein, (i) disbursements by the Debtors from the

Carve-Out Reserve Account shall not constitute DIP Loans, (ii) the failure of the Carve-Out Reserve Account to satisfy in full the Professional Fees shall not affect the priority of the Carve-Out, and (iii) in no way shall the Carve-Out, the Professional Fees Account or the Budget Requirement, or any of the foregoing be construed as a cap or limitation on the amount of the Professional Fees that may be allowed by the Bankruptcy Court and payable by the Debtors and their estates at any time (whether by interim order, final order, or otherwise).

(f)    For the avoidance of doubt and notwithstanding anything to the contrary herein or in the DIP Documents, the Carve-Out shall be senior to all liens and claims with respect to the Debtors’ estates, including all liens securing and all claims on account of the DIP Facility, any adequate protection liens, and superpriority claims (whether granted on account of the DIP Facility, as adequate protection, or otherwise), and any and all other liens and claims. For the avoidance of doubt, if a DIP Repayment occurs or the DIP Facility is otherwise terminated, the DIP Order shall remain in full force and effect, including with respect to the Debtors’ use of Cash Collateral, the Carve-Out, the Carve-Out Reserve Account, and all related provisions in respect thereof, and the Prepetition Agents and Prepetition IPCo Indenture Trustees shall assume any rights and obligations that the DIP Agent previously had with respect to the Carve-Out and the Carve-Out Reserve Account.

42.    No Direct Responsibility for Fees or Disbursements. Subject to any of the DIP Agent’s, DIP Lenders’, or Prepetition Secured Parties’ obligations with respect to the Carve-Out, none of the DIP Agent, the DIP Lenders, or the Prepetition Secured Parties shall be (i) responsible for the direct payment or reimbursement of any fees or disbursements of any Professional Persons incurred in connection with the Chapter 11 Cases or any Successor Cases, or

(ii) obligated in any way to compensate, or to reimburse expenses of, any Professional Persons or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

43.    Limitations on Use of DIP Proceeds, Cash Collateral, and Carve-Out. No proceeds of the DIP Facility, the DIP Collateral, or the Prepetition Collateral, in each case, including Cash Collateral may be used in connection with (a) except to contest the occurrence of an Event of Default (hereunder or under the DIP Credit Agreement) or an ABL Cash Collateral Termination Event, or to seek the non-consensual use of Cash Collateral following the commencement of the Remedies Notice Period, preventing, hindering, or delaying any of the DIP Agent’s or the DIP Lenders’ realization upon any of the DIP Collateral or enforcement of any of their respective rights thereto in accordance with paragraph [31]; (b) for any purpose that is prohibited under this Interim Order, the Final Order (when entered), the DIP Documents, or the Bankruptcy Code; (c) to prosecute or finance in any way any adversary action, suit, arbitration, proceeding, application, motion, or other litigation of any type adverse to the interests of any or all of the DIP Agent, the DIP Lenders, or the Prepetition Secured Parties, any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, or employees, or their respective rights and remedies under DIP Documents, the Interim Order, the Final Order (when entered), or the Prepetition Documents, including, without limitation, any actions under chapter 5 of the Bankruptcy Code, section 724(a) of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code or applicable state law equivalents; (d) for the payment of fees, expenses, interest, or principal under the Prepetition Documents (in each case, other than payments on account of the Adequate Protection Obligations or required by this Interim Order); (e) unless the Exit Conversion occurs, to make any distribution under a plan of reorganization confirmed in the Chapter 11 Cases that does not provide for the indefeasible payment of the DIP Loans in full and in cash; (f) except as permitted by the Budget Requirement, to make any payment in settlement of any claim, action, or proceeding in excess of $500,000 in the aggregate without the prior written consent of the DIP Agent, acting at the direction of the Required Lenders; (g) [reserved]; (h) incurring Indebtedness (as defined in the DIP Credit Agreement), except to the extent permitted under the DIP Credit Agreement or this Interim Order; (i) seeking to amend or modify any of the rights granted to the DIP Agent, the DIP Lenders, or the Prepetition Secured Parties under this Interim Order, the DIP Documents, or the Prepetition Documents; (j) seeking to subordinate, recharacterize, disallow, or avoid the DIP Obligations or the Prepetition Obligations, other than seeking a determination (i) that payments provided on account of adequate protection should be recharacterized under section 506(b) of the Bankruptcy Code as payments on account of the secured portion of the Prepetition Secured Facilities and (ii) as to the value of collateral securing the Prepetition Secured Facilities as of the Petition Date; (k) [reserved]; or (l) to pay allowed fees and expenses, in an amount in excess of $50,000 in the aggregate (the “Investigation Budget Amount”), incurred by Committee Professionals (if a Committee is appointed), in investigating (but not prosecuting or challenging) the validity, enforceability, perfection, priority, or extent of the Prepetition Liens (the “Investigation”) before the Challenge Deadline (as defined below); provided that the foregoing shall not limit or be deemed to limit in any way the Debtors’ authority to (x) seek a determination (i) that payments provided on account of adequate protection should be recharacterized under section 506(b) of the Bankruptcy Code as payments on account of the secured portion of the Prepetition Secured Facilities and (ii) as to the value of collateral securing the Prepetition Secured Facilities as of the Petition Date; and (y) to satisfy obligations benefitting from the Carve Out, in each case incurred by Professional Persons retained by the Debtors. Except with respect to the Committee’s Investigation Budget Amount, any Professional Fees incurred by or on behalf of Committee Professionals in connection with any of the activities described in this paragraph 43 shall not constitute an allowed administrative expense claim for purposes of section 1129(a)(9)(A) of the Bankruptcy Code.

44.    Effect of Stipulations on Third Parties.

(a)    Generally. The Debtors’ Stipulations set forth in paragraph F of this Interim Order shall be binding on the Debtors and any successor thereto (including, without limitation, any chapter 7 or chapter 11 trustee appointed or elected for any of the Debtors) upon entry of this Interim Order. The Stipulations shall also be binding on all creditors and all other parties in interest and all of their respective successors and assigns, including, without limitation, a Committee (if appointed), unless, and solely to the extent that, a party in interest with standing and requisite authority (i) has timely commenced an appropriate proceeding or contested matter required under the Bankruptcy Code and Bankruptcy Rules, including, without limitation, as required pursuant to Part VII of the Bankruptcy Rules (in each case subject to the limitations set forth in this paragraph 44) (A) objecting to or challenging the amount, validity, or enforceability of the Prepetition Obligations or the perfection or priority of the Prepetition Liens or (B) otherwise asserting or prosecuting any action for preferences, fraudulent conveyances, other avoidance power claims or any other claims, counterclaims or causes of action, objections, contests or defenses against the Prepetition Secured Parties or any of such parties’ affiliates, representatives, attorneys or advisors in connection with matters related to the Prepetition Documents, the Prepetition Secured Debt, and the Prepetition Collateral (each such proceeding or contested matter, a “Challenge”) by no later than (a) for a Committee (if appointed), sixty (60) days from its formation or (b) for all other parties in interest (excluding the Debtors), seventy-five (75) days following the entry of the Interim Order (the “Challenge Deadline”), as such deadline may be extended in writing from time to time in the sole discretion of the Prepetition ABL Agent (with respect to the Prepetition ABL Liens and Prepetition ABL Obligations), the Prepetition Term Agent, acting at the direction of the Required Term Lenders (with respect to the Prepetition Term Liens and Prepetition Term Obligations), and the Prepetition IPCo Indenture Trustees (with respect to the Prepetition IPCo Liens and Prepetition IPCo Notes Obligations) or by this Court for good cause shown pursuant to an application filed by a party in interest prior to the expiration of the Challenge Deadline, and (ii) this Court enters judgment in favor of the plaintiff or movant in any such timely and properly commenced Challenge and any such judgment has become a final judgment that is not subject to any further review or appeal, and then only to the extent of any such final judgment.

(b)    Binding Effect. To the extent no Challenge is timely and properly commenced by the Challenge Deadline, or to the extent such Challenge does not result in a final and non-appealable judgment or order that is inconsistent with any of the Debtors’ Stipulations, then, without further notice, motion, or application to, order of, or hearing before, this Court and without the need or requirement to file any proof of claim, the Debtors’ Stipulations shall, pursuant to this Interim Order, become irrevocably binding on any person, entity, or party in interest in the Chapter 11 Cases, as well as their successors and assigns, and in any Successor Case for all purposes and shall not be subject to further challenge or objection. Notwithstanding anything to the contrary herein, if any Challenge is properly and timely commenced by a party in interest, the

Debtors’ Stipulations shall nonetheless remain binding on all other parties in interest. To the extent any Challenge is timely and properly commenced, the Prepetition Secured Parties shall be entitled to, as adequate protection, payment of the related costs and expenses, including, but not limited to, reasonable attorneys’ fees, incurred in defending themselves against any Challenge; provided that, any such fees shall be subject to recharacterization in the event a Challenge is granted pursuant to a final order not subject to appeal.

45.    No Third-Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder, or any direct, indirect, or incidental beneficiary.

46.    Section 506(c) Claims. Subject to entry of the Final Order with respect to parties other than the DIP Agent and the DIP Lenders, and except to the extent of the Carve-Out, no costs or expenses of administration that have been or may be incurred in the Chapter 11 Cases at any time shall be charged against the DIP Agent, the DIP Lenders, the Prepetition ABL Agent, the Prepetition ABL Secured Parties; Prepetition Term Agent, the Prepetition Term Lenders, the Prepetition IPCo Indenture Trustees, the Prepetition IPCo Noteholders, the DIP Collateral, or the Prepetition Collateral pursuant to sections 105 or 506(c) of the Bankruptcy Code, or otherwise, without the prior written consent of the DIP Agent (acting at the direction of the Required Lenders), the Prepetition Term Agent (acting at the direction of the Required Lenders), or the Prepetition IPCo Indenture Trustees, as applicable, and no such consent shall be implied from any action, inaction, or acquiescence by any party.

47.    No Marshaling/Applications of Proceeds. The DIP Agent, the DIP Lenders and the Prepetition Secured Parties other than the Prepetition ABL Secured Parties shall not be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral or the Prepetition Collateral; provided, that the Prepetition ABL Agent, acting at the direction of the Requisite Lenders (as defined in the Prepetition ABL Credit Agreement), shall first realize on the ABL Adequate Protection Liens and ABL 507(b) Claims from DIP Collateral that constitutes ABL Priority Collateral (now owned or hereafter acquired) before realizing on such liens and claims from DIP Collateral of any other Debtor; provided, further, that the Prepetition Term Agent, acting at the direction of the Required Term Lenders, shall first realize on the Term Adequate Protection Liens and Term 507(b) Claims from DIP Collateral of the Term Debtors before realizing on such liens and claims from DIP Collateral of any other Debtor; provided, further, still that the Prepetition IPCo Trustees, acting at the direction of Holders (as defined under the applicable Prepetition IPCo Notes Indenture) of a majority in principal amount of the total Prepetition IPCo Notes then outstanding under the applicable Prepetition IPCo Notes Indenture, shall first realize on the IPCo Adequate Protection Liens and IPCo 507(b) Claims from DIP Collateral of the IPCo Debtors before realizing on such liens and claims from DIP Collateral of any other Debtor.

48.    Section 552(b). Subject to entry of the Final Order, the Prepetition Secured Parties shall each be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception thereunder shall not apply to any of them.

49.    Limits on Lender Liability. Nothing in this Interim Order, any of the DIP Documents, the Prepetition Documents, or any other documents related thereto, shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Agent, the DIP Lenders, or the Prepetition Secured Parties of any liability for any claims arising from any activities by the Debtors in the operation of their businesses or in connection with the administration of these Chapter 11 Cases or any Successor Cases. The DIP Agent, the DIP Lenders, and the Prepetition Secured Parties shall not, solely by reason of having made loans under the DIP Facility or authorizing the use of Cash Collateral, be deemed in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. §§ 9601 et seq., as amended, or any similar federal or state statute). Nothing in this Interim Order or the DIP Documents, shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Agent, the DIP Lenders, or any of the Prepetition Secured Parties of any liability for any claims arising from the prepetition or postpetition activities of any of the Debtors.

50.    Insurance Proceeds and Policies. Upon entry of this Interim Order and to the fullest extent provided by applicable law, the DIP Agent (for itself and for the benefit of the DIP Secured Parties), the Prepetition ABL Agent (for itself and for the benefit of the Prepetition ABL Lenders), the Prepetition Term Agent (for itself and for the benefit of the Prepetition Term Secured Parties), and the Prepetition IPCo Indenture Trustees (for themselves and for the benefit of the applicable Prepetition IPCo Noteholders), shall be, and shall be deemed to be, without any further action or notice, named as additional insured and loss payee on each insurance policy maintained by the Debtors that in any way relates to the DIP Collateral.

51.    Joint and Several Liability. Nothing in this Interim Order shall be construed to constitute a substantive consolidation of any of the Debtors’ estates, it being understood, however, that the Debtors shall be jointly and severally liable for the obligations hereunder and all DIP Obligations in accordance with the terms hereof and of the DIP Documents.

52.    Rights Preserved. Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, subject to the Transaction Support Agreement, the DIP Documents, the Prepetition Documents and the Intercreditor Agreements: (a) the DIP Agent’s, DIP Lenders’, and Prepetition Secured Parties’ rights to seek any other or supplemental relief; (b) any of the rights of any of the DIP Agent, DIP Lenders, and/or the Prepetition Secured Parties under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, the right to (i) request modification of the automatic stay imposed by section 362 of the Bankruptcy Code, (ii) request dismissal of any of the Chapter 11 Cases or Successor Cases, conversion of any of the Chapter 11 Cases to cases under chapter 7, or appointment of a chapter 11 trustee or examiner with expanded powers, or (iii) propose, subject to the provisions of section 1121 of the Bankruptcy Code, a chapter 11 plan or plans; or (c) any other rights, claims, or privileges (whether legal, equitable, or otherwise) of any of the DIP Agent, the DIP Lenders, or the Prepetition Secured Parties. Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the Debtors’, a Committee’s (if appointed), or any party in interest’s right to oppose any of the relief requested in accordance with the immediately preceding sentence except as expressly set forth in this Interim Order. Entry of this Interim Order is without prejudice to any and all rights of any party in interest with respect to the terms and approval of the Final Order and any other position which any party in interest deems appropriate to raise in these Chapter 11 Cases or any Successor Cases. For all adequate protection and stay relief purposes throughout the Chapter 11 Cases, the Prepetition Secured Parties shall be deemed to have requested relief from the automatic stay and adequate protection as of the Petition Date. For the avoidance of doubt, such request will survive termination of this Interim Order.

53.    No Waiver by Failure to Seek Relief. The failure of the DIP Agent, the DIP Lenders, or the Prepetition Secured Parties to seek relief or otherwise exercise their rights and remedies under this Interim Order, the DIP Documents, the Prepetition Documents, or applicable law, as the case may be, shall not constitute a waiver of any of the rights hereunder, thereunder, or otherwise of the DIP Agent, the DIP Lenders, or the Prepetition Secured Parties.

54.    Binding Effect of Interim Order. Immediately upon entry on the docket of this Court, the terms and provisions of this Interim Order shall become binding upon the Debtors, the DIP Agent, the DIP Lenders, the Prepetition Secured Parties, all other creditors of any of the Debtors, any Committee, and all other parties in interest and their respective successors and assigns, including any trustee or other fiduciary hereafter appointed in any of the Chapter 11 Cases, any Successor Cases, or upon dismissal of any Case or Successor Case.

55.    No Modification of Interim Order. A motion or pleading filed by any of the Debtors to modify, stay, vacate, amend, or reverse this Order shall be an Event of Default unless and until: (a) the DIP Obligations and the Prepetition Obligations (other than contingent obligations with respect to then unasserted claims) have been indefeasibly paid in full in cash (such payment being without prejudice to any terms or provisions contained in the DIP Facility which survive such discharge by their terms), and all commitments to extend credit under the DIP Facility have been terminated; or (b) the DIP Agent (acting at the direction of the Required Lenders), the Prepetition ABL Agent, the Prepetition Term Agent (acting at the direction of the Required Term Lenders), and the Prepetition IPCo Indenture Trustees consent to such motion or pleading.

56.    Continuing Effect of Intercreditor Agreements. The Debtors, the DIP Agent, the DIP Lenders, and the Prepetition Secured Parties each shall be bound by, and in all respects of the DIP Facility shall be governed by, and be subject to all the terms, provisions, and restrictions of the Intercreditor Agreements.

57.    Interim Order Controls. In the event of any inconsistency between the terms and conditions of the DIP Documents and this Interim Order, the provisions of this Interim Order shall control.

58.    Discharge. The DIP Obligations and, except as otherwise provided in Paragraphs [12(b)], [12(e)], and [12(g)] hereof, the obligations of the Debtors with respect to the adequate protection provided herein shall not be discharged by the entry of an order confirming any plan of reorganization in any of the Chapter 11 Cases, notwithstanding the provisions of section 1141(d) of the Bankruptcy Code, unless (x) such obligations have been indefeasibly paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted), on or before the effective date of such plan of reorganization, (y) each of the DIP Agent, the DIP Lenders, the Prepetition Agents, and the Prepetition IPCo Indenture Trustees, as applicable, has otherwise agreed in writing or as otherwise provided herein or (z) each of DIP Agent, the DIP Lenders, the Prepetition Agents, and the Prepetition IPCo Indenture Trustees have accepted their treatment in a plan of reorganization or liquidation as provided herein; provided, that the DIP Loans shall automatically and mandatorily convert into the Exit Term Loans upon the occurrence of the Exit Conversion (as defined in the DIP Credit Agreement, the “Exit Conversion”) in accordance with the DIP Credit Agreement. It shall be an Event of Default if the Debtors shall propose or support any plan of reorganization or sale of all or substantially all of the

Debtors’ assets, or order confirming such plan or approving such sale, that is not (1) conditioned upon the indefeasible payment in full in cash of the DIP Obligations (other than contingent indemnification obligations for which no claim has been asserted), and the payment of the Debtors’ obligations with respect to the adequate protection provided for herein, in full in cash within a commercially reasonable period of time (and in no event later than the effective date of such plan of reorganization or sale) or (2) on such other terms as are set forth in the Transaction Support Agreement (a “Prohibited Plan or Sale”), without the written consent of each of the DIP Agent (acting at the direction of the Required Lenders), DIP Lenders, the Prepetition Term Agent (acting at the direction of the Required Term Lenders), the Prepetition ABL Agents, and Prepetition IPCo Indenture Trustees, as applicable. For the avoidance of doubt, the Debtors’ proposal or support of a Prohibited Plan or Sale, or the entry of an order with respect thereto, shall constitute an Event of Default hereunder and under the DIP Documents.

59.    Survival. The provisions of this Interim Order, including with respect to the priority of the Carve Out, and any actions taken pursuant hereto shall survive entry of any order which may be entered: (a) confirming any plan of reorganization in any of the Chapter 11 Cases; (b) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (c) dismissing any of the Chapter 11 Cases or any Successor Cases; or (d) pursuant to which this Court abstains from hearing any of the Chapter 11 Cases or any Successor Cases. The terms and provisions of this Interim Order shall continue in the Chapter 11 Cases, in any Successor Cases, or following dismissal of the Chapter 11 Cases or any Successor Cases notwithstanding the entry of any orders described in clauses (a)-(d) above, and all claims, liens, security interests, and other protections granted to the DIP Agent, the DIP Lenders, and the Prepetition Secured Parties

pursuant to this Interim Order and/or the DIP Documents shall maintain their validity and priority as provided by this Interim Order until: (i) in respect of the DIP Facility, all the DIP Obligations have been indefeasibly paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted) or the Exit Conversion shall have occurred; and (ii) in respect of the Prepetition ABL Facility, all of the Prepetition ABL Obligations have been indefeasibly paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted); (iii) in respect of the Prepetition Term Facility, all of the Prepetition Term Obligations have been indefeasibly paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted); (iv) in respect of the Prepetition IPCo New Money Notes, all of the Prepetition IPCo New Money Notes Obligations have been indefeasibly paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted); and (v) in respect of the Prepetition IPCo Exchange Notes, all of the Prepetition IPCo Exchange Notes Obligations have been indefeasibly paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted). The terms and provisions concerning the indemnification of the DIP Agent and the DIP Lenders shall continue in the Chapter 11 Cases, in any Successor Cases, following dismissal of the Chapter 11 Cases or any Successor Cases, following termination of the DIP Documents, and/or the indefeasible repayment of the DIP Obligations.

60.    Payments Held in Trust. Except as expressly permitted in this Interim Order or the DIP Credit Agreement, and subject to the Carve-Out in all respects, in the event that any person or entity receives any payment on account of a security interest in DIP Collateral, receives any DIP Collateral or any proceeds of DIP Collateral, or receives any other payment with respect thereto from any other source prior to all DIP Obligations in accordance with the DIP Credit Agreement, such person or entity shall be deemed to have received, and shall hold, any such payment or proceeds of DIP Collateral in trust for the benefit of the DIP Agent and the DIP Lenders and shall immediately turn over such proceeds to the DIP Agent, or as otherwise instructed by this Court, for application in accordance with the DIP Credit Agreement and this Interim Order.

61.    Headings. Section headings used herein are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Interim Order.

62.    Final Hearing. The Final Hearing to consider entry of the Final Order and final approval of the DIP Facility is scheduled for [                ], 2020, at     :00 _.m. (ET) before the Honorable [                ], United States Bankruptcy Judge at the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division. On or before [            ], 2020, the Debtors shall serve, by United States mail, first-class postage prepaid, notice of the entry of this Interim Order and of the Final Hearing (the “Final Hearing Notice”), together with copies of this Interim Order and the Motion, on the Notice Parties. The Final Hearing Notice shall state that any party in interest objecting to the entry of the proposed Final Order shall file written objections with the Clerk of the Court no later than on [                ], 2020, at     :00 p.m. (EST), which objections shall be served so as to be received on or before such date by: (i) counsel to the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (attn: Ray C. Schrock, P.C. and Ryan Preston Dahl) and Hunton Andrews Kurth LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219 (attn: Tyler P. Brown, Henry P. (Toby) Long, III, and Nathan Kramer; (ii) counsel to the Ad Hoc Committee, Milbank LLP, 55 Hudson Yards, New York, New York 10001 (attn: Samuel Khalil and Matthew Brod) and Tavenner &

Beran, PLC, 20 North Eighth Street, Second Floor, Richmond, Virginia 23219 (attn: Lynn Tavenner, Esq. and Paula Beran, Esq.); (iii) counsel to the DIP Agent, Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004 (attn: John R. Ashmead and Gregg S. Bateman); and (iv) counsel to the Prepetition ABL Agent, Choate, Hall & Stewart LLP, Two International Place, Boston, MA 02110 (attn.: Kevin J. Simard).

63.    Retention of Jurisdiction. The Court has and will retain jurisdiction to enforce the terms of, any and all matters arising from or related to the DIP Facility, and/or this Interim Order.

64.    DIP Election Procedures. The DIP Election Procedures are hereby approved. The DIP Agent may, in connection with allocations of the commitments under the DIP Facility or any other allocations contemplated to be made pursuant to, and in accordance with, the DIP Credit Agreement, conclusively rely on, and shall have no obligation to determine, investigate or confirm, and shall incur no liability whatsoever with respect to, any ownership information with respect to the Prepetition Term Obligations and Prepetition IPCo Notes Obligations as set forth on any election joinder (the form of which is attached as Exhibit M to the DIP Credit Agreement) submitted by an Electing DIP Term Lender (as defined in the DIP Credit Agreement). The DIP Agent may conclusively rely on any allocations of the commitments under the DIP Facility as provided to the DIP Agent by the advisors to the Debtors and/or Ad Hoc Committee without incurring liability therefor.

65.    Exit Conversion. It is understood and agreed that any provision in this Interim Order requiring the indefeasible payment of the DIP Obligations in full in cash shall be deemed to be satisfied to the extent any such DIP Obligation is converted into an Exit Term Loan (as defined in the DIP Documents) pursuant to the Exit Conversion.

66.    During the Support Period (as defined in the Transaction Support Agreement), J. Crew Domestic, LLC agrees to forbear from collection or enforcement of the “License Fees” as defined in and contemplated under the Amended and Restated Intellectual Property License Agreement and 2017 Intellectual Property License Agreement, each dated July 13, 2017, provided that the accrued and unpaid License Fees will remain outstanding without interest, penalties, or other charges through the earlier of the Support Period, payment in full, or consummation of the Plan (as defined in the Transaction Support Agreement).

Dated:	, 2020
Richmond, Virginia

UNITED STATES BANKRUPTCY JUDGE

Exhibit 1

DIP Credit Agreement

Exhibit 2

Initial DIP Budget